As filed with the Securities and Exchange Commission on April 18, 2022

Registration No. 333-262870

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Gladstone Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6282	90-0528770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Telephone: (703) 287-5800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael LiCalsi, Esq.

General Counsel

The Gladstone Companies, Inc.

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Telephone: (703) 287-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas Salley Joshua A. Kaufman Nicolas H.R. Dumont Cooley LLP 55 Hudson Yards New York, NY 10001 Tel: (212) 479-6000	Andrew M. Tucker Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW. Suite 900 Washington, D.C. 20001 (202) 689-2800

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we and the selling stockholder are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2022

PRELIMINARY PROSPECTUS

                 Shares

Class A Common Stock

We are offering                  shares of Class A Common Stock and the selling stockholder identified in this prospectus is offering an additional                  shares of Class A Common Stock, par value $0.01 per share. We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling stockholder. This is our initial public offering of Class A Common Stock, and no public market currently exists for our Class A Common Stock. We anticipate that the initial public offering price will be between $                and $                per share of Class A Common Stock. We have applied to list our Class A Common Stock on the Nasdaq Global Select Market (“Nasdaq”), under the symbol “GC.”

Following this offering, we will have two classes of common stock: Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock will be identical, except with respect to voting, conversion, transfer rights and, in certain cases, dividends. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. See the Section titled “Description of Capital Stock—Class A Common Stock and Class B Common Stock.” Our Chairman, President and Chief Executive Officer and his controlled entities hold 100% of our outstanding Class B Common Stock and will hold approximately    % of the voting power of our outstanding capital stock immediately following this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to cover over-allotments. As a result, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our Class A Common Stock involves risks. Please read “Risk Factors” beginning on page 28 of this prospectus.

	Price per Share	Total
Initial public offering price of Class A Common Stock	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to The Gladstone Companies, Inc.
Proceeds, before expenses, to the selling stockholder	$	$

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus to purchase up to an additional                shares of Class A Common Stock at the public offering price, less the underwriting discounts and commissions. In addition, at our request, the underwriters have reserved                 shares of Class A Common Stock for sale to the members of our Board of Directors, officers and employees of us and our affiliates at the public offering price. The underwriting discount on any shares purchased by such individuals will be $                 per share. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A Common Stock on or about                 , 2022.

Book-Running Manager

EF HUTTON

division of Benchmark Investments, LLC

Prospectus dated                , 2022.

The Gladstone Companies, Inc.

*

Our calculation of assets under management may differ from the calculations of other asset managers. As a result, this measure may not be comparable to similar measures presented by other asset managers. In addition, our definition of assets under management is not based on or related to any definition of assets under management that is set forth in the agreements governing the funds that we manage.

This prospectus is solely an offer with respect to our Class A Common Stock and is not an offer, directly or indirectly, of any securities of any of the Existing Gladstone Funds (as defined herein) we advise, manage or sponsor or any funds we may advise, manage or sponsor in the future. An investment in our Class A Common Stock is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us or our stockholders. In addition, interests in certain of our funds only may be offered privately to certain sophisticated and accredited investors on the basis of exemptions from the registration requirements of the federal securities laws.

This prospectus does not constitute an offer of, or an invitation to purchase, any of our Class A Common Stock in any jurisdiction in which such offer or invitation would be unlawful. We, the selling stockholder, and the underwriters are offering to sell, and seeking offers to buy, our Class A Common Stock only in jurisdictions where such offers and sales are permitted.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we, the selling stockholder nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus we have prepared. Neither we, the selling stockholder nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. The information in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Common Stock.

i

Many of the terms used in this prospectus, including assets under management, which we define as (a) the total assets in the Existing Gladstone Funds (as defined herein), as included on their periodic reports filed with the Securities and Exchange Commission and (b) our total assets, as reflected on our balance sheet, including our investment in Sponsor (as defined herein) and cash and cash equivalents, may differ from the calculations of other asset managers. For example, other asset managers may calculate assets under management solely on fee paying assets rather than the total assets reflected on their balance sheet. As a result, this measure may not be comparable to similar measures presented by other asset managers. In addition, our definition of assets under management is not based on or related to any definition of assets under management that is set forth in the agreements governing the funds that we manage. For a more detailed review of assets under management, see “Management’s Discussion and Analysis of Financial Condition—Operating Metrics—Assets Under Management.”

Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the overallotment option to purchase up to                additional shares of Class A Common Stock from us and that the Class A Common Stock to be sold in this offering are sold at $                per share of Class A Common Stock, which is the midpoint of the price range indicated on the front cover of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before investing in our Class A Common Stock. You should read this entire prospectus carefully, especially the sections entitled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” and the historical consolidated financial statements and the related notes thereto, before you decide to invest in our Class A Common Stock.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” the “Company” and “The Gladstone Companies” refer to The Gladstone Companies, Inc.; “Adviser Subsidiary” refers to Gladstone Management Corporation; “Administrator Subsidiary” refers to Gladstone Administration, LLC; “GAIN” refers to Gladstone Investment Corporation; “GLAD” refers to Gladstone Capital Corporation; “GOOD” refers to Gladstone Commercial Corporation; “LAND” refers to Gladstone Land Corporation; “Broker-Dealer Subsidiary” refers to Gladstone Securities, LLC; and “Existing Gladstone Funds” refers collectively to GAIN, GLAD, GOOD and LAND.

The Gladstone Companies, Inc.

We were formed on December 7, 2009 as a Delaware corporation to continue the asset management business conducted through predecessor entities since 2001. Our sole stockholder is The Gladstone Companies, Ltd., a Cayman Islands exempted company (“TGC LTD”), which is wholly owned by David Gladstone, our Chairman, President and Chief Executive Officer. After giving effect to this offering and the Reclassification (as defined herein), TGC LTD, which is offering                  shares of Class A Common Stock in this offering, will own                  shares of our Class B Common Stock and         % of the voting power of outstanding common stock, assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to cover over-allotments.

We are an independent United States alternative asset manager with assets under management of approximately $4.0 billion as of December 31, 2021. Our alternative asset management businesses include the management, through our Adviser Subsidiary, of (1) GAIN, a business development company (“BDC”) that primarily invests in debt and equity securities of private businesses operating in the United States, generally with annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $3 million to $20 million (“lower middle market”) (including in connection with management buyouts, recapitalization or, to a lesser extent, refinancing of existing debt facilities); (2) GLAD, a BDC that primarily invests in debt securities of established private lower middle market companies in the United States; (3) GOOD, a real estate investment trust (“REIT”) under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), which focuses on acquiring, owning and managing primarily office and industrial properties in the United States; and (4) Gladstone Land Corporation (“LAND”), a REIT and natural resources company that focuses on acquiring, owning and leasing farmland in the United States. We also provide various administrative and financial services, including investment banking, due diligence, dealer manager, mortgage placement, and other financial services through our Broker-Dealer Subsidiary.

We have grown our assets under management significantly, from approximately $132.2 million as of September 30, 2001, to approximately $4.0 billion as of December 31, 2021, representing a compound annual growth rate (“CAGR”) of approximately 18%. Our Adviser Subsidiary oversees the investments of the four Existing Gladstone Funds which have collectively invested approximately $7.1 billion in 668 businesses or properties through December 31, 2021. As of December 31, 2021, we had 29 executive officers, managing directors and directors and also employed 48 other investment and administrative professionals. Our headquarters is in McLean, Virginia (a suburb of Washington, D.C.) and we have offices in New York, New York; Seattle,

Washington; Dallas, Texas; Palm Beach Gardens, Florida; Brandon, Florida; Camarillo, California; Salinas, California; and Tulsa, Oklahoma.

The Existing Gladstone Funds invest in a diverse range of alternative strategies, including private debt, private equity, real estate and natural resource real assets. We seek to deliver superior returns to investors in our funds through a disciplined, value-oriented investment approach. We believe that this investment approach, implemented through our funds across a broad and expanding range of alternative asset classes and investment strategies, helps provide stability and predictability to our business over different economic cycles and has contributed to our growth of assets under management over an extended period of time. Our investment personnel have cultivated strong relationships with clients in our financial advisory business through our Adviser Subsidiary, where we endeavor to provide objective and insightful solutions and advice that our clients can trust. We believe our scaled, diversified businesses, coupled with the long track record of investment performance we have delivered for our funds, proven investment approach and strong client relationships, position us to continue to perform well in a variety of market conditions, expand our assets under management and add complementary businesses.

The following chart sets forth our assets under management by Existing Gladstone Fund since the inception of GLAD in 2001.

*

Our calculation of assets under management may differ from the calculations of other asset managers. As a result, this measure may not be comparable to similar measures presented by other asset managers. In addition, our definition of assets under management is not based on or related to any definition of assets under management that is set forth in the agreements governing the funds that we manage.

In addition to the asset management services provided by the Adviser Subsidiary, our Broker-Dealer Subsidiary earns fees by generally providing investment banking, due diligence, dealer manager, mortgage placement, and other financial services to the Existing Gladstone Funds and certain portfolio companies of the Gladstone BDCs (as defined herein).

Each of the Existing Gladstone Funds is a permanent capital vehicle, which means that a significant portion of our revenue base is recurring. The long-term nature of our funds’ capital has enabled and continues to enable us to invest our funds’ assets with a long-term focus over different points in a market cycle, which we believe is an important component in generating attractive returns. For the fiscal year ended June 30, 2021, approximately 41.6% of our total revenue was comprised of investment advisory and loan servicing fees. Investment advisory fees, which are generally based on the amount of invested capital in funds we manage, are generally more predictable and less volatile than incentive fees.

We primarily generate revenue from fees earned pursuant to advisory agreements (in each case, an “Advisory Agreement”) our Adviser Subsidiary has with each of the Existing Gladstone Funds. Each Existing Gladstone Fund pays a base management fee (which is based on a measure of adjusted gross assets in the case of GAIN and GLAD (collectively, the “Gladstone BDCs”) and on a measure of gross tangible real estate in the case of GOOD and LAND (collectively, the “Gladstone REITs”)) and performance-based incentive fees. See “Certain Relationships and Related Party Transactions—Advisory Agreements.” The current base management fees paid to the Adviser Subsidiary by each of the Existing Gladstone Funds are summarized in the following table:

Investment Advisory Fees

GAIN	Annual fee of 2% of average gross assets(1)
GLAD	Annual fee of 1.75% of average gross assets(1)
GOOD	Annual fee of 0.425% of Gross Tangible Real Estate(1)(2)
LAND	Annual fee of 0.60% of Gross Tangible Real Estate(1)(3)

(1)	As defined in the applicable Advisory Agreement.
(2)	Prior to the quarter ended June 30, 2020, GOOD’s base management fee was 1.5% of total adjusted stockholders’ equity.
(3)

Prior to the quarter ended March 31, 2020, LAND’s base management fee was 2% of total adjusted common equity; from April 1, 2020 through June 30, 2021, LAND’s base management fee was 0.50% of Gross Tangible Real Estate.

Incentive fees are earned by the Adviser Subsidiary pursuant to a given Advisory Agreement when an Existing Gladstone Fund meets certain income or realized capital gains thresholds. Incentive fees are recognized as income when all contingencies, including realization of specified minimum hurdle rates, have been exceeded. By their nature incentive fees are more variable in amount and the timing of their recognition than are investment advisory fees. Through December 31, 2021, the Adviser Subsidiary has earned both income-based incentive fees as well as capital gains-based incentive fees. The following tables summarizes the basis for the incentive fee arrangements payable to the Adviser Subsidiary by each of the Existing Gladstone Funds as of the date of this prospectus:

	Income-Based Incentive Fee	Capital Gains-Based Incentive
GAIN	All of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 1.75% of net assets up to	20% of certain net realized capital gains

	Income-Based Incentive Fee	Capital Gains-Based Incentive
threshold of 2.1875% of net assets (7% to 8.75% annualized) and 20% of the pre-incentive fee net investment income generated quarterly in excess of such 2.1875% threshold (8.75% annualized)
GLAD	Prior to April 1, 2020, and beginning again April 1, 2022, all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 1.75% of net assets up to a threshold of 2.1875% of net assets (7% to 8.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.1875% threshold (8.75% annualized). For the period from April 1, 2020 through March 31, 2022, all of the pre-incentive fee net investment income generated quarterly in excess of a hurdle rate of 2.00% of net assets up to a threshold of 2.4375% of net assets (8% to 9.75% annualized) and 20% of the pre-incentive fee net investment income in excess of such 2.4375 threshold (9.75% annualized)	20% of certain net realized capital gains

GOOD	15% of Core FFO (as defined in the applicable Advisory Agreement) generated quarterly in excess of a hurdle rate of 2% of adjusted stockholders’ equity (8% annualized)	15% of certain net realized capital gains

LAND	All of funds from operations (“FFO”) generated quarterly in excess of a hurdle rate of 1.75% of total adjusted common equity up to a threshold of 2.1875% of total adjusted common equity (7% to 8.75% annualized), plus 20% of FFO in excess of such 2.1875% threshold (8.75% annualized)	15% of certain net realized capital gains

In addition to fees received by our Adviser Subsidiary pursuant to the Advisory Agreements, our Adviser Subsidiary and our Broker-Dealer Subsidiary earn fees for providing investment banking, due diligence, dealer manager, mortgage placement and other financial services. All fees received by our Administrator Subsidiary are reimbursement for the allocable portion of each Existing Gladstone Fund’s corporate overhead which primarily includes rent and the salaries and benefits expenses of the Administrator Subsidiary’s employees that serve the respective Existing Gladstone Fund; therefore, ultimately, we do not generate net income from the fees generated by the Administrator Subsidiary.

Our Business Model

We, through our subsidiaries, provide the following services: asset management, financial services and administrative services.

Asset Management

We are a leading alternative asset manager and provider of other administrative and financial services. We currently provide these services to the four Existing Gladstone Funds, which are publicly-traded, Nasdaq-listed companies invested in alternative asset classes.

•

GLAD (BDC—Debt Securities of Private Companies): We are the adviser to GLAD, a BDC that primarily invests in debt securities of established private lower middle market companies in the U.S. GLAD was established in 2001 and is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, it has elected to be treated as a regulated investment company (“RIC”) for federal tax purposes under the Code. Pursuant to its Advisory Agreement, since GLAD’s inception through December 31, 2021 the Adviser Subsidiary earned an aggregate of approximately $156.5 million in investment advisory and loan servicing fees, or $86.2 million net of credits to our Adviser Subsidiary, and approximately $70.6 million in incentive fees, or $43.7 million net of credits to our Adviser Subsidiary. For the fiscal year ended June 30, 2021, the Adviser Subsidiary earned an aggregate of $13.9 million of investment advisory and loan servicing fees (accounting for $5.9 million of net revenue) and $5.6 million of incentive fees (accounting for $5.0 million of net revenue). For the six months ended December 31, 2021, the Adviser Subsidiary earned an aggregate of $7.8 million of investment advisory and loan servicing fees (accounting for $2.4 million of net revenue) and $3.6 million of incentive fees (accounting for $3.6 million of net revenue). As of December 31, 2021, GLAD’s investment portfolio consisted of investments in 47 portfolio companies located in 23 states in 14 different industries, with an aggregate fair value of $577 million. The fair value of GLAD’s five largest investments as of December 31, 2021 totaled $152 million, or 26%, of its total investment portfolio.

•

GAIN (BDC—Debt and Equity Securities (including Buyouts) of Private Companies). We are the adviser to GAIN, a BDC that invests in debt and equity securities of lower middle market private businesses operating in the U.S. (including in connection with management buyouts, recapitalization or, to a lesser extent, refinancing of existing debt facilities). GAIN was established in 2005 and, like GLAD, is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for federal tax purposes under the Code. Pursuant to its Advisory Agreement, since GAIN’s inception through December 31, 2021 the Adviser Subsidiary earned an aggregate of approximately $187.7 million in investment advisory and loan servicing fees, or $84.1 million net of credits to our Adviser Subsidiary, approximately $49.7 million in income-based incentive fees, or $49.3 million net of credits to our Adviser Subsidiary, and approximately $13.4 million in capital gains-based incentive fees. For the fiscal year ended June 30, 2021, the Adviser Subsidiary earned an aggregate of $19.8 million of investment advisory and loan servicing fees (accounting for $9.1 million of net revenue) and $5.7 million of incentive fees (accounting for $5.7 million of net revenue). For the six months ended December 31, 2021, the Adviser Subsidiary earned an aggregate of $10.8 million of investment advisory and loan servicing fees (accounting for $2.6 million of net revenue) and $9.3 million of incentive fees (accounting for $9.3 million of net revenue). As of December 31, 2021, GAIN’s investment portfolio consisted of investments in 26 portfolio companies located in 19 states across 14 different industries with an aggregate fair value of $701 million. The fair value of GAIN’s five largest investments as of December 31, 2021 totaled $266 million, or 38%, of its total investment portfolio.

•

GOOD (REIT—Office and Industrial Properties): We are the adviser to GOOD, a diversified, national operation, with investments in a variety of sectors and geographic locations. GOOD was established in 2003 and is an externally-managed REIT focused on acquiring, owning, and managing primarily office and industrial properties leased to single tenants. Pursuant to its Advisory Agreement, since GOOD’s inception through December 31, 2021 the Adviser Subsidiary earned an aggregate of approximately $54.3 million in investment advisory fees, or $54.0 million net of credits to our Adviser Subsidiary, and approximately $52.9 million in incentive fees, or $34.2 million net of credits to our Adviser Subsidiary. For the fiscal year ended June 30, 2021, the Adviser Subsidiary earned an aggregate of $5.7 million of investment advisory fees (accounting for $5.7 million of net revenue) and $4.4 million of incentive fees (accounting for $4.4 million of net revenue). For the six months ended December 31, 2021, the Adviser Subsidiary earned an aggregate of $3.0 million of investment advisory fees (accounting for $3.0 million of net revenue) and $2.6 million of incentive fees (accounting for $2.6 million of net revenue). As of December 31, 2021, GOOD owned 129 properties totaling 16.2 million square feet in 27 states. As of December 31, 2021, GOOD’s investments in real estate, net, totaled $959 million.

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LAND (REIT—Farmland): We are the adviser to LAND, a diversified, national operation, with investments in a variety of natural resource sectors and geographic locations. LAND was established in 2013 and is an externally-managed, natural resource REIT focused on acquiring, owning and leasing farmland. Pursuant to its Advisory Agreement, since LAND’s inception through December 31, 2021 the Adviser Subsidiary earned an aggregate of approximately $23.6 million in investment advisory fees, or $21.5 million net of credits to our Adviser Subsidiary, and approximately $9.5 million in incentive fees, or $8.6 million net of credits to our Adviser Subsidiary. For the fiscal year ended June 30, 2021, the Adviser Subsidiary earned an aggregate of $5.0 million of investment advisory fees (accounting for $5.0 million of net revenue) and $2.9 million of incentive fees (accounting for $2.9 million of net revenue). For the six months ended December 31, 2021, the Adviser Subsidiary earned an aggregate of $3.6 million of investment advisory fees (accounting for $3.6 million of net revenue) and $2.7 million of incentive fees (accounting for $2.7 million of net revenue). As of December 31, 2021, LAND owned 164 farms comprised of 112,542 acres (or approximately 4.9 billion square feet) located across 15 states in the United States. LAND also owns several farm-related facilities, such as cooling facilities, packinghouses, processing facilities, and various storage facilities. As of December 31, 2021, LAND’s investments in real estate, net, totaled $1.32 billion.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators” for additional information regarding the investment advisory and incentive fees for each Existing Gladstone Fund. For a more detailed review of each fund’s performance, see “Business—Historical Investment Performance of Our Funds.”

Financial Services

Financial services generally include receiving transaction-based compensation or other compensation for providing advice on a variety of strategic and financial matters, such as mergers, acquisitions and divestitures, restructurings and reorganizations and capital raising and capital structure. We provide financial services through our Adviser Subsidiary and through our Broker-Dealer Subsidiary. The Broker-Dealer Subsidiary earns fees generated from providing dealer manager, investment banking, mortgage placement, and other services to us, the Existing Gladstone Funds and certain portfolio companies of GLAD and GAIN. We incur third-party securities trade costs associated with the Broker-Dealer Subsidiary that largely offset the associated securities trade commission revenue we earn.

Administrative Services

Our Administrator Subsidiary provides administrative services to the Existing Gladstone Funds as well as our Adviser Subsidiary and Broker-Dealer Subsidiary. Pursuant to administration agreements with the Existing Gladstone Funds (the “Administration Agreements”), the Administrator Subsidiary allocates the costs of administrative services and overhead and receives administrative fee payments from the Existing Gladstone Funds. Additionally, the Administrator Subsidiary is responsible for producing the financial statements and asset valuations, and handling compliance, legal, and other duties for the Company, the Existing Gladstone Funds, and our subsidiaries.

Competitive Strengths

Diversified, National Alternative Asset Management. Alternative asset management is the fastest growing segment of the asset management industry, and we believe we are one of the leading small-sized independent alternative asset managers in the United States, which we define as alternative asset managers with less than $16 billion of assets under management. Our asset management business is diversified across a broad variety of alternative asset classes and investment strategies and has national reach and scale. From the time our Adviser Subsidiary entered the asset management business in 2001 through December 31, 2021, the Existing Gladstone Funds have raised approximately $3.4 billion of capital and Gladstone Acquisition has raised $107 million of capital. Our assets under management have grown from approximately $132.2 million as of December 31, 2001 to approximately $4.0 billion as of December 31, 2021, representing a CAGR of approximately 18% over the 20-year period. We believe that the strength and breadth of our franchise, supported by our people, the investment approach we have adopted for our funds and track record of success, provide a distinct advantage for our funds when raising capital, evaluating opportunities, making investments, building value and realizing returns.

Stable Earnings Model. We believe we have a stable earnings model based on:

All of the equity capital that we currently manage is long-term in nature. As of December 31, 2021, 100% of our assets under management were in permanent capital vehicles with no fund termination or maturity date. None of the Existing Gladstone Funds has a requirement to return equity capital to investors. This has enabled and continues to enable us to invest fund assets with a long-term focus over different points in a market cycle, which we believe is an important component in generating attractive returns. We believe our funds’ long-term capital also leaves us well-positioned during economic downturns, when the fundraising environment for alternative assets has historically been more challenging than during periods of economic expansion.

We manage a diverse capital base from four distinct funds. For the fiscal year ended June 30, 2021, approximately 24.6%, 33.7%, 19.4%, and 15.5% of our total revenue was generated from GLAD, GAIN, GOOD and LAND, respectively, with the balance of 6.8% arising from securities trade commissions and other income. For the six months ended December 31, 2021, approximately 21.7%, 39.7%, 14.6% and 15.9% of our total fee revenue was generated from GLAD, GAIN, GOOD and LAND, respectively, with a balance of 8.1% arising from securities trade commissions and other income. Through our funds, we manage a well-balanced and diverse capital base, which we believe is the result of our demonstrated expertise across alternative capital vehicles.

A significant portion of our revenue is generated from management fees earned pursuant to the Advisory Agreements, the continuation of which is subject to annual review and approval by the respective boards of such funds. See “Certain Relationships and Related Party Transactions—Advisory Agreements.” Management fees, which are generally based on the amount of invested capital in funds we manage, are generally more predictable and less volatile than performance-based fees. For the fiscal year ended June 30, 2021 and the six months ended December 31, 2021, approximately 41.6% and 25.6%, respectively, of our total revenue was comprised of base management fees. For the years ended June 30, 2019, 2020 and 2021, base management fees averaged 38.3% of our total revenue.

Strong Middle Market Presence. While GOOD has some exposure to large companies through tenants of certain properties, the Existing Gladstone Funds have substantial exposure to the United States middle market, which we define as United States businesses with $10 million to $1 billion in annual revenue. According to the National Center for The Middle Market, while the middle market represents just 3% of all United States companies, it accounts for a third of United States private sector gross domestic product and jobs, generates $6 trillion in annual revenue and employs 48 million people in the United States. Prior to the COVID-19 pandemic, the National Center for the Middle Market’s fourth quarter 2019 report reported that the year-over-year revenue growth rate of middle market companies was 7.5% as compared to 4.3% for companies comprising the S&P 500. In their report for the fourth quarter of 2020, during the pandemic, this revenue growth rate declined to -1.2%, but remains better than the -5.5% decline for companies in the S&P 500. As noted in the National Center for the Middle Market’s second quarter 2021 report, the year-over-year revenue growth rate of middle market companies improved to 8.0%.

Demonstrated Investment Track Record. We have a demonstrated record of generating attractive risk- adjusted returns for investors in the Existing Gladstone Funds across our asset management business, as shown in the table below. We believe that the investment returns we have generated for investors in the Existing Gladstone Funds over many years across a broad and expanding range of alternative asset classes and through a variety of economic conditions and cycles of the equity and debt capital markets are a key reason why we have been able to consistently grow our assets under management across our alternative asset management platform.

The following table provides the total percentage return on a hypothetical $100 investment in common stock of the Existing Gladstone Funds, assuming a reinvestment of all dividends, for one year, three years and five years ended December 31, 2021 are set out below, rounded to the nearest whole percent and the current yield on each of the Existing Gladstone Funds based on reported closing stock price as of December 31 of each year.

Total Percent Return

Funds	1 Year	3 Year	5 Year
GLAD	40%	107%	93%
GAIN	82%	135%	206%
GOOD	54%	82%	49%
LAND	136%	228%	261%

The following table provides the total percentage return on a hypothetical $100 investment in common stock of the Existing Gladstone Funds, assuming a reinvestment of all dividends, for one year, three years and five years ended June 30, 2021 are set out below, rounded to the nearest whole percent and the current yield on each of the Existing Gladstone Funds based on reported closing stock price as of June 30 of each year.

Total Percent Return

Funds	1 Year	3 Year	5 Year
GLAD	71%	68%	151%
GAIN	53%	56%	207%
GOOD	31%	49%	97%
LAND	57%	114%	165%

See “Business—Historical Investment Performance of Our Funds” for information regarding the calculation of investment returns, valuation methodology and factors affecting the investment performance of our funds. The historical information presented above and elsewhere in this prospectus with respect to the investment performance of our funds is provided for illustrative purposes only. The historical investment performance of the Existing Gladstone Funds is no guarantee of future performance of the Existing Gladstone Funds or any other fund we may manage in the future.

Diverse Base of Longstanding Investors. We have a long history of raising significant amounts of capital for the Existing Gladstone Funds on a national basis across a broad range of asset classes, and we believe that the strength and breadth of our relationships with individual and institutional investors will provide us with a competitive advantage in raising capital. During the nearly two decades of asset management activities of our Adviser Subsidiary, we have built long-term relationships with many individual investors through brokerage houses and smaller institutional investors in the United States, most of which invest in a number of the Existing Gladstone Funds. Furthermore, the investor base of the Existing Gladstone Funds is highly diversified, with no single unaffiliated investor in the Existing Gladstone Funds owning more than 10% of the outstanding common stock of those funds as of December 31, 2021. We believe that our strong network of investor relationships, together with our long-term track record of providing investors in our funds with superior risk-adjusted investment returns, will enable us to continue to grow the Existing Gladstone Funds. In addition, within the 12 months following the completion of this offering, if at all, we may launch (a) Gladstone Farming L.P., a limited partnership to be formed in Delaware that is expected to be a privately offered fund that invests in agricultural operations, farming related operations and businesses that support the farming industry in the United States (“Gladstone Farming”), and subsequently, within the 36 months following the offering, if at all, we may launch (b) Gladstone Retail Corporation, a corporation formed in Maryland in 2020 that is expected to be a REIT that invests in retail properties (“Gladstone Retail”), and/or (c) Gladstone Partners Fund L.P., a Delaware limited partnership that is expected to be a privately offered fund that will invest alone or co-invest in new portfolio companies with the Gladstone BDCs (“Gladstone Partners”) (collectively, the “Future Gladstone Funds”). We expect that some portion of our investments in the Future Gladstone Funds will take the form of general partnership interests. A general partner generally has unlimited liability for the liabilities of the partnership, including debt of the partnership and any judgments against the partnership. There can be no assurance that we will successfully launch any of the Future Gladstone Funds and as a result we may launch some, all or none of the Future Gladstone Funds. There is no minimum number of Future Gladstone Funds we intend to launch. See “Risk Factors—Risks Related to Our Business—To the extent that our investments in the Future Gladstone Funds are in the form of general partnership interests, such investments are subject to unlimited liability.”

Strong Industry and Corporate Relationships. We believe that the strength of our relationships with investment banking firms, real estate brokers, other financial intermediaries and leading corporations and corporate executives provides us with competitive advantages in identifying transactions, securing investment opportunities for our funds and generating exceptional returns for investors in the Existing Gladstone Funds. We actively cultivate our relationships with major and minor investment banking firms and other financial intermediaries. We believe our repeated and consistent dealings with these firms over a long period of time have led to our being one of the first parties considered for potential investment ideas and have enhanced our ability to obtain financing on more favorable terms. We believe that our strong network of relationships with these firms provide us with a significant advantage in attracting deal flow and securing transactions, including a substantial number of exclusive investment opportunities and opportunities that are made available to a very limited number of other private equity firms.

Our People. We believe that our executive officers and senior management are the key drivers in the growth of our business. Our executive officers and senior management are supported by other professionals with a variety of backgrounds in investment banking, leveraged finance, private equity, real estate, farming and other disciplines. We believe that the extensive experience and financial acumen of our management and professionals provide us with a significant competitive advantage. We also believe that we benefit from substantial synergies across all of these businesses, including the ability to leverage the extensive intellectual capital that resides throughout our firm. We believe that the extensive investment review process that is conducted in all of our asset management businesses, involving active participation by David Gladstone, Terry Brubaker, David Dullum, Bob Cutlip, Bob Marcotte and Michael LiCalsi, is not only a significant reason for the successful investment performance of our funds but also helps to maximize those synergies. See the section entitled “Management” in this prospectus for additional background information for our executive officers.

Our and/or our funds’ executive officers and senior management have the following years of cumulative business experience in the business of the funds in which they operate, both before and during their tenures with us:

Name	Title	Years of business experience
David Gladstone	President and Chief Executive Officer	49
Terry Brubaker	Chief Operating Officer	49
David Dullum	Executive Vice President of Private Equity (Buyouts)	49
Bob Cutlip	Executive Vice President of Commercial & Industrial Real Estate	37
Bob Marcotte	Executive Vice President of Private Equity (Debt)	41
Michael LiCalsi	Executive Vice President of Administration, General Counsel and Secretary	27
Bill Reiman	Executive Vice President of West Coast Operations (Gladstone Land)	27
Michael Malesardi	Chief Financial Officer and Treasurer	39

Distinct Advisory Perspective. We are not engaged in activities that might conflict with our role as a trusted financial advisor. We believe that this makes us particularly well-suited to represent boards and special committees in the increasing number of situations where they are looking to retain a financial advisor who is devoid of such conflicts. In addition, we believe that our ability to view financial advisory client assignments from both the client’s and an owner’s perspective often provides unique insights into how best to maximize value while also achieving our clients’ strategic objectives.

Demonstrated History of Legal and Regulatory Compliance. We have a proven track record of launching and managing publicly traded BDC and REIT vehicles, each of which is subject to distinctive compliance and regulatory challenges. Rigorous legal and compliance analysis is important to our culture and our history of regulatory and legal compliance across all of our vehicles is a core strength of our firm.

Our Growth Strategy

As we expand our business, we intend to apply the same core principles and strategies to which we have adhered since our inception.

Organically Grow Our Existing Funds. Alternative assets are experiencing increasing demand from a range of investors, which we and many industry participants believe is part of a long-term trend to enhance portfolio diversification and to meet desired return objectives. We have demonstrated our ability to deliver strong risk-adjusted investment returns in alternative assets throughout market cycles since our inception in 2001, and we believe each of our investment strategies are well positioned to benefit from long-term positive industry momentum. By continuing to deliver strong investment and operations management performance, we expect to grow the assets under management in the Existing Gladstone Funds, which will increase our fee revenue, by deepening and broadening relationships with our current high-quality investor base as well as attracting new investors.

Expand Our Product Offerings. We intend to grow our asset management platform to include additional investment products that are complementary to the Existing Gladstone Funds. As we expand our product offerings, we expect to leverage the investor base of the Existing Gladstone Funds, and to attract new investors. Finally, we expect to leverage our direct origination platform, underwriting process and active credit management capabilities to grow our product offerings. There are a number of complementary strategies that we are currently pursuing across our platform. We intend to use our portion of the net proceeds from this offering, and may use the net proceeds from any future offering, if any, for growth strategies, which may include: (i) providing capital to the Existing Gladstone Funds and the Future Gladstone Funds, including through general partnership interests; and (ii) working capital to supplement our existing line of credit. We will make investments in the Existing Gladstone Funds and the Future Gladstone Funds solely to the extent that we are not required to register as an investment company under the 1940 Act. If launched, Gladstone Retail will seek to purchase and own retail properties, which we define as locations that are open to the public and provide a product or service, and Gladstone Farming will seek to purchase agricultural operations which generate operating income across the United States that are focused on high-value crops such as organic vegetables, fruits and nuts and those of which may be converted to organic and farming related operations and businesses that support the farming industry. If launched, Gladstone Partners will seek to invest alone or co-invest in new portfolio companies with the Gladstone BDCs.

We intend to review other strategies in connection with establishing additional funds in the future. Other than Gladstone Acquisition and our plans for the Future Gladstone Funds, we currently have no plans for any other new funds.

Gladstone Acquisition Corporation. In January 2021, the Company formed Gladstone Sponsor, LLC, a Delaware limited partnership (“Sponsor”) and its subsidiary, Gladstone Acquisition. Gladstone Acquisition is a newly organized blank check company, referred to as a “Special Purpose Acquisition Company” (“SPAC”), that was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector (“Initial Business Combination”). While Gladstone Acquisition may pursue an Initial Business Combination target in any business, industry, sector or geographical location, it intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team to identify and acquire a business, focusing on farming and agricultural sectors, including farming related operations and businesses that support the farming industry, where its management team has extensive experience. Gladstone Acquisition consummated its initial public offering in August 2021, raising total gross proceeds of $104,924,800, inclusive of the partial exercise of the underwriter’s over-allotment. Refer to “Recent Developments” for additional information.

Gladstone Acquisition must complete its Initial Business Combination within 15 months of its initial public offering. However, if Gladstone Acquisition anticipates that it will not be able to complete an Initial Business Combination in that time frame, Gladstone Acquisition may extend the window for another three months, for a total of 18 months, either by board resolution or at the Sponsor’s request. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock and Our Organizational Structure—Gladstone Acquisition may be unable to obtain additional financing to complete its Initial Business Combination or to fund the operations and growth of a target business.” If Gladstone Acquisition does not complete an Initial Business Combination, the Sponsor’s founder shares and warrants would become worthless, causing us to lose our $4.2 million investment.

Diversify and Grow Client Base. The growing demand for alternative assets provides an opportunity for us to attract new investors across a variety of channels. We currently operate nine offices across eight states (California, Connecticut, Florida, New York, Texas, Oklahoma, Washington and Virginia). As we continue to opportunistically expand our product offering and our geographic presence within the United States, we expect to be able to attract new investors to our funds. However, we do not currently have any plans to open additional offices. In addition to retail investors, which have historically comprised a significant portion of our assets under management, in recent periods we have extended the investment strategies of our funds and marketing efforts increasingly to institutional investors.

Why We Are Going Public

We have decided to become a public company for several reasons, which include the following:

•	to provide our stockholder partial liquidity at IPO and future liquidity with a publicly-traded equity currency;

•

to access new sources of capital that we can use to expand into complementary new businesses, including through the Future Gladstone Funds, and to further strengthen our development as an enduring alternative asset manager;

•	enhance our flexibility in pursuing future strategic initiatives;

•	to enhance our profile as a leading alternative asset manager;

•	to enhance our ability to provide continuing and tangible equity compensation to existing employees and attract new employees;

•

to expand the range of financial and retention incentives that we can provide to our existing and future employees through the issuance of equity-based incentives representing an interest in the value and performance of our firm as a whole; and

•	to allow the investing community indirect access to the securities of our Adviser Subsidiary that they have followed since 2001.

We Intend to Be a Different Kind of Public Company

We believe that our success as a public company will require that we continue to focus on the areas that have contributed to our historical success: the Existing Gladstone Funds and our people.

Continued Focus on Publicly Traded Funds. Serving the Existing Gladstone Funds has been our guiding principle, and we remain fully committed to our obligations to the Existing Gladstone Funds. We do not intend to permit our status as a public company to change our focus on seeking to optimize returns to investors in the Existing Gladstone Funds. We believe that optimizing returns for the stockholders of the Existing Gladstone Funds is directly connected to creating the most value for our stockholders over time.

Management Structure. Our management structure has always reflected a strong central leadership and active involvement by our executive officers. We believe that the continued active involvement of our executive officers in the deliberations of the Existing Gladstone Funds’ investment committees will preserve a critical element of our management structure that has contributed to our historic success. As a result of our management through our subsidiaries and minority ownership of the Existing Gladstone Funds, we have extensive experience with the management and ownership of public companies. We intend to continue to employ our current management structure following the offering as we believe this structure will best enable us to continue to achieve the level of success we have historically achieved.

No Golden Parachutes/Excessive CEO Compensation. We have no severance arrangements with any of our executive officers or other employees, other than with Messrs. Gladstone and Brubaker. The departure of an executive officer or other employee would not trigger any contractual obligation on our part to make any special payments to the departing employee, except that under their current employment agreements, Messrs. Gladstone and Brubaker would be entitled to a severance payment from the Adviser Subsidiary in an amount equal to two years of base salary plus any bonus received in the prior year under certain limited circumstances related to termination without cause or a change in control of the Adviser Subsidiary. See “Management – Executive Compensation.”

Equity Awards to Key Employees. We believe that the talents and dedication of all of our employees contribute to our success. As a result, we intend to adopt The Gladstone Companies 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”), and we intend to make equity awards to a number of our employees over time through the 2022 Equity Incentive Plan, subject to approval of the 2022 Equity Incentive Plan and awards thereunder by the Board of Directors (or an applicable committee thereof). See “Executive Compensation—2022 Equity Incentive Plan.” We believe this will preserve and strengthen our historical emphasis on aligning the interests of our personnel with those of our investors.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

•	Unfavorable market conditions and the COVID-19 pandemic may cause a material adverse effect on our business.

•

Our business depends in large part on our funds’ ability to raise capital from investors, and inability to raise such capital could materially and adversely affect our results of operations and financial condition.

•	Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties.

•	Valuation methodologies for certain assets in our funds can be subject to significant subjectivity.

•	Our failure to appropriately address conflicts of interest could damage our reputation and adversely affect our businesses.

•	We cannot assure you that we will be able to pay dividends.

•	You will not have a vote or influence on the management of our company.

•

The control of our Board of Directors is under the complete control of our Chairman, President and Chief Executive Officer and such control may be transferred to a third party without the consent of our stockholders.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this prospectus. We encourage you to read and consider all of these risks carefully.

Impact of COVID-19 Pandemic

We are working together with the portfolio companies and tenants of the Existing Gladstone Funds to monitor and navigate the challenges created by the COVID-19 pandemic. We are focused on keeping safe our personnel, the employees of the portfolio companies and the tenants of the Existing Gladstone Funds, while continuing to manage our ongoing business activities. Through proactive measures and continued diligence, the management teams of the portfolio companies of GAIN and GLAD and the tenants of GOOD and LAND continue to demonstrate their ability to respond effectively and efficiently to the challenges posed by COVID-19 and related orders imposed by state and local governments including paused or reversed reopening orders, and including developing liquidity plans supported by internal cash reserves, shareholder support, and, as appropriate, accessing the government Paycheck Protection Program. We believe that we (and each of the Existing Gladstone Funds that we advise) have sufficient levels of liquidity to support our existing business and that our funds have adequate capital to selectively deploy capital in new investment opportunities.

The extent to which the COVID-19 pandemic may impact our business, financial condition, liquidity, results of operations, funds from operations or prospects will depend on numerous evolving factors that we are not be able to predict at this time, including the duration and long-term scope of the pandemic; the adequate production and distribution of vaccinations; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact on economic activity from the pandemic and actions taken in response; and the effect on the ability of the Existing Gladstone Funds to secure debt financing, service future debt obligations or pay distributions to their stockholders, which can impact the management and incentive fees paid to us. Any of these events could materially and adversely impact our business, financial condition, liquidity, results of operations, funds from operations or prospects.

Protecting employees has been a priority since the onset of the COVID-19 pandemic. We performed stress- testing of our systems and processes. The majority of our workforce has been operating under a remote-working model since March 2020, while maintaining consistent service levels to each of the Existing Gladstone Funds. Our business continuity plans have performed effectively and our cybersecurity policies have been applied consistently in the current environment.

The full impact to our business of the COVID-19 pandemic and the resulting economic downturn remains unknown. Until such impacts are fully known, our estimates and assumptions may be subject to a high degree of volatility and there may be material variances in our quarterly operating results during this period. The management fees paid to us by GLAD and GAIN are based on the fair value of their assets at the end of each quarter, which can cause volatility in our fees, but the management fees paid to us by LAND and GOOD are based on the cost of their gross tangible real estate, which do not have the same volatility by design. In addition, the incentive fees that we are entitled to receive from each of the Existing Gladstone Funds are adversely affected to the extent that investment income (or its equivalent) is reduced, whether as a result of the COVID-19 pandemic or other economic factors. As of December 31, 2021, our assets under management were approximately $4.0 billion, an increase from $3.0 billion at June 30, 2020 and $3.6 billion at June 30, 2021. We observed a decline in the assets of GAIN between December 31, 2019 and June 30, 2020 that negatively impacted the fees for that semiannual period. However, these asset values were largely restored in the semiannual period ended June 30, 2021. GLAD experienced volatility within quarters during this period but stabilized considerably at the end of each quarter so that their fees were not materially impacted.

Recent Developments

Gladstone Acquisition Corporation

In January 2021, the Company formed Gladstone Sponsor and its subsidiary, Gladstone Acquisition. Gladstone Acquisition is a newly organized blank check company, referred to as a SPAC, that was formed for the purpose of completing an Initial Business Combination. While Gladstone Acquisition may pursue an Initial Business Combination target in any business or industry, it intends to focus its search on the farming and agricultural sectors, including farming related operations and businesses that support the farming industry, where our management team has extensive experience. Gladstone Acquisition filed a registration statement on Form S-1 with the United States Securities and Exchange Commission (the “SEC”) on February 9, 2021 to register an initial public offering of its securities. Following subsequent amendments, the S-1 was declared effective on August 4, 2021. On August 9, 2021, Gladstone Acquisition consummated its initial public offering (the “SPAC IPO”) of 10,000,000 units (the “Units”). Each Unit consists of one share of Class A Common Stock, $0.0001 par value per share of Gladstone Acquisition (the “SPAC Common Stock”), and one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one share of SPAC Common Stock at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000.

Simultaneous with the consummation of the SPAC IPO and the issuance and sale of the Units, (i) Gladstone Acquisition consummated the private placement of 4,200,000 private placement warrants (the “Private Placement Warrants”) to Sponsor, each exercisable to purchase one share of SPAC Common Stock at $11.50 per share, subject to adjustment, at a price of $1.00 per Private Placement Warrant, generating total proceeds of $4,200,000 and (ii) Gladstone Acquisition consummated the private placement to EF Hutton, division of Benchmark Investments, LLC (the “Representative”), of 200,000 shares of SPAC Common Stock (the “Representative Shares”) for nominal consideration.

Of the proceeds Gladstone Acquisition received from the SPAC IPO, the sale of the Private Placement Warrants and the sale of the Representative Shares, $102.0 million, or $10.20 per Unit issued in the SPAC IPO, was deposited into a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

Subsequently, on August 10, 2021, the Representative exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units (the “Over-Allotment Units”), additional Private Placement Warrants (the “Over-Allotment Private Placement Warrants”) and additional Representative Shares (the “Over-Allotment Representative Shares”) occurred on August 18, 2021. The total aggregate issuance by Gladstone Acquisition of 492,480 Over-Allotment Units, 98,496 Over-Allotment Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant and 9,850 Over-Allotment Representative Shares for nominal consideration resulted in total gross proceeds of $5,023,296 (the “Over-Allotment Proceeds”).

The Over-Allotment Proceeds were deposited to the Trust Account and added to the net proceeds from the SPAC IPO and certain of the proceeds from the sale of the Private Placement Warrants and Representative Shares at the SPAC IPO; upon closing of the over-allotment in part, there was an aggregate of approximately $107,023,296, or $10.20 per issued and outstanding Unit, in the Trust Account.

On September 18, 2021, Sponsor automatically surrendered to Gladstone Acquisition 251,880 shares of Class B Common Stock, par value $0.0001 per share, of Gladstone Acquisition for no consideration, pursuant to contractual arrangements with Gladstone Acquisition that were triggered by the expiration of the option of the Representative to purchase additional units. Following this forfeiture, Sponsor owns 2,623,120 shares of Class B Common Stock of Gladstone Acquisition, equal to approximately 19.69% of the issued and outstanding shares of Common Stock of Gladstone Acquisition.

Gladstone Acquisition will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. Gladstone Acquisition will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the SPAC IPO.

In determining the accounting treatment of our equity interest in Gladstone Acquisition, management concluded that Gladstone Acquisition is a variable interest entity (“VIE”) as defined by Accounting Standards Codification (“ASC”) Topic 810, “Consolidation.” A VIE is an entity in which equity investors at risk lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, the party who has both the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, as well as the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the entity. Sponsor is the primary beneficiary of Gladstone Acquisition as it has, through its equity interest, the right to receive benefits or the obligation to absorb losses from Gladstone Acquisition, as well as the power to direct a majority of the activities that significantly impact Gladstone Acquisition’s economic performance, including partnering transaction target identification.

As of December 31, 2021, we beneficially owned 19.69% of the equity of Gladstone Acquisition and the net income and net assets of Gladstone Acquisition were consolidated within our financial statements. The remaining 80.31% of the consolidated net income and net assets of Gladstone Acquisition, representing the percentage of economic interest in Gladstone Acquisition held by the public stockholders of Gladstone Acquisition through their ownership of Gladstone Acquisition equity, were allocated to redeemable noncontrolling interest (“NCI”). All transactions between Gladstone Acquisition and Sponsor, as well as related financial statement impacts, eliminate in consolidation.

Gladstone Acquisition’s management has broad discretion with respect to the specific application of the net proceeds of the SPAC IPO and the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that Gladstone Acquisition will be able to complete an Initial Business Combination successfully. Gladstone Acquisition must complete one or more Initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the agreement to enter into the Initial Business Combination. However, Gladstone Acquisition would only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the 1940 Act.

Assets in the Trust Account will be invested only in U.S. government securities, with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the 1940 Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to Gladstone Acquisition to pay its tax obligations, the proceeds from the SPAC IPO will not be released from the Trust Account until the earliest to occur of: (a) the completion of Gladstone Acquisition’s Initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend Gladstone Acquisition’s amended and restated certificate of incorporation to (i) modify the substance or timing of Gladstone Acquisition’s obligation to provide for the redemption of its public stock in connection with an Initial Business Combination or to redeem 100% of its public stock if Gladstone Acquisition does not complete its Initial Business Combination within 15 months (or 18 months if extended) from the closing of the SPAC IPO or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-Initial Business Combination activity, and (c) the redemption of Gladstone Acquisition’s public shares if Gladstone Acquisition is unable to complete its Initial Business Combination within 15 months (or 18 months if extended) from the closing of the SPAC IPO, subject to applicable law.

Gladstone Acquisition will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination either (i) in connection with a stockholder meeting called to approve the Initial Business Combination or (ii) by means of a tender offer. The decision as to whether Gladstone Acquisition will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by Gladstone Acquisition solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Gladstone Acquisition to pay its tax obligations).

The SPAC Common Stock is subject to redemption and is recorded at redemption value and classified as temporary equity in accordance with ASC Topic 480 “Distinguishing Liabilities from Equity.” Gladstone

Acquisition will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if it seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

Sponsor has purchased an aggregate of 4,298,496 private placement warrants at a price of $1.00 per private placement warrant for an aggregate purchase price of $4,298,496. Each private placement warrant is identical to the warrants underlying the units sold in this offering, except as described in the prospectus. The warrant investment was eliminated in consolidation.

Gladstone Acquisition’s units are listed on The Nasdaq Capital Market under the symbol “GLEEU.” Effective September 27, 2021, the SPAC Common Stock and warrants comprising the units began separate trading on The Nasdaq Capital Market under the symbols “GLEE” and “GLEEW,” respectively.

Cash Dividend

On April 5, 2022, our board of directors declared a cash dividend in the aggregate amount of $35.0 million to the sole stockholder of our common stock (the “2022 Dividend”). The 2022 Dividend was paid on April 5, 2022 using available cash.

Revolving Credit Facility

Effective April 5, 2022, the Adviser Subsidiary amended its credit facility with Wells Fargo Bank, N.A. the “amended credit facility”), increasing the borrowing limit from $2,000,000 to $10,000,000. The maturity date of the amended credit facility remains January 15, 2023. Interest under the amended credit facility accrues at the secured overnight financing rate (“SOFR”) plus 2.50% and is payable monthly.

The amended credit facility contains various covenants, including a requirement to maintain a zero balance on advances under the credit facility for a period of at least 30 consecutive calendar days during each fiscal year, a requirement for the Adviser Subsidiary to maintain EBITDA of not less than $5,000,000 as of each fiscal quarter calculated on a rolling four quarter basis, and a restriction on the payment of dividends or distributions in excess of 85% of the Adviser Subsidiary’s consolidated net income after taxes for such fiscal year. The Adviser Subsidiary has granted the lender a security interest in its accounts receivable and certain other assets.

Organizational Structure

We were formed as a Delaware company on December 7, 2009. We are managed by our Board of Directors who are elected by TGC LTD, which owns all of our common stock. The sole shareholder of TGC LTD is David Gladstone. As our sole voting stockholder, TGC LTD has the right to elect and remove members of our Board of Directors (the “Directors,” and each a “Director”).

We conduct substantially all of our business activities through our subsidiaries, including the Adviser Subsidiary, the Broker-Dealer Subsidiary and the Administrator Subsidiary. We expect that our fee-generating asset management business generally will be operated through the Adviser Subsidiary. The administration services will generally be provided by the Administrator Subsidiary and financial services work will be completed by our Adviser Subsidiary or Broker-Dealer Subsidiary. A portion of our business also may be conducted by us directly or indirectly through new funds or partnerships. We expect that a substantial portion of our revenues will be derived from the Existing Gladstone Funds, which are publicly-traded entities that have elected to be taxed as RICs or REITs for U.S. federal income tax purposes.

Prior to the pricing of this offering, we will amend and restate our certificate of incorporation to effectuate a dual class common stock structure consisting of our Class A Common Stock and our Class B Common Stock, as

a result of which each share of our common stock, par value $0.01 per share, outstanding immediately prior to the pricing of this offering will, automatically and without any action on the part of the holders thereof, be reclassified and changed into                  shares of our Class B Common Stock so that our equity holder prior to the completion of this offering will become the holder of our Class B Common Stock. We refer to this as the “Reclassification.” See “Description of Our Capital Stock.”

Comparison of Class A Common Stock and Class B Common Stock

The rights of the holders of Class A Common Stock and Class B Common Stock will be identical, except with respect to voting, conversion, transfer rights and, in certain cases, dividends. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes. As a result, Mr. Gladstone will have the ability to control the outcome of matters requiring stockholder approval, including the election of Directors and approval of significant corporate transactions, such as a merger or other sale of our company or our assets.

Holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, substantially identically and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by the company, unless different treatment of the shares of the affected class is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class. In the event that a cash dividend is declared on our Class A Common Stock, holders of our Class B Common Stock will be entitled to receive a substantially equal and pro rata dividend to be paid in cash, Class A Common Stock or a mix of Class A Common Stock and cash. See “Description of Capital Stock—Common Stock.”

Although TGC LTD has no business activities other than the ownership of our Class B Common Stock, conflicts of interest may arise in the future between us and holders of our Class A Common Stock, on the one hand, and TGC LTD and its affiliates, on the other. The resolution of these conflicts may not always be in our best interests or those of holders of our Class A Common Stock. In addition, we may have fiduciary and contractual obligations to our funds and we expect to regularly take actions with respect to the purchase or sale of investments or assets of our funds, the structuring of investment transactions for those funds or otherwise that are in the best interests of those funds but that might at the same time adversely affect our near-term results of operations or cash flow.

Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. After the completion of this offering, any holder’s shares of Class B Common Stock will convert automatically into Class A Common Stock, on a one-to-one basis, upon the sale or transfer of such share of Class B Common Stock (except for certain transfers described in our amended and restated certificate of incorporation that will be in effect on the completion of this offering, including transfers for tax and estate planning purposes). See “Description of Capital Stock—Common Stock—Conversion.”

Registration Rights Agreement

Prior to the consummation of this offering, we intend to enter into a registration rights agreement (the “Registration Rights Agreement”) with TGC LTD and David Gladstone (each, a “Registration Party”), pursuant to which each Registration Party will be entitled to demand the registration of the sale of certain or all of our Class A Common Stock that it beneficially owns, including any shares of Class A Common Stock received upon exchange of shares of Class B Common Stock. Upon completion of this offering, TGC LTD and David Gladstone are expected to hold                  shares of Class B Common Stock and no shares of Class A Common Stock. Among other things, under the terms of the Registration Rights Agreement:

•

if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer each

Registration Party the opportunity to register the sale of all or part of its shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•

Each Registration Party has the right, subject to certain conditions and exceptions, to request that we file (i) registration statements with the SEC for one or more underwritten offerings of all or part of our shares of Class A Common Stock that it beneficially owns and/or (ii) a shelf registration statement that includes all or part of our shares of Class A Common Stock that it beneficially owns as soon as we become eligible to register the sale of our securities on Form S-3 under the Securities Act, and we are required to cause any such registration statements to be filed with the SEC, and to become effective, as promptly as reasonably practicable.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the Registration Parties, will be paid by us.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

Cash Dividends

We currently intend to distribute to holders of our Class A and Class B Common Stock on a monthly basis dividends equaling an amount to be determined quarterly by our Board of Directors, based on the sum of fees earned by our Adviser Subsidiary and Broker-Dealer Subsidiary, after taxes, expenses and reserves and after deducting amounts determined by our management to be necessary or appropriate to provide for the current and future conduct of our business, to make appropriate investments in our business, to comply with applicable law, to meet our debt obligations or to provide for future monthly dividends to holders of our Class A and Class B Common Stock. There can be no assurance that we will have sufficient revenues to pay dividends in any future month after deducting such amounts. As more fully described under the section titled “Description of Capital Stock—Common Stock,” in the event that a cash dividend is declared on our Class A Common Stock, holders of our Class B Common Stock will be entitled to receive a substantially equal and pro rata dividend to be paid in cash, Class A Common Stock or a mix of Class A Common Stock and cash. We expect that our first monthly dividend will be paid                .

Controlled Company Exemption

After the completion of this offering, TGC LTD, an entity wholly-owned by our Chairman, President and Chief Executive Officer, David Gladstone, which is offering                  shares of Class A Common Stock in this offering, will hold         % of the voting power of our Class A and Class B Common Stock on a combined basis, assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to cover over-allotments. As a result, we expect to be a “controlled company” within the meaning of applicable Nasdaq corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements; (1) that a majority of our Board of Directors consist of independent Directors, (2) that our Board of Directors have a compensation committee that is comprised entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities and (3) that our Board of Directors have a nominating and corporate governance committee that is comprised entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities. We intend to take advantage of these exemptions upon completion of this offering and for as long as we continue to qualify as a “controlled company.” As a result, immediately following this offering we do not expect the majority of our Board of Directors will be independent or that any committees of the Board of Directors will be comprised entirely of independent Directors, other than our Audit Committee. Accordingly, our investors will not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements. In the event that we cease to be a “controlled company” and shares of our Class A Common Stock continue to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we have and may continue to take advantage of certain reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not emerging growth companies. These provisions include:

•	Presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations;

•	Reduced disclosure about our executive compensation arrangements (including Chief Executive Officer pay ratio disclosure);

•

No obligation to comply with any future requirements adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements; and

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for so long as we qualify as an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the fiscal year in which our annual gross revenues are $1.07 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year in which the aggregate worldwide value of our voting and non-voting common equity hold by non-affiliates exceeds $700 million as of the last business day of the most recently completed second fiscal quarter (i.e., the date on which we become a large accelerated filer). We have taken advantage of reduced disclosure regarding executive compensation arrangements, financial statements and Management’s Discussion and Analysis in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings for so long as we qualify as an emerging growth company. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold shares.

Furthermore, the JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to take advantage of such extended transition period to comply with new or revised accounting standards applicable to public companies.

Corporate Information

Our principal executive offices are located at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102, and our phone number is (703) 287-5800. Our website is www.gladstonecompanies.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

Class A Common Stock offered by us	shares of Class A Common Stock.

Class A Common Stock offered by the selling stockholder	shares of Class A Common Stock.

Overallotment option to purchase additional Class A Common Stock	We have granted the underwriters a 30-day option to purchase up to additional shares of our Class A Common Stock at the initial offering price.

Class A Common Stock outstanding immediately after this offering	shares of Class A Common Stock (or shares of Class A Common Stock if the underwriters exercise their overallotment option in full).

Class A Common Stock outstanding and the other information based thereon in this prospectus, except where otherwise disclosed, does not reflect:

•	shares of Class A Common Stock issuable upon exercise of the underwriters’ overallotment option to purchase additional Class A Common Stock; or

•	shares of Class A Common Stock that may be granted under our 2022 Equity Incentive Plan, see “Executive Compensation—2022 Equity Incentive Plan”.

Class B Common Stock outstanding immediately after this offering	shares of Class B Common Stock.

Use of proceeds

We estimate that our net proceeds from this offering, at an assumed initial public offering price of $         per share of Class A Common Stock (which is the midpoint of the price range on the front cover of this prospectus) and after deducting estimated underwriting discounts, will be approximately $         million (or $         million if the underwriters exercise in full their overallotment option to purchase additional shares of Class A Common Stock). We will not receive any proceeds from the sale of shares of our Class A Common Stock by the selling stockholder.

We intend to use our portion of the net proceeds from this offering for growth strategies, which are expected to include: (i) providing capital to the Existing Gladstone Funds and the Future Gladstone Funds, including through general partnership interests; (ii) working capital to supplement our existing line of credit; and (iii) for other general corporate purposes. We will make investments in the Existing Gladstone Funds and the Future Gladstone Funds solely to the extent that we are not required to register as an investment company under the 1940 Act. No portion of the proceeds will be used to redeem or repurchase shares of our capital stock outstanding prior to this offering or to compensate our officers or Directors. Additionally, we will not receive any proceeds from the sale of shares by the selling shareholder. See the section titled “Use of Proceeds” for additional information.

Voting rights	We will have two classes of common stock: Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes and is convertible at any time into one share of Class A Common Stock. See the section titled “Description of Capital Stock—Class A Common Stock and Class B Common Stock.”

Holders of Class A Common Stock and Class B Common Stock will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation that will be in effect on the closing of this offering. Our Chairman, President and Chief Executive Officer, David Gladstone, and his controlled entities hold 100% of our outstanding Class B Common Stock and will hold approximately % of the voting power of our outstanding shares following this offering (or % of the voting power of our outstanding shares following this offering if the underwriters exercise their option in full to purchase additional shares of Class A Common Stock to cover over-allotments). As a result, Mr. Gladstone will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our Directors and the approval of any change in control transaction. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Cash dividend policy	We intend to distribute to holders of our Class A and Class B Common Stock, on a monthly basis, dividends as and if declared by our Board of Directors. We expect our cash dividends will equal an amount to be determined by our Board of Directors, based on the sum of: (i) distributions from our wholly owned subsidiaries, which includes the fees earned by our Adviser Subsidiary and Broker-Dealer Subsidiary, after taxes, expenses and reserves, and (ii) our ownership in any Future Gladstone Funds; after deducting such amounts as determined by our management to be necessary or appropriate to provide for the current and future conduct of our business, to make appropriate investments in our business, to comply with applicable law, to meet our debt obligations or to provide for future monthly dividends to holders of our Class A and Class B Common Stock. As more fully described under the section titled “Description of Capital Stock—Common Stock,” in the event that a cash dividend is declared on our Class A Common Stock, holders of our Class B Common Stock will be entitled to receive a substantially equal and pro rata dividend to be paid in cash, Class A Common Stock or a mix of Class A Common Stock and cash. We expect that our first monthly dividend will be paid .

The declaration and payment of any dividends will be at the discretion of our Board of Directors, who may change our dividend policy at any time. We will take into account the following factors, among others: general economic and business conditions; our strategic plans and prospects; our business opportunities; our financial condition and operating results, including cash position, net income and realizations on investments made by the funds; working capital requirements and anticipated cash needs; contractual restrictions and obligations, including restrictions under any credit facility; legal, tax and regulatory restrictions; restrictions and other implications on the payment of dividends to holders of our Class A and Class B Common Stock or by our subsidiaries to the Company; and such other factors as the Board of Directors may deem relevant.

Risk factors	See “Risk Factors” for a discussion of some of the risks you should carefully consider before deciding to invest in our Class A Common Stock.

Directed Share Program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to shares of Class A Common Stock offered in this prospectus for our Directors, officers and employees in a directed sale program. See “Underwriting—Directed Share Program.”

Proposed Nasdaq symbol	We have applied to list our Class A Common Stock on Nasdaq under the symbol “GC,” although there can be no assurance that our Class A Common Stock will be approved for listing.

Unless the context otherwise requires, the information in this prospectus assumes the filing and effectiveness of our amended and restated certificate of incorporation to effect the Reclassification and the adoption of our amended and restated bylaws, each of which will occur prior to the pricing of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data of the Company should be read together with “Organizational Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

We derived the summary consolidated statement of operations data of the Company for each of the years ended June 30, 2021 and 2020 and the summary consolidated balance sheet data as of June 30, 2021 from the audited consolidated financial statements of the Company, which are included elsewhere in this prospectus. We derived the summary consolidated statement of operations data of the Company for each of the six months ended December 31, 2021 and 2020 and the summary consolidated balance sheet data as of December 31, 2021 from the unaudited consolidated financial statements of the Company, which are included elsewhere in this prospectus. The historical results are not necessarily indicative of the results expected for any future periods.

Summary Consolidated Statement of Operations Data

	Year Ended June 30,			Six Months Ended December 31,
	2021		2020	2021		2020
Consolidated Statements of Operations Data:
Revenues (Related Party)
Gross fees		$81,115,792	$84,123,530		$58,810,334	$39,100,106
Credits(1)		(19,297,822)	(21,846,618)		(13,537,103)	(9,409,719)

Revenues		61,817,970	62,276,912		45,273,231	29,690,387

Operating Expenses
Salaries and employee benefits		43,483,583	43,449,146		28,415,092	19,612,227
Rent		889,634	878,137		458,010	435,174
Depreciation		113,998	135,455		49,492	61,107
Securities trade costs		4,170,086	7,082,864		3,103,377	2,191,964
Other operating expenses		2,986,911	2,617,886		2,444,946	1,486,388

Total expenses		51,644,212	54,163,488		34,470,917	23,786,860

Income from operations		10,173,758	8,113,424		10,802,314	5,903,527

Net income attributable to common stock		$6,763,517	$6,109,748		$8,485,918	$3,637,538

Net income per share attributable to Common Stock—basic and diluted		$67,635.17	$61,097.48		$84,859.18	$36,375.38

Weighted average shares of Common Stock outstanding—basic and diluted		100	100		100	100
Pro forma net income per share attributable to Common Stock—basic and diluted(2)	$			$
Pro forma weighted average shares of Common Stock outstanding—basic and diluted(2)

(1)

Our Adviser Subsidiary has historically, on a non-contractual, unconditional, and irrevocable basis, voluntarily credited certain fees it earns from the Existing Gladstone Funds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures and Indicators” and Note 2—Summary of Significant Accounting Policies—Investment Advisory and Loan Servicing Fees in the Notes to Consolidated Financial Statements for additional information concerning such credits

(2)

Pro forma net income per share data give effect to (i) the Reclassification and (ii) the issuance by us of          shares of Class A Common Stock pursuant to this offering (assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to cover over-allotments) as if each had occurred on July 1, 2020. This pro forma net income per share data is presented for informational purposes only and does not purport to represent what our net income per share actually would have been had the Reclassification and the offering occurred on July 1, 2020 or to project our net income or net income per share for any future period.

Summary Consolidated Balance Sheet Data:

	As of
	December 31, 2021	June 30, 2021
Balance sheet data:
Cash and cash equivalents	$43,581,330	$50,666,339
Cash held in trust account	107,028,738	—
Total assets	173,472,039	67,696,006
Total liabilities	30,669,932	33,513,679
Redeemable noncontrolling interest	107,023,296	—
Total owner’s equity	35,778,811	34,182,327

Financial Highlights and Non-GAAP Measures

In addition to the measures presented in our consolidated financial statements, we use the following operating metrics and non-GAAP measures for internal planning and forecasting purposes and to help us assess the health of our asset management business (including the underlying operating performance of the Existing Gladstone Funds), the effectiveness of our operational strategies and other purposes more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

	Year Ended June 30, 2020	Year Ended June 30, 2021	Twelve Months Ended December 31, 2021
Assets Under Management	$3,031,900,000	$3,586,400,000	$3,991,800,000

Revenues(1)	$62,276,912	$61,817,970	$77,400,814

Credits	(21,846,618)	(19,297,822)	(23,425,206)

Total Gross Fees	$84,123,530	$81,115,792	$100,826,020

Gross Fees
Management Fees
Base Management Fees + Income-Based Incentive Fees	$42,381,874	$50,110,689	$57,994,584
Capital Gains-Based Incentive Fees	8,129,214	—	5,309,223

Total Management Fees	50,511,088	50,110,689	63,303,807
Loan Servicing Fees	12,434,520	12,869,051	12,963,155
Administration Fees	6,162,669	6,081,937	6,222,729
Securities Trade Commissions	7,102,719	4,143,449	5,722,238
Other Fees	7,912,534	7,910,666	12,614,091

Total Gross Fees	$84,123,530	$81,115,792	$100,826,020

Income from Operations (Fee Related Earnings)	$8,113,424	$10,173,758	$15,072,545

EBITDA	$8,391,527	$9,525,519	$15,798,473

EBITDA Margin	13.5%	15.4%	20.4%

Net Income Attributable to Common Stock	$6,109,748	$6,763,517	$11,611,897

Distributable Earnings	$6,245,203	$7,639,717	$11,714,280

(1)	Fees net of non-contractual waivers of fees otherwise due; the Company is under no obligation to continue such non-contractual waivers.

The following table reconciles Fee-Related Earnings, EBITDA, EBITDA Margin and Distributable Earnings, which are non-GAAP measures, for the years ended June 30, 2020 and 2021 and the twelve months ended December 31, 2021 to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year Ended June 30, 2020	Year Ended June 30, 2021	Twelve Months Ended December 31, 2021
Revenues	$62,276,912	$61,817,970	$77,400,814
Operating Expenses
Salaries and Employee Benefits	43,449,146	43,483,583	52,286,448
Rent	878,137	889,634	912,470
Depreciation	135,455	113,998	102,383
Securities Trade Costs	7,082,864	4,170,086	5,081,499
Other Operating Expenses	2,617,886	2,986,911	3,945,469

Total Operating Expenses	54,163,488	51,644,212	62,328,269

Income from Operations (Fee Related Earnings)	$8,113,424	$10,173,758	$15,072,545

Net Income Attributable to Common Stock	$6,109,748	$6,763,517	$11,611,897
Interest	1	(35)	(35)
Income Taxes	2,146,323	2,648,039	4,084,228
Depreciation	135,455	113,998	102,383

EBITDA	$8,391,527	$9,525,519	$15,798,473

EBITDA Margin	13.5%	15.4%	20.4%

Net Income Attributable to Common Stock	$6,109,748	$6,763,517	$11,611,897
Depreciation	135,455	113,998	102,383
Offering cost writeoff	—	762,202	—

Distributable Earnings	$6,245,203	$7,639,717	$11,714,280

For further information about the limitations of the use of non-GAAP measures, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

RISK FACTORS

Investing in our Class A Common Stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of our Class A Common Stock could decline, and you may lose all or part of your original investment.

Risks Related to Our Business

Unfavorable market conditions could adversely affect our business in many ways, including by reducing the fees revenue and distributions received from our funds, if any, or reducing the ability of our funds to raise or deploy capital on favorable terms, or at all.

Our business is materially affected by conditions in the global financial markets and economic and political conditions throughout the world that are outside our control, such as interest rates, availability and cost of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation and asset managers), trade barriers, commodity prices, currency exchange rates and controls, national and international political circumstances (including wars, terrorist acts or security operations), natural disasters and/or pandemics. These factors are outside our control and may affect the level and volatility of asset prices or securities prices and the liquidity and the value of investments held by our funds, and we may not be able to or may choose not to manage our or our funds’ exposure to these conditions. In the event of a market downturn, including from the impact of the COVID-19 pandemic and the recent outbreak of hostilities between Russia and Ukraine, each of our businesses and funds will be affected in different ways.

Our Existing Gladstone Funds could be affected by the inability to find suitable investments for the funds to effectively deploy capital, which could adversely affect our ability to raise new funds and thus our assets under management, or by reduced opportunities to exit and realize value from their investments, which could adversely affect incentive fees earned by our Adviser Subsidiary. In addition, during periods of adverse economic conditions, we and our funds could have difficulty accessing financial markets, which could make it more difficult or impossible for us and them to obtain funding and harm our assets under management and operating results. Our profitability could also be adversely affected if we or the funds we manage are unable to scale back our costs within a time frame or amount sufficient to match decreases in revenue relating to changes in market and economic conditions.

During periods of difficult market conditions or slowdowns in a particular sector, companies in which our funds invest could experience decreased revenues, financial losses, difficulty in obtaining access to financing and increased funding costs. During such periods, these companies could also have difficulty in expanding their businesses and operations and be unable to meet their debt service obligations or other expenses as they become due (including obligations to our funds), increasing the risk of default with respect to debt investments held by our funds (including the Gladstone BDCs). As a result, a general market downturn, or a specific market dislocation, could result in lower investment returns for our funds, which would adversely affect our revenues and results of operations. Poor performance of our funds could result in lower base management and/or incentive fees earned by our Adviser Subsidiary and/or their ability to pay distributions on any investments we may hold in such funds, each of which could materially and adversely affect our business and results of operations.

Our business and that of the Existing Gladstone Funds has been, and in the future could be further, adversely affected by the recent coronavirus outbreak.

As of the date of this prospectus, there is an outbreak of a novel and highly contagious form of coronavirus (COVID-19), which the World Health Organization has declared to constitute a Public Health Emergency of

International Concern. The outbreak of COVID-19 has resulted in numerous deaths, adversely impacted global commercial activity and contributed to significant volatility in certain equity and debt markets. The global impact of the outbreak is rapidly evolving, and many countries, including the United States, have reacted by instituting quarantines, prohibitions on travel and the closure of offices, businesses, schools, retail stores and other public venues. Businesses are also implementing similar precautionary measures. Such measures, as well as the general uncertainty surrounding the dangers and impact of COVID-19, are creating significant disruption in supply chains and economic activity and are having a particularly adverse impact on transportation, hospitality, tourism, entertainment and other industries. As COVID-19 continues to spread, the potential impacts, including a global, regional or other economic recession, are increasingly uncertain and difficult to assess.

Any public health emergency, including any outbreak of COVID-19, SARS, H1N1/09 flu, avian flu, other coronavirus, Ebola or other existing or new epidemic diseases, or the threat thereof, could have a significant adverse impact on our businesses and the Existing Gladstone Funds and their portfolio companies and could adversely affect our results of operations.

The extent of the impact of any public health emergency, including the COVID-19 pandemic, on our and our businesses’ and funds’ operational and financial performance will depend on many factors, including the duration and scope of such public health emergency, the extent of any related travel advisories and restrictions implemented, the impact of such public health emergencies on overall supply and demand, goods and services, investor liquidity, consumer confidence and levels of economic activity and the extent of its disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. For example, the management fees paid to us by GLAD and GAIN are based on the fair value of their assets at the end of each quarter, which can cause volatility in our fees, but the management fees paid to us by LAND and GOOD are based on the cost of their gross tangible real estate, which do not have the same volatility by design. In addition, the incentive fees that we are entitled to receive from each of the Existing Gladstone Funds are adversely affected to the extent that investment income (or its equivalent) is reduced, whether as a result of the COVID-19 pandemic or other economic factors. As of December 31, 2021, our assets under management were approximately $4.0 billion, an increase from $3.0 billion at June 30, 2020 and $3.6 billion at June 30, 2021. We observed a decline in the assets of GAIN between December 31, 2019 and June 30, 2020 that negatively impacted the fees for that semiannual period. However, these asset values were largely restored in the semiannual period ended December 31, 2020.

Reductions in gross assets negatively impact the management fees that we receive from each of GLAD and GAIN and could impact our results for the fiscal year ending June 30, 2022 through the conclusion of the COVID-19 pandemic and potentially beyond. In addition, the incentive fees that we are entitled to receive from each of the Existing Gladstone Funds could be adversely affected to the extent that investment income (or its equivalent) is reduced whether as a result of the COVID-19 pandemic or otherwise. The COVID-19 pandemic has disrupted, and future public health emergencies may disrupt, the operations of the companies in which the Gladstone BDCs invest and the tenants of the Gladstone REITs. Certain of these companies and/or tenants have experienced a significant reduction of their business activities, including as a result of shutdowns requested or mandated by governmental authorities, in connection with the COVID-19 pandemic (and may experience similar outcomes in connection with future public health emergencies). We cannot estimate the impact that a public health threat could have on the companies in which the Gladstone BDCs invest or the tenants of the Gladstone REITs, but it could disrupt their businesses and their ability to make interest, lease or dividend payments and decrease the overall value of the Existing Gladstone Funds’ investments and leasehold interests, which could adversely impact their business, financial condition or results of operations, which would adversely affect our revenues and results of operations.

Further, the operations of our businesses, the Existing Gladstone Funds and their portfolio companies may be significantly impacted, or even temporarily or permanently halted, as a result of government quarantine measures, voluntary and precautionary restrictions on travel or meetings and other factors related to a public health emergency, including its potential adverse impact on the health of the Adviser Subsidiary’s and the health emergency, including its potential adverse impact on the health of the Adviser Subsidiary’s and the Administrator Subsidiary’s personnel. As a result, there is a risk that this crisis could adversely impact the ability of our businesses and funds to source, manage and divest investments in our funds and to achieve their objectives, all of which could result in lower base management and/or incentive fees earned by our Adviser Subsidiary, which could materially and adversely affect our business and results of operations.

We depend highly on our senior executives, and the loss of their services would have a material adverse effect on our business, results and financial condition.

We depend on the efforts, skill, reputations and business contacts of our senior executives, including our founders, David Gladstone and Terry Lee Brubaker, the presidents and co-presidents of the Existing Gladstone Funds, David A.R. Dullum, Robert G. Cutlip and Robert L. Marcotte, who are also our Executive Vice Presidents, the president of the Administrator Subsidiary, Michael LiCalsi, who is also our Executive Vice President of Administration, General Counsel and Secretary, and other key executive officers. Accordingly, our success will depend on the continued service of these individuals, who are not party to employment agreements (other than Messrs. Gladstone and Brubaker) and are not obligated to remain employed with us. The loss of the services of any of our senior executives could have a material adverse effect on our revenues, net income and cash flows and could harm our ability to maintain or grow assets under management in the Existing Gladstone Funds or raise additional funds in the future.

Our senior executives possess substantial experience and expertise and have strong business relationships with investors in our funds and other members of the business community. As a result, the loss of these personnel could jeopardize our relationships with investors in our funds, our clients and members of the business community and result in the reduction of assets under management or fewer investment opportunities for our funds. Further, if any of our senior executives were to join or form a competing firm, that event could have a material adverse effect on our business, results of operations and financial condition.

We derive a substantial portion of our revenues from agreements with related parties, including the Advisory Agreements, which may not be renewed or may be terminated on short notice or upon a change in control of the Adviser Subsidiary.

The majority of our revenue is currently derived from transactions with related parties, specifically between each of the Existing Gladstone Funds and the Adviser Subsidiary. Related party transactions could increase the risks of misrepresentations and fraud or increase the likelihood of a party not receiving the same level of benefit available in an arms-length transaction.

Further, the Boards of Directors of the Existing Gladstone Funds annually review and approve the Advisory Agreements with our Adviser Subsidiary. With respect to the Gladstone REITs, the Advisory Agreements may be terminated without cause upon 120 days’ prior written notice to our Adviser Subsidiary and after the affirmative vote of at least two-thirds of such fund’s independent Directors.

The Gladstone BDCs are (and any BDC or other fund regulated by the 1940 Act that we manage in the future will be) subject to certain provision of the 1940 Act. The 1940 Act requires the Advisory Agreement for each BDC must be approved annually by such funds’ board of Directors (including a majority of the independent Directors) following an initial two-year term. The board of Directors of a BDC may refuse to reapprove an Advisory Agreement or may terminate an Advisory Agreement, without penalty, at any time, upon 60 days’ notice. In addition, the Advisory Agreement with each BDC can be terminated by the majority of such BDC’s stockholders.

In addition, as required by the 1940 Act, the Advisory Agreement of each Gladstone BDC terminates automatically upon its “assignment,” as interpreted under the 1940 Act. A change in control of the Adviser Subsidiary or a change in control of us, as the Adviser Subsidiary is wholly owned by us, could be deemed to create an assignment of such Advisory Agreements. All of our voting shares are owned by TGC LTD, which is wholly owned by Mr. Gladstone. We assume that Mr. Gladstone will continue to control us through his ownership of TGC LTD so long as he is employed by us. However, if Mr. Gladstone were no longer to control us or TGC LTD, or if another person were to own more than 25% of the voting shares of the Company or TGC LTD, whether due to a third-party purchase, Mr. Gladstone’s death or otherwise, a change of control would be deemed to occur. We cannot be certain that consents required for an assignment of the Advisory Agreements with the Gladstone BDCs will be obtained in advance of such a change of control.

Termination of any of the Advisory Agreements would affect the fees we earn from the relevant funds and the underlying portfolio companies, which would have a material adverse effect on our financial condition and results of operations.

Poor performance of our funds would cause a decline in our revenue, income and cash flow and could adversely affect our ability to raise capital for future funds.

When the Existing Gladstone Funds perform poorly, our revenue, income and cash flow declines because the value of our assets under management would decrease, which would result in a reduction in management fees, and our incentive fees would decrease, resulting in a reduction in the incentive fees we earn. Moreover, we could experience losses on our investments of our own capital (as a result of any ownership from time to time of shares in our funds) as a result of poor investment performance by our funds. Poor performance of our funds could make it more difficult for us to raise new capital, as investors might decline to invest in future funds or sell the shares they already own in the Existing Gladstone Funds. Investors and potential investors in our funds continually assess our funds’ performance, and our ability to raise capital for existing and future funds will depend on our funds’ continued satisfactory performance.

Our potential use of leverage to finance our business may expose us to substantial risks, just as our funds’ use of leverage to finance investments exposes them and us to substantial risks.

In the future, we may use a significant amount of borrowings to finance our business operations. Our current line of credit contains, and we expect that any future credit agreements would contain, financial and operating covenants that may limit our ability to conduct our business. To the extent we service our debt from our cash flow, such cash will not be available for our operations or other purposes. The portion of our cash flow used to service those obligations could be substantial, which could make it difficult for us to meet our debt service requirements or force us to modify our operations. As such, if we do incur substantial indebtedness in the future, it may make it more difficult for us to withstand or respond to adverse or changing business, regulatory and economic conditions or to take advantage of new business opportunities or make necessary capital expenditures.

These risks are exacerbated by our funds’ use of leverage to finance investments. If we were to incur substantial leverage, coupled with our reliance on funds utilizing leverage to finance investments, it could also cause us to suffer a decline in the credit ratings assigned to our debt by rating agencies, to the extent our debt is rated, which might well result in an increase in our borrowing costs and could otherwise adversely affect our business in a material way, particularly if our credit ratings were to be below investment grade.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, or the operations of our funds or the businesses in which they invest, compromise or corrupt of confidential information and/or damage to our business relationships, all of which could negatively impact our business, financial condition and operating results.

Maintaining our network security is of critical importance because our systems store highly confidential financial models, information about our funds and information about our funds’ portfolio companies. Although we have implemented, and will continue to implement, security measures, our technology platform may be vulnerable to intrusion, computer viruses or similar disruptive problems caused by cyber-attacks. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources or those of our funds or their portfolio companies. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided to us by third-party service providers. We have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that a cyber incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. In addition, any such incident, disruption or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt our operations, and damage our reputations, resulting in a loss of confidence in our services, which could adversely affect our business.

We are dependent on information systems, and systems failures could significantly disrupt our business.

Our business is dependent on our and third parties’ communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts; and

•	cyber-attacks.

These events, in turn, could have a material adverse effect on our operating results and negatively affect our business.

Extensive regulation of our businesses affects our activities and creates the potential for significant liabilities and penalties. The possibility of increased regulatory focus could result in additional burdens on our business.

Our asset management business is subject to extensive regulation. In particular, we are subject to regulation by the SEC under the federal securities laws (including the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”)). In addition, many of the activities that we or our funds engage in are subject to or potentially subject to (in the absence of certain exemptions that we rely on and must comply with) the jurisdiction and regulatory oversight of various other federal regulatory agencies (including the Commodity Futures Trading Commission and the Department of Labor), various self-regulatory organizations (including the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the National Futures Association) and various state regulatory authorities.

The various legal statutes and regulatory rules to which we are subject are extremely complex, and compliance with them can be a time-consuming and difficult task. For example, the Advisers Act imposes numerous obligations on investment advisers, including record keeping, advertising and operating requirements, disclosure obligations and prohibitions on misleading or fraudulent activities. The Advisers Act also imposes an overriding fiduciary duty on investment advisers. The 1940 Act imposes similar obligations on BDCs, as well as additional detailed operational requirements that must be strictly adhered to by their investment advisers and other service providers. A failure to comply with the obligations imposed by the Advisers Act, the 1940 Act or other regulatory agencies could result in investigations, sanctions and reputational damage. In addition, we may from time to time rely on exemptions from various requirements of the 1940 Act and the U.S. Employee Retirement Income Security Act of 1974, as amended, in conducting our asset management activities. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, we could become subject to regulatory action or third-party claims and our business could be materially and adversely affected.

Many of these regulators, including U.S. and self-regulatory organizations, as well as state securities commissions in the U.S., are empowered to conduct investigations and administrative proceedings that can result in fines, suspensions of personnel or other sanctions, including censure, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or investment adviser from registration or memberships. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by a regulator were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new asset management or financial advisory clients. Lastly, the requirements imposed by our regulators are designed primarily to ensure the integrity of the financial markets and to protect investors in our funds and are not designed to protect holders of our Class A Common Stock. Consequently, these regulations often serve to limit our activities.

In addition, the regulatory environment in which our funds operate may affect our business. The regulatory environment in which we operate is subject to further regulation. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. Compliance with any new laws or regulations could make compliance more difficult and expensive and affect the manner in which we conduct business.

Valuation methodologies for certain assets in our funds can be subject to significant subjectivity and the fair value of assets established pursuant to such methodologies may never be realized, which could result in significant losses for our funds and adversely impact our results of operations.

There are no readily ascertainable market prices for a large number of the investments held by our funds. We determine the value of each such investment based on its fair value. The fair value of investments held by a BDC or a REIT is determined using a number of methodologies described in the funds’ valuation policies. While we have made valuation determinations historically with the assistance of independent valuation firms, fair value measurements involve subjective judgments and estimates. Because there is significant uncertainty in the valuation of, or in the stability of the value of, illiquid investments, the fair values of such investments as reflected in a fund’s net asset value do not necessarily reflect the prices that would actually be obtained by us on behalf of the fund when such investments are realized. Realizations at values significantly lower than the values at which investments have been reflected in previously reported SEC filings would result in losses for the applicable fund, which in turn could result in a decline in base management fees and the loss of potential incentive fees earned by the Adviser Subsidiary. Also, a situation where asset values turn out to be materially different than values previously reported by the fund could cause investors to lose confidence in us, which would result in difficulty in raising additional funds or sales of stock in certain of our funds, which would adversely affect our ability to increase assets under management.

Our inability to retain and motivate our executive officers and other key personnel and to recruit, retain and motivate new executive officers and other key personnel could adversely affect our business, results and financial condition.

Our most important asset is our people, and our continued success and growth depend to a substantial degree on our ability to retain and motivate our executive officers and other key personnel and to strategically recruit, retain and motivate new talented personnel, including new executive officers. However, we may not be successful in our efforts to recruit, retain and motivate the required personnel as the market for qualified investment professionals is extremely competitive. There is no guarantee that the non-competition and non-solicitation agreements to which our executive officers are subject, together with our other arrangements with them, will prevent them from leaving us, joining our competitors or otherwise competing with us or that these agreements will be enforceable in all cases. In addition, these agreements will expire after a certain period of time, at which point each of our executive officers would be free to compete against us and solicit investors in our funds, clients and employees.

To recruit and retain existing and future executive officers and other key personnel, we may need to increase the level of compensation for certain individuals. Accordingly, as we promote or hire new executive officers and other key personnel over time, the level of compensation we pay is likely to increase, which would cause our total employee compensation and benefits expense to increase and adversely affect our profitability.

Employee misconduct could harm us by impairing our ability to attract and retain investors, portfolio companies and tenants and subjecting us to significant legal liability and reputational harm.

There is a risk that our employees could engage in misconduct that adversely affects our business and may result in litigation at the Existing Gladstone Funds. We are subject to a number of obligations and standards arising from our asset management business and our authority over the assets managed by the Existing Gladstone Funds. The violation of these obligations and standards by any of our employees would adversely affect the funds and us. Our business often requires that we deal with confidential matters of great significance to our funds and the portfolio companies or real estate properties in which our funds may invest. If our employees were improperly to use or disclose confidential information, we could suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases. If one of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be adversely affected. Negative impacts to our reputation could adversely affect our ability to attract investors and raise additional funds, the willingness of counterparties to do business with us or result in potential litigation against us. This could result in a loss of assets under management and related base management fees and adversely affect our business, results of operations and financial condition.

Our failure to appropriately address conflicts of interest could damage our reputation and adversely affect our businesses.

As we have expanded our business and as we continue to expand the number and scope of our businesses, we have confronted and will continue to confront potential conflicts of interest relating to such funds’ investment activities. Certain of the Existing Gladstone Funds (and any Future Gladstone Funds) may have overlapping investment objectives, including funds that have different fee structures, and potential conflicts may arise with respect to our decisions regarding how to allocate investment opportunities (and related fees) among those funds. We may also cause different funds to invest in a single portfolio company. Furthermore, as the fair value of the investments held by our funds affects the calculation of the base management fees earned under the Advisory Agreements, conflicts of interest may exist in the valuation of our funds’ investments. In addition, our daily operations may create conflicts of interest. For example, a decision to receive material non-public information about a potential portfolio company while pursuing an investment opportunity for a particular fund gives rise to a potential conflict of interest when it results in our having to restrict the ability of other funds to take any action.

Though we believe we have appropriate means to resolve these conflicts, our judgment on any particular allocation or resolution of any other conflict could be challenged. If we fail to appropriately address any such conflicts, it could negatively impact our reputation, which could adversely affect our ability to attract investors and raise additional funds, the willingness of counterparties to do business with us or result in potential litigation against us. This could result in a loss of assets under management and related base management fees and adversely affect our business and financial condition.

Further, our management personnel serve various management roles in the respective Existing Gladstone Funds and may make decisions in favor of the Existing Gladstone Funds that are not in our interests. We expect that agreement and conflicts between us and the Existing Gladstone Funds will be subject to the review of our Board of Directors, but this mechanism may not protect us from the effects of conflicts.

The asset management business is intensely competitive.

The asset management business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to clients, brand recognition and business reputation. Our asset management business competes with a number of private equity funds, specialized investment funds, hedge fund sponsors, traditional asset managers, commercial banks, investment banks and other financial institutions, corporate buyers and other parties, including, primarily, other BDCs and REITs. A number of factors serve to increase our competitive risks:

•	many of our competitors in some of our businesses have greater financial, technical, marketing and other resources and more personnel than we do;

•

several of our competitors have recently raised funds, or are expected to raise funds, with significant amounts of capital, and many of those funds have similar investment objectives to our funds, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•

some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us or the funds that we manage, which may create competitive disadvantages for our funds with respect to investment opportunities;

•

some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make on behalf of our funds or through proprietary accounts;

•

our competitors that are corporate buyers may be able to achieve synergistic cost savings in respect of an investment, which may provide them with a competitive advantage in bidding for an investment as compared to our funds;

•

there are relatively few barriers to entry impeding new investment funds, including a relatively low cost of entering these businesses, and the successful efforts of new entrants into our various lines of business, including major commercial and investment banks and other financial institutions, have resulted in increased competition; and

•	other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

Our funds may lose investment opportunities in the future if they do not match investment prices, structures and terms offered by competitors. Alternatively, we may experience decreased rates of return and increased risks of loss if our funds match investment prices, structures and terms offered by competitors. In addition, if interest rates were to rise or there were to be a prolonged bull market in equities, the attractiveness of our funds relative to investments in other investment products could decrease. This competitive pressure could adversely affect our funds’ ability to make successful investments and limit our ability to raise future funds, either of which would adversely impact our ability to increase our assets under management and our business, revenue, results of operations and cash flow.

In addition, certain passive products and asset classes, such as index funds and certain types of exchange- traded funds, many of which have lower fee structures, have become increasingly popular with investors. In order to continue to grow our assets under management, we must provide investment products and services that are viewed as appropriate in relation to the fees charged, which may require us to demonstrate that our strategies can outperform such passive products. If investors view our fees as high relative to the market or the returns provided on our funds, we may choose to reduce our fee levels in order to attract additional investors and grow assets under management. In addition, as part of their annual review of the Advisory Agreements, the board of Directors of each Existing Gladstone Fund will compare our fees to those of our competitors and if such board views our fees as excessive in relation to our peers or our performance, we may choose to reduce our fee levels in order to retain the applicable Advisory Agreement. Any reduction of fees charged pursuant the Advisory Agreements could negatively impact our results of operations.

Dependence on leverage by certain of our funds and by our funds’ portfolio companies subjects us to volatility and contractions in the debt financing markets and could adversely affect our business, results of operations or financial condition.

Our funds and our funds’ portfolio companies rely on the use of leverage. If our funds or their portfolio companies raise capital in the structured credit, leveraged loan and high yield bond markets, the results of their operations could suffer when such markets experience dislocations, contractions or volatility. Any such events (such as the COVID-19 pandemic) could adversely impact the availability of credit to businesses generally and could lead to an overall weakening of the U.S. and global economies. Any economic downturn could adversely affect the financial resources of our funds and their investments (in particular those investments that depend on credit from third parties or that otherwise participate in the credit markets) and their ability to make principal and interest payments on, or refinance, outstanding debt when due. Moreover, these events could affect the terms of available debt financing with, for example, higher rates, higher equity requirements and/or more restrictive covenants.

The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive for our funds to finance investments. Certain investments may also be financed through borrowings on fund-level debt facilities, which may or may not be available for a refinancing at the end of their respective terms. Finally, the interest payments on the indebtedness used to finance our funds’ investments are generally deductible expenses for income tax purposes, subject to limitations under applicable tax law and policy. Any change in such tax law or policy to eliminate or substantially limit these income tax deductions, as has been discussed from time to time in various jurisdictions, would reduce the after-tax rates of return on the affected investments, which may have an adverse impact on our businesses and financial results.

Similarly, our funds’ portfolio companies regularly utilize the corporate debt markets to obtain additional financing for their operations. If they have credit ratings, they are typically non-investment grade and those that do not have credit ratings would likely be non-investment grade if they were rated. If the credit markets render such financing difficult to obtain or more expensive, this may negatively impact the operating performance of those portfolio companies and, therefore, the investment returns of our funds. In addition, if the markets make it difficult or impossible to refinance debt that is maturing in the near term, some of our funds’ portfolio companies may be unable to repay such debt at maturity and may be forced to sell assets, undergo a recapitalization or seek bankruptcy protection. Any of the foregoing circumstances could have a material adverse effect on our business, results of operations and financial condition.

Our funds may choose to use leverage as part of their respective investment programs. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss to investors. A fund may borrow money from time to time to make investments or may enter into derivative transactions with counterparties that have embedded leverage. The interest expense and other costs incurred in connection with such borrowing may not be recovered by returns on such investments and may be lost, and the timing and magnitude of such losses may be accelerated or exacerbated, in the event of a decline in the market value of such investments. Gains realized with borrowed funds may cause the fund’s net asset value to increase at a faster rate than would be the case without borrowings. However, if investment results fail to cover the cost of borrowings, the fund’s net asset value could also decrease faster than if there had been no borrowings. In addition, as BDCs registered under the 1940 Act, the Gladstone BDCs are each permitted to issue senior securities in amounts such that its asset coverage ratio equals at least 150% after each issuance of senior securities. Each of GLAD’s and GAIN’s ability to pay dividends will be restricted if its asset coverage ratio falls below at least 150%. An increase in interest rates could also decrease the value of fixed-rate debt investments that our funds make. Any of the foregoing circumstances could have a material adverse effect on our business, results of operations and financial condition.

An investment strategy focused primarily on privately held lower middle market companies presents certain challenges, including the lack of publicly available information about these companies.

The Gladstone BDCs have historically invested primarily in privately held lower middle market companies. Investments in these companies pose certain incremental risks as compared to investments in larger and/or public companies:

•	have reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress;

•

may have limited financial resources and may be unable to meet their obligations under debt that the Gladstone BDCs hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of the Gladstone BDCs realizing any guarantees they may have obtained in connection with their investment;

•

may have shorter operating histories, narrower product lines and smaller market shares and may be more dependent on a single or a few suppliers than larger businesses, which tend to render them more vulnerable to competitors’ actions and changing market conditions, as well as general economic downturns and the impacts of the COVID-19 pandemic and the recent outbreak of hostilities between Russia and Ukraine;

•

are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the private company and, in turn, on the applicable Gladstone BDC and us; and

•

generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

In addition, our executive officers, Directors or employees may, in the ordinary course of business, be named as defendants in litigation arising from our funds’ investments in portfolio companies. Finally, limited public information generally exists about private companies and these companies may not have third-party debt ratings or audited financial statements. We must therefore rely on the ability of the Adviser Subsidiary to obtain adequate information through due diligence to evaluate the creditworthiness and potential returns from investing in these companies. Additionally, these companies and their financial information will not generally be subject to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and other rules that govern public companies. If we are unable to uncover all material information about these companies, our funds may lose money on such investments, which could adversely affect the fees that we earn pursuant to the applicable Advisory Agreement.

Prepayments of debt investments by our funds’ portfolio companies could adversely impact our results of operations.

We are subject to the risk that the investments our funds make in portfolio companies may be repaid prior to maturity. When this occurs, any future investment in a new portfolio company using the proceeds of such repayment may be at lower yields than the debt securities being repaid and the applicable fund could experience significant delays in reinvesting these amounts. As a result, the results of operations of the affected fund could be materially adversely affected if one or more portfolio companies elect to prepay amounts owed to such fund, which could in turn have a material adverse effect on the incentive fees that the Adviser Subsidiary receives and our results of operations.

Our funds’ portfolio companies may incur debt that ranks equally with, or senior to, such fund’s investments in such companies.

The Gladstone BDCs pursue a strategy focused on investing primarily in the debt of privately-owned U.S. companies. The portfolio companies of the Gladstone BDCs may have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt in which such funds invest. By their terms, such debt instruments may entitle the holders to receive payment of interest or principal on or before the dates on which the applicable Gladstone BDC is entitled to receive payments with respect to the debt instruments in which it has invested. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to a Gladstone BDC’s investment in that portfolio company would typically be entitled to receive payment in full before the applicable BDC receives any distribution in respect of its investment.

In addition, even though the Gladstone BDCs have structured some of their investments as senior loans, if one of their respective portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which the applicable Gladstone BDC has actually provided managerial assistance (which it is required by the 1940 Act to offer) to that portfolio company, a bankruptcy court might recharacterize the BDC’s debt investment and subordinate all or a portion of its claims to that of other creditors. After repaying such senior creditors, such portfolio company may not have any remaining assets to use to repay its obligation to the applicable Gladstone BDC. The Gladstone BDCs may also be subject to lender liability claims for actions taken by them with respect to a borrower’s business, in instances in which the BDC exercised control over the borrower or as a result of actions taken in rendering significant managerial assistance. Furthermore, in the case of debt ranking equally with debt securities in which a Gladstone BDC has invested, such BDC would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization, or bankruptcy of a portfolio company. The failure of a Gladstone BDC to recoup all of the principal amount of its investments and any interest due on such investments could negatively impact such BDC’s gross assets and/or net income, which in turn could negatively impact the base management and incentive fees, respectively, that the Adviser Subsidiary earns from such BDC.

Changes in interest rates, changes in the method for determining the London Interbank Offered Rate (“LIBOR”), and the potential replacement of LIBOR may affect our and our funds’ cost of capital and net income.

General interest rate fluctuations and changes in credit spreads on floating rate loans may have a substantial negative impact on our funds and their investments and, accordingly, may have a material adverse effect on our results of operations. The majority of our funds’ debt investments have, and are expected to have, variable interest rates that reset periodically based on benchmarks such as LIBOR, SOFR, the federal funds rate or prime rate. An increase in interest rates may make it more difficult for a fund’s portfolio companies to service their obligations under the debt investments that the fund holds and increase defaults even where the fund’s investment income increases. Rising interest rates could also cause borrowers to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults by a fund’s portfolio companies. Additionally, as interest rates increase and the corresponding risk of a default by borrowers increases, the liquidity of higher interest rate loans may decrease as fewer investors may be willing to purchase such loans in the secondary market in light of the increased risk of a default by the borrower and the heightened risk of a loss of an investment in such loans. Decreases in credit spreads on debt that pays a floating rate of return would have an impact on the income generation of our funds’ floating rate assets. Trading prices for debt that pays a fixed rate of return tend to fall as interest rates rise. Trading prices tend to fluctuate more for fixed rate securities that have longer maturities.

Conversely, if interest rates decline, borrowers may refinance their loans at lower interest rates, which could shorten the average life of the loans and reduce the associated returns on the investment, as well as require us to incur management time and expense to re-deploy such proceeds, including on terms that may not be as favorable to the fund as the existing loans.

In addition, because each of our funds borrows to fund its investments, a portion of a fund’s net investment income is dependent upon the difference between the interest rate at which it borrows funds and the interest rate at which it invests those funds. Portions of a fund’s investment portfolio and borrowings may have floating rate components. As a result, a significant change in market interest rates could have a material adverse effect on a fund’s net investment income and, as a result, the incentive fees earned by the Adviser Subsidiary. In periods of rising interest rates, our and our fund’s cost of funds could increase, which would reduce our and their net income. We and they may hedge against interest rate fluctuations by using standard hedging instruments such as interest rate swap agreements, futures, options and forward contracts, subject to applicable legal requirements, including all necessary registrations (or exemptions from registration) with the Commodity Futures Trading Commission. These activities may limit our or our funds’ ability to participate in the benefits of lower interest rates with respect to the hedged borrowings. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.

As a result of concerns about the accuracy of the calculation of LIBOR, a number of British Bankers’ Association (the “BBA”) member banks entered into settlements with certain regulators and law enforcement agencies with respect to the alleged manipulation of LIBOR. Actions by the BBA, regulators or law enforcement agencies as a result of these or future events, may result in changes to the manner in which LIBOR is determined. Potential changes, or uncertainty related to such potential changes may adversely affect the market for LIBOR- based securities, including LIBOR-indexed, floating-rate debt securities held by our funds and our and their borrowings. In addition, changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market for LIBOR-based securities or the value of LIBOR-indexed, floating-rate debt securities and borrowings.

On July 27, 2017, the United Kingdom’s Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021. Following consultations in December 2020 and January 2021, the ICE Benchmark Administration Limited (the “IBA”) announced that (i) it intended to cease publication of 1-week and 2-month U.S. dollar LIBOR at the end of 2021 and (ii) subject to compliance with applicable regulations, it intends to continue publication of the remaining U.S. dollar LIBOR tenors until June 30, 2023, effectively extending the LIBOR transition period to June 30, 2023. However, the FCA has indicated it will not compel panel banks to continue to contribute to LIBOR after the end of 2021 and the Federal Reserve Board, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation have encouraged banks to cease entering into new contracts that use U.S. dollar LIBOR as a reference rate no later than December 31, 2021. There is currently no definitive information regarding the future utilization of LIBOR or of any particular replacement rate.

A committee established by the Federal Reserve, the Alternative Reference Rates Committee, announced the replacement of LIBOR with a new index, based on overnight repurchase agreements collateralized by U.S. Treasury securities, called the Secured Overnight Financing Rate (“SOFR”). The Federal Reserve Bank of New York began publishing SOFR in April 2018. Other jurisdictions have also proposed their own alternative to LIBOR, including the Sterling Overnight Index Average for Sterling markets, the Euro Short Term Rate for Euros and Tokyo Overnight Average Rate for Japanese Yen. Although SOFR appears to be the preferred replacement rate for U.S. dollar LIBOR, at this time, it is not possible to predict whether SOFR will attain market traction as a LIBOR replacement tool, and the future of LIBOR is still uncertain. The effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR or other reference rates that may be enacted in the United Kingdom or elsewhere cannot be predicted at this time, and it is not possible to predict whether LIBOR will continue to be viewed as an acceptable market benchmark, what rate or rates may become accepted alternatives to LIBOR, or what the effect of any such changes in views or alternatives may have on the financial markets for financial instruments based on LIBOR.

To date, certain of the loan agreements with our funds’ portfolio companies have already been amended to include fallback language providing a mechanism for the parties to negotiate a new reference interest rate in the event that LIBOR ceases to exist. Any such renegotiations may have a material adverse effect on the business, financial condition and results of operations of our funds, which could adversely impact the fees that our Adviser Subsidiary earns and/or distributions that we receive on our investments in our funds, if any.

The Gladstone BDCs generally do not control the business operations of their portfolio companies and, due to the illiquid nature of those investments, may not be able to dispose of such investments.

Investments by the Gladstone BDCs generally consist of debt instruments and equity securities of companies that neither we nor the BDC control. Therefore, neither we nor the applicable Gladstone BDC will generally be involved in the day-to-day operations and decision-making of such portfolio companies, even though we may have board representation or board observation rights, and our debt agreements may impose certain restrictive covenants on our borrowers. As a result, the Gladstone BDCs are subject to the risk that its portfolio companies may make business decisions with which we and the Gladstone BDC disagree, and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve the interests of the Gladstone BDCs as debt investors. Due to the lack of liquidity for our funds’ investments in private companies, they may not be able to dispose of their interests in their portfolio companies as readily as we would like or at an appropriate valuation. If the portfolio company makes a decision that negatively impacts the market value of the securities held by a Gladstone BDC or the portfolio company’s ability to service its debt obligation, the total asset value of the applicable Gladstone BDC’s investment portfolio and/or its net income could be adversely affected which in turn could negatively impact the management and incentive fees, respectively, that the Adviser Subsidiary earns from such BDC.

Our funds may face risks relating to undiversified investments.

While diversification is generally an objective of our funds, there can be no assurance as to the degree of diversification, if any, that will be achieved in any fund investments. Difficult market conditions or slowdowns affecting a particular asset class, geographic region or other category of investment, such as the COVID-19 pandemic, could have a significant adverse impact on a fund if its investments are concentrated in that area, which would result in lower investment returns. This lack of diversification may expose a fund to losses disproportionate to economic conditions or market declines in general if there are disproportionately greater adverse movements in the particular investments. If a fund holds investments concentrated in a particular issuer, security, asset class or geographic region, such fund may be more susceptible than a more widely diversified investment portfolio to the negative consequences of a single corporate, economic, political, public health or regulatory event. Accordingly, a lack of diversification on the part of a fund could adversely affect a fund’s performance and, as a result, our results of operations and financial condition.

If we get commitments from third-party investors in private funds, such investors may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance.

If we start private funds and seek investors for such funds, investors in such private funds may make capital commitments to those funds that we are entitled to call from those investors at any time during prescribed periods. In such event we will depend on investors fulfilling and honoring their commitments when we call capital from them for those funds to consummate investments and otherwise pay their obligations when due. Any investor that did not fund a capital call would be subject to several possible penalties, including having a meaningful amount of its existing investment forfeited in that fund. However, the impact of the penalty is directly correlated to the amount of capital previously invested by the investor in the fund and if an investor has invested little or no capital, for instance early in the life of the fund, then the forfeiture penalty may not be as meaningful. Investors may also negotiate for lesser or reduced penalties at the outset of the fund, thereby limiting our ability to enforce the funding of a capital call. Third-party investors in private funds often use distributions from prior investments to meet future capital calls. In cases where valuations of existing investments fall and the pace of distributions slows, investors may be unable to make new commitments to third-party managed funds such as those advised by us. A failure of investors to honor a significant amount of capital calls for any particular fund or funds could have a material adverse effect on the operation and performance of those funds and adversely affect our ability to increase assets under management. As of June 30, 2021 and December 31, 2021, we did not manage any private funds and investors in the Company and the Existing Gladstone Funds do not have any contractual obligations or capital commitments to such funds.

Our business depends in large part on our funds’ ability to raise capital from investors. If we were unable to raise such capital, we would be unable to grow assets under management, collect management fees or deploy such capital into investments, which would materially and adversely affect our business, results of operations and financial condition.

Our or our funds’ ability to raise capital from investors depends on a number of factors, including many that are outside our control. Investors may downsize their investment allocations to private funds, REITs or BDCs or to rebalance a disproportionate weighting of their overall investment portfolio among asset classes. Poor performance of our funds could also make it more difficult for us to raise new capital. Our investors and potential investors continually assess our funds’ performance independently and relative to market benchmarks and our competitors, and our ability to raise capital for existing and future funds depends on our funds’ performance. When economic and market conditions deteriorate, we could be unable to raise sufficient amounts of capital to support the investment activities of future funds. If we were unable to successfully raise capital in our funds and therefore increase our assets under management, our business, results of operations and financial condition would be adversely affected.

As more fully described in under the heading”—If we get commitments from third-party investors in private funds, such investors may not satisfy their contractual obligation to fund capital calls when requested, which could adversely affect a fund’s operations and performance” above, any investor in future private funds that did not fund a capital call would be subject to several possible penalties, including having a meaningful amount of its existing investment forfeited in that fund. To date the Existing Gladstone Funds have no such capital commitments. A future failure of investors to honor a significant amount of capital calls for any particular future private fund or funds could have a material adverse effect on the operation and performance of those future private funds and adversely affect our ability to increase assets under management.

Rapid growth of our businesses may be difficult to sustain and may place significant demands on our administrative, operational and financial resources.

Our assets under management have grown significantly in the past and we are pursuing further growth. Our rapid growth has placed, and planned growth, if successful, will continue to place, significant demands on our legal, accounting and operational infrastructure, and has increased expenses. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the asset management market and legal, accounting, regulatory and tax developments. Our future growth will depend in part on our ability to maintain an operating platform and management system sufficient to address our growth and will require us to incur significant additional expenses and to commit additional management and operational resources. As a result, we face significant challenges:

•	in maintaining adequate financial, regulatory (legal, tax and compliance) and business controls;

•	in implementing new or updated information and financial systems and procedures; and

•	in training, managing and appropriately sizing our work force and other components of our businesses on a timely and cost-effective basis.

Present and future BDCs for which we serve as investment adviser are subject to regulatory complexities that limit the way in which they do business and may subject them to a higher level of regulatory scrutiny.

The Gladstone BDCs, and other BDCs for which we may serve as investment adviser in the future, operate under a complex regulatory environment. Such BDCs require the application of complex tax and securities regulations and may entail a higher level of regulatory scrutiny.

In addition, the Gladstone BDCs are subject to complex rules under the 1940 Act, including rules that restrict certain of our funds from engaging in transactions with GLAD and GAIN. Under the regulatory and business environment in which they operate, the Gladstone BDCs must periodically access the capital markets to raise cash to fund new investments in excess of their repayments to grow. This results from the Gladstone BDCs each being required to generally distribute to their respective stockholders at least 90% of its investment company taxable income to maintain its RIC status, combined with regulations under the 1940 Act that, subject to certain exceptions, generally prohibit GLAD and GAIN from issuing and selling their common stock at a price below net asset value per share and from incurring indebtedness (including for this purpose, preferred stock), if their asset coverage, as calculated pursuant to the 1940 Act, equals less than 150% after such incurrence. If our BDCs are found to be in violation of the 1940 Act, they could lose their status as BDCs

The Gladstone REITs are subject to certain risks associated with real estate ownership and lending, which could reduce the value of their investments and stockholders’ equity.

The investments of the Gladstone REITs or any Future Gladstone Fund may include industrial, office, retail and agricultural property. The performance of the Gladstone REITs, and the value of their investments, are subject to risks inherent to the ownership and operation of these types of properties, including:

•	changes in the general economic climate, including the credit market;

•	changes in local conditions, such as an oversupply of space, reduction in demand for real estate, natural disasters or disease pandemics;

•	changes in interest rates and the availability of financing;

•	competition from other available space;

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes, and the related costs of compliance with laws and regulations; and

•	variations in the occupancy rate of their properties.

Adverse changes in any of the above factors could negatively impact the stockholders’ equity and/or income of the Gladstone REITs, which in turn could negatively impact the fees the Adviser Subsidiary earns from such REIT.

If the Gladstone REITs or Gladstone BDCs fail to qualify as REITs or RICs, respectively, their operations and distributions to their stockholders would be adversely impacted, and our revenue could therefore be materially and adversely impacted.

Each of the Gladstone REITs and Gladstone BDCs intend to continue to be organized and to operate to qualify as a REIT or a RIC, respectively, under the Code. Both REITs and RICs generally are not taxed at the corporate level on income they currently distribute to their stockholders. Qualification as a REIT or RIC involves the application of highly technical and complex rules, and for a REIT or a RIC to maintain their status as such, the entity must meet, among other things, certain source of income, asset diversification and annual distribution requirements. The determination of various factual matters and circumstances not entirely within the control of the Gladstone REITs and Gladstone BDCs may affect their ability to continue to qualify as REITs and RICs, respectively. In addition, new legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws, possibly with retroactive effect, with respect to qualification as a REIT or RIC or the federal income tax consequences of such qualification. If the Gladstone REITs or Gladstone BDCs were to fail to qualify as REITs or RICs, respectively, in any taxable year, among other adverse effects, they would become subject to corporate income tax, which would reduce their net income and their cash available for distributions to their stockholders. Further, a reduction in a Gladstone REIT or Gladstone BDC’s net income could negatively impact the fees the Adviser Subsidiary earns from such entity.

The Gladstone REITs are subject to the credit risk of their tenants, which in the event of bankruptcy, could adversely affect results of operations.

The Gladstone REITs are subject to the credit risk of their tenants. Any bankruptcy of a tenant or borrower could cause:

•	the loss of lease or mortgage payments;

•	an increase in the costs incurred to carry the property occupied by such tenant; or

•	a decrease in distributions to the Gladstone REITs stockholders.

Under bankruptcy law, a tenant who is the subject of bankruptcy proceedings has the option of continuing or terminating any unexpired lease. If a bankrupt tenant terminates a lease with the Gladstone REITs, any claim we might have for breach of the lease (excluding a claim against collateral securing the lease) will be treated as a general unsecured claim. The REIT’s claim would likely be capped at the amount the tenant owed for unpaid rent prior to the bankruptcy unrelated to the termination, plus the greater of one year’s lease payments or 15% of the remaining lease payments payable under the lease (but no more than three years’ lease payments). In addition, due to the long-term nature of the leases of our current REITs and terms providing for the repurchase of a property by the tenant, a bankruptcy court could re-characterize a net lease transaction as a secured lending transaction. If that were to occur, the Gladstone REITs would not be treated as the owner of the property, but might have additional rights as a secured creditor. The Gladstone REITs did not incur any losses related to tenant defaults or sale-leasebacks during the year ended June 30, 2021 or the six months ended December 31, 2021. In the event any such losses were to occur at the Gladstone REITs in the future there may be a negative impact on the incentive fees that we receive from them.

In addition, the Gladstone REITs may enter into sale-leaseback transactions, whereby they would purchase a property and then lease the same property back to the person from whom they purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect the REIT’s operations. Either of these outcomes could adversely affect the Gladstone REITs’ cash flow and ability to pay distributions to their stockholders.

The Gladstone REITs may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our business.

If the Gladstone REITs cannot renew leases, they may be unable to re-lease properties to other tenants at rates equal to or above the current market rate. Even if they can renew leases, tenants could be able to negotiate lower rates as a result of market conditions, including as a result of the COVID-19 pandemic and the recent outbreak of hostilities between Russia and Ukraine. Market conditions may also hinder the ability to lease vacant space in newly developed or redeveloped properties. In addition, the Gladstone REITs may enter into or acquire leases for properties that are suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease them to other tenants if the initial leases terminate. The REIT may be required to expend substantial funds for tenant improvements and tenant refurbishments to re-lease the vacated space and may not have sufficient sources of funding available to use in the future for such purposes and therefore may have difficulty in securing a replacement tenant. Any of these factors could adversely impact a REIT’s financial condition, results of operations or cash flow, negatively impacting fees that our Adviser Subsidiary earns from the REIT, or its ability to pay dividends to its stockholders.

Net leases may not result in fair market lease rates over time, thereby failing to maximize income and distributions to stockholders.

A large portion of the rental income from the Gladstone REITs comes from net leases, which frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to sublease the property, subject to our approval, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, engaging in net leases could negatively impact the Gladstone REIT’s income (and fees that our Adviser Subsidiary earns) and distributions to its stockholders.

The value of the real estate related securities in which the Gladstone REITs may invest could be volatile.

The value of real estate related securities, including those in which the Gladstone REITs invest, fluctuates in response to issuer, political, market and economic developments (including the impact of the COVID-19 pandemic and the recent outbreak of hostilities between Russia and Ukraine). In the short term, equity prices can fluctuate dramatically in response to these developments. Different parts of the market and different types of equity securities can react differently to these developments and they can affect a single issuer, multiple issuers within an industry or economic sector or geographic region or the market as a whole. The real estate industry is sensitive to economic downturns. The value of securities of companies engaged in real estate activities can be affected by changes in real estate values and rental income, property taxes, interest rates and tax and regulatory requirements. In times of volatility, possible future declines in rental rates and expectations of future rental concessions, including free rent to renew tenants early, to retain tenants who are up for renewal or to attract new tenants, or requests from tenants for rent abatements during periods when they are severely impacted by an economic downturn, may result in decreases in the Gladstone REITs’ cash flows from investment properties. Increases in the cost of financing due to higher interest rates may cause difficulty in refinancing the Gladstone REITs’ debt obligations prior to maturity at terms as favorable as the terms of existing indebtedness. In addition, the value of a REIT’s equity securities can depend on the structure and amount of cash flow generated by the REIT.

The Gladstone REITs are subject to the risks inherent in the ownership and operation of real estate.

Investments in the Gladstone REITs are subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets. These risks include those associated with the burdens of ownership of real property, general and local economic conditions, changes in supply of and demand for competing properties in an area (as a result for instance of overbuilding), the financial resources of tenants, changes in building, environmental and other laws, energy and supply shortages, various uninsured or uninsurable risks, natural disasters, changes in government regulations, changes in real property tax rates, changes in interest rates, the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable, negative developments in the economy, environmental liabilities, contingent liabilities on disposition of assets, terrorist attacks, war, public health emergencies and other factors that are beyond our control. In addition, if the Gladstone REITs acquire direct or indirect interests in undeveloped land or underdeveloped real property, which may often be non-income producing, they will be subject to the risks normally associated with such assets and development activities, including risks relating to the availability and timely receipt of zoning and other regulatory or environmental approvals, the cost and timely completion of construction (including risks beyond the control of our fund, such as weather or labor conditions or material shortages) and the availability of both permanent financing on favorable terms.

Our asset management activities may involve investments in relatively high-risk, illiquid assets, and we may fail to realize any profits from these activities for a considerable period of time or lose some or all of our principal investments.

Our funds invest in companies and equity and debt that are not publicly traded. The ability of many of our funds, particularly those that make or will make private equity investments, to dispose of investments is heavily dependent on the private and public equity markets. For example, the ability to realize any value from an investment may depend upon the ability to find a buyer for all the equity of a company or to complete an initial public offering of the portfolio company in which such investment is held. Even if the securities are publicly traded, large holdings of securities can often be disposed of only over a substantial length of time, exposing the investment returns to risks of downward movement in market prices during the intended disposition period. Accordingly, under certain conditions, our funds may be forced to either sell securities at lower prices than they had expected to realize or defer—potentially for a considerable period of time—sales that they had planned to make. In order to complement our asset management business, we may make significant principal investments alongside our investors, including through general partnership interests in our current and future funds. Contributing capital to these funds is risky, and we may lose some or all of our investments.

To the extent that our investments in the Future Gladstone Funds are in the form of general partnership interests, such investments are subject to unlimited liability.

We expect that some portion of our investments in the Future Gladstone Funds will take the form of general partnership interests. A general partner generally has unlimited liability for the liabilities of the partnership, including debt of the partnership and any judgments against the partnership. As such, the portion of investments that take the form of general partnership interests is subject to complete loss to satisfy the liabilities of the partnership and as the result of any settlement or judgment against the partnership or otherwise. In addition, our other assets could be subject to risk of loss unless we hold such general partnership interest through subsidiaries that provide for limited liability to their equity owners.

We are subject to substantial litigation risks and may face significant liabilities and damage to our professional reputation as a result of litigation allegations and negative publicity.

The investment decisions we make on behalf of our funds in our asset management business and the activities of our investment professionals on behalf of portfolio companies of our funds may subject them and us to the risk of third-party litigation arising from investor dissatisfaction with the performance of those funds, the activities of their portfolio companies and a variety of other litigation claims. In addition, to the extent investors in our funds suffer losses resulting from fraud, gross negligence, willful misconduct or other similar misconduct, investors may have remedies against us, our funds, our executive officers or our affiliates under the federal securities law and/or state law. While the executive officers are generally indemnified with respect to their conduct in connection with the management of the business and affairs of our funds, such indemnity does not extend to actions determined to have involved fraud, gross negligence, willful misconduct or other similar misconduct.

Any finding of substantial legal liability could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm our business. We depend to a large extent on our business relationships and our reputation for integrity and high-caliber professional services to pursue investment opportunities for our funds. As a result, allegations of improper conduct by private litigants or regulators, whether the ultimate outcome is favorable or unfavorable to us, as well as negative publicity and press speculation about us, our investment activities or the private equity industry in general, whether or not valid, may harm our reputation, which may be more damaging to our business than to other types of businesses.

Potential conflicts of interest may arise between holders of our Class A Common Stock and our fund investors.

Our subsidiaries that serve as the advisors to, or the general partners of, our funds may have fiduciary duties and/or contractual obligations to those funds and their investors. As a result, we expect to take actions with respect to the purchase or sale of investments in our funds, the structuring of investment transactions for the funds or otherwise in a manner consistent with such duties and obligations. However, such actions may not be in our short-term best interest and may adversely affect our near-term results of operations or cash flows. For example, we may decline to make a particular investment for a fund because it would cause the fund to be too heavily invested in a single industry and instead make an investment with a slightly lower yield in a different industry in order to manage risk. Such an action could result in our Adviser Subsidiary earning lower incentive fees, which may in turn have an adverse effect on the price of our Class A Common Stock and/or on the interests of our holders of our Class A Common Stock. Additionally, to the extent we fail to appropriately deal with any such conflicts of interest, it could negatively impact our reputation and ability to raise additional funds.

The Existing Gladstone Funds may not be permitted to enter into certain transactions or make certain investments under their respective conflict of interest policies or applicable law.

Under the current conflict of interest policies of the Existing Gladstone Funds, without the approval of a majority of their respective independent Directors, the Existing Gladstone Funds are prohibited from, among other things, purchasing any real property owned by or, with respect to the REITs, co-investing with the Adviser Subsidiary, any of its affiliates or any business in which the Adviser Subsidiary or any of its subsidiaries have invested and other entities advised by the Adviser Subsidiary, subject to certain limited exceptions, so long as that entity does not control the portfolio company and the transaction is approved by both companies’ board of Directors. If an Existing Gladstone Fund cannot or will not enter into a transaction with us or one of our affiliates or make an investment with us or one of our affiliates, our business, results of operations and financial condition could be adversely affected.

Generally, BDCs are prohibited under the 1940 Act from knowingly participating in certain transactions with their affiliates without prior approval of their board of Directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser. On July 26, 2012, the SEC granted an exemptive order that permits GAIN, GLAD and any future BDC or closed-end management investment company that is advised by the Adviser Subsidiary (or sub-advised by the Adviser Subsidiary if it also controls the fund), or any combination of the foregoing, to co-invest subject to the conditions contained therein. In order for Gladstone Partners to co-invest with the Gladstone BDCs, such exemptive order may need to be amended to allow for co-investment with proprietary accounts. There is no assurance that the SEC would approve such an amendment on favorable terms or at all.

Risks Related to Ownership of Our Class A Common Stock and Our Organizational Structure

The dual class structure of our common stock will have the effect of concentrating voting control with our Chairman, President and Chief Executive Officer, which will limit your ability to influence the outcome of important decisions.

Our Class B Common Stock has ten votes per share and our Class A Common Stock, which is the stock we are offering hereby, has one vote per share. Our Chairman, President and Chief Executive Officer, David Gladstone, who, collectively with his controlled entities, holds all our outstanding shares of Class B Common Stock, will beneficially own shares representing approximately        % of the voting power of our outstanding capital stock following the completion of this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to cover over-allotments. As a result, Mr. Gladstone will have the ability to control the outcome of matters requiring stockholder approval, including the election of Directors and approval of significant corporate transactions, such as a merger or other sale of our company or our assets, even if his stock ownership represents less than 50% of the outstanding aggregate number of shares of our capital stock. This concentration of ownership will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. As a board member, Mr. Gladstone owes a fiduciary duty to our stockholders and is legally obligated to act in good faith and in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Gladstone is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally. Mr. Gladstone’s control may adversely affect the market price of our Class A Common Stock.

We cannot predict the impact our dual class structure may have on the market price of our Class A Common Stock.

We cannot predict whether our dual class structure, combined with the concentrated control of our Chairman, President and Chief Executive Officer, who holds all of the outstanding shares of our Class B Common Stock, will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. For example, in July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to other investors. As a result, the market price of our Class A Common Stock could be adversely affected.

Our organizational documents do not limit our ability to enter into new lines of business, and we may, from time to time, expand into new investment strategies, geographic markets and businesses, including the Future Gladstone Funds, each of which may result in additional risks and uncertainties in our businesses.

We currently generate substantially all of our revenue from asset management and financial advisory services. We intend, to the extent that market conditions warrant, to seek to grow our businesses and expand into new investment strategies, geographic markets and businesses, including the Future Gladstone Funds. Moreover, our organizational documents do not limit us to the asset management business. To the extent that we expand to new geographic markets or businesses, undertake other related strategic initiatives or enter into a new line of business, we may face numerous risks and uncertainties, including risks associated with the following:

•	the required deployment of capital and other resources;

•	the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk;

•	the combination or integration of operational and management systems and controls;

•	the loss of clients due to the perception that we are no longer focusing on our core business, including the Existing Gladstone Funds;

•

new investment strategies and funds, including the Future Gladstone Funds, may provide for less profitable fee structures and arrangements than our existing investment strategies and funds, such as the Existing Gladstone Funds; and

•	the broadening of our geographic footprint, including the risks associated with conducting operations in certain foreign jurisdictions where we currently have no presence.

Further, entry into certain lines of business may subject us to new laws and regulations with which we are not familiar or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be adversely affected.

Our strategic initiatives may include joint ventures in which we take an active management role, which may subject us to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. We may elect to participate in joint venture opportunities in the future if we believe that operating in such a structure is in our best interests. There can be no assurances that we will be able to identify acceptable joint venture partners in the future or that our participation in any joint venture opportunities will be successful. In addition, we may from time to time explore opportunities to grow our business via acquisitions or other strategic transactions. There can be no assurance that we will successfully identify, negotiate or complete such transactions, or that any completed transactions will produce favorable financial results.

If we are unable to successfully enter into new lines of business or expand into new investment strategies, geographic markets and businesses, including the Future Gladstone Funds, we may not be able to implement our growth strategy successfully.

Our growth strategy is based, in part, on the selective development or acquisition of asset management businesses, advisory businesses or other businesses complementary to our existing business where we think we can add substantial value or generate substantial returns, including the Future Gladstone Funds and other new businesses discussed under the heading “Business—Our Growth Strategy” in this prospectus. The success of this strategy will depend on, among other things: (a) the availability of suitable opportunities, (b) the level of competition from other companies that may have greater financial resources, (c) our ability to value potential development or acquisition opportunities accurately and negotiate acceptable terms for those opportunities, (d) our ability to obtain requisite approvals and licenses from the relevant governmental authorities and to comply with applicable laws and regulations without incurring undue costs and delays, (e) our ability to identify and enter into mutually beneficial relationships with venture partners and (f) our ability to properly manage conflicts of interest. We do not currently have any acquisition agreements or understandings in place with any businesses and even if we are able to identify and successfully complete an acquisition in the future, we may encounter unexpected difficulties or incur unexpected costs associated with integrating and overseeing the operations of the new businesses. If we are not successful in implementing our growth strategy, our business, financial results and the market price for our Class A Common Stock may be adversely affected.

The control of our Board of Directors will be under the complete control of our Chairman, President and Chief Executive Officer and such control may be transferred to a third party without the consent of holders of our Class A Common Stock.

TGC LTD, which is wholly owned by our Chairman, President and Chief Executive Officer (Mr. Gladstone), will own all outstanding shares of Class B Common Stock after the offering is completed.

Therefore, Mr. Gladstone will control        % of the voting power of our Class A Common Stock and Class B Common Stock on a combined basis assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to cover over-allotments. As such, he may transfer any or all of such voting shares to a third party in a sale transaction (which may trigger an assignment and termination of certain of the Advisory Agreements), including a merger or consolidation, without the consent of holders of our Class B Common Stock. See “Risk Related to our Business—We derive a substantial portion of our revenues from the Advisory Agreement that may not be renewed or may be terminated on short notice or upon a change in control of the Adviser Subsidiary.” Furthermore, at any time, Mr. Gladstone may sell or transfer all or part of his Class A Common Stock without the approval of the holders of our Class A Common Stock, subject to certain restrictions as described elsewhere in this prospectus. The prospective transfer of Class B Common Stock could lead to our Board of Directors being comprised of different members, and a new board of Directors may form funds that have investment objectives and governing terms that differ materially from those of our current funds. Similarly, a new owner could also have a different investment philosophy, employ investment professionals who are less experienced, be unsuccessful in identifying investment opportunities for our funds or have a track record that is not as successful as Mr. Gladstone’s track record. If any of the foregoing were to occur, we could experience difficulty in making new investments for our funds, and our business, our results of operations and our financial condition could materially suffer.

Upon the listing of our Class A Common Stock we will be a “controlled company” within the meaning of the Nasdaq rules and as a result, will qualify for, and intend to rely on certain of the “control company” exemptions from certain Nasdaq corporate governance requirements. Our stockholders will not have the same protection afforded to stockholders of other companies.

Under the Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements. Upon the consummation of this offering assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to cover over-allotments, Mr. Gladstone will hold        % of our voting power indirectly through TGC LTD, which will be the sole holder of our Class B Common Stock immediately following the consummation of this offering. As such, we are eligible to take advantage of the “control company” exemption. A “controlled company” may elect not to comply with certain Nasdaq Stock Market corporate governance requirements, including the requirements that (1) a majority of the Board of Directors consist of independent Directors, (2) compensation of officers be determined or recommended to the Board of Directors by a majority of its independent Directors or by a compensation committee that is composed entirely of independent Directors and (3) Directors nominees be selected or recommended by a majority of the independent Directors or by a nominating committee composed solely of independent Directors. Following this offering we intend to take advantage of the controlled company exemption relating to all three of the items enumerated above. Accordingly, our stockholders will not have the same protections afforded to stockholders of companies that are subject to all to the Nasdaq corporate governance requirements.

If we were deemed to be an “investment company” under the 1940 Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Absent an applicable exemption, an entity will generally be deemed to be an “investment company” for purposes of the 1940 Act if, among other things:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•

it is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of providing asset management services and not in the business of investing, reinvesting or trading in securities. Although we are primarily engaged in a non-investment company business, some of the securities we may own and hold from time to time in our line of business may be deemed to be “investment securities,” as contemplated by Section 3(a)(1)(C) of the 1940 Act described in the second bullet point above. Such securities may include investments in the Gladstone BDCs advised by the Adviser Subsidiary or limited partnership interests in private investment funds. We intend to closely monitor any future investments to seek to ensure we remain below the 40% threshold set forth in Section 3(a)(1)(C) of the 1940 Act, as described in the second bullet point above, and/or that no more than 45% of our total assets (exclusive of U.S. government securities and cash items) consists of, and no more than 45% of our net income after taxes (for the last four fiscal quarters combined) is derived from securities as set forth in Rule 3a-1 under the 1940 Act. Accordingly, we do not believe we are, or following this offering will be, an inadvertent investment company and/or required to register as an investment company under the 1940 Act.

The 1940 Act and the rules thereunder contain detailed and substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain burdensome governance and compliance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the 1940 Act. If anything were to happen which would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, our subsidiaries, funds and our executive officers, or any combination thereof, and materially adversely affect our business, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make or otherwise conduct our business in a manner that does not subject us to registration and other requirements of the 1940 Act; however, there is no guarantee that our efforts to avoid such status as an investment company will be successful.

We may be unable to deploy the proceeds of this offering.

We intend to use our portion of the proceeds from this offering to provide additional capital to the Existing Gladstone Funds and the initial capital to launch the Future Gladstone Funds. Our management believes it is in our best interests to avoid investments that would subject us to registration and regulation under the 1940 Act. Accordingly, management intends to conduct our business in a manner that would not subject us to registration and regulation under the 1940 Act. Therefore, our ability to deploy the proceeds from this offering will be restricted by limitations under the 1940 Act and may, for example, result in us acquiring securities in such funds that are not investment securities, such as general partnership interests.

In the event that Gladstone Acquisition successfully completes its Initial Business Combination, our management’s attention could be diverted, potentially resulting in disruption to our operations and harm to our results of operations.

Gladstone Acquisition was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector. The process of identifying suitable targets, and subsequently consummating a merger, acquisition or similar transaction with that entity, is time consuming and resource intensive. The pursuit of these potential transactions may divert the attention of our management away from existing or other future potential business opportunities, cause us to divert capital and other resources to such endeavors that may include the proceeds of this and any future offering, and result in disruptions to our operations that may harm to our results of operations.

Actual or perceived conflicts of interest may arise in the management and direction of Gladstone Acquisition and any of its potential targets, and other our current or future businesses. Further, should Gladstone Acquisition successfully consummate a business combination, we may not be able to successfully manage the combined business following the acquisition because of unforeseen complexity or costs.

Our business depends on the continued contributions made by David Gladstone, as our Chairman, President and Chief Executive Officer, the loss of who may result in a severe impediment to our business.

Our success is dependent upon the continued contributions made by our Chairman, President and Chief Executive Officer, David Gladstone. We rely on Mr. Gladstone’s extensive expertise in the real estate and financial industries when developing our strategy objectives. We currently do not maintain “Key Man” insurance to cover the resulting losses in the event that Mr. Gladstone should die or resign.

If Mr. Gladstone cannot serve the Company or is no longer willing to do so, we may not be able to find alternatives in a timely manner or at all. This would likely result in a severe damage to our business operations and would have an adverse material impact on our financial position and operational results. To continue as a viable operation, we may have to recruit and train replacement personnel at a higher cost.

Our investment in Gladstone Acquisition may not be successful if Gladstone Acquisition is unable to consummate an Initial Business Combination.

Gladstone Acquisition may not be able to find a suitable target business and complete its Initial Business Combination within 15 months from the closing of the SPAC IPO (which would be November 9, 2022) (or 18 months from the closing of its offering (which would be February 9, 2023), if it extends the period of time to consummate a business combination, subject to its sponsor depositing additional funds into the applicable trust account). Gladstone Acquisition’s ability to complete its Initial Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks. For example, if the outbreak of COVID-19 continues to grow both in the U.S. and globally and, while the extent of the impact of the outbreak on Gladstone Acquisition will depend on future developments, it could limit Gladstone Acquisition’s ability to complete its Initial Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to it or at all. Additionally, the outbreak of COVID-19 may negatively impact businesses Gladstone Acquisition may seek to acquire. If Gladstone Acquisition has not completed its Initial Business Combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to it to pay its taxes up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and board of directors, liquidate and dissolve, subject in each case, to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, we may lose some or all of our investment in Gladstone Acquisition.

Since Sponsor and David Gladstone will lose their entire investment in Gladstone Acquisition if Gladstone Acquisition’s Initial Business Combination is not completed (other than with respect to public shares they may acquire), a conflict of interest may arise in determining whether a particular business combination target is appropriate for Gladstone Acquisition’s Initial Business Combination.

In January 2021 Sponsor paid $25,000 in exchange for 2,875,000 founder shares. Prior to the initial investment in Gladstone Acquisition of $25,000 by the Sponsor, Gladstone Acquisition had no assets, tangible or intangible. The purchase price of the founder shares was determined by dividing the amount of cash contributed to Gladstone Acquisition by the number of founder shares issued.

The number of founder shares outstanding was determined based on the expectation that the total size of Gladstone Acquisition’s offering would be a maximum of 11,500,000 units if the underwriters’ over-allotment option was exercised in full, and therefore that such founder shares would represent 20% of the outstanding shares (excluding the representative shares and the private placement warrants and underlying securities) after Gladstone Acquisition’s offering. Sponsor forfeited 251,880 of the founder shares in connection with the underwriters’ partial exercise of the over-allotment. The founder shares will be worthless if Gladstone Acquisition does not complete an Initial Business Combination. In addition, Sponsor purchased an aggregate of 4,298,496 private placement warrants, each exercisable to purchase one share of SPAC Common Stock at $11.50 per share, at a price of $1.00 per warrant, that will also be worthless if Gladstone Acquisition does not complete its Initial Business Combination. These personal and financial interests of David Gladstone and members of Sponsor may influence their motivation in identifying and selecting a target business combination, completing an Initial Business Combination and influencing the operation of the business following the Initial Business Combination. David Gladstone is also an executive officer of Gladstone Acquisition. This risk may become more acute as the 15th month anniversary of the closing of Gladstone Acquisition’s offering (or 18th month anniversary from the closing of Gladstone Acquisition’s offering, if Gladstone Acquisition extends the period of time to consummate a business combination, subject to Sponsor depositing additional funds into the trust account) nears, which is the deadline for Gladstone Acquisition’s completion of an Initial Business Combination.

Gladstone Acquisition may be unable to obtain additional financing to complete its Initial Business Combination or to fund the operations and growth of a target business.

Gladstone Acquisition has not selected any specific business combination target but intends to target businesses with enterprise values that are greater than it could acquire with the net proceeds of its initial public offering and the sale of private placement warrants. As a result, if the cash portion of the purchase price exceeds the amount available from the trust account, net of amounts needed to satisfy any redemption by public shareholders, Gladstone Acquisition may be required to seek additional financing to complete such proposed Initial Business Combination. There is no guarantee that such financing will be available on acceptable terms, if at all. The potential amount of any such investments are unknown at this time. In addition, even if Gladstone Acquisition does not need additional financing to complete its Initial Business Combination, it may require such financing to fund the operations or growth of the target business.

The executive officers, directors, security holders of Gladstone Acquisition and their respective affiliates may have competitive pecuniary interests that conflict with Gladstone Acquisition’s interests.

In connection with the formation of Gladstone Acquisition, we did not adopt a policy that expressly prohibits its directors, executive officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by Gladstone Acquisition or in any transaction to which Gladstone Acquisition is a party or has an interest. Further, Gladstone Acquisition may enter into a business combination with a target business that is affiliated with us or our or its directors or executive officers. Neither we nor Gladstone Acquisition has a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by Gladstone Acquisition. Accordingly, such persons or entities may have a conflict between their interests and Gladstone Acquisition’s.

The personal and financial interests of Gladstone Acquisition’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, Gladstone Acquisition’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Gladstone Acquisition’s stockholders’ best interest.

If this were the case, it would be a breach of their fiduciary duties as a matter of Delaware law and Gladstone Acquisition or its stockholders might have a claim against such individuals for infringing on our stockholders’ rights. Any such action by the directors and officers of Gladstone Acquisition, or the perception that such action may occur, might harm our reputation and have a material adverse effect on our financial condition or results of operations. In addition, we might not ultimately be successful in any claim we may make against them for such reason.

Risks Related to this Offering and Ownership of our Class A Common Stock

We will have broad discretion in the use of the net proceeds to us from this offering and may not use them effectively.

We intend to use a portion of the offering proceeds to us, after the payment of commissions, fees and expenses, to launch some or all of the Future Gladstone Funds. While we have established the general investment objectives of each Future Gladstone Fund as described elsewhere in this prospectus, the final terms of each Future Gladstone Fund, including the terms of the investment advisory and incentive fees to be payable to us under an investment advisory agreement will be determined in connection with the launch of such fund. As such, you will be unable to evaluate the final transaction terms concerning such Future Gladstone Fund before we make our investment of seed capital. This increases the risk that we may not generate the returns that you seek by investing in the Class A Common Stock. Furthermore, we will have broad discretion in the application of the net proceeds to us from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, our ultimate use may vary substantially from our currently intended use. Investors will need to rely upon the judgment of our management with respect to the use of proceeds. Pending use, we may invest the net proceeds from this offering in government securities, certain publicly traded securities or in medium-term liquid bonds that have a first lien. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations, and prospects could be harmed and the market price of our Class A Common Stock could decline.

We intend to pay regular dividends to our holders of our Class A and Class B Common Stock, but our ability to do so may be limited by our holding company structure, applicable provisions of law and contractual restrictions.

After consummation of this offering, we intend to pay dividends on a monthly basis. We will be a holding company and will have no material assets other than the ownership of its subsidiaries. We currently have no independent means of generating revenue. Accordingly, we will rely on revenue generated by our wholly-owned subsidiaries.

The declaration and payment of any future dividends will be at the sole discretion of our Board of Directors, which may change our dividend policy at any time. Our Board of Directors will take into account general economic and business conditions, our strategic plans and prospects, our business and investment opportunities, our financial condition and operating results, working capital requirements and anticipated cash needs, contractual restrictions and obligations, including restrictions under our revolving credit facility, legal, tax and regulatory restrictions, restrictions or other implications on the payment of dividends by us to holders of our Class A and Class B Common Stock or by our subsidiaries to us and such other factors as our Board of Directors may deem relevant.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A Common Stock less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of this offering; (2) the last day of the first fiscal year in which our annual gross revenue is $1.07 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities; and (4) the last day of the fiscal year in which the market value of our Class A Common Stock held by non-affiliates exceeded $700 million as of the last day of the second fiscal quarter of such fiscal year.

We cannot predict if investors will find our Class A Common Stock less attractive if we choose to rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act and the listing standards of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. We have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

Our current controls and any new controls that we develop may become inadequate because of changes in the conditions in our business, including increased complexity resulting from our international expansion. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely adversely affect the market price of our Class A Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business, results of operations and financial condition and could cause a decline in the market price of our Class A Common Stock.

We have identified a material weakness in our internal control over financial reporting, and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations, impact investor confidence and the price of our common stock or cause our access to the capital markets to be impaired.

During the quarter ended September 30, 2021, we identified a material weakness in our internal control over financial reporting as we did not design and maintain effective controls relating to accounting for significant non-recurring equity transactions, including proper consolidation and presentation and disclosure. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness we identified resulted in a restatement to reclassify a portion of Gladstone Acquisition’s balance sheet from additional paid-in capital to redeemable noncontrolling interest. This reclassification was recorded prior to the issuance of standalone Gladstone Acquisition financial statements and the Company’s consolidated financial statements both as of and for the period ended September 30, 2021.

In addition, Sponsor effected an audit adjustment to consolidate and eliminate intercompany transactions with Gladstone Acquisition, impacting cash, prepaid expenses, cash held in trust account, accounts payable and accrued expenses, deferred underwriting discount, common stock of subsidiary, noncontrolling interest investment in affiliates and, investment in warrants on the balance sheet; and, other income, professional services, net loss attributable to noncontrolling interest, equity in loss on equity method investment and unrealized loss on marketable securities on the statement of operations. These adjustments were recorded prior to the issuance of the Company’s consolidated financial statements as of and for the period ended September 30, 2021.

Additionally, this material weakness could result in a misstatement of the aforementioned accounts that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Any failure to maintain effective internal control could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely and accurate basis, we could be subject to sanctions or investigations by the stock exchange on which our Class A Common Stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. Restated financial statements and failures in internal control may also cause us to fail to meet reporting obligations, negatively affect investor confidence in our management and the accuracy of our financial statements and disclosures, or result in adverse publicity and concerns from investors, any of which could have a negative effect on the price of our securities, subject us to regulatory investigations and penalties or stockholder litigation, and have a material adverse impact on our financial condition.

While the adjustments to correct the accounting have been recorded, the material weakness will not be considered remediated until management completes the design and implementation of the measures necessary to remediate the deficiency and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. We can give no assurance that the measures we plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

Our stock price may be volatile, and the value of our Class A Common Stock may decline.

The market price of our Class A Common Stock may be highly volatile and may fluctuate or decline substantially as a result of a variety of factors, some of which are beyond our control, including:

•	variations in our quarterly operating results or dividends, if any, to stockholders;

•	additions or departures of key management personnel;

•	failure to meet analysts’ earnings estimates;

•	publication of research reports about our industry;

•

commentary by investors on the prospects for our business and/or our Class A Common Stock on the internet, including blogs, articles and message board, and/or social media and resulting in trading of our Class A Common Stock;

•	unusual trading in our Class A Common Stock or securities derivative thereof, including pursuant to naked, or uncovered, short positions or “short squeezes;”

•	litigation and government investigations;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	changes in market valuations of similar companies or speculation in the press or investment community;

•	announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	adverse publicity about the industries we participate in or individual scandals;

•	significant data breaches, disruptions to or other similar incidents;

•	changes in the anticipated future size and growth rate of our markets; and

•	economic and market conditions in general, including the recent outbreak of hostilities between Russia and Ukraine, or in our industry in particular.

Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, may also negatively impact the market price of our Class A Common Stock. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

Our issuance of additional capital stock in connection with financings, acquisitions, our equity incentive plans, or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire companies and issue equity securities to pay for any such acquisition. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our Class A Common Stock to decline.

We have a significant number of shares of our Class A Common Stock issuable upon exchange of our outstanding Class B Common Stock, and the issuance of such shares upon exchange may have a dilutive impact on holders of our Class A Common Stock and the value of the outstanding Class A Common Stock.

Our Class B Common Stock may be exchanged at any time for shares of our Class A Common Stock. Upon any such exchange of the Class B Common Stock, the equity interests of existing holders of our Class A Common Stock, as a percentage of the total number of the outstanding shares of our Class A Common Stock, and the net book value of such shares will be significantly diluted. As a result, existing holders of our Class A Common Stock could experience a substantial decline in the value of their investment. Although we anticipate the eventual exchange of all Class B Common Stock then outstanding, at the time of this offering, we cannot ascertain definitively the number of additional shares of Class A Common Stock that may be issued upon such exchange and therefore cannot estimate the full dilutive effect of the exchange.

No public market for our Class A Common Stock currently exists, and an active public trading market may not develop or be sustained following this offering.

No public market for our Class A Common Stock currently exists. An active public trading market for our Class A Common Stock may not develop following the completion of this offering or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

Future sales of our Class A Common Stock in the public market could cause the market price of our Class A Common Stock to decline.

Sales of a substantial number of shares of our Class A Common Stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our Class A Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our Class A Common Stock.

All of the Class A Common Stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act (“Rule 144”). In addition, prior to the completion of this offering we intend to enter into a registration rights agreement pursuant to which we will grant demand and piggyback registration rights to TGC LTD and David Gladstone covering                  shares of Class B Common Stock at closing of this offering. See “Certain Relationships and Related-Party Transactions—Registration Rights Agreement.”

All of our Directors and executive officers and the holders of substantially all of our Class B Common Stock and securities exercisable for, or convertible into, our Class A Common Stock outstanding immediately on the closing of this offering, are subject to lock-up agreements with the underwriters or agreements with market stand-off provisions with us pursuant to which they have agreed that they will not, and will not publicly disclose an intention to, during the period ending              (such period, the “restricted period”), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock, any options or warrants to purchase any of our shares of common stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our common stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock; provided that the Representative on behalf of the underwriters may release any of the securities subject to these lock-up agreements at any time, subject to the applicable notice requirements.

In addition, the restricted period may be shortened with respect to a portion of the locked-up securities held by certain lock-up parties, and the lock-up agreements are subject to a number of exceptions. These agreements are further described in the sections titled “Shares Eligible for Future Sale” and “Underwriting.” If not earlier released, all of the shares of Class A Common Stock not sold in this offering will become eligible for sale upon expiration of the restricted period, except for any shares held by our affiliates as defined in Rule 144.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, the market price and trading volume of our Class A Common Stock could decline.

The market price and trading volume of our Class A Common Stock following the completion of this offering will be heavily influenced by the way analysts interpret our financial information and other disclosures. We do not have control over these analysts. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, our stock price would be negatively affected. If securities or industry analysts do not publish research or reports about our business, downgrade our Class A Common Stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A Common Stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Class A Common Stock.

The requirements of being a public company may strain our resources and divert management’s attention and affect our ability to attract and retain key talent.

As a public entity, we are subject to the reporting requirements of the Exchange Act and requirements of the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls, significant resources and management oversight are required. We are in the process of developing the procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. Compliance with the additional requirements of being a public company may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flow

These laws and regulations to which we will be subject as a public company also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common shares, fines, sanctions and other regulatory action and potentially litigation. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.”

Our amended and restated certificate of incorporation will, to the extent permitted by applicable law, contain provisions renouncing our interest and expectation to participate in certain corporate opportunities identified or presented to certain of our officers, directors and subsidiaries.

We, our officers and directors and certain of our subsidiaries are in the business of providing investment advisory services and our officers and directors and certain of our subsidiaries may hold, and may, from time to time in the future, acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business. Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce, to the fullest extent permitted by Delaware or other applicable law, any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to, or acquired, created or developed by, or that otherwise come into the possession of, any of our non-employee directors, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Our officers and directors and certain of our subsidiaries may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. As a result, these arrangements could adversely affect our business, results of operations, financial condition or prospects if attractive business opportunities are allocated to any of our officers, directors or certain of our subsidiaries instead of to us. See “Description of Capital Stock—Corporate Opportunities.”

We may consummate future issuances of debt or preferred equity securities, which would rank senior to the Class A Common Stock, having dividend and/or liquidation rights that are senior to the rights of the holders of our Class A Common Stock. Issuances of such senior securities may adversely affect the market price of the Class A Common Stock, the value of your investment and restrict the ability of holders of our Class A Common Stock to receive dividends and/or liquidation rights.

Our certificate of incorporation permits us to issue shares of more than one series of preferred stock, which could rank senior to, and grant rights, preferences and privileges more favorable than those of, our Class A Common Stock. In the future, we may attempt to increase our capital resources by making offerings of such preferred equity securities or issuing debt securities. Upon liquidation, holders of our preferred equity securities, holders of our debt securities or creditors with respect to other borrowings, including any credit facility, would receive a distribution of our available assets in full prior to the holders of our Class A Common Stock. Additionally, our Board of Directors will likely be prohibited from declaring monthly dividend payments to the holders of our Class A Common Stock to the extent there are any accrued and unpaid dividends or interest payments owing on any outstanding preferred equity or debt securities, respectively. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our Class A Common Stock bear the risk of our future offerings reducing the per share trading price of our Class A Common Stock and diluting their interest in us.

Our charter documents will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and that the federal district courts will be the exclusive forum for claims under the Securities Act of 1933, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for the following types of actions and proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (3) any action arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, our amended and restated certificate of incorporation to be effective immediately prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision is intended to benefit, and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

If a court were to find the exclusive-forum provision in our charter documents to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “target,” “estimate,” “forecast,” “project,” by future conditional verbs such as “will,” “should,” “would,” “could” or “may,” or by variations of such words or by similar expressions. These statements are not historical facts, but instead represent our current expectations, plans or forecasts and are based on the beliefs and assumptions of management and the information available to management at the time that these disclosures were prepared.

Forward-looking statements are subject to numerous assumptions, risks (both known and unknown) and uncertainties, and other factors which change over time. Such factors include:

•

reductions in assets under management by our Adviser Subsidiary based on investment performance, adverse changes in the economy and the capital markets and other factors, including the COVID-19 pandemic;

•	the loss of an Advisory Agreement with an Existing Gladstone Fund;

•	our ability to maintain historical returns of the Existing Gladstone Funds and sustain our historical growth;

•

the impact of COVID-19 generally and on the economy, the capital markets our business and the portfolio companies of the Gladstone Funds, including the measures taken by governmental authorities to address it;

•	our ability to retain key investment professionals or members of our senior management team;

•	our reliance on the technology systems supporting our operations;

•	availability of capital to the Existing Gladstone Funds;

•	our ability to successfully launch and grow the Future Gladstone Funds, if at all, and develop new strategies and funds in the future;

•	the concentration of our funds’ investments in lower middle market businesses and real estate in the United States;

•	the ability of our investment teams to identify appropriate investment opportunities for our funds;

•	our exposure to potential litigation (including administrative or tax proceedings) or regulatory actions;

•	our ability to implement effective information and cyber security policies, procedures and capabilities;

•	our determination that we are not required to register as an “investment company” under the 1940 Act;

•	the fluctuation of our expenses and results of operations;

•	our ability to respond to recent trends in the asset management industry;

•	our understanding of our competition and our ability to compete effectively;

•	changes in governmental regulation (including regulation specific to the asset management industry), tax rates and similar matters and our ability to respond to such changes;

•	the degree and nature of competition in the asset management industry;

•	the level of control over us retained by David Gladstone;

•	our ability to sell shares in this offering in the amounts and on the terms contemplated, or at all;

•	our ability to deploy the proceeds of this offering and any changes to our business as a result of the proposed use of proceeds;

•

the ability of Gladstone Acquisition to complete its Initial Business Combination within 18 months from the closing of the SPAC IPO (which will be February 9, 2023), which would otherwise require us to write-off our investment in Gladstone Acquisition; and

•	other risks and factors listed under “Risk Factors” and elsewhere in this prospectus.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Therefore, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. Because forward-looking statements are subject to assumptions, risks, uncertainties, and other factors, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements and future results could differ materially from our historical performance.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data, estimates and forecasts. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data, estimates and forecasts are based upon information obtained from investors in our funds, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors.

ORGANIZATIONAL STRUCTURE

Overview

The diagram below depicts our organizational structure immediately following the offering.

Gladstone Management is a registered investment adviser and has a contract with each of the Existing

Gladstone Funds and is expected to have a similar contract with each of the Future Gladstone Funds if established.

Gladstone Administration has a contract to provide services to each of the Existing Gladstone Funds and is expected to have a similar contract with each of the Future Gladstone Funds.

(1)   The Gladstone Companies Ltd. is offering             shares of Class A Common Stock in this offering. The Gladstone Companies Ltd. is wholly-owned by our Chairman, President and Chief Executive Officer, David Gladstone.

(2)   Following the offering the Company and its directors and executive officers are expected to own between 20% and 35% of each of the Future Gladstone Funds upon establishment.

(3)   The Company’s directors and executive officers own approximately 5.1% of the outstanding common stock of GLAD.

(4)   The Company’s directors and executive officers own approximately 2.5% of the outstanding common stock of GAIN and other affiliates own approximately 0.5% of the outstanding common stock of GAIN.

(5)   The Company’s directors and executive officers own approximately 1.5% of the outstanding common stock of GOOD and other affiliates own approximately 0.5% of the outstanding common stock of GOOD.

(6)   The Company’s directors and executive officers own approximately 7.4% and other affiliates own approximately 8.6% of the outstanding common stock of LAND.

Ownership of the Company

We were formed as a Delaware corporation on December 7, 2009 to continue the asset management business we conducted through predecessor entities since 2001. We are currently managed by our Board of Directors, who are elected by TGC LTD, which owned 100% of our capital stock immediately prior to this offering. Immediately following this offering, and after giving effect to the Reclassification, TGC LTD will own        % of the voting power of our capital stock as the sole holder of Class B Common Stock, assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to cover over-allotments. TGC LTD currently is, and will remain upon completion of this offering, wholly owned and controlled by our Chairman, President and Chief Executive Officer, David Gladstone.

Assuming an initial public offering price of $                 per share of Class A Common Stock, immediately following the offering:

•	Mr. Gladstone will not directly or indirectly own any shares of Class A Common Stock;

•

Mr. Gladstone, through TGC LTD, will indirectly hold                  shares, or 100%, of the Class B Common Stock, which equals         % of our shares of Class A Common Stock and Class B Common Stock on a combined basis (or         % of Class A Common Stock and Class B Common Stock on a combined basis if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock), and accounts for         % of the voting power of our shares of Class A Common Stock and Class B Common Stock on a combined basis (or         % of Class A Common Stock and Class B Common Stock on a combined basis if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock);

•

our Directors, officers and employees (other than Mr. Gladstone) who purchase through the directed share program will hold approximately                 shares, or         %, of Class A Common Stock, which equals         % of our shares of Class A Common Stock and Class B Common Stock on a combined basis (or         % of Class A Common Stock and Class B Common Stock on a combined basis if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock), and accounts for         % of the voting power of our shares of Class A Common Stock and Class B Common Stock on a combined basis (or         % of Class A Common Stock and Class B Common Stock on a combined basis if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock); and

•

investors in this offering (other than Mr. Gladstone and our other Directors, officers and employees who purchase through the directed share program and assuming all shares reserved for the program are sold) will hold an aggregate of                shares of Class A Common Stock, which equals         % of our shares of Class A Common Stock and Class B Common Stock on a combined basis (or         % of Class A Common Stock and Class B Common Stock on a combined basis if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock), and accounts for         % of the voting power of our shares of Class A Common Stock and Class B Common Stock on a combined basis (or         % of Class A Common Stock and Class B Common Stock on a combined basis if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock).

Accordingly, on the few matters that may be submitted for a vote of the Class A Common Stock, specifically those matters which constitute a variation of the rights of Class A Common Stock as set out in our amended and restated certificate of incorporation, investors in this offering (including those that purchase through the directed share program) will collectively have         % of the voting power of our shares of Class A Common Stock and Class B Common Stock on a combined basis (or         % of Class A Common Stock and Class B Common Stock on a combined basis if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock), and Mr. Gladstone, our Chairman, President and Chief Executive Officer, will indirectly retain the remaining         % of the voting power of our shares of Class A Common Stock and Class B Common Stock on a combined basis (or         % of Class A Common Stock and Class B Common

Stock on a combined basis if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock)

Organization of Subsidiaries

We are, and since our formation our only activities have been as, a holding company that operates and controls the business and affairs of our subsidiaries, including the Adviser Subsidiary, the Broker-Dealer Subsidiary, and the Administrator Subsidiary.

Ownership Interest in Funds

The following table sets forth as of December 31, 2021 the current ownership of voting common stock in each Existing Gladstone Fund by our executive officers and Directors:

Existing Gladstone Fund	Percentage of outstanding common stock held by the Company’s executive officers and Directors
GLAD	5.1%
GAIN	2.5%
GOOD	1.5%
LAND	7.4%

USE OF PROCEEDS

We estimate that our net proceeds from this offering, at an assumed initial public offering price of $         per share of Class A Common Stock, the midpoint of the price range on the cover of this prospectus, and after deducting estimated underwriting discounts and expenses, will be approximately $         million (or $         million if the underwriters exercise in full their overallotment option to purchase additional Class A Common Stock). We will not receive any of the proceeds from the sale of Class A Common Stock in this offering by the selling stockholder identified in this prospectus.

We intend to use our net proceeds from this offering for growth strategies, which are expected to include: (i) providing capital to the Existing Gladstone Funds and the Future Gladstone Funds, including through general partnership interests; (ii) working capital to supplement our existing line of credit; and (iii) for other general corporate purposes. We will make investments in the Existing Gladstone Funds and the Future Gladstone Funds solely to the extent that we are not required to register as an investment company under the 1940 Act. No portion of the proceeds will be used to redeem or repurchase shares of our capital stock outstanding prior to this offering or to compensate our officers or Directors.

We currently intend to use up to $         million of the net proceeds from this offering to provide capital to the Existing Gladstone Funds and the Future Gladstone Funds with the remainder for working capital to supplement our existing line of credit; investing in other general partnership interests or other controlling interests in other new affiliated funds or other growth initiatives either directly or through our Adviser Subsidiary; and for other general corporate purposes. If launched, Gladstone Retail will seek to purchase and own retail properties, which we define as locations that are open to the public and provide a product or service, and Gladstone Farming will seek to purchase agricultural operations across the United States that are focused on high-value crops such as organic vegetables, fruits and nuts and those of which may be converted to organic and farming related operations and businesses that support the farming industry. If launched, Gladstone Partners will seek to invest alone or co-invest in new portfolio companies with the Gladstone BDCs.

There is no assurance that we will be able to utilize the net proceeds of this offering in the manner or amounts contemplated herein, or at all. In particular, as a result of the onset of the COVID-19 pandemic and the rapid pace of related developments, prospective opportunities for each of the Future Gladstone Funds are evolving and may result in a change in the priority in which we deploy proceeds from this offering as we continue to evaluate ways to maximize the prospects of ongoing success for our business. We may determine not to pursue one or more of the above uses of proceeds. Pending application of any portion of the net proceeds of this offering as described above, we intend to acquire government securities and, provided we do not become required to register as an investment company under the 1940 Act, certain publicly traded securities or medium-term liquid bonds that have a first lien.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2021: (i) on a historical basis; (ii) on pro forma basis giving effect to the Reclassification and the 2022 Dividend; and (iii) on a pro forma as adjusted basis to give further effect to our issuance of              shares of Class A Common Stock in this offering and our receipt of $         million in estimated net proceeds from the sale of shares of Class A Common Stock that we are offering at the assumed initial public offering price of $                 per share (the midpoint of the price range on the cover of this prospectus) less estimated underwriting discounts and the payment of offering expenses payable by us of approximately $                 million.

You should read this table together with the other information contained in this prospectus, including, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2021
	Actual	Pro Forma	Pro Forma as Adjusted
Cash and Cash Equivalents	$43,581,330

Loans Payable	$—

Equity:
Common Stock, par value $0.01 per share (3,000 shares authorized, 100 shares issued and outstanding, actual; (no shares authorized, no shares issued and outstanding, pro forma)	1
Class A Common Stock of Gladstone Acquisition, $0.01 par value, ( shares authorized, no shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	21
Class B Common Stock, par value $0.01 per share ( shares authorized, no shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma)	—
Additional Paid-In Capital	5,049
Retained Earnings	42,663,195
Noncontrolling interest	(6,889,455)

Total Stockholder’s Equity	35,778,811

Total Capitalization	$35,778,811

DILUTION

If you invest in our Class A Common Stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A Common Stock and the pro forma net tangible book value per share of our Class A Common Stock after this offering. Net tangible book value per share of Class A Common Stock is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of Class A Common Stock deemed to be outstanding on a specified date. Dilution results from the fact that the per share offering price of our Class A Common Stock is substantially in excess of the book value per share attributable to the existing equity holders.

Our pro forma net tangible book value as of December 31, 2021 was approximately $         million, or $         per share of Class A Common Stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the Class A Common Stock outstanding, after giving effect to the offering.

After giving effect to (a) the Reclassification, (b) the 2022 Dividend, (c) our sale of             shares of Class A Common Stock in this offering at an assumed initial public offering price of $         per share (the midpoint of the price range on the cover of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (d) the sale of shares of Class A Common Stock by the selling stockholder in this offering, from which we will not receive any proceeds, our pro forma net tangible book value as of December 31, 2021 would have been $         million, or $         per share. This represents an immediate increase in pro forma net tangible book value of $         per share to existing equity holders and an immediate dilution in net tangible book value of $         per share to investors in this offering.

The following table illustrates this dilution on a per share basis assuming the underwriters do not exercise their overallotment option to purchase additional shares:

Assumed initial public offering price per share of Class A Common Stock	$
Pro forma net tangible book value per share of Class A Common Stock as of December 31, 2021
Increase in pro forma net tangible book value per share of Class A Common Stock attributable to new investors
Pro forma net tangible book value per share of Class A Common Stock after this offering(1)
Dilution in pro forma net tangible book value per share of Class A Common Stock to new investors(1)

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $     per share would increase (decrease) the pro forma net tangible book value per share as of December 31, 2021 by $     , the pro forma net tangible book value per share after this offering by $     and the dilution in pro forma net tangible book value per share to new investors by $     , assuming the number of Class A Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. Similarly, each increase of 1,000,000 shares in the number of shares of Class A Common Stock offered by us would increase our pro forma net tangible book value by $     per share and decrease the immediate dilution to new investors by $         per share, and each decrease of 1,000,000 shares in the number of shares of Class A Common Stock offered by us would decrease our pro forma net tangible book value by $     per share and increase the immediate dilution to new investors by $     per share, in each case assuming the assumed initial public offering price of $     per share of Class A Common Stock remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The table above does not give effect to Class A Common Stock that may be issued upon exercise of the underwriters’ overallotment option to purchase additional shares or that may be granted under, or issued upon the exercise or settlement of awards that are granted under, our 2022 Equity Incentive Plan after this offering or the number of Class A Common Stock that may be issued in connection with the exchange of the Class B Common Stock. See “Executive Compensation—2022 Equity Incentive Plan” and “Description of Capital Stock—Common Stock—Conversion.”

CASH DIVIDEND POLICY

Our intention is to distribute, by way of dividend, to holders of our Class A and Class B Common Stock on a monthly basis, an amount to be determined quarterly by our Board of Directors, based on the sum of: (i) distributions from our wholly-owned subsidiaries, which includes the fees earned by our Adviser Subsidiary and Broker-Dealer Subsidiary, after taxes, expenses and reserves, and (ii) and our ownership in any Future Gladstone Funds; after deducting such amounts as determined by our management to be necessary or appropriate to provide for the current and future conduct of our business, to make appropriate investments in our business, to comply with applicable law, to meet our debt obligations or to provide for future monthly dividends to holders of our Class A and Class B Common Stock. We expect that our first monthly dividend will be paid in                . We will have no material assets other than our ownership of all existing issued and outstanding shares of stock of our subsidiaries, future general partnership interests and other immaterial assets. As a result, we expect to fund dividends, if any, from cash distributions from our subsidiaries and from other interests we may own in any Future Gladstone Funds. The Company intends to distribute its net share of such distributions to holders of our Class A and Class B Common Stock on a pro rata and substantially identical basis by way of dividend. As more fully described under the section titled “Description of Capital Stock—Common Stock,” in the event that a cash dividend is declared on our Class A Common Stock, holders of our Class B Common Stock will be entitled to receive a substantially equal and pro rata dividend to be paid in cash, Class A Common Stock or a mix of Class A Common Stock and cash.

The declaration and payment of any dividends will be at the sole discretion of the Board of Directors of the Company, which may change its dividend policy or discontinue dividends at any time. In connection with the declaration of dividends, the Company will take into account the following factors, among others:

•	general economic and business conditions;

•	its strategic plans and prospects;

•	its business;

•	its financial condition and operating results, including cash position, net income and realizations on investments made by its funds;

•	working capital requirements and anticipated cash needs;

•	contractual restrictions and obligations, including restrictions under any credit facility;

•	legal, tax and regulatory restrictions;

•	restrictions and other implications on the payment of dividends to holders of our Class A and Class B Common Stock or by its subsidiaries to the Company; and

•	such other factors as the Board of Directors may deem relevant.

In addition, by paying dividends rather than investing that cash in our businesses, we might risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations, acquisition opportunities or unanticipated capital expenditures, should the need arise.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere in this prospectus. The historical consolidated financial data discussed below reflect our historical results of operations and financial position.

The following discussion and analysis contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled “Risk Factors” contained elsewhere in this prospectus describing key risks associated with our business, operations and industry. Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounding adjustments and consequently totals may not appear to sum. The items discussed below have had significant effects on many items within our consolidated financial statements and affect the comparison of the current period’s activity with those of prior periods.

Overview

We are a leading alternative asset manager and provider of other administrative and financial services. We currently primarily provide these services to the four Existing Gladstone Funds, which are four publicly traded, Nasdaq-listed companies invested in alternative asset classes:

•	GLAD, a BDC, primarily invests in debt securities of established private lower middle market companies in the United States;

•

GAIN, a BDC, primarily invests in debt and equity securities of lower middle market private businesses operating in the United States (including in connection with management buyouts, recapitalizations or, to a lesser extent, refinancings of existing debt facilities);

•	GOOD, a REIT, focuses on acquiring, owning and managing primarily office and industrial properties; and

•	LAND, a REIT, focuses on acquiring, owning and leasing farmland.

We also are the sponsor and manager of Gladstone Acquisition, a SPAC that consummated its SPAC IPO on August 9, 2021 and that is pursuing an Initial Business Combination targeting farming-related operations and businesses that support the farming industry. Through our subsidiary Sponsor, we own approximately 19.69% of the equity interests of Gladstone Acquisition. In determining the accounting treatment of our equity interest in Gladstone Acquisition, management concluded that Gladstone Acquisition is a VIE as defined by ASC Topic 810, “Consolidation.” A VIE is an entity in which equity investors at risk lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, the party who has both the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, as well as the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the entity. Sponsor is the primary beneficiary of Gladstone Acquisition as it has, through its equity interest, the right to receive benefits or the obligation to absorb losses from Gladstone Acquisition, as well as the power to direct a majority of the activities that significantly impact Gladstone Acquisition’s economic performance, including partnering transaction target identification. As such, Gladstone Acquisition is fully consolidated into our financial statements.

From August 9, 2021 through December 31, 2021, 19.69% of the net income and net assets of Gladstone Acquisition were consolidated within our financial statements as of and for the six months ended December 31, 2021. The remaining 80.31% of the consolidated net income and net assets of Gladstone Acquisition, representing the percentage of economic interest in Gladstone Acquisition held by the public stockholders of

Gladstone Acquisition through their ownership of Gladstone Acquisition equity, were allocated to redeemable noncontrolling interest (“NCI”). All transactions between Gladstone Acquisition and Sponsor, as well as related financial statement impacts, eliminate in consolidation.

We generate revenue from fees earned pursuant to advisory, administrative, broker-dealer and other agreements our subsidiaries have with the Existing Gladstone Funds and to other affiliated entities. These fees are generated through:

•	the Adviser Subsidiary, an investment adviser registered with the SEC, which currently advises the Existing Gladstone Funds;

•

the Broker-Dealer Subsidiary, a broker dealer registered with FINRA and insured by the Securities Investor Protection Corporation (“SIPC”), which currently provides certain investment banking mortgage placement and dealer manager services to the Existing Gladstone Funds; and

•	the Administrator Subsidiary, which currently provides administrative services to the Existing Gladstone Funds, including accounting, valuation, legal, compliance, and other services.

Our assets under management have grown from approximately $132.2 million as of September 30, 2001 to approximately $4.0 billion as of December 31, 2021, representing a CAGR of 18% per year. Since the inception of GLAD in 2001 through December 31, 2021, the Existing Gladstone Funds have invested in 668 businesses or properties for an aggregate amount of approximately $7.1 billion and paid $1.4 billion in common stock dividends or distributions to their investors.

As of the date of this prospectus, we manage our operations on an aggregated, single segment basis for purposes of assessing performance and making operating decisions, and, accordingly, have only one reportable and operating segment. We provide asset management services through the Adviser Subsidiary and all of our revenues are generated within the United States.

Our Adviser Subsidiary has managed the Existing Gladstone Funds with a perspective of achieving successful growth over the long-term. In establishing and growing our various funds, and in determining the types of investments to be made by our funds, our management has consistently sought to focus on the best outcomes for our businesses and the Existing Gladstone Funds that we manage over a period of years, rather than on the short-term effect on our revenue, net income or cash flow. We intend to maintain this long-term focus after this offering. We believe that this approach will continue to significantly affect our revenue, net income and cash flow as a result of the timing of new investments and realizations of investments by the Existing Gladstone Funds, the Future Gladstone Funds and any other business or funds we may manage in the future.

Asset Management (Existing Gladstone Funds)

•

GLAD (BDC—Debt Securities of Private Companies): We are the adviser to GLAD, a BDC that primarily invests in debt securities of established private lower middle market companies in the U.S. GLAD was established in 2001 and is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for federal tax purposes under the Code.

•

GAIN (BDC—Debt and Equity Securities (including Buyouts) of Private Companies). We are the adviser to GAIN, a BDC that invests in debt and equity securities of lower middle market private businesses operating in the U.S. (including in connection with management buyouts, recapitalization or, to a lesser extent, refinancing of existing debt facilities). GAIN was established in 2005 and, like GLAD, is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for federal tax purposes under the Code.

•

GOOD (REIT—Office and Industrial Properties): We are the adviser to GOOD, a diversified, national operation, with investments in a variety of sectors and geographic locations. GOOD was established in 2003 and is an externally-managed REIT focused on acquiring, owning, and managing primarily office and industrial properties in the United States.

•

LAND (REIT—Farmland): We are the adviser to LAND, a diversified, national operation, with investments in a variety of sectors and geographic locations. LAND was established in 2013 and is an externally-managed, natural resource REIT focused on acquiring, owning and leasing farmland in the United States.

Our asset management business is operated through our Adviser Subsidiary, a registered investment adviser with the SEC, which has advisory agreements in place to manage all of the Existing Gladstone Funds. Our investment advisory business generated net income before income taxes of $11.5 million and $8.7 million for our fiscal years ended June 30, 2021 and 2020; $11.2 million and $6.2 million for the six months ended December 31, 2021 and 2020; and $6.2 million and $3.4 million for the three months ended December 31, 2021 and 2020, respectively.

Financial Services

We provide financial services through our Adviser Subsidiary and through our Broker-Dealer Subsidiary. The Broker-Dealer Subsidiary earns fees generated from providing dealer manager, investment banking, mortgage placement, and other services to us, the Existing Gladstone Funds and certain portfolio companies of GLAD and GAIN. We incur internal salaries and other operating expenses and third-party securities trade costs associated with the Broker-Dealer Subsidiary that largely offset the associated securities trade commission revenue we earn

Administrative Services

Our Administrator Subsidiary is a party to administration agreements with each of the Existing Gladstone Funds, as well as being a party to substantially similar agreements with us and our subsidiaries. Our Administrator Subsidiary provides accounting, legal, compliance, treasury, valuation, regulatory and other services pursuant to such agreements.

Our Revenues and Expenses

Our revenue is primarily derived from fees (pursuant to Advisory Agreements) our Adviser Subsidiary receives for managing the Existing Gladstone Funds. Such fees include investment advisory fees (also called base management fees) which are based upon assets or stockholders’ equity under management; loan servicing fees for serving as the servicer pursuant to line of credit agreements; performance-based incentive fees for meeting certain income or realized capital gains thresholds; and investment banking fees for providing investment banking, due diligence and management or advisory services. Our Broker-Dealer Subsidiary also receives fees for other financial services it provides to certain of the Existing Gladstone Funds and portfolio companies thereof, including distribution, investment banking, due diligence, dealer manager, mortgage placement and other financial services.

Historically, our most significant expense is the payment of salaries, bonuses and benefits for our employees, each of which is directly employed by either the Adviser Subsidiary, the Administrator Subsidiary or the Broker-Dealer Subsidiary.

Business Environment

As an asset management firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally in the United States and, to a lesser extent, globally. Our diverse mix of businesses has allowed us to generate attractive returns across different business climates. Generally, business conditions characterized by low inflation, low or declining interest rates and strong equity markets provide a positive climate for us to generate attractive returns on existing investments of our funds. Since the Existing Gladstone Funds are closed-end funds with no requirement to return invested equity capital, we have generally been able to produce stable revenues. However, during periods of market volatility the fair value of the assets owned by the Existing Gladstone Funds will increase or decrease accordingly, which impacts the base management fees. In addition, during market downturns, certain portfolio companies and tenants of the Existing Gladstone Funds may no longer be able to make the payments due under the applicable agreement with an Existing Gladstone Fund, which may impact the income of the applicable Existing Gladstone Fund and incentive fees.

Market Conditions

Our ability to grow revenues in our asset management business largely depends upon the growth in assets under management and income in the Existing Gladstone Funds, Future Gladstone Funds, and in other businesses or funds we may manage in the future. Such growth will depend upon our ability to attract new capital and investors to our funds and our ability to successfully invest our funds’ capital. Our ability to grow our revenues in our financial services business (through our Broker-Dealer Subsidiary) depends largely on the ability of GLAD and GAIN (and in the future, potentially Gladstone Farming or Gladstone Partners) to invest in new portfolio companies and the Broker-Dealer Subsidiary’s ability to source mortgages for GOOD and LAND (and in the future, potentially Gladstone Retail), and the Broker-Dealer Subsidiary’s ability to provide effective dealer manager services to certain of the Existing Gladstone Funds’ and Future Gladstone Funds’ registered, non-listed issuances of stock or bonds, if any.

The global economy has experienced economic uncertainty in recent years. Economic uncertainty impacts our business in many ways, including through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. See “Risk Factors—Risks Related to Our Business” in this prospectus. As interest rates remain relatively low and public equities are not able to meet expected returns, we see increasing investor demand for alternative investments to achieve higher yields. As a result, some investors have increased their allocation to private markets relative to other asset classes. In addition, the opportunities in private markets have expanded as firms have created new vehicles and products in which to access private markets across different geographies and opportunity sets.

Our fees and revenues are directly impacted by the performance of the Existing Gladstone Funds. This includes any impacts they or their portfolio companies and assets experience from COVID-19. Not all such impacts attributable to COVID-19 are quantifiable. Changes in the assets or income of the Existing Gladstone Funds, including their ability to deploy capital in new investment opportunities, can impact any of our fee types, particularly investment advisory, incentive and investment banking fees. Reductions in incentive fees that the Company earns result in a corresponding decrease in the amount of incentive compensation that is due under our carried interest incentive compensation plans, partially offsetting the fee impact. Protecting the Company’s employees has been a priority since the onset of the COVID-19 pandemic in early 2020, which continued through our fiscal year ended June 30, 2021, and through the date of this prospectus, and included having employees transition to a remote working environment. The Company continues to monitor and work with the management teams of the companies to which we provide services to mitigate impacts of the pandemic, and with managing its own workforce as we return to a more normal operating environment. It is difficult to predict the extent to which COVID-19 will continue to impact the Company’s financial condition or results of operations, but the Company believes it has taken appropriate measures to continue managing this risk.

Our assets under management have increased from $3.0 billion at June 30, 2020 to $3.3 billion at December 31, 2020, to $3.6 billion as of June 30, 2021 and to $4.0 billion as of December 31, 2021. From June 30, 2021 to December 31, 2021, the most significant components of the increase in assets under management related to the Gladstone Acquisition IPO, which created consolidated assets of $108 million as of

December 31, 2021, and to $321 million of net investments, offset by $23 million of negative changes in fund value. We observed a decline in the assets of GAIN between December 31, 2019 and June 30, 2020 that negatively impacted the fees for that semiannual period; however, these asset values were largely restored in the semiannual period ended December 31, 2020. GLAD experienced volatility within quarters during this period but stabilized considerably at the end of each quarter so that their fees were not materially impacted. The management fees paid to us by LAND and GOOD are based on the cost of their gross tangible real estate, which did not fluctuate as a result of COVID-19, so were not impacted.

As discussed under “Certain Financial Measures and Indicators—Revenues,” reductions in incentive fees that we earn results in a corresponding decrease in the amount of incentive compensation that would be due under our carried interest incentive compensation plans, thereby dampening the net impact on our earnings.

Both GLAD’s and GAIN’s investment portfolio companies are diverse from an industry and geographic perspective, which should help mitigate any disproportionate effects of COVID-19 on specific industries and regions. In addition, while both GLAD and GAIN continue to monitor and work with their respective portfolio companies to navigate the significant challenges created by the COVID-19 pandemic, we believe that the portfolio companies of both GLAD and GAIN have taken actions to effectively and efficiently respond to such challenges. We believe both GLAD and GAIN have sufficient levels of liquidity to support their existing portfolio companies, as necessary, and selectively deploy capital in new investment opportunities.

We believe GOOD has a diverse tenant base from both a geography and industry perspective, without significant exposure to tenants in industries that have been significantly impacted by COVID-19, and GOOD has collected all cash rent obligations through December 31, 2021 that were not subject to rent deferral agreements. GOOD entered into rent deferral agreements with three tenants in April 2020 which in the aggregate represented approximately 2% of GOOD’s total portfolio rents, of which two were repaid in full as of December 31, 2020, and the third tenant was granted an extended deferral in exchange for one year of additional lease term.

We do not believe that COVID has materially affected LAND’s operations or those of its tenants at this point in time. Most of LAND’s farmers initially experienced increased sales volumes and higher-than-average prices because the pandemic led the public to stockpile food and other necessities. However, such volumes and prices have recently returned to more normalized levels. LAND granted two rent deferrals for semi-annual rental payments due in July 2020 which in the aggregate represented approximately 0.7% of LAND’s total portfolio rents. These rental payments were collected in full during the year ended December 31, 2020, and they did not receive any further requests from tenants seeking relief as a result of COVID-19.

Trends Affecting our Business

In addition to general market conditions, we believe the following trends will impact our future performance:

•

Increasing Importance of Alternative Assets. Over the past several years, investor groups of all types have meaningfully increased their capital allocations to alternative investment strategies. We expect this current trend will continue as the combination of volatile returns in public equities and low-yields on traditional fixed income investments shifts investor focus to the lower correlated and absolute levels of returns offered by alternative assets. In particular, real assets, private equity and private debt strategies are expected to achieve significant growth as investors diversify to reduce volatility and achieve higher yields.

•

Increasing Demand for Alternative Assets from Retail Investors. Defined contribution pension plans and retail investors are demanding more exposure to alternative investment products to seek differentiated returns as well as to satisfy a desire for current yield due to changing demographics. We have benefited from this growing demand, given our diverse alternative offerings through publicly traded vehicles. With an established market presence, we believe we are well positioned to take advantage of the growing opportunity in the retail channel.

•

Shifting Asset Allocation Policies of Institutional Investors. We believe that the growing pension liability gap is driving investors to seek higher return strategies and that institutional investors, such as insurance companies, are increasingly rotating away from core fixed income products towards more liquid alternative credit and absolute return-oriented products to achieve their return hurdles. According to Ernst & Young, institutional investors allocated an estimated 25% of the global portfolio towards alternative strategies in 2019, up from approximately 12% in 2009. The increase in allocation has also been accompanied by a change in allocation strategy to a more balanced approach between private equity and non-private equity alternative investments. Our combination of credit expertise, total return and multi-strategy product offerings are particularly well suited to benefit from these asset allocation trends.

•

The strength and liquidity of the United States and relevant global equity and debt markets. These markets affect the value of the underlying investments of the Existing Gladstone Funds and any Future Gladstone Funds, which in turn affect the assets under management and income of those funds and the base management fees and the incentive fees we earn. Furthermore, changes in supply and demand for real estate assets could affect our ability to increase the value of GOOD and LAND. In addition, certain of our funds may use leverage in order to increase investment returns, which ultimately affects our current income and ability to attract additional capital. Prior to the onset of the COVID-19 pandemic, United States and relevant global debt markets have been particularly robust in recent years, contributing to our ability to finance acquisitions by the Existing Gladstone Funds at attractive rates, leverage ratios and terms. A reduction in leverage ratios or a tightening of covenants and other credit terms could also negatively impact the assets under management or income of our Existing Gladstone Funds and any Future Gladstone Funds and the fees the Adviser Subsidiary earns under the Advisory Agreements.

•

Interest Rate Risk. Fluctuations in interest rates may affect the performance of the Existing Gladstone Funds and any Future Gladstone Funds. Historical trends in these markets are not necessarily indicative of future performance in these funds. Current interest rates are near long-term historical lows; however, credit spreads have increased with the recent decline in interest rates, mitigating a portion of the decline in investment yields. Increases in rates and decreases in credit spreads would have a mixed impact on our performance as asset yields would tend to rise but so would the cost of servicing floating-rate debt used to leverage the Existing and any Future Gladstone Funds, which could impact the performance-based incentive fees that the Adviser Subsidiary earns. However, we believe that we and the Existing Gladstone Funds are well-positioned for a rising interest rate environment, as the floating rate investments in these funds are substantially greater than their floating rate debts.

•

Competition among alternative asset managers. Our ability to grow our revenue is dependent on our continued ability to source attractive investments for the funds we manage and to deploy the capital that we have raised. Our transaction volume is largely based on relationships that we cultivate in the debt, equity, real estate and natural resource markets. Deviations from these relationships can occur in any given year for a number of reasons. We compete against a number of other public and private asset managers that are larger than us or have more diversified sources of revenue or stronger relationships in the sectors in which we operate. A significant decrease in the quality or quantity of investment opportunities for our funds or an increase in competition from new alternative asset management entrants could adversely affect our ability to source investments with returns that meet the investment objectives of the funds we manage.

•

Unpredictable global macroeconomic conditions. Global economic conditions, including political environments, the impact of pandemics such as COVID-19, financial market performance, interest rates, credit spreads or other conditions beyond our control, all of which affect the performance of our funds’ underlying investments, are unpredictable and could negatively affect our performance and that of the funds that we manage and their and our ability to raise funds in the future.

•

Increasing regulatory requirements. The complex regulatory and tax environment for asset managers could restrict our operations and subject us to increased compliance costs and administrative burdens, as well as restrictions on our business activities.

We believe recent market conditions have created both favorable and unfavorable environments for our asset management and financial advisory businesses during the periods presented. Changes in these market conditions could have positive or negative effects on our asset management and financial advisory businesses in future periods, and those effects could be material. For a more detailed description of how economic and global financial market conditions can materially affect our financial performance and condition, see “Prospectus Summary—Recent Developments” and “Risk Factors—Risks Related to Our Business” in this prospectus. Our historical results of operations are not indicative of the expected future operating results following this offering.

Certain Financial Measures and Indicators

Consolidation

We consolidate the financial results of the Adviser Subsidiary, the Administrator Subsidiary and the Broker-Dealer Subsidiary. In addition, we consolidate the financial results of Gladstone Acquisition for reasons further described in Notes 2 and 3 to our consolidated financial statements for the six months ended December 31, 2021, contained herein. We do not consolidate the Existing Gladstone Funds, and the base management fees and incentive fee compensation received from the advisory agreements between our Adviser Subsidiary and the Existing Gladstone Funds are the only aspects of the Existing Gladstone Funds that are recorded in our financial statements.

Revenues

Investment Advisory Fees (Base Management Fees). Investment advisory fees are earned from services provided by the Adviser Subsidiary to the Existing Gladstone Funds pursuant to the terms of the Advisory Agreements. Investment advisory fee revenue is recognized as the advisory services are provided, and any unpaid amounts are classified as accounts receivable, related party. Additionally, pursuant to the requirements of the 1940 Act, our Adviser Subsidiary makes available significant managerial assistance to portfolio companies of GLAD and GAIN. The Adviser Subsidiary may also provide other services to such portfolio companies under certain agreements and may receive fees for services other than managerial assistance. Our Adviser Subsidiary non-contractually, unconditionally, and irrevocably credits 100% of these fees against the investment advisory fee that GLAD and GAIN would otherwise be required to pay to our Adviser Subsidiary; however, pursuant to the terms of the Advisory Agreements with each of GLAD and GAIN, a small percentage of certain of such fees is retained by our Adviser Subsidiary in the form of reimbursement, at cost, for tasks completed by personnel of the Adviser Subsidiary, primarily for the valuation of portfolio companies of GLAD and GAIN.

Loan Servicing Fees. Certain of GLAD’s and GAIN’s loan investments are held in their respective wholly- owned subsidiaries. Loan servicing fees represent amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between the relevant subsidiary and its creditor banks. Since GLAD and GAIN own these loans indirectly (through their 100% ownership of the relevant subsidiary), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by GLAD and GAIN. Loan servicing fee revenue is recognized when it is earned and is 1.50% and 2.0% of the aggregate loan balances pledged under GLAD and GAIN’s credit facilities, respectively.

Performance-Based Incentive Fees. Incentive fees are earned by the Adviser Subsidiary pursuant to a given Advisory Agreement when an Existing Gladstone Fund meets certain income or realized capital gains thresholds. Income-based incentive fees are recognized as income when all contingencies, including realization of specified minimum hurdle rates, have been exceeded. Capital gains-based incentive fee income is calculated cumulatively based on realized capital gains of the Existing Gladstone Fund in a given fiscal year, net of realized capital losses and unrealized capital depreciation. Any calculated amount above the required minimum hurdle rates, as specified in the respective Advisory Agreement, is allocated by the Existing Gladstone Fund to the Adviser Subsidiary.

Income-based incentive fees are calculated and payable to the Adviser Subsidiary quarterly in cash. Capital gains-based incentive fees are calculated and payable to the Adviser Subsidiary annually in cash. The incentive fees are considered fixed compensation and are not subject to reversal or clawback under the terms of the Advisory Agreements. To date the Adviser Subsidiary has not received any such capital gains-based incentive fees other than from GAIN.

During the three and six months ended December 31, 2019 (which fell in the fiscal year ended June 30, 2020), and for the fiscal year ended June 30, 2020, we recognized and were paid $8.1 million of capital gains-based incentive fees. During the three and six months ended December 31, 2020 (which fell in the fiscal year ended June 30, 2021), and for the fiscal year ended June 30, 2021, we did not recognize any capital gains-based incentive fees. During the three months and six ended December 31, 2021 (which fell in the fiscal year ending June 30, 2022), we recognized and were paid $5.3 million of capital gains-based incentive fees. To the extent we receive capital gains-based incentive fees, they give rise to an obligation under our capital gains-based carried interest plans that exist between the Adviser Subsidiary and certain of its current or former employees and officers that operate the respective funds, for which we accrued $7.0 million of compensation expense as of June 30, 2020 that was considered probable of payment and which was subsequently paid in September 2020. As of December 31, 2021, we have accrued $4.0 million of compensation expense related to the capital gains-based incentive fees that is considered probable of payment in September 2022.

The Adviser Subsidiary maintains several income-based and capital gains-based carried interest plans (collectively, “the Carried Interest Plans”) for the benefit of its current and former employees and officers which provides incentive compensation that is linked to the performance-based incentive fees that it earns. Under the terms of the Carried Interest Plans, a significant portion of the incentive fees earned, net of credits against those fees, are paid out as compensation. The Adviser Subsidiary may retain certain unallocated portions of the incentive fees under the agreements from time to time at its discretion. Our ability to continue to generate incentive fees and other fees is an important element of our business, and these items have historically accounted for a significant portion of our revenue and related expenses.

Administration Fees. The Administrator Subsidiary has entered into an Administration Agreement with each of the Existing Gladstone Funds and its other affiliates, pursuant to which it furnishes such funds and other companies with accounting, valuation, legal, compliance, and other services. Pursuant to the Administration Agreements, the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates collectively pay the costs and expenses of the Administrator Subsidiary to perform the administrative services, which are primarily rent and the salaries, benefits and expenses of the Administrator Subsidiary’s employees, including the chief financial officer and treasurer, chief compliance officer, chief valuation officer, and general counsel and secretary (and the staffs of all of the foregoing) of each of the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates. Administration fee revenue is recognized when it is earned.

Investment Banking Fees (Other Financial Services Fees): Investment banking fees include fees (1) received by the Broker-Dealer Subsidiary for providing investment banking and due diligence services to certain portfolio companies of GLAD and GAIN, (2) received by the Adviser Subsidiary for providing management or advisory services to certain portfolio companies of GLAD and GAIN and (3) received by the Broker-Dealer Subsidiary for providing mortgage placement services to GOOD and LAND. Due to uncertainty surrounding the closing of related deals, these fees are recognized when the transaction occurs and the fees are collected. Such fees may be received in advance and, if so, are recorded as deferred revenue in our consolidated balance sheets and are refundable until earned. To the extent that the Adviser Subsidiary receives any fees directly from a portfolio company of either GLAD or GAIN for any such services, 100% of such fees are credited (on a non-contractual, unconditional, and irrevocable basis) against the investment advisory fees otherwise due to the Adviser Subsidiary pursuant to the applicable Advisory Agreement.

Securities Trade Commissions. Securities trade commission income includes dealer manager and broker dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of Series B and Series C preferred stock of LAND and Series F preferred stock of GOOD through the independent broker dealer network. The Broker-Dealer Subsidiary provides certain sales, promotional and marketing services in connection with such offerings and in return is paid (1) selling commissions of up to 7.0% of the gross proceeds from sales of the Land Series B and up to 6.0% of the gross proceeds from sales of the LAND Series C and the GOOD Series F, and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales of each of the offerings. Fees are generated and earned on a trade-date basis, when the Broker-Dealer Subsidiary’s obligation is satisfied.

Fee Credits and Waivers. Fee credits or waivers have historically reduced the investment advisory fees or incentive fees due to the Adviser Subsidiary from the Existing Gladstone Funds under the Advisory Agreements. Any such fee credits or waivers are non-contractual, unconditional, and irrevocable. Fee credits generally consist of: (1) certain investment banking fees received by the Adviser Subsidiary from portfolio companies of GLAD and GAIN, (2) loan servicing fees received by the Adviser Subsidiary from certain subsidiaries of GLAD and GAIN, (3) a portion of the annual review fees received by the Adviser Subsidiary from portfolio companies of GLAD and GAIN, and (4) business advisory or management services fees received by the Adviser Subsidiary from portfolio companies of GLAD and GAIN. Fee waivers are typically granted to maintain the desired level of distributions to the Existing Gladstone Funds’ stockholders or as a reduction in the investment advisory fees charged in connection with syndicated loan investments held by GLAD and GAIN. In addition, while there are no caps to the aggregate amount of fees that the Adviser Subsidiary may receive, the Adviser Subsidiary non-contractually, unconditionally and irrevocably credits the full amount of the loan servicing fees it receives against any earned investment advisory fees such that net investment advisory fees (specifically, the base management fee) received as a percentage of GLAD’s and GAIN’s assets do not exceed the 1.75% or 2% set forth under the Advisory Agreements, respectively, as the average gross assets on which the advisory fees are calculated already reflects the value of the loans serviced under each of GLAD’s and GAIN’s credit facilities.

Operating Expenses

Salaries and Employee Benefits Expense. Our employee compensation and benefits expense reflects compensation (primarily salaries and bonuses) of our employees through our Adviser Subsidiary, our Administrator Subsidiary and our Broker-Dealer Subsidiary. Our compensation arrangements with our employees contain a significant performance-based bonus component. Therefore, as our revenues increase, our compensation costs also rise, and vice versa as revenues decrease. In addition, our compensation costs reflect increased headcount as we expand geographically and create new products and businesses. Historically, all payments for services rendered by our management and selected other individuals engaged in our businesses have been accounted for as employee compensation and benefits expense. As a result, our employee compensation and benefits expense has reflected payments for services rendered by these individuals

Operating Expenses Other Than Salaries and Employee Benefits Expense. The operating expenses other than salaries and employee benefits expenses consist primarily of rent, depreciation, telecommunications, office expenses, professional services and other third-party expenses incurred in connection with operating our business lines. We also incur third-party securities trade costs associated with the Broker-Dealer Subsidiary.

Other Income

Net Gains from Investment Activities. We expect to generate realized and unrealized gains and losses from underlying investments in the Future Gladstone Funds, if any, and Gladstone Acquisition. Net gains or losses from the interests we may hold in Future Gladstone Funds, including general partnership interests, would reflect a combination of internal and external factors. The external factors affecting the net gains associated with our investing activities might vary by asset class but would be expected to be broadly driven by the market considerations discussed above. The key external measures that we expect to monitor for purposes of deriving net gains from our investing activities include price/earnings ratios and EBITDA multiples for benchmark public companies and comparable transactions and capitalization rates for real estate property investments. These measures generally represent the relative value at which comparable entities have either been sold or at which they trade in the public marketplace. Other than the information from our managing directors, we refer to these measures generally as exit multiples. Internal factors that would be expected to be managed and monitored include a variety of cash flow and operating performance measures, most commonly EBITDA and net operating income.

Operating Metrics

The alternative asset management business is a complex business that is unusual due to its ability to support rapid growth without requiring substantial capital investment. However, there also can be volatility associated with its earnings and cash flow. Since our inception, we have developed and used various supplemental operating metrics to assess and monitor the operating performance of our various alternative asset management businesses in order to monitor the effectiveness of our value creating strategies.

Assets Under Management

We currently monitor assets under management, an operating metric that is common to the alternative asset management industry. Our calculation of assets under management may differ from the calculations of other asset managers. For example, other asset managers may calculate assets under management solely on fee paying assets rather than the total assets reflected on their balance sheet. As a result, this measure may not be comparable to similar measures presented by other asset managers. In addition, our definition of assets under management is not based on or related to a definition of assets under management that is set forth in the agreements governing the funds that we manage.

We calculate assets under management as (a) the total assets in the Existing Gladstone Funds, as included on their periodic reports filed with the SEC and (b) our total assets, as reflected on our balance sheet, including our investment in Sponsor and cash and cash equivalents.

Assets under management were $4.0 billion as of December 31, an increase of approximately $405 million, or 11%, compared to $3.6 billion at June 30, 2021. The following table sets forth assets under management (by Existing Gladstone Fund) as of December 31, 2021 and June 30, 2021.

(in millions)	December 31, 2021	June 30, 2021
GLAD	$587.37	$514.66
GAIN	736.10	713.19
GOOD	1,143.35	1,089.22
LAND	1,351.55	1,201.60
Other Investments	173.47	67.70

Total	$3,991.84	$3,586.37

Assets under management have increased since June 30, 2020, primarily as a result of the ability of the Existing Gladstone Funds to raise additional capital and effectively deploy such capital into new investments, and due to the effect of the Gladstone Acquisition IPO, which increased our assets under management in the six months ended December 31, 2021 by $108 million. As reflected in the table below, for the fiscal year ended June 30, 2021, the changes include $688 million of new investments and increases in fund value of $140 million that were partially offset by investment repayments and sales of $273 million. For the six months ended December 31, 2021, the changes include $500 million of new investments, increases in fund value of $85 million (including the Gladstone Acquisition assets) that were offset by investment repayments and sales of $178 million.

The following tables provide a roll-forward of assets under management (by Existing Gladstone Fund) for the fiscal years ended June 30, 2021 and 2020 and the six months ended December 31, 2021 and 2020:

	Fiscal Year Ended June 30, 2021
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2020	$457.72	$570.67	$1,086.05	$856.69	$60.79	$3,031.92
Investment Purchases and Additions	182.17	112.14	73.79	319.70	—	687.80
Investment Repayments and Sales	(159.76)	(73.77)	(39.50)	—	—	(273.03)
Change in Fund Value	34.53	104.15	(31.12)	25.21	6.91	139.68

Ending Balance, June 30, 2021	$514.66	$713.19	$1,089.22	$1,201.60	$67.70	$3,586.37

	Fiscal Year Ended June 30, 2020
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2019	$415.34	$641.95	$969.79	$628.72	$55.12	$2,710.92
Investment Purchases and Additions	154.66	94.54	165.76	246.31	—	661.27
Investment Repayments and Sales	(84.63)	(128.67)	(9.31)	—	—	(222.61)
Change in Fund Value	(27.65)	(37.15)	(40.19)	(18.34)	5.67	(117.66)

Ending Balance, June 30, 2020	$457.72	$570.67	$1,086.05	$856.69	$60.79	$3,031.92

	Six Months Ended December 31, 2021
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2021	$514.66	$713.19	$1,089.22	$1,201.60	$67.70	$3,586.37
Investment Purchases and Additions	140.27	67.41	81.11	210.80	—	499.59
Investment Repayments and Sales	(99.51)	(74.72)	(4.27)	—	—	(178.49)
Change in Fund Value	31.95	30.21	(22.72)	(60.85)	105.77	84.36

Ending Balance, December 31, 2021	$587.37	$736.10	$1,143.35	$1,351.55	$173.47	$3,991.84

	Six Months Ended December 31, 2020
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2020	$457.72	$570.67	$1,086.05	$856.69	$60.79	$3,031.92
Investment Purchases and Additions	52.48	89.28	65.96	230.60	—	438.32
Investment Repayments and Sales	(56.93)	(50.25)	(23.92)	—	—	(131.10)
Change in Fund Value	6.14	12.00	(30.18)	(38.27)	(20.64)	(70.95)

Ending Balance, December 31, 2020	$459.41	$621.70	$1,097.91	$1,049.02	$40.15	$3,268.19

	Three Months Ended December 31, 2021
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, September 30, 2021	$566.50	$745.92	$1,104.79	$1,261.84	$155.26	$3,834.31
Investment Purchases and Additions	111.87	37.01	54.23	147.50	—	350.61
Investment Repayments and Sales	(97)	(75)	(4)	—	—	(88.18)
Change in Fund Value	5.53	27.88	(11.40)	(57.79)	18.21	(5.48)

Ending Balance, December 31, 2021	$587.37	$736.10	$1,143.35	$1,351.55	$173.47	$3,277.19

	Three Months Ended December 31, 2020
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, September 30, 2020	$459.18	$628.27	$1,075.84	$858.75	$41.91	$3,063.95
Investment Purchases and Additions	29.75	32.19	55.36	189.60	—	306.90
Investment Repayments and Sales	(34.34)	(39.14)	(14.70)	—	—	(88.18)
Change in Fund Value	4.82	0.38	(18.59)	0.67	7.24	(5.48)

Ending Balance, December 31, 2020	$459.41	$621.70	$1,097.91	$1,049.02	$49.15	$3,277.19

Non-GAAP Financial Measures

The Company prepares and presents its consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that Gross Fees, EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings, non-GAAP financial measures, provide investors with additional useful information in evaluating the Company’s performance. Gross Fees, EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings are financial measures that are not required by, or presented in accordance with GAAP. The Company believes that Gross Fees, EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings, when taken together with the Company’s financial results presented in accordance with GAAP, provide meaningful supplemental information regarding the Company’s operating performance and facilitates internal comparisons of the Company’s historical operating performance on a more consistent basis by excluding certain items that may not be indicative of the Company’s business, results of operations or outlook. In particular, the Company believes that the use of Gross Fees, EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings are helpful to the Company’s investors as they are measures used by management in assessing the health of its asset management business (including the underlying operating performance of the Existing Gladstone Funds); the effectiveness of operational strategies; the Company’s ability to generate profits from revenues that are measured and received on a recurring basis; the performance and amounts available for dividends to the Company’s shareholders; determining incentive compensation, as well as for internal planning and forecasting purposes. In addition, the Company believes these non-GAAP measures provide another tool for investors to use in comparing its results with other companies in its industry, some of whom use similar non-GAAP measures. Gross Fees, EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, the Company’s use of Gross Fees, EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings may not be comparable to similarly titled measures of other companies because they may not calculate Gross Fees, EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings in the same manner, limiting their usefulness as a comparative measure. For example, we calculate Fee-Related Earnings as Net Revenues less Total Operating Expenses and Distributable Earnings as Net Income adjusted for Depreciation, Offering Cost Write-off, and Net Loss Attributable to Noncontrolling Interests and such adjustments may not be applicable to other companies. Because of these limitations, when evaluating the Company’s performance, you should consider Gross Fees, EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings alongside other financial measures, including the Company’s net income and other results stated in accordance with GAAP. We urge you to review the reconciliation of Gross Fees to revenue and net income to EBITDA, EBITDA Margin, Fee-Related Earnings and Distributable Earnings as set forth below.

Gross Fees

Gross Fees is a supplemental performance measure and is used to evaluate the health of our asset management business (including the underlying operating performance of the Existing Gladstone Funds) and our ability to generate profits from revenues that are measured and received on a recurring basis while removing fluctuations due to credits, which can be a non-recurring item. In addition, we provide supplemental disclosure of gross fees and credits that on a net basis comprise revenues because we believe that gross fees and credits are important in understanding the components of our revenue. Gross Fees is a component of and reconciled to, but not equivalent to, its most directly comparable GAAP measure of revenue. We describe the basis for our fees and any related credits in Note 2 (Summary of Significant Accounting Policies - Revenue Recognition) and Note 6, (Related Party Transactions), to our consolidated financial statements for the fiscal years ended June 30, 2021 and 2020 included herein.

EBTIDA and EBITDA Margin

EBITDA and EBITDA Margin are used to assess the health of our asset management business (including the underlying operating performance of the Existing Gladstone Funds); the effectiveness of operational strategies and our ability to generate profits from revenues that are measured and received on a recurring basis while removing certain fluctuations from non-recurring items. EBITDA and EBITDA Margin are derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income attributable to common stock. EBITDA differs from GAAP net income attributable to common stock in that it excludes: (i) interest expense; (ii) income tax provision; and (iii) depreciation. We calculate EBITDA Margin as EBITDA divided by net revenues. The use of EBITDA and EBITDA Margin without consideration of the related GAAP measures is not adequate due to the adjustments described herein. These measures supplement GAAP net income attributable to common stock and should be considered in addition to and not in lieu of the results of operations presented accordance with GAAP.

Fee-Related Earnings

Fee-Related Earnings is a supplemental performance measure and is used to evaluate our business (including the underlying operating performance of the Existing Gladstone Funds), our ability to generate profits from revenues that are measured and received on a recurring basis and make resource deployment and other operational decisions. Fee-Related Earnings is equivalent to our Income from Operations and differs from net income computed in accordance with GAAP in that it adjusts to exclude (i) income tax provisions and (ii) net income (loss) attributable to noncontrolling interests. We use Fee-Related Earnings to measure the ability of our business to cover compensation and operating expenses from fee revenues other than other forms of income. The use of Fee-Related Earnings without consideration of the related GAAP measures is not adequate due to the adjustments described herein. This measure supplements GAAP net revenues and should be considered in addition to and not in lieu of the results of operations presented accordance with GAAP.

Distributable Earnings

Distributable Earnings is used to assess performance and amounts potentially available for distributions. Distributable Earnings is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income. Distributable Earnings differs from GAAP net income computed in accordance with GAAP in that it does not include (i) depreciation and amortization expense, (ii) potential offering cost write-offs, and (iii) net income (loss) attributable to noncontrolling interests. While we believe that the inclusion or exclusion of the aforementioned GAAP income statement items provides investors with a meaningful indication of our core operating performance, the use of Distributable Earnings without consideration of the related GAAP measures is not adequate due to the adjustments described herein. This measure supplements GAAP net income and should be considered in addition to and not in lieu of the results of operations presented accordance with GAAP.

The following table reconciles Gross Fees, Fee-Related Earnings, EBITDA, EBITDA Margin and Distributable Earnings, which are non-GAAP measures, for the years ended June 30, 2020 and 2021, the six months ended December 31, 2020 and 2021 and the twelve months ended December 31, 2021 to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year Ended June 30, 2020	Six Months Ended December 31, 2020	Year Ended June 30, 2021	Six Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Revenues	$62,276,912	$29,690,387	$61,817,970	$45,273,231	$77,400,814

Credits	(21,846,618)	(9,409,719)	(19,297,822)	(13,537,103)	(23,425,206)

Total Gross Fees	$84,123,530	$39,100,106	$81,115,792	$58,810,334	$100,826,020

Gross Fees
Management Fees
Base Management Fees + Income-Based Incentive Fees	$42,381,874	$23,631,209	$50,110,689	$31,515,104	$57,994,584
Capital Gains-Based Incentive Fees	8,129,214	—	—	5,309,223	5,309,223

Total Management Fees	50,511,088	23,631,209	50,110,689	36,824,327	63,303,807
Loan Servicing Fees	12,434,520	6,390,147	12,869,051	6,484,251	12,963,155
Administration Fees	6,162,669	3,002,486	6,081,937	3,143,278	6,222,729
Securities Trade Commissions	7,102,719	2,089,090	4,143,449	3,667,879	5,722,238
Other Fees	7,912,534	3,987,174	7,910,666	8,690,599	12,614,091

Total Gross Fees	84,123,530	39,100,106	81,115,792	58,810,334	$100,826,020

Credits	(21,846,618)	(9,409,719)	(19,297,822)	(13,537,103)	(23,425,206)
Operating Expenses
Salaries and Employee Benefits	43,449,146	19,612,227	43,483,583	28,415,092	52,286,448
Rent	878,137	435,174	889,634	458,010	912,470
Depreciation	135,455	61,107	113,998	49,492	102,383
Securities Trade Costs	7,082,864	2,191,964	4,170,086	3,103,377	5,081,499
Other Operating Expenses	2,617,886	1,486,388	2,986,911	2,444,946	3,945,469

Total Operating Expenses	54,163,488	23,786,860	51,644,212	34,470,917	62,328,269

Income from Operations (Fee Related Earnings)	$8,113,424	$5,903,527	$10,173,758	$10,802,314	$15,072,545

Net Income Attributable to Common Stock	$6,109,748	$3,637,538	$6,763,517	$8,485,918	$11,611,897
Interest	1	—	(35)	—	(35)
Income Taxes	2,146,323	1,503,787	2,648,039	2,939,976	4,084,228
Depreciation	135,455	61,107	113,998	49,492	102,383

EBITDA	$8,391,527	$5,202,432	$9,525,519	$11,475,386	$15,798,473

EBITDA Margin	13.5%	17.5%	15.4%	25.3%	20.4%

Net Income Attributable to Common Stock	$6,109,748	$3,637,538	$6,763,517	$8,485,918	$11,611,897
Depreciation	135,455	61,107	113,998	49,492	102,383
Offering cost writeoff	—	762,202	762,202	—	—

Distributable Earnings	$6,245,203	$4,460,847	$7,639,717	$8,535,410	$11,714,280

Results of Operations for the Three and Six Months Ended December 31, 2021 and 2020

Following is a discussion of our consolidated results of operations for the three and six months ended December 31, 2021 and 2020. The following tables set forth information regarding our results of operations and certain key operating metrics for the three and six months ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Revenues (Related Party)
Investment advisory and loan servicing fees, net	$3,890,170	$6,450,903	$11,603,135	$12,469,056
Incentive fees, net	12,672,568	4,957,320	18,168,340	8,142,581
Administration fees	1,667,984	1,510,678	3,143,278	3,002,486
Investment banking fees	6,388,375	1,870,250	8,167,292	3,578,111
Annual review fees	191,875	96,875	325,417	206,821
Property management fees	92,110	92,668	187,322	187,486
Securities trade commissions	2,071,001	1,391,668	3,667,879	2,089,090
Other income	6,753	3,009	10,568	14,756

Total revenues	26,980,836	16,373,371	45,273,231	29,690,387

Operating expenses
Salaries and employee benefits	17,206,781	10,649,333	28,415,092	19,612,227
Rent	226,675	217,262	458,010	435,174
Depreciation	24,292	30,430	49,492	61,107
Telecommunications	149,087	143,038	289,825	290,390
Office expenses	79,622	43,150	146,274	88,785
Professional services	718,393	275,375	1,293,856	573,653
Securities trade costs	1,763,609	1,401,508	3,103,377	2,191,964
Other operating expenses	439,512	323,940	714,991	533,560

Total expenses	20,607,971	13,084,036	34,470,917	23,786,860

Income from operations	6,372,865	3,289,335	10,802,314	5,903,527

Write-off of offering costs	—	(762,202)	—	(762,202)
Other non-operating income	90,677	—	90,677	—

Net income before income taxes	6,463,542	2,527,133	10,892,991	5,141,325

Income tax provision	(1,812,063)	(626,796)	(2,939,976)	(1,503,787)

Net income including noncontrolling interests	4,651,479	1,900,337	7,953,015	3,637,538
Net loss attributable to noncontrolling interest	(247,769)	—	(532,903)	—

Net income	$4,899,248	$1,900,337	$8,485,918	$3,637,538

Net income per share attributable to common stock-basic and diluted	$48,992,48	$19,003.37	$84,859.18	$36,375.38

Weighted average shares of common stock outstanding-basic and diluted	100	100	100	100

Three Months Ended December 31, 2021 Compared to Three Months Ended December 31, 2020

Revenues—Investment Advisory and Loan Servicing Fees

The following tables reflect the components (by Existing Gladstone Fund) of investment advisory and loan servicing fees for the three months ended December 31, 2021 and 2020:

Three Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Base management fees	$2,520,158	$3,629,730	$1,513,325	$1,835,903	$9,499,116
Loan servicing fees	1,461,729	1,767,276	—	—	3,229,005
Loan servicing fee credit	(1,461,729)	(1,767,276)	—	—	(3,229,005)
Credit for fees received from portfolio companies and other fee waivers	(1,868,750)	(3,682,075)	—	—	(5,550,825)
Fee reduction on senior syndicated loans	(58,121)	—	—	—	(58,121)

Investment advisory and loan servicing fee, net	$593,287	$(52,345)	$1,513,325	$1,835,903	$3,890,170

Three Months Ended December 31, 2020	Capital	Investment	Commercial(1)	Land	Total
Base management fees	$2,003,274	$3,116,268	$1,429,165	$1,129,764	$7,678,471
Loan servicing fees	1,347,627	1,786,003	—	—	3,133,630
Loan servicing fee credit	(1,347,627)	(1,786,003)	—	—	(3,133,630)
Credit for fees received from portfolio companies and other fee waivers	(352,000)	(788,500)	—	—	(1,140,500)
Fee reduction on senior syndicated loans	(87,068)	—	—	—	(87,068)

Investment advisory and loan servicing fee, net	$1,564,206	$2,327,768	$1,429,165	$1,129,764	$6,450,903

(1)

On July 14, 2020, GOOD amended and restated its existing Advisory Agreement with the Adviser Subsidiary to change the calculation of the base management fee from an annual rate of 1.5% of Total Equity (as defined in the Advisory Agreement in effect at such time) to an annual rate of 0.425% of Gross Tangible Real Estate (as defined in the current Advisory Agreement) commencing with the quarter ended December 31, 2020.

Incentive Fees

The following tables reflect the components (by Existing Gladstone Fund) of incentive fees for the three months ended December 31, 2021 and 2020:

Three Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$2,090,873	$2,197,222	$1,319,264	$1,755,986	$7,363,345
Capital gains-based incentive fees	—	5,309,223	—	—	5,309,223
Incentive fee waiver	—	—	—	—	—

Incentive fee, net	$2,090,873	$7,506,445	$1,319,264	$1,755,986	$12,672,568

Three Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$1,366,450	$2,001,924	$1,000,358	$799,984	$5,168,716
Capital gains-based incentive fees	—	—	—	—	—
Incentive fee waiver	(211,396)	—	—	—	(211,396)

Incentive fee, net	$1,155,054	$2,001,924	$1,000,358	$799,984	$4,957,320

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

The following tables reflect the components (by Existing Gladstone Fund) of credits granted by us against investment advisory and loan servicing fees and incentive fees for the three months ended December 31, 2021 and 2020:

Three Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(1,868,750)	$(3,682,075)	$—	$—	$(5,550,825)
Loan servicing fee credit	(1,461,729)	(1,767,276)	—	—	(3,229,005)
Fee reduction on senior syndicated loans	(58,121)	—	—	—	(58,121)
Incentive fee waiver	—	—	—	—	—

Total credits	$(3,388,600)	$(5,449,351)	$—	$—	$(8,837,951)

Three Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(352,000)	$(788,500)	$—	$—	$(1,140,500)
Loan servicing fee credit	(1,347,627)	(1,786,003)	—	—	(3,133,630)
Fee reduction on senior syndicated loans	(87,068)	—	—	—	(87,068)
Incentive fee waiver	(211,396)	—	—	—	(211,396)

Total credits	$(1,998,091)	$(2,574,503)	$—	$—	$(4,572,594)

Revenues (which is net of credits) were $27.0 million for the three months ended December 31, 2021, an increase of $10.6 million, or 65%, compared with the three months ended December 31, 2020. The overall increase was the result of $5.3 million of increases in capital gains-based incentive fees, $2.4 million of increases in income-based incentive fees, $4.5 million of increases in investment banking fees, and $0.7 million of increases in securities trade commissions, offset by $2.6 million of decreases in net investment advisory and loan servicing fees resulting from credits that were granted related to other fees.

Gross base management fees and loan servicing fees for the three months ended December 31, 2021 were $12.7 million, an increase of $1.9 million, or 18%, compared with the prior year, primarily due to increased assets under management of GAIN and GLAD, and increases in total gross real estate assets of GOOD and LAND year-over-year, on which fees were based. The portion of fees related to base management fees increased to $9.5 million for the three months ended December 31, 2021 from $7.7 million for the three months ended December 31, 2020, primarily as a result of growth in assets under management of the GAIN and GLAD, and growth in total gross real estate assets of GOOD and LAND. Assets under management increased by $724 million from December 31, 2020 to December 31, 2021 due to $749 million of investment purchases and additions and $295 million of increases in fund values, including the $107 million raised by Gladstone Acquisition, offset by $320 million of investment repayments and sales.

Investment advisory and loan servicing fee revenue (which is net of credits) was $3.9 million for the three months ended December 31, 2021, a decrease of $2.6 million, or 40%, compared with the prior year. The decrease in revenue was due to an increase in non-contractual, unconditional and irrevocable fee waivers that we granted due to a $4.5 million increase in investment banking fees we earned.

Gross incentive fees for the three months ended December 31, 2021 were $12.7 million, including $7.4 million of income-based incentive fees and $5.3 million of capital gains-based incentive fees. This represents an increase of $7.5 million, or 145%, compared with the three months ended December 31, 2020, due to $2.2 million of increases in income-based incentive fees earned across all funds and the $5.3 million of capital gains-based fees from GAIN. Incentive fee credits relate to irrevocable, non-contractual voluntary waivers of incentive fee income credited against incentive fees earned to support such funds maintaining distributions to their respective stockholders. Incentive fee revenue (which is net of credits) increased $7.7 million, or 156%, to $12.7 million, due primarily to an increase in the GAIN fees and a reduction of $0.2 million in fee credits.

Administration fees represent reimbursement of the expense of our Administrator Subsidiary for providing administrative services to the Existing Gladstone Funds. Administrative fees for the three months ended December 31, 2021 were $1.7 million, an increase of $0.2 million, or 10%, from the prior year, due to normal cost increases and a shift in the amount allocated to the Existing Gladstone Funds. The administration fees earned by the Administrator Subsidiary are charged based on and entirely offset by the expenses of the Administrator Subsidiary. As a result, the administration fee revenue earned by the Administrator Subsidiary does not directly affect our operating or net income.

Investment banking fees typically include revenues earned for services offered to the portfolio companies of the Existing Gladstone Funds for transaction structuring and loan financing. For the three months ended December 31, 2021, investment banking fees were $6.4 million, an increase of $4.5 million, or 242%, from the prior year. The increase resulted from successful exits from investments by GAIN and GLAD during the quarter.

Securities trade commissions include dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock and notes of its affiliates through an independent broker-dealer network. Fees are generated and earned on a trade-date basis. For the three months ended December 31, 2021, securities trade commission fee revenue was $2.1 million, an increase of $0.7 million, or 49%, compared with the prior year, as a result of an increase in the number of shares of non-traded preferred stock sold by LAND and GOOD year-over-year. Due to commissions and costs incurred with brokers and registered investment advisors related to the sale of such securities, securities trade costs almost entirely offset the related securities trade commission revenue.

Investment Advisory and Fee Credits

Our Adviser Subsidiary has historically credited back some of its base management fees and incentive fees to the Existing Gladstone Funds that did not have sufficient earnings to pay their dividends. Our goal is to have all of the Existing Gladstone Funds and any Future Gladstone Funds generate sufficient income so that we will not need to forego or credit any management or incentive fees to permit the fund in question to cover its dividends or distributions. However, there can be no assurance as to when and if such credits will be discontinued in the future.

Operating Expenses

Operating expenses were $20.6 million for the three months ended December 31, 2021, an increase of $7.5 million, or 58%, compared with the prior year. The change was primarily due to an increase of $6.6 million, or 62%, in salaries and employee benefits related to variable bonus and incentive compensation, and an increase of $0.4 million, or 161%, in professional fees for legal and audit services related to various initiatives.

Income Tax Provision

We recorded an income tax provision of $1.8 million for the three months ended December 31, 2021, which represents a combined federal and state effective tax rate of 28.0% of net income before income taxes. This compares to an income tax provision of $0.6 million for the three months ended December 31, 2020, which represents a combined federal and state effective tax rate of 24.8% of net income before income taxes. The current and prior period effective tax rates differ from the federal statutory tax rate of 21% due primarily to the effect of state taxes and, for the three months ended December 31, 2021, by the effect of the net loss attributable to the non-controlling interest, which is not deductible for tax purposes.

Net Loss Attributable to Noncontrolling Interest

The net loss attributable to noncontrolling interest represents an add-back of the portion of the net loss of Gladstone Acquisition attributable to the 80.31% economic interest held by the public stockholders of Gladstone Acquisition.

Net Income Attributable to Common Stock

Our net income attributable to common stock of $4.9 million for the three months ended December 31, 2021 was an increase of $3.0 million, or 158%, compared to the prior year, resulting from the $10.7 million of increases in revenues offset by $7.5 million of increases in operating expenses, $1.2 million of increases in income tax expense, and $0.7 million of decreases in non-operating expenses.

Six Months Ended December 31, 2021 Compared to Six Months Ended December 31, 2020

Revenues—Investment Advisory and Loan Servicing Fees

The following tables reflect the components (by Existing Gladstone Fund) of investment advisory and loan servicing fees for the six months ended December 31, 2021 and 2020:

Six Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Base management fees	$4,881,143	$7,205,089	$2,985,804	$3,583,951	$18,655,987
Loan servicing fees	2,922,638	3,561,613	—	—	6,484,251
Loan servicing fee credit	(2,922,638)	(3,561,613)	—	—	(6,484,251)
Credit for fees received from portfolio companies and other fee waivers	(2,316,625)	(4,611,634)	—	—	(6,928,259)
Fee reduction on senior syndicated loans	(124,593)	—	—	—	(124,593)

Investment advisory and loan servicing fee, net	$2,439,925	$2,593,455	$2,985,804	$3,583,951	$11,603,135

Six Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Base management fees	$3,998,424	$6,105,016	$2,847,294	$2,207,674	$15,158,408
Loan servicing fees	2,857,141	3,533,006	—	—	6,390,147
Loan servicing fee credit	(2,857,141)	(3,533,006)	—	—	(6,390,147)
Credit for fees received from portfolio companies and other fee waivers	(650,773)	(1,859,092)	—	—	(2,509,865)
Fee reduction on senior syndicated loans	(179,487)	—	—	—	(179,487)

Investment advisory and loan servicing fee, net	$3,168,164	$4,245,924	$2,847,294	$2,207,674	$12,469,056

Incentive Fees

The following tables reflect the components (by Existing Gladstone Fund) of incentive fees for the six months ended December 31, 2021 and 2020:

Six Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$3,617,799	$3,955,119	$2,584,929	$2,701,270	$12,859,117
Capital gains-based incentive fees	—	5,309,223	—	—	5,309,223
Incentive fee waiver	—	—	—	—	—

Incentive fee, net	$3,617,799	$9,264,342	$2,584,929	$2,701,270	$18,168,340

Six Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$2,721,693	$2,001,924	$2,127,904	$1,621,280	$8,472,801
Capital gains-based incentive fees	—	—	—	—	—
Incentive fee waiver	(330,220)	—	—	—	(330,220)

Incentive fee, net	$2,391,473	$2,001,924	$2,127,904	$1,621,280	$8,142,581

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

The following tables reflect the components (by Existing Gladstone Fund) of credits granted by us against investment advisory and loan servicing fees and incentive fees for the six months ended December 31, 2021 and 2020:

Six Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(2,316,625)	$(4,611,634)	$—	$—	$(6,928,259)
Loan servicing fee credit	(2,922,638)	(3,561,613)	—	—	(6,484,251)
Fee reduction on senior syndicated loans	(124,593)	—	—	—	(124,593)
Incentive fee waiver	—	—	—	—	—

Total credits	$(5,363,856)	$(8,173,247)	$—	$—	$(13,537,103)

Six Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(650,773)	$(1,859,092)	$—	$—	$(2,509,865)
Loan servicing fee credit	(2,857,141)	(3,533,006)	—	—	(6,390,147)
Fee reduction on senior syndicated loans	(179,487)	—	—	—	(179,487)
Incentive fee waiver	(330,220)	—	—	—	(330,220)

Total credits	$(4,017,621)	$(5,392,098)	$—	$—	$(9,409,719)

Revenues (which is net of credits) were $45.3 million for the six months ended December 31, 2021, an increase of $15.6 million, or 52%, compared with the six months ended December 31, 2020. The overall increase was the result of $16.5 million of increases in net fees offset by a decrease of $0.9 million in investment advisory and loan servicing fees.

Gross base management fees and loan servicing fees for the six months ended December 31, 2021 were $25.1 million, an increase of $3.6 million, or 17%, compared with the prior period, primarily due to increased assets under management of GAIN and GLAD, and increases in total gross real estate assets of GOOD and LAND year-over-year, on which fees were based. The portion of fees related to base management fees increased to $18.7 million for the six months ended December 31, 2021 from $15.2 million for the six months ended

December 31, 2020, primarily as a result of growth in assets under management of the GAIN and GLAD, and growth in total gross real estate assets of GOOD and LAND. Assets under management increased by $724 million from December 31, 2020 to December 31, 2021 due to $749 million of investment purchases and additions and $295 million of increases in fund values, including the $107 million raised by Gladstone Acquisition, offset by $320 million of investment repayments and sales. Loan servicing fees for the six months ended December 31, 2021 and 2020 were constant at $3.3 million. Since GLAD and GAIN own indirectly the loans subject to the loan servicing fees, all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by GLAD and GAIN.

Investment advisory and loan servicing fee revenue (which is net of credits) was $11.6 million for the six months ended December 31, 2021, a decrease of $0.9 million, or 7%, compared with the prior year. The decrease in revenue was due to an increase in non-contractual, unconditional and irrevocable fee waivers that we granted.

Gross incentive fees for the six months ended December 31, 2021 were $18.2 million, an increase of $9.7 million, or 52%, compared with the six months ended December 31, 2020, primarily due to $5.3 million of capital gain-based incentive fee earned from GAIN and $4.4 million of increases in income-based incentive fees. Incentive fee credits relate to irrevocable, non-contractual voluntary waivers of incentive fee income credited against incentive fees earned to support such funds maintaining distributions to their respective stockholders. Incentive fee revenue (which is net of credits) increased $10.0 million, or 123%, to $18.2 million, due primarily to the $5.3 million of capital gain-based incentive fee earned from GAIN and the $4.4 million of total increase in income-based incentive fees.

Administration fees represent reimbursement of the expense of our Administrator Subsidiary for providing administrative services to the Existing Gladstone Funds. Administrative fees for the six months ended December 31, 2021 were $3.1 million, consistent with the prior year, due to normal cost increases and a shift in the amount allocated to the Existing Gladstone Funds. The administration fees earned by the Administrator Subsidiary are charged based on and entirely offset by the expenses of the Administrator Subsidiary. As a result, the administration fee revenue earned by the Administrator Subsidiary does not directly affect our operating or net income.

Investment banking fees typically include revenues earned for services offered to the portfolio companies of the Existing Gladstone Funds for transaction structuring and loan financing. For the six months ended December 31, 2021, investment banking fees were $8.2 million, an increase of $4.6 million, or 128%, from the prior year. The increase resulted from successful exits from investments by GAIN and GLAD during the six month period ended December 31, 2021.

Securities trade commissions include dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock and notes of its affiliates through an independent broker-dealer network. Fees are generated and earned on a trade-date basis. For the six months ended December 31, 2021, securities trade commission fee revenue was $3.7 million, an increase of $1.6 million, or 76%, compared with the prior year, as a result of an increase in the number of shares of non-traded preferred stock sold by LAND and GOOD year-over-year. Due to commissions and costs incurred with brokers and registered investment advisors related to the sale of such securities, securities trade costs almost entirely offset the related securities trade commission revenue.

Investment Advisory and Fee Credits

Our Adviser Subsidiary has historically credited back some of its base management fees and incentive fees to the Existing Gladstone Funds that did not have sufficient earnings to pay their dividends. Our goal is to have all of the Existing Gladstone Funds and any Future Gladstone Funds generate sufficient income so that we will not need to forego or credit any management or incentive fees to permit the fund in question to cover its dividends or distributions. However, there can be no assurance as to when and if such credits will be discontinued in the future.

Operating Expenses

Operating expenses were $34.5 million for the six months ended December 31, 2021, an increase of $10.7 million, or 45%, compared with the prior year. The change was primarily due to an increase of $8.8 million, or 45%, in salaries and employee benefits related to variable bonus and incentive compensation, an increase in professional services of $0.7 million and an increase of $0.9 million, or 42%, in securities trade costs of the Broker-Dealer Subsidiary due to the corresponding increase in securities trade commission revenue.

Income Tax Provision

We recorded an income tax provision of $3.0 million for the six months ended December 31, 2021, which represents a combined federal and state effective tax rate of 25.4% of net income before income taxes. This compares to an income tax provision of $1.5 million for the six months ended December 31, 2020, which represents a combined federal and state effective tax rate of 29.2% of net income before income taxes. The current and prior period effective tax rates differ from the federal statutory tax rate of 21% due primarily to the effect of state taxes, and for the six months ended December 31, 2021, by the effect of the net loss attributable to the non-controlling interest, which is not deductible for tax purposes. Additionally, during the three months ended September 30, 2020, the IRS (as defined herein) completed an examination of the Company’s income tax return for the fiscal year ended June 30, 2018. The settlement of the examination resulted in an adjustment to the timing of certain bonus expense deductions, deferring them from the fiscal year accrued to the fiscal year paid. While the adjustment was temporary in nature, because of a differential in the federal income tax rate between the fiscal year ended June 30, 2018 and the fiscal year ended June 30, 2019, the Company recorded additional federal and state income tax expense of $193,606 in the three months ended September 30, 2020 when the audit was settled, which increased the effective tax rate for the six month period ended December 31, 2020 by 3.7%, and also recorded $84,699 of related interest expense in other operating expenses.

Net Loss Attributable to Noncontrolling Interest

The net loss attributable to noncontrolling interest represents an add-back of the portion of the net loss of Gladstone Acquisition attributable to the 80.31% economic interest held by the public stockholders of Gladstone Acquisition.

Net Income Attributable to Common Stock

Our net income of $8.5 million for the six months ended December 31, 2021 was an increase of $4.9 million, or 133%, compared to the prior year, resulting from the $15.6 million of increases in revenues offset by $10.7 million of increases in operating expenses and $1.4 million of increases in income tax expense, and $0.7 million of decreases in non-operating expenses.

Results of Operations for the Fiscal Years Ended June 30, 2021 and 2020

Following is a discussion of our consolidated results of operations for the fiscal years ended June 30, 2021 and 2020. The following tables set forth information regarding our results of operations and certain key operating metrics for the fiscal years ended June 30, 2021 and 2020:

	Fiscal Year Ended June 30,
	2021	2020
Revenues (Related Party)
Investment advisory and loan servicing fees, net	$25,741,711	$22,363,616
Incentive fees, net	17,940,207	18,735,374
Administration fees	6,081,937	6,162,669
Investment banking fees	6,993,659	6,722,052
Annual review fees	548,675	434,864
Property management fees	348,369	359,317
Securities trade commissions	4,143,449	7,102,719
Other income	19,963	396,301

Total revenues	61,817,970	62,276,912

Operating expenses
Salaries and employee benefits	43,483,583	43,449,146
Rent	889,634	878,137
Depreciation	113,998	135,455
Telecommunications	581,402	514,044
Office expenses	192,789	275,378
Professional services	961,925	738,921
Securities trade costs	4,170,086	7,082,864
Interest expense	(35)	1
Other operating expenses	1,250,830	1,089,542

Total expenses	51,644,212	54,163,488

Income from operations	10,173,758	8,113,424
Dividends from marketable securities	—	93,774
Realized gain on marketable securities	—	48,873
Write-off of offering costs	(762,202)	—

Net income before income taxes	9,411,556	8,256,071

Income tax provision	(2,648,039)	(2,146,323

Net income	$6,763,517	$6,109,748

Net income per share attributable to common stock-basic and diluted	$67,635.17	$61,097.48

Weighted average shares of common stock outstanding-basic and diluted	100	100

Revenues—Investment Advisory and Loan Servicing Fees

The following tables reflect the components (by Existing Gladstone Fund) of investment advisory and loan servicing fees for the fiscal years ended June 30, 2021 and 2020:

2021	Capital	Investment	Commercial(1)	Land	Total
Base management fees	$8,308,708	$12,579,125	$5,743,469	$4,953,312	$31,584,614
Loan servicing fees	5,627,535	7,241,516	—	—	12,869,051
Loan servicing fee credit	(5,627,535)	(7,241,516)	—	—	(12,869,051)
Credit for fees received from portfolio companies and other fee waivers	(2,045,148)	(3,464,015)	—	—	(5,509,163)
Fee reduction on senior syndicated loans	(333,740)	—	—	—	(333,740)

Investment advisory and loan servicing fee, net	$5,929,820	$9,115,110	$5,743,469	$4,953,312	$25,741,711

2020	Capital	Investment	Commercial	Land(2)	Total
Base management fees	$7,381,423	$11,830,794	$5,415,101	$3,824,734	$28,452,052
Loan servicing fees	5,618,789	6,815,731	—	—	12,434,520
Loan servicing fee credit	(5,618,789)	(6,815,731)	—	—	(12,434,520)
Credit for fees received from portfolio companies and other fee waivers	(1,693,938)	(3,948,383)	—	—	(5,642,321)
Fee reduction on senior syndicated loans	(446,115)	—	—	—	(446,115)

Investment advisory and loan servicing fee, net	$5,241,370	$7,882,411	$5,415,101	$3,824,734	$22,363,616

(1)

On July 14, 2020, GOOD amended and restated its existing Advisory Agreement with the Adviser Subsidiary to change the calculation of the base management fee from an annual rate of 1.5% of Total Equity (as defined in the Advisory Agreement in effect at such time) to an annual rate of 0.425% of Gross Tangible Real Estate (as defined in the current Advisory Agreement) commencing with the quarter ended September 30, 2020.

(2)

On January 14, 2020, LAND amended and restated its existing Advisory Agreement with the Adviser Subsidiary to change the calculation of the base management fee from an annual rate of 2.0% of total adjusted common equity (as defined in the Advisory Agreement in effect at such time) to an annual rate of 0.5% of Gross Tangible Real Estate (as defined in the current Advisory Agreement) commencing with the quarter ended March 31, 2020.

Incentive Fees

The following tables reflect the components (by Existing Gladstone Fund) of incentive fees for the fiscal years ended June 30, 2021 and 2020:

2021	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$5,573,677	$5,683,916	$4,402,313	$2,866,169	$18,526,075
Capital gains-based incentive fees	—	—	—	—	—
Incentive fee waiver	(570,202)	—	(15,666)	—	(585,868)

Incentive fee, net	$5,003,475	$5,683,916	$4,386,647	$2,866,169	$17,940,207

2020	Capital	Investment	Commercial(1)	Land	Total
Income-based incentive fees	$5,385,470	$2,257,421	$4,106,361	$2,180,570	$13,929,822
Capital gains-based incentive fees	—	8,129,214	—	—	8,129,214
Incentive fee waiver	(3,323,662)	—	—	—	(3,323,662)

Incentive fee, net	$2,061,808	$10,386,635	$4,106,361	$2,180,570	$18,735,374

(1)

On April 14, 2020, GLAD amended and restated its existing Advisory Agreement with the Adviser Subsidiary to change the calculation of the incentive fee. The Amended Agreement revised the “hurdle rate” included in the calculation of the Incentive Fee for the period beginning April 1, 2020 through March 31, 2022, increasing the hurdle rate from 1.75% per quarter (7% annualized) to 2.00% per quarter (8% annualized) and increasing the excess Incentive Fee hurdle rate from 2.1875% per quarter (8.75% annualized) to 2.4375% per quarter (9.75% annualized). The calculation of the other fees in the Advisory Agreement remains unchanged. The revised Incentive Fee calculation began with the fee calculations for the quarter ended June 30, 2020.

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

The following tables reflect the components (by Existing Gladstone Fund) of credits granted by us against investment advisory and loan servicing fees and incentive fees for the fiscal years ended June 30, 2021 and 2020:

2021	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(2,045,148)	$(3,464,015)	$—	$—	$(5,509,163)
Loan servicing fee credit	(5,627,535)	(7,241,516)	—	—	(12,869,051)
Fee reduction on senior syndicated loans	(333,740)	—	—	—	(333,740)
Incentive fee waiver	(570,202)	—	(15,666)	—	(585,868)

Total credits	$(8,576,625)	$(10,705,531)	$(15,666)	$—	$(19,297,822)

2020	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(1,693,938)	$(3,948,383)	$—	$—	$(5,642,321)
Loan servicing fee credit	(5,618,789)	(6,815,731)	—	—	(12,434,520)
Fee reduction on senior syndicated loans	(446,115)	—	—	—	(446,115)
Incentive fee waiver	(3,323,662)	—	—	—	(3,323,662)

Total credits	$(11,082,504)	$(10,764,114)	$(15,666)	$—	$(21,846,618)

Revenues (which is net of credits) were $61.8 million for the fiscal year ended June 30, 2021, a decrease of $0.5 million, or 1%, compared with the fiscal year ended June 30, 2020. The overall decrease was the result of $2.9 million of increases in net fees offset by $3.0 million decrease in securities trade commissions and $0.4 million decrease in other income.

Gross base management fees and loan servicing fees for the fiscal year ended June 30, 2021 were $44.5 million, an increase of $3.6 million, or 9%, compared with the prior year, primarily due to increased assets under management of GAIN and GLAD, and increases in total gross real estate assets of GOOD and LAND year-over- year, on which fees were based. The portion of fees related to base management fees increased to $31.6 million for the fiscal year ended June 30, 2021 from $28.5 million for the fiscal year ended June 30, 2020, primarily as a result of growth in assets under management of the GAIN and GLAD, and growth in total gross real estate assets of GOOD and LAND. Assets under management increased by $554 million, year over year primarily because of additional capital offerings by GOOD and LAND and their ability to redeploy the proceeds from such offerings in additional assets including $688 million of investment purchases and additions and $140 million of increases in fund value that were offset by $273 million of investment repayments and sales. Loan servicing fees for the fiscal year ended June 30, 2021 were $12.9 million, an increase of $0.4 million, or 3%, compared with the prior year. Since GLAD and GAIN own indirectly the loans subject to the loan servicing fees, all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by GLAD and GAIN.

Investment advisory and loan servicing fee revenue (which is net of credits) was $25.7 million for the fiscal year ended June 30, 2021, an increase of $3.4 million, or 15%, compared with the prior year. The increase in revenue was due to a decrease in non-contractual, unconditional and irrevocable fee waivers that we granted.

Gross incentive fees for the fiscal year ended June 30, 2021 were $18.5 million, a decrease of $3.5 million, or 16%, compared with the prior year, primarily due to a decrease of $8.1 million capital gains-based incentive fee earned in fiscal year ended June 30, 2020 from GAIN, partially offset by $4.6 million of increases in income- based incentive fees earned from GLAD, GAIN, GOOD and LAND. Incentive fee credits relate to irrevocable, non-contractual voluntary waivers of incentive fee income credited against incentive fees earned to support such funds maintaining distributions to their respective stockholders. Incentive fee revenue (which is net of credits) decreased $1.0 million, or 4%, to $17.9 million, due primarily to the capital gains-based incentive fee from GAIN earned in fiscal year ended June 30, 2020.

Administration fees represent reimbursement of the expense of our Administrator Subsidiary for providing administrative services to the Existing Gladstone Funds. Administrative fees for the fiscal year ended June 30, 2021 were $6.1 million, a decrease of $0.1 million, or 1%, compared with the prior year, due primarily to an increase in expense allocated to the subsidiaries. The administration fees earned by the Administrator Subsidiary are charged based on and entirely offset by the expenses of the Administrator Subsidiary. As a result, the administration fee revenue earned by the Administrator Subsidiary does not directly affect our operating or net income.

Investment banking fees typically include revenues earned for services offered to the portfolio companies of the Existing Gladstone Funds for transaction structuring and loan financing. For the fiscal year ended June 30, 2021, investment banking fees were $7.0 million, an increase of $0.3 million, or 4%, from the prior year, due mainly to an increased dollar volume of new investment transactions by GAIN and GLAD compared to the prior year.

Securities trade commissions include dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock and notes of its affiliates through an independent broker-dealer network. Fees are generated and earned on a trade-date basis. For the fiscal year ended June 30, 2021, securities trade commission fee revenue was $4.1 million, a decrease of $3.0 million, or 42%, compared with the prior year, as a result of a decrease in the number of shares of non-traded preferred stock sold by LAND year-over-year, partially offset by an increase in the numbers of shares of non- traded preferred stock sold by GOOD year-over-year. Due to our reliance on the independent selling network for such securities, securities trade costs almost entirely offset the related securities trade commissions.

Investment Advisory and Fee Credits

Our Adviser Subsidiary has historically credited back some of its base management fees and incentive fees to the Existing Gladstone Funds that did not have sufficient earnings to pay their dividends. Our goal is to have all of the Existing Gladstone Funds and any Future Gladstone Funds generate sufficient income so that we will not need to forego or credit any management or incentive fees to permit the fund in question to cover its dividends or distributions. However, there can be no assurance as to when and if such credits will be discontinued in the future.

Operating Expenses

Operating expenses were $51.6 million for the fiscal year ended June 30, 2021, a decrease of $2.5 million, or 5%, compared with the prior year. The change was primarily due to a decrease of $2.9 million, or 41%, in securities trade costs of the Broker-Dealer Subsidiary due to the corresponding decrease in securities trade commissions. The decrease in operating expenses was partially offset by an increase of $0.2 million, or 30%, in professional services and an increase of $0.2 million, or 15%, in other operating expenses.

Dividends, Realized and Unrealized Gains on Marketable Securities

Dividends, realized gains and unrealized gains from marketable securities held in our non-qualified elective deferred compensation plan decreased by $0.1 million for the fiscal year ended June 30, 2021 compared to the prior year due to the liquidation of the investments in the deferred compensation plan on January 3, 2020.

Income Tax Provision

The Company’s net income is taxed at regular corporate tax rates for both United States federal and state purposes. We recorded an income tax provision of $2.6 million for the fiscal year ended June 30, 2021, which represents a combined federal and state effective tax rate of 28.1% of net income before income taxes. This compares to an income tax provision of $2.1 million for the fiscal year ended June 30, 2020, which represents a combined federal and state effective tax rate of 26.0% of net income before income taxes. The current and prior period effective tax rates differ from the federal statutory tax rate of 21% due primarily to the effect of state taxes for the fiscal years ended June 30, 2021 and 2020. Additionally, during the fiscal year ended June 30, 2021, the Internal Revenue Service (the “IRS”) completed an examination of the Company’s income tax return for the fiscal year ended June 30, 2018. The settlement of the examination resulted in an adjustment to the timing of certain bonus expense deductions, deferring them from the fiscal year accrued to the fiscal year paid. While the adjustment was temporary in nature, because of a differential in the federal income tax rate between the fiscal year ended June 30, 2018 and the fiscal year ended June 30, 2019, the Company recorded additional federal and state income tax expense of $193,606 in the year ended June 30, 2021 when the audit was settled, which increased the effective tax rate by 2.1%, and also recorded $84,699 of related interest expense in other operating expenses.

As further described in Note 4 to the consolidated financial statements for the fiscal years ended June 30, 2021 and 2020 included herein, in October 2018, we terminated our deferred compensation plan and ceased permitting participants to make further contributions into the plan. As of January 3, 2020, all remaining obligations were valued, the trust was liquidated, and the obligations were paid to participants in a subsequent payroll. Prior to its liquidation, the Company’s sponsorship of the plan resulted in the recognition of deferred tax assets since the deferred compensation was non-deductible in the current period tax returns. As a result of the termination of the deferred compensation plan and distribution of its assets in January 2020, the payments to participants gave rise to income tax deductions in our tax return for the fiscal year ended June 30, 2020.

See Note 5 to the consolidated financial statements for the years ended June 30, 2021 and 2020 included herein for further disclosure of the elements of the tax expense and the tax assets and liabilities.

Net Income

Our net income of $6.8 million for the fiscal year ended June 30, 2021 was an increase of $0.7 million, or 11%, compared to the prior year, due primarily to higher investment advisory fees and investment banking fees and lower operating expenses that were partially offset by lower securities trade commissions and a write-off of offering costs.

Liquidity and Capital Resources

Historical Liquidity and Capital Resources

The Company requires capital resources to support the working capital needs of our businesses as well as to fund growth and new business initiatives. We have multiple sources of liquidity to meet these capital needs, including accumulated earnings of our subsidiaries as well as access to the committed credit facilities described in Note 4 to the consolidated financial statements for the six months ended December 31, 2021 and 2020 included herein.

Our historical statements of cash flows reflect the cash flows of our operating business. We have managed our historical liquidity and capital requirements by focusing on our cash flows. Our primary cash flow activities are: (1) receiving cash flow from operations; (2) receiving income from investment advisory activities of the Adviser Subsidiary; and (3) funding capital expenditures.

Cash Flows

The following table sets forth our cash flows for the fiscal years ended June 30, 2021 and 2020 and the six months ended December 31, 2021 and 2020:

	Year Ended June 30,		Six Months Ended December 31,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$3,836,351	$4,938,530	$(4,470,692)	$(14,025,144)
Net cash (used in) provided by investing activities	(33,971)	8,414,276	(107,044,122)	(7,144)
Net cash provided by financing activities	—	—	104,429,805	—

Net increase (decrease) in cash	$3,802,380	$13,352,806	$(7,085,009)	$(14,032,288)

Operating Activities

Our net cash flow provided by operating activities was $3.8 million and $4.9 million for the fiscal years ended June 30, 2021 and 2020, respectively. These amounts include net income produced from our operations plus changes in our other operating assets and liabilities. Cash provided by operating activities of $3.8 million for the fiscal year ended June 30, 2021 included $6.8 million of net income plus $0.5 million of increases in accrued payroll, $3.0 increase in accounts receivable and $0.5 million of net increases in other assets or increases in other liabilities. Cash provided by operating activities of $4.9 million for the fiscal year ended June 30, 2020 included $6.1 million of net income plus $4.9 million of increases in accrued payroll, $8.6 million decrease in deferred compensation and $0.3 million of net decreases in other assets or increases in other liabilities.

Our net cash flow used in operating activities was ($4.5) million and ($14.0) million for the six months ended December 31, 2021 and 2020, respectively. These amounts include net income produced from our operations plus changes in our other operating assets and liabilities. Cash used in operating activities of

($4.5) million for the six months ended December 31, 2021 included $8.0 million of net income plus $0.9 million of net decreases in other assets or increases in other liabilities, less $8.0 million of net decreases in accrued payroll from the payout of annual bonuses and incentive compensation and $5.4 million of increases in accounts receivable from related parties. Cash used in operating activities of ($14.0) million for the six months ended December 31, 2020 included $3.6 million of net income plus a $1.3 million of net decreases in other assets or increases in other liabilities less $15.2 million of net decreases in accrued payroll from the payout of annual bonus and incentive compensation, $3.0 million of increases in accounts receivable from related parties and an $0.8 increase in a deferred tax benefit. Our fiscal year ends June 30 of each year, and we receive payments for revenue and accrue estimated amounts for related bonus and incentive compensation on a quarterly basis. However, we do not finalize and pay bonus and incentive compensation until the three month period ending September 30, which is the key reason for the net cash used in operating activities in the six month period.

Investing Activities

Our net cash flow used in investing activities was $0.0 million and $8.4 million for the fiscal years ended June 30, 2021 and 2020, respectively. Our investing activities included purchases of furniture, equipment and leasehold improvements and cash provided from our liquidation of the deferred compensation plan.

Our net cash flow used in investing activities was $107.0 million for the six months ended December 31, 2021, resulting from the deposit into a trust account of the proceeds received by Gladstone Acquisition from the Gladstone Acquisition IPO and the purchase by Sponsor of private warrants in Gladstone Acquisition. This compared to $0.0 million for the six months ended December 31, 2020.

Financing Activities

Our net cash flow from financing activities was $104.4 million for the six months ended December 31, 2021 from the proceeds of the Gladstone Acquisition IPO and the purchase by Sponsor of private warrants in Gladstone Acquisition, less offering costs that were paid. This compared to $0.0 million for the six months ended December 31, 2020.

Our Future Sources of Cash and Liquidity Needs

We expect that our primary liquidity needs will be cash to: (1) provide capital to facilitate the growth of our existing asset management and financial services businesses; (2) provide capital to facilitate our expansion into new businesses that are complementary to our existing asset management and financial services businesses and that can benefit from being affiliated with us; (3) pay operating expenses, including cash compensation to our employees; (4) fund capital expenditures; (5) repay borrowings and related interest costs; (6) pay income taxes; and (7) make dividends to our stockholder. Taking into account generally expected market conditions, we believe that the sources of liquidity described below will be sufficient to fund our working capital requirements.

In addition to our current liquidity and the funds from this offering, in the future we expect to also receive cash from time to time primarily from our ongoing asset management operations. In the future, we may also issue additional securities to investors and our employees with the objective of increasing our available capital which would be used for purposes similar to those noted above.

Our Balance Sheet

We are not an investment company and have not historically made investments in the Existing Gladstone Funds or in other entities. Our most significant assets have generally consisted of cash and accounts receivable from related parties. Our most significant liabilities have generally consisted of accrued bonus and incentive compensation.

Our fiscal year ends June 30 of each year. While certain revenues such as investment banking fees and securities trade commissions are recorded and collected monthly, the most significant portion of our revenues relating to investment advisory and loan servicing fees and incentive fees are billed and collected quarterly, generally converting from receivables to cash around 45 days following the end of each quarter. Therefore, from quarter-to-quarter, we typically do not see significant fluctuations in accounts receivable.

We accrue estimated amounts for related bonus and incentive compensation on a quarterly basis; however, we do not finalize and pay bonus and incentive compensation until after the end of the fiscal year, during the three-month period ending September 30. Accordingly, cash and accrued payroll generally increase during the three months ending December 31, March 31 and June 30 as we collect fees and accrue compensation, and then decrease during the three months ending September 30 as the accrued payroll is paid.

We formed Gladstone Sponsor and Gladstone Acquisition in January 2021. As described further in Recent Developments and in Note 2, Principles of Consolidation, and Note 3, Noncontrolling Interest, to our consolidated financial statements included elsewhere in this prospectus, Gladstone Acquisition consummated its initial public offering on August 9, 2021, raising proceeds of approximately $107 million. Gladstone Acquisition placed $107.0 million in a trust account and recorded $107.0 million of redeemable common stock that is recorded at redemption value and classified as temporary equity.

In determining the accounting treatment of Gladstone Sponsor’s economic interest in Gladstone Acquisition, we concluded that Gladstone Acquisition is a VIE. While Gladstone Sponsor beneficially owns only 19.69% of the economic interest of Gladstone Acquisition, we determined it is the primary beneficiary of Gladstone Acquisition; as such, Gladstone Acquisition is fully consolidated into our financial statements as of December 31, 2021.

Our total assets were $173.5 million at December 31, 2021, compared to $67.7 million at June 30, 2021 and $60.8 million at June 30, 2020. Of the $105.8 million increase from June 30, 2021 to December 31, 2021, $108.3 million was the result of the consolidation of the $107.0 million of cash held in trust and $1.3 million of other assets of Gladstone Acquisition, offset by $2.5 million of net decreases in other assets.

Our total liabilities were $30.7 million at December 31, 2021, compared to $33.5 million at June 30, 2021 and $33.4 million at June 30, 2020. As of December 31, 2021, the consolidation of Gladstone Acquisition also resulted in $107.0 million of redeemable noncontrolling interest recorded in temporary equity, which did not exist at June 30, 2021 or June 30, 2020.

Our total owner’s equity was $35.8 million at December 31, 2021, compared to $34.2 million at June 30, 2021 and $27.4 million at June 30, 2020. Between June 30, 2021 and December 31, 2021, the $1.6 million increase in our owner’s equity resulted from $8.5 million of net income attributable to common stock, offset by $6.9 million in accretion of carrying value and losses from the noncontrolling interest related to the consolidation of Gladstone Acquisition.

Our cash and owner’s equity will decrease as the result of a $35.0 million dividend payment we made in April 2022, for more information see “Recent Developments” in this prospectus.

As described elsewhere in this prospectus, Gladstone Acquisition must complete its Initial Business Combination within 15 months (or 18 months if extended) from the closing of the SPAC IPO. In the event the Initial Business Combination does not occur, the cash in trust would be returned to the Gladstone Acquisition shareholders, resulting in a decrease in our assets, temporary equity and our assets under management in the amount of approximately $107.0 million. If a business combination is completed, we would reevaluate our ownership and the determination of Gladstone Acquisition as a VIE, which could result in its deconsolidation at that time.

Recent Accounting Pronouncements

See Note 2—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements included elsewhere in this prospectus for a description of recent accounting pronouncements.

Off Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2021, June 30, 2021 or June 30, 2020.

Contractual Obligations, Commitments and Contingencies

We lease our primary office space and certain office equipment under agreements that expire in various years through 2025. In connection with certain lease agreements, we are responsible for escalation payments. The contractual obligation table below includes only guaranteed minimum lease payments for such leases and does not project potential escalation or other lease-related payments. The following table summarizes the future lease payments due under cancellable operating leases by fiscal year as of December 31, 2021:

Rental Agreements for Office Space

Fiscal Year Ending June 30,	Amount
2022	$384,891
2023	784,936
2024	808,596
2025	690,632

Total contractual repayments	$2,669,055

Indemnifications

In many of our service contracts, we agree to indemnify the third-party service provider under certain circumstances. The terms of the indemnities vary from contract to contract and the amount of indemnification liability, if any, cannot be determined and has not been included in the table above or recorded in our financial statements as of June 30, 2021 or December 31, 2021.

Qualitative and Quantitative Disclosures about Market Risk

Our primary exposure to market risk is related to our role as parent to the Adviser Subsidiary, the investment adviser to the Existing Gladstone Funds and general partner (in any Future Gladstone Funds) and the sensitivity to movements in the fair value of their investments, including the effect on base management and incentive fees, financial services fees and investment income.

The market price of investments may significantly fluctuate during the period of investment. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates or adverse investor sentiment in general. They may also decline due to factors that affect a particular industry (or industries), such as labor shortages or increased production costs and competitive conditions within an industry.

The Existing Gladstone Funds’ investments are diversified across a variety of industries and geographic locations, and as such we are broadly exposed to the market conditions and business environments referred to above. As a result, although our funds are exposed to market risks, we continuously seek to limit concentration of exposure in any particular sector so as to minimize fluctuations to our revenue.

Effect on Investment Advisory Fees

Investment advisory fees are generally based on a fixed percentage of average total assets for GAIN and GLAD. For LAND, it was based on total adjusted common equity until January 1, 2020, and the gross cost of tangible real estate owned by LAND thereafter. For GOOD, it was based on adjusted stockholders’ equity until July 1, 2020, and the gross cost of tangible real estate owned by GOOD thereafter. As a result of the basis for these fees, investment advisory fees may be affected by changes in the market value of the Gladstone BDC’s underlying investments or the cost of the real estate owned by the Gladstone REITs. The overall impact of a short-term change in market value may be mitigated by a number of factors including fee definitions that are not based on market value, definitions which include certain adjustments, market value definitions that exclude the impact of realized and/or unrealized gains and losses, market value definitions based on beginning of the period values or a form of average market value including daily, monthly or quarterly averages as well monthly or quarterly payment terms.

Effect on Incentive Fees

Incentive fees are based on certain specific hurdle rates as defined in the applicable Advisory Agreement. See Note 6, “Related Party Transactions,” to our consolidated financial statements for the fiscal years ended June 30, 2021 and 2020 included herein. The incentive fee entitles the Adviser Subsidiary (or an affiliate) to an allocation of income or capital gains, as applicable, from an Existing Gladstone Fund. Changes in the fair values of the Gladstone BDC’s investments may materially impact performance fees depending on the respective funds’ performance relative to applicable hurdles or benchmarks.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets.

Interest Rate Risk

We currently have limited debt exposure, but do have significant cash investments, which have been negatively impacted by the rate of interest we earn on them. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our operations.

The Gladstone BDCs are subject to financial market risks, including changes in interest rates. Because our BDCs borrow money to make investments, their net investment income is dependent upon the difference between the rates at which they borrow funds and the rates at which they invest those funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on their net investment income and thus the income-based incentive fees that our Adviser Subsidiary earns. The Gladstone BDCs use a combination of debt and equity capital to finance their investing activities. They may use interest rate risk management techniques to limit their exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act.

The Gladstone BDCs make direct or indirect investments in companies that utilize leverage in their capital structure, including leverage incurred by the company resulting from the structuring of the fund’s investment in the portfolio company. The degree of leverage employed varies amongst portfolio companies based on market conditions and the portfolio company’s financial situation. The Gladstone BDCs do not monitor leverage employed by their portfolio companies in the aggregate. However, for companies under our funds’ control or over which our funds’ have significant influence, it is our policy to endeavor to cause the portfolio company to maintain appropriate controls over its liquidity and interest rate exposures.

In addition, the Gladstone REITs are exposed to interest rate risk. Certain of their leases contain escalations based on market indices, and the interest rate on certain of their borrowings are variable. Although LAND and GOOD seek to mitigate this risk by structuring such provisions of their loans and leases to contain a minimum interest rate or escalation rate, as applicable, these features do not eliminate this risk. To that end, they may enter into derivative contracts to attempt to manage their exposure to interest rate fluctuations.

BUSINESS

Overview

We were formed on December 7, 2009 as a Delaware corporation to continue the asset management business conducted through predecessor entities since 2001. Our sole stockholder is TGC LTD, which is controlled by David Gladstone, our Chairman, President and Chief Executive Officer.

We are an independent United States alternative asset manager with assets under management of approximately $4.0 billion as of December 31, 2021. Our alternative asset management businesses include the management, through our Adviser Subsidiary, of (1) GAIN, a BDC that primarily invests in debt and equity securities of lower middle market private businesses operating in the United States (including in connection with management buyouts, recapitalization or, to a lesser extent, refinancing of existing debt facilities); (2) GLAD, a BDC that primarily invests in debt securities of established private lower middle market companies in the United States; (3) GOOD, a REIT that focuses on acquiring, owning and managing primarily office and industrial properties in the United States; and (4) LAND, a REIT and natural resources company that focuses on acquiring, owning and leasing farmland in the United States. We also provide various administrative and financial services, including investment banking, due diligence, dealer manager, mortgage placement, and other financial services through our Broker-Dealer Subsidiary.

We also are the sponsor and manager of Gladstone Acquisition, a SPAC that consummated the SPAC IPO on August 9, 2021 and that is pursuing an Initial Business Combination targeting farming-related operations and businesses that support the farming industry. Through our subsidiary Sponsor, we own approximately 19.69% of the equity interests of Gladstone Acquisition.

We have grown our assets under management significantly, from approximately $132.2 million as of September 30, 2001 to approximately $4.0 billion as of December 31, 2021, representing a compound annual growth rate (“CAGR”) of approximately 18%. Our Adviser Subsidiary oversees the investments of the four Existing Gladstone Funds which have collectively invested approximately $7.1 billion in 668 businesses or properties through December 31, 2021. As of December 31, 2021, we had 29 executive officers, managing Directors and Directors and also employed 48 other investment and administrative professionals. Our headquarters is in McLean, Virginia (a suburb of Washington, D.C.) and we have offices in New York, New York, Seattle, Washington, Dallas, Texas, Palm Beach Gardens, Florida, Brandon, Florida, Camarillo, California, Salinas, California and Tulsa, Oklahoma.

The alternative asset management industry has experienced significant growth in worldwide assets under management in the past ten years and is expected to grow at a CAGR of 9.8% to $17.2 trillion by 2025 based on The Future of Alternatives report published by Preqin in November 2020. Their assessment is driven by the following:

•	the track record of alternatives including their ability to deliver superior risk-adjusted returns;

•	investors’ ability to find alpha in private capital alternatives better than in public markets;

•	a steady increase in private capital as a source to fund businesses throughout their lifecycles;

•	growing opportunities for alternative asset managers in private debt as traditional lenders decline; and

•

alternative asset management vehicles have been the fastest growing segment of the asset management industry in part because many investors have sought to diversify their investment portfolios to include alternative asset strategies and alternative asset managers have generally delivered superior returns with a lower correlation to the broader market than traditional asset management strategies.

We seek to deliver superior returns to investors in our funds through a disciplined, value-oriented investment approach. We believe that the investment approach, with respect to our funds, implemented across a broad and expanding range of alternative asset classes and investment strategies of our funds, helps provide stability and predictability to our business over different economic cycles and has contributed to our growth of assets under management over an extended period of time. Our investment personnel have cultivated strong relationships with clients in our financial advisory business through our Adviser Subsidiary, where we endeavor to provide objective and insightful solutions and advice that our clients can trust. We believe our scaled, diversified businesses, coupled with our long track record of investment performance, proven investment approach and strong client relationships, position us to continue to perform well in a variety of market conditions, expand our assets under management and add complementary businesses.

Assets Under Management

Assets under management were $4.0 billion as of December 31, 2021, an increase of approximately $405 million, or 11%, compared to $3.6 billion at June 30, 2021. The following table sets forth assets under management (by Existing Gladstone Fund) as of December 31, 2021 and June 30, 2021.

(in millions)	December 31, 2021	June 30, 2021
GLAD	$587.37	$514.66
GAIN	736.10	713.19
GOOD	1,143.35	1,089.22
LAND	1,351.55	1,201.60
Other Investments	173.47	67.70

Total	$3,991.84	$3,586.37

Assets under management have increased since June 30, 2020, primarily as a result of the ability of the Existing Gladstone Funds to raise additional capital and effectively deploy such capital into new investments and due to the effect of the Gladstone Acquisition IPO, which increased our assets under management in the six months ended December 31, 2021 by $106 million. As reflected in the table below, for the fiscal year ended June 30, 2021, this includes $688 million of new investments and increases in fund value of $140 million that were partially offset by investment repayments and sales of $273 million.

The following tables provide a roll-forward of assets under management (by Existing Gladstone Fund) for the fiscal years ended June 30, 2021 and 2020 and the six months ended December 31, 2021 and 2020:

	Fiscal Year Ended June 30, 2021
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2020	$457.72	$570.67	$1,086.05	$856.69	$60.79	$3,031.92
Investment Purchases and Additions	182.17	112.14	73.79	319.70	—	687.80
Investment Repayments and Sales	(159.76)	(73.77)	(39.50)	—	—	(273.03)
Change in Fund Value	34.53	104.15	(31.12)	25.21	6.91	139.68

Ending Balance, June 30, 2021	$514.66	$713.19	$1,089.22	$1,201.60	$67.70	$3,586.37

	Fiscal Year Ended June 30, 2020
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2019	$415.34	$641.95	$969.79	$628.72	$55.12	$2,710.92
Investment Purchases and Additions	154.66	94.54	165.76	246.31	—	661.27
Investment Repayments and Sales	(84.63)	(128.67)	(9.31)	—	—	(222.61)
Change in Fund Value	(27.65)	(37.15)	(40.19)	(18.34)	5.67	(117.66)

Ending Balance, June 30, 2020	$457.72	$570.67	$1,086.05	$856.69	$60.79	$3,031.92

	Six Months Ended December 31, 2021
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2021	$514.66	$713.19	$1,089.22	$1,201.60	$67.70	$3,586.37
Investment Purchases and Additions	140.27	67.41	81.11	210.80	—	499.59
Investment Repayments and Sales	(99.51)	(74.72)	(4.27)	—	—	(178.49)
Change in Fund Value	31.95	30.21	(22.72)	(60.85)	105.77	84.36

Ending Balance, December 31, 2021	$587.37	$736.10	$1,143.35	$1,351.55	$173.47	$3,991.84

	Six Months Ended December 31, 2020
(in millions)	GLAD	GAIN	GOOD	LAND	Other	Total
Beginning Balance, June 30, 2020	$457.72	$570.67	$1,086.05	$856.69	$60.79	$3,031.92
Investment Purchases and Additions	52.48	89.28	65.96	230.60	—	438.32
Investment Repayments and Sales	(56.93)	(50.25)	(23.92)	—	—	(131.10)
Change in Fund Value	6.14	12.00	(30.18)	(38.27)	(20.64)	(70.95)

Ending Balance, December 31, 2020	$459.41	$621.70	$1,097.91	$1,049.02	$40.15	$3,268.19

Competitive Strengths

Diversified, National Alternative Asset Management. Alternative asset management is the fastest growing segment of the asset management industry, and we believe we are one of the leading small-sized independent alternative asset managers in the United States, which we define as alternative asset managers with less than $16 billion of assets under management. Our asset management business is diversified across a broad variety of alternative asset classes and investment strategies and has national reach and scale. From the time our Adviser Subsidiary entered the asset management business in 2001 through December 31, 2021, the Existing Gladstone Funds have raised approximately $3.4 billion of capital, and Gladstone Acquisition has raised $107 million of capital. Our assets under management have grown from approximately $132.2 million as of September 30, 2001 to approximately $4.0 billion as of December 31, 2021, representing a CAGR of approximately 18% over the 20-year period. We believe that the strength and breadth of our franchise, supported by our people, the investment approach we have adopted for our funds and track record of success, provide a distinct advantage for our funds when raising capital, evaluating opportunities, making investments, building value and realizing returns.

Stable Earnings Model. We believe we have a stable earnings model based on:

All of the equity capital that we currently manage is long-term in nature. As of December 31, 2021, 100% of our assets under management were in permanent capital vehicles with no fund termination or maturity date. None of the Existing Gladstone Funds has a requirement to return equity capital to investors. This has enabled and continues to enable us to invest fund assets with a long-term focus over different points in a market cycle, which we believe is an important component in generating attractive returns. We believe our funds’ long-term capital also leaves us well-positioned during economic downturns, when the fundraising environment for alternative assets has historically been more challenging than during periods of economic expansion.

We manage a diverse capital base from four distinct funds. For the fiscal year ended June 30, 2021, approximately 24.6%, 33.7%, 19.4%, and 15.5% of our total revenue was generated from GLAD, GAIN, GOOD and LAND, respectively, with the balance of 6.8% arising from securities trade commissions and other income. For the six months ended December 31, 2021, approximately 21.7%, 39.7%, 14.6% and 15.9% of our total revenue was generated from GLAD, GAIN, GOOD and LAND, respectively, with the balance of 8.1% arising from securities trade commissions and other income. Through our funds, we manage well-balanced and diverse capital base which we believe is the result of our demonstrated expertise across alternative capital vehicles.

A significant portion of our revenue is generated from management fees earned pursuant to the Advisory Agreements, the continuation of which is subject to annual review and approval by the respective boards of such funds. See “Certain Relationships and Related Party Transactions—Advisory Agreements.” Management fees, which are generally based on the amount of invested capital in funds we manage, are generally more predictable and less volatile than performance-based fees. For the fiscal year ended June 30, 2021 and the six months ended December 31, 2021, approximately 41.6% and 25.6%, respectively, of our total revenue was comprised of base management fees. For the years ended June 30, 2019, 2020 and 2021, base management fees averaged 38.3% of our total revenue.

Strong Middle Market Presence. While GOOD has some exposure to large companies through tenants of certain properties, the Existing Gladstone Funds have substantial exposure to the United States middle market, which we define as United States businesses with $10 million to $1 billion in annual revenue. According to the National Center for The Middle Market, while the middle market represents just 3% of all United States companies, it accounts for a third of United States private sector gross domestic product and jobs, generates $6 trillion in annual revenue and employs 48 million people in the United States. Prior to the COVID-19 pandemic, the National Center for the Middle Market’s fourth quarter 2019 report reported that the year-over-year revenue growth rate of middle market companies was 7.5% as compared to 4.3% for companies comprising the S&P 500. In their report for the fourth quarter of 2020, during the pandemic, this revenue growth rate declined to -1.2%, but remains better than the -5.5% decline for companies in the S&P 500. As noted in the National Center for the Middle Market’s second quarter 2021 report, the year-over-year revenue growth rate of middle market companies improved to 8.0%.

Demonstrated Investment Track Record. We have a demonstrated record of generating attractive risk- adjusted returns for investors in the Existing Gladstone Funds across our asset management business, as shown in the table below. We believe that the investment returns we have generated for investors in the Existing Gladstone Funds over many years across a broad and expanding range of alternative asset classes and through a variety of economic conditions and cycles of the equity and debt capital markets are a key reason why we have been able to consistently grow our assets under management across our alternative asset management platform.

The following table provides the total percentage return on a hypothetical $100 investment in common stock of the Existing Gladstone Funds, assuming a reinvestment of all dividends, for one year, three years and five years ended December 31, 2021 are set out below, rounded to the nearest whole percent and the current yield on each of the Existing Gladstone Funds based on reported closing stock price as of December 31 of each year.

Total Percent Return

Funds	1 Year	3 Year	5 Year
GLAD	40%	107%	93%
GAIN	82%	135%	206%
GOOD	54%	82%	88%
LAND	136%	228%	261%

The following table provides the total percentage return on a hypothetical $100 investment in common stock of the Existing Gladstone Funds, assuming a reinvestment of all dividends, for one year, three years and five years ended June 30, 2021 are set out below, rounded to the nearest whole percent and the current yield on each of the Existing Gladstone Funds based on reported closing stock price as of June 30 of each year.

Total Percent Return

Funds	1 Year	3 Year	5 Year
GLAD	71%	68%	151%
GAIN	53%	56%	207%
GOOD	31%	49%	97%
LAND	57%	114%	165%

See “—Historical Investment Performance of Our Funds” for information regarding the calculation of investment returns, valuation methodology and factors affecting the investment performance of our funds. The historical information presented above and elsewhere in this prospectus with respect to the investment performance of our funds is provided for illustrative purposes only. The historical investment performance of the Existing Gladstone Funds is no guarantee of future performance of the Existing Gladstone Funds or any other fund we may manage in the future.

Diverse Base of Longstanding Investors. We have a long history of raising significant amounts of capital for the Existing Gladstone Funds on a national basis across a broad range of asset classes, and we believe that the strength and breadth of our relationships with individual and institutional investors will provide us with a competitive advantage in raising capital. During the nearly two decades of asset management activities of our Adviser Subsidiary, we have built long-term relationships with many individual investors through brokerage houses and smaller institutional investors in the United States, most of which invest in a number of the Existing Gladstone Funds. Furthermore, the investor base of the Existing Gladstone Funds is highly diversified, with no single unaffiliated investor in the Existing Gladstone Funds owning more than 10% of the outstanding common stock of those funds as of December 31, 2021. We believe that our strong network of investor relationships, together with our long-term track record of providing investors in our funds with superior risk-adjusted investment returns, will enable us to continue to grow the Existing Gladstone Funds. In addition, within the 12 months following the completion of this offering, if at all, we may launch (a) Gladstone Farming and subsequently, within the 36 months following the offering, if at all, we may launch (b) Gladstone Retail and/or (c) Gladstone Partners. We expect that some portion of our investments in the Future Gladstone Funds will take the form of general partnership interests. A general partner generally has unlimited liability for the liabilities of the partnership, including debt of the partnership and any judgments against the partnership. There can be no assurance that we will successfully launch any of the Future Gladstone Funds and as a result we may launch some, all or none of the Future Gladstone Funds. There is no minimum number of Future Gladstone Funds we intend to launch. See “Risk Factors—Risks Related to Our Business—To the extent that our investments in the Future Gladstone Funds are in the form of general partnership interests, such investments are subject to unlimited liability.”

Strong Industry and Corporate Relationships. We believe that the strength of our relationships with investment banking firms, real estate brokers, other financial intermediaries and leading corporations and corporate executives provides us with competitive advantages in identifying transactions, securing investment opportunities for our funds and generating exceptional returns for investors in the Existing Gladstone Funds. We actively cultivate our relationships with major and minor investment banking firms and other financial intermediaries. We believe our repeated and consistent dealings with these firms over a long period of time have led to our being one of the first parties considered for potential investment ideas and have enhanced our ability to obtain financing on more favorable terms. We believe that our strong network of relationships with these firms provide us with a significant advantage in attracting deal flow and securing transactions, including a substantial number of exclusive investment opportunities and opportunities that are made available to a very limited number of other private equity firms.

Our People. We believe that our executive officers and senior management are the key drivers in the growth of our business. Our executive officers and senior management are supported by other professionals with a variety of backgrounds in investment banking, leveraged finance, private equity, real estate, farming and other disciplines. We believe that the extensive experience and financial acumen of our management and professionals provide us with a significant competitive advantage. We also believe that we benefit from substantial synergies across all of these businesses, including the ability to leverage the extensive intellectual capital that resides throughout our firm. We believe that the extensive investment review process that is conducted in all of our asset management businesses, involving active participation by David Gladstone, Terry Brubaker, David Dullum, Bob Cutlip, Bob Marcotte and Michael LiCalsi, is not only a significant reason for the successful investment performance of our funds but also helps to maximize those synergies. See the section entitled “Management” in this prospectus for additional background information for our executive officers.

Our and/or our funds’ executive officers and senior management have the following years of cumulative business experience in the business of the funds in which they operate, both before and during their tenures with us:

Name	Title	Years of business experience
David Gladstone	President and Chief Executive Officer	49
Terry Brubaker	Chief Operating Officer	49
David Dullum	Executive Vice President of Private Equity (Buyouts)	49
Bob Cutlip	Executive Vice President of Commercial & Industrial Real Estate	37
Bob Marcotte	Executive Vice President of Private Equity (Debt)	41
Michael LiCalsi	Executive Vice President of Administration, General Counsel and Secretary	27
Bill Reiman	Executive Vice President of West Coast Operations (Gladstone Land)	27
Michael Malesardi	Chief Financial Officer and Treasurer	39

Distinct Advisory Perspective. We are not engaged in activities that might conflict with our role as a trusted financial advisor. We believe that this makes us particularly well-suited to represent boards and special committees in the increasing number of situations where they are looking to retain a financial advisor who is devoid of such conflicts. In addition, we believe that our ability to view financial advisory client assignments from both the client’s and an owner’s perspective often provides unique insights into how best to maximize value while also achieving our clients’ strategic objectives.

Demonstrated History of Legal and Regulatory Compliance. We have a proven track record of launching and managing publicly traded BDC and REIT vehicles, each of which is subject to distinctive compliance and regulatory challenges. Rigorous legal and compliance analysis is important to our culture and our history of regulatory and legal compliance across all of our vehicles is a core strength of our firm.

Our Growth Strategy

As we expand our business, we intend to apply the same core principles and strategies to which we have adhered since our inception.

Organically Grow Our Existing Funds. Alternative assets are experiencing increasing demand from a range of investors, which we and many industry participants believe is part of a long-term trend to enhance portfolio diversification and to meet desired return objectives. We have demonstrated our ability to deliver strong risk-adjusted investment returns in alternative assets throughout market cycles since our inception in 2001, and we believe each of our investment strategies are well positioned to benefit from long-term positive industry momentum. By continuing to deliver strong investment and operations management performance, we expect to grow the assets under management in the Existing Gladstone Funds, which will increase our fee revenue by deepening and broadening relationships with our current high-quality investor base as well as attracting new investors.

Expand Our Product Offerings. We intend to grow our asset management platform to include additional investment products that are complementary to the Existing Gladstone Funds. As we expand our product offerings, we expect to leverage the investor base of the Existing Gladstone Funds, and to attract new investors. Finally, we expect to leverage our direct origination platform, underwriting process and active credit management capabilities to grow our product offerings. There are a number of complementary strategies that we are currently pursuing across our platform. We intend to use our portion of the net proceeds from this offering, and may use the net proceeds from any future offering, if any, for growth strategies, which may include: (i) providing capital to the Existing Gladstone Funds and the Future Gladstone Funds, including through general partnership interests; and (ii) working capital to supplement our existing line of credit. We will make investments in the Existing Gladstone Funds and the Future Gladstone Funds solely to the extent that we are not required to register as an investment company under the 1940 Act. If launched, Gladstone Retail will seek to purchase and own retail properties, which we define as locations that are open to the public and provide a product or service, and Gladstone Farming will seek to purchase agricultural operations which generate operating income across the United States that are focused on high-value crops such as organic vegetables, fruits and nuts and those of which may be converted to organic and farming related operations and businesses that support the farming industry. If launched, Gladstone Partners will seek to invest alone or co-invest in new portfolio companies with the Gladstone BDCs.

We intend to review other strategies in connection with establishing additional funds in the future. Other than Gladstone Acquisition and our plans for the Future Gladstone Funds, we currently have no plans for any other new funds.

Gladstone Acquisition Corporation. Gladstone Acquisition is a newly organized blank check company, referred to as a SPAC, that was formed for the purpose of acquiring, merging with, engaging in capital stock exchange with, purchasing all or substantially all of the assets of, engaging in contractual arrangements, or engaging in any other similar business combination with a single operating entity, or one or more related or unrelated operating entities operating in any sector. While Gladstone Acquisition may pursue an Initial Business Combination target in any business, industry, sector or geographical location, it intends to focus on industries that complement its management team’s background, and to capitalize on the ability of its management team to identify and acquire a business, focusing on farming and agricultural sectors, including farming related operations and businesses that support the farming industry, where its management team has extensive experience. Gladstone Acquisition consummated its initial public offering in August 2021, raising total gross proceeds of $104,924,800, inclusive of the partial exercise of the underwriter’s over-allotment. Refer to “Recent Developments” for additional information.

Gladstone Acquisition must complete its Initial Business Combination within 15 months of its initial public offering. However, if Gladstone Acquisition anticipates that it will not be able to complete an Initial Business Combination in that time frame, Gladstone Acquisition may extend the window for another three months, for a total of 18 months, either by board resolution or at the Sponsor’s request. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock and Our Organizational Structure—Gladstone Acquisition may be unable to obtain additional financing to complete its Initial Business Combination or to fund the operations and growth of a target business.” If Gladstone Acquisition does not complete an Initial Business Combination, the Sponsor’s founder shares would become worthless, causing us to lose our $4.2 million investment.

Diversify and Grow Client Base. The growing demand for alternative assets provides an opportunity for us to attract new investors across a variety of channels. We currently operate nine offices across eight states (California, Connecticut, Florida, New York, Texas, Oklahoma, Washington and Virginia). As we continue to opportunistically expand our product offering and our geographic presence within the United States, we expect to be able to attract new investors to our funds. However, we do not currently have any plans to open additional offices. In addition to retail investors, which have historically comprised a significant portion of our assets under management, in recent periods we have extended the investment strategies of our funds and marketing efforts increasingly to institutional investors.

Financial Services

Financial services generally include receiving transaction-based compensation or other compensation for providing advice on a variety of strategic and financial matters, such as mergers, acquisitions and divestitures, restructurings and reorganizations and capital raising and capital structure. Such services are generally provided by investment banking firms, integrated commercial banks and specialized “boutique” financial firms. Advisors typically earn either a fixed fee or a fee based on a percentage of a transaction’s value, generally paid only when the transaction is completed.

In addition to the asset management services that we provide through our Adviser Subsidiary, the provision of other financial services through our Broker-Dealer Subsidiary has also impacted our overall operation positively. Our Broker-Dealer Subsidiary receives various financial services fees, which typically consist of transaction-based fee and commission arrangements related to investment banking, due diligence, dealer manager, mortgage placement, and other financial services. Transaction fees are recognized when they are collected.

Over the five-year period ended June 30, 2021, we have generated $56.5 million in various fees through our financial services business, including $39.6 million of investment banking, annual review and property management fees and $16.9 million of securities trade commissions.

Administrative Services

The Administrator Subsidiary provides administrative services to the Existing Gladstone Funds as well as our Adviser Subsidiary and Broker-Dealer Subsidiary and is expected to provide such services for the Future Gladstone Funds, if established. Its revenues equal its costs, as the Administrator Subsidiary’s purpose is to provide the requisite level of administrative services to the Existing Gladstone Funds (and to the Future Gladstone Funds, if established) and our other subsidiaries at the lowest feasible cost. Additionally, the Administrator Subsidiary is responsible for producing the financial statements, asset valuations, handling compliance, legal, and other duties for us, the Existing Gladstone Funds, and our other subsidiaries.

The Administration Agreements for the Existing Gladstone Funds provide for payments equal to their allocable portion of the Administrator Subsidiary’s expenses incurred while performing services to them, which are primarily rent and salaries and benefits expenses of the Administrator Subsidiary’s employees, including each of the Existing Gladstone Funds’ chief financial officer and treasurer, chief compliance officer, chief valuation officer and general counsel and secretary (who also serves as the Administrator Subsidiary’s president).

Historical Investment Performance of Our Funds

When considering the data presented below, you should note that the historical results of the Existing Gladstone Funds are not indicative of the future results that investors in such funds, or in any future funds may experience.

Moreover, with respect to the historical returns of the Existing Gladstone Funds:

•

the rates of return of the Existing Gladstone Funds reflect unrealized gains as of the applicable measurement date that may never be realized, which may adversely affect the ultimate value realized from those funds’ investments;

•

in the past few years, the rates of returns of the Existing Gladstone Funds have been positively influenced by a number of investments that experienced rapid and substantial increases in value following the dates on which those investments were made, which may not occur with respect to future funds or investments;

•

the Existing Gladstone Funds’ returns have benefited from investment opportunities and general market conditions that may not recur, including favorable borrowing conditions in the debt markets, and there can be no assurance that our current or future funds will be able to avail themselves of comparable investment opportunities or market conditions; and

•	the rates of return reflect our historical cost structure, which may vary in the future due to factors beyond our control, including changes in laws.

See “Risk Factors—Risks Related to Our Business.” In addition, future returns will be affected by the applicable risks described elsewhere in this prospectus, including risks of the industries and businesses in which a particular fund invests.

Investment Records of the Existing Gladstone Funds

The following table provides the total percentage return on a hypothetical $100 investment in common stock of the Existing Gladstone Funds, assuming a reinvestment of all dividends, for one year, three years and five years ended December 31, 2021 are set out below, rounded to the nearest whole percent and the current yield on each of the Existing Gladstone Funds based on reported closing stock price as of December 31 of each year.

Total Percent Return

Funds	1 Year	3 Year	5 Year
GLAD	40%	107%	93%
GAIN	82%	135%	206%
GOOD	54%	82%	88%
LAND	136%	228%	261%

The following table provides the total percentage return on a hypothetical $100 investment in common stock of the Existing Gladstone Funds, assuming a reinvestment of all dividends, for one year, three years and five years ended June 30, 2021 are set out below, rounded to the nearest whole percent and the current yield on each of the Existing Gladstone Funds based on reported closing stock price as of June 30 of each year.

Total Percent Return

Funds	1 Year	3 Year	5 Year
GLAD	71%	68%	151%
GAIN	53%	56%	207%
GOOD	31%	49%	97%
LAND	57%	114%	165%

Competition

The asset management and financial services industries are intensely competitive and we expect them to remain so. We compete both nationally and on a regional, industry and niche basis. We compete on the basis of a number of factors, including investment performance, transaction execution skills, access to and cost of capital, business reputation, range and quality of products and services, innovation and price

Asset Management. We face competition both in the pursuit of outside investors for the Existing Gladstone Funds and any Future Gladstone Funds and in acquiring investments in attractive portfolio companies and making other investments. Depending on the investment, we expect to face competition primarily from private equity funds, specialized investment funds, hedge fund sponsors, commercial banks and other financial institutions, corporate buyers and other parties, including, primarily, other BDCs and REITs. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than are generally available to us. Several of these competitors have recently raised funds, or are expected to raise funds, with significant amounts of capital and many of them have similar investment objectives to our funds, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us or the funds that we manage, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make on behalf of our funds or through proprietary accounts. Corporate buyers may be able to achieve synergistic cost savings with regard to an investment that may provide them with a competitive advantage in bidding for an investment. Moreover, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors may lead to a reduction in the size and duration of pricing inefficiencies that many of our funds seek to exploit.

Financial Services. Our competitors are other financial advisory and investment banking firms. Our primary competitors in our financial advisory business are large financial institutions, many of which have far greater financial and other resources and much broader client relationships than us and (unlike us) have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage and a wide range of investment banking services, which may enhance their competitive position. Our competitors also have the ability to support investment banking, including financial advisory services, with commercial banking, insurance and other financial services revenue in an effort to gain market share, which puts us at a competitive disadvantage and could result in pricing pressures that could materially adversely affect our revenue and profitability.

Employees

As of December 31, 2021, we had 29 executive officers, managing Directors and Directors and also employed 48 other investment and administrative professionals, all of which are full-time employees. We consider our relationship with our employees to be good and have not experienced interruptions of operations due to labor disagreements.

Regulatory and Compliance Matters

The asset management and financial services industries are subject to extensive regulation in the United States and elsewhere. The SEC and other regulators have in recent years significantly increased their regulatory activities with respect to alternative asset management firms. Certain of our businesses are subject to compliance with federal and state laws and regulations, the oversight of their respective agencies and/or various self-regulatory organizations or exchanges, and any failure to comply with these regulations could expose us to liability and/or reputational damage. Our businesses have operated for a number of years within a legal framework that requires our being able to monitor and comply with a broad range of legal and regulatory developments that affect our activities, and this same legal framework would apply to any Future Gladstone Funds. However, additional legislation, changes in rules promulgated by regulators or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect operation and profitability. In addition, we could become subject to certain additional laws and regulations, including the Commodity Exchange Act of 1936, as amended, and the Employee Retirement Income Security Act of 1974, as amended, depending on the investor base in and business of any Future Gladstone Fund.

Rigorous legal and compliance analysis is important to our culture. We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of conduct, compliance systems, communication of compliance guidance and employee education and training, and these policies and procedures would apply to any Future Gladstone Fund. We have a compliance group that monitors our compliance with all of the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our Executive Vice President of Administration, General Counsel and Secretary, Michael LiCalsi, also serves as President of our Administrator Subsidiary, and thus supervises our compliance group, which is responsible for addressing all regulatory and compliance matters that affect our and the Existing Gladstone Funds’ activities and will be responsible for addressing such matters for any Future Gladstone Funds. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, position reporting, personal securities trading, valuation of investments on a fund- specific basis, document retention, potential conflicts of interest and the allocation of investment opportunities.

FINRA Regulation

Our Broker-Dealer Subsidiary, through which we primarily conduct our financial services business, is registered as a broker-dealer with the SEC and is a member of FINRA and the SIPC, and is registered as a broker-dealer in all fifty states. Our Broker-Dealer Subsidiary is subject to regulation and oversight by the SEC and FINRA. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of Directors, officers and employees. In recent years, the SEC and various self-regulatory organizations have aggressively increased their regulatory activities in respect of asset management firms.

SEC Regulation

Our Adviser Subsidiary is registered with the SEC as an investment adviser under the Advisers Act, and our BDCs, GLAD and GAIN, are regulated under certain provisions of the 1940 Act. As compared to other, more disclosure-oriented United States Federal securities laws, the Advisers Act and the 1940 Act, together with the SEC’s regulations and interpretations thereunder, are highly restrictive regulatory statutes. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act and the 1940 Act, ranging from fines and censures to termination of an adviser’s registration.

Under the Advisers Act, an investment adviser has fiduciary duties to its clients which would include any Future Gladstone Funds. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of “soft dollars,” a practice that involves using client brokerage commissions to purchase research or other services that help managers make investment decisions; execution of transactions; and recommendations to clients. On behalf of our investment advisory clients, we make decisions to buy and sell securities for each portfolio, select broker dealers to execute trades and negotiate brokerage commission rates (and would be expected to do the same for any Future Gladstone Funds).

The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and agency cross transactions. As a registered adviser, our Adviser Subsidiary is subject to many additional requirements that cover, among other things, disclosure of information about its business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees it may charge; custody of client assets; client privacy; advertising; and solicitation of clients. The SEC has legal authority to inspect any investment adviser and typically inspects a registered adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws, (ii) disclosures made to clients and (iii) adequate systems, policies and procedures to ensure compliance.

A majority of our revenues are derived from our Adviser Subsidiary’s provision of asset management services, including those provided to our BDCs. The 1940 Act imposes significant requirements and limitations on BDCs, including with respect to its capital structure, investments and transactions. While our Adviser Subsidiary exercises broad discretion over the day-to-day management of these funds, every fund is also subject to oversight and management by a board of directors, a majority of whom are not “interested persons” as defined under the 1940 Act. The responsibilities of each board include, among other things, approving the advisory contract with the BDC; approving service providers; determining the valuation and the method for valuing assets; and monitoring transactions involving affiliates. Advisory contracts with the Gladstone BDCs may be terminated by either party or by the BDC’s stockholders on not more than 60 days’ notice, and are subject to annual renewal by the BDC’s board of Directors. In addition, under the 1940 Act, advisory agreements with 1940 Act funds (such as the Gladstone BDCs) terminate automatically upon assignment. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in us. Any Future Gladstone Fund that is also a BDC would be subject to a similar regulatory overlay under the 1940 Act.

Generally, BDCs are prohibited under the 1940 Act from knowingly participating in certain transactions with their affiliates without prior approval of their board of Directors who are not interested persons and, in some cases, prior approval by the SEC. The SEC has interpreted the prohibition on transactions with affiliates to prohibit “joint transactions” among entities that share a common investment adviser. On July 26, 2012, the SEC granted an exemptive order that permits GAIN, GLAD and any future BDC or closed-end management investment company that is advised by the Adviser Subsidiary (or sub-advised by the Adviser Subsidiary if it also controls the fund), or any combination of the foregoing, to co-invest subject to the conditions contained therein.

In certain situations where co-investment with one or more funds managed by the Adviser Subsidiary or its affiliates is not covered by the order, such as when there is an opportunity to invest in different securities of the same issuer, the personnel of the Adviser Subsidiary or its affiliates will need to decide which fund will proceed with the investment. Such personnel will make these determinations based on policies and procedures, which are designed to reasonably ensure that investment opportunities are allocated fairly and equitably, but do not entirely eliminate potential for a conflict of interest.

Properties

We do not own any real estate or other physical properties material to our operations. Our principal executive offices, which are leased by the Adviser Subsidiary, are located at 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102. We also have offices in: New York, New York; Seattle, Washington; Dallas, Texas; Palm Beach Gardens, Florida; Brandon, Florida; Camarillo, California; Salinas, California; and Tulsa, Oklahoma. We consider these facilities to be suitable and adequate for the management and operation of our business as presently conducted.

Legal Proceedings

We may from time to time be involved in litigation and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us. We are not currently subject to any pending judicial, administrative or arbitration proceedings that we expect to have a material impact on our results of operations or financial condition. See “Risk Factors—Risks Related to Our Business.”

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our executive officers and Directors.

Name	Age	Position
David Gladstone	79	Director, Chairman, President and Chief Executive Officer
Michael Malesardi	61	Chief Financial Officer and Treasurer
Terry Brubaker	78	Director, Vice Chairman and Chief Operating Officer
Michael LiCalsi	51	Executive Vice President of Administration, General Counsel and Secretary
Laura Gladstone	50	Director, Managing Director of Gladstone Management
Melinda H. McClure	54	Director Nominee
Kevin Cheetham	58	Director Nominee

David Gladstone

Mr. Gladstone is our founder, sole shareholder, through his ownership in TGC LTD, and Director, and has served as Chief Executive Officer, President and Chairman of the Board of Directors since our inception in 2009. He also founded and serves as Chief Executive Officer and Chairman of the Board of Directors of each Existing Gladstone Fund and our Adviser Subsidiary, as well as Chief Executive Officer of our Administrator Subsidiary, and a member of the board of managers of our Broker-Dealer Subsidiary. Prior to founding GLAD, Mr. Gladstone served as Vice Chairman then Chairman of the Board of Directors of American Capital Ltd. a publicly traded leveraged buyout fund and mezzanine debt finance company, from June 1997 to August 2001. From 1974 to February 1997, Mr. Gladstone held various positions, including Chairman and Chief Executive Officer, with Allied Capital Corporation, Allied Capital Corporation II, Allied Capital Lending Corporation, or, collectively, the Allied Companies, and Allied Capital Advisers, Inc., a registered investment advisor that managed the Allied Companies. During Mr. Gladstone’s tenure with them, the Allied Companies were the largest group of publicly-traded mezzanine debt funds in the U.S. and were managers of two private venture capital limited partnerships. From 1991 to 1997, Mr. Gladstone served either as Chairman of the Board of Directors or President of Allied Capital Commercial Corporation, a publicly traded REIT that invested in real estate loans to small and medium-sized businesses, managed by Allied Capital Advisers, Inc. From 1992 to 1997, Mr. Gladstone served as a Director, President and Chief Executive Officer of Business Mortgage Investors, a privately held mortgage REIT managed by Allied Capital Advisers, which invested in loans to small and medium-sized businesses. Mr. Gladstone is also a past Director of Capital Automotive REIT, a real estate investment trust that purchased and net leased real estate to automobile dealerships. Mr. Gladstone served as a Director of The Riggs National Corporation (the parent of Riggs Bank) from 1993 to May 1997 and of Riggs Bank from 1991 to 1993. He previously served as a Trustee of the George Washington University and currently is Trustee Emeritus. He is a past member of the Listings and Hearings Committee of the National Association of Securities Dealers, Inc., the predecessor to FINRA. He is a past member of the Advisory Committee to Women’s Growth Capital Fund, a venture capital firm that finances women-owned small businesses. Mr. Gladstone was the founder and managing member of The Capital Investors, LLC, a group of angel investors, and is currently a Member Emeritus. Mr. Gladstone holds an MBA from the Harvard Business School, an MA from American University and a BA from the University of Virginia. Mr. Gladstone has co-authored two books on financing for small and medium-sized businesses, Venture Capital Handbook and Venture Capital Investing. We believe that Mr. Gladstone’s real-estate and financial industry knowledge and management experience qualify him to serve on our board of directors.

Michael Malesardi

Mr. Malesardi has been our Chief Financial Officer and Treasurer (principal financial and accounting officer) since joining Gladstone in July 2018 on an interim basis and since September 2018 on a permanent basis.

He started his career with Price Waterhouse in 1982 in Washington, D.C. and Calgary, Alberta, rising to Audit Senior Manager. From 1992 to 2015 he served in financial leadership roles of several public and private companies including Presidio Networked Solutions, AES, OmniSky, PSINet and Watson Wyatt. From 2015 to 2016 he served as Senior Vice President of Human Resources and Chief Ethics Officer of NVR. From 2016 to 2018 he provided financial consulting services to several public companies. A CPA licensed in the Commonwealth of Virginia, Mr. Malesardi is a graduate of Washington and Lee University with a B.S. in Business Administration and Accounting.

Terry Brubaker

Mr. Brubaker has served as our Vice Chairman of the Board of Directors, Chief Operating Officer, and Assistant Secretary since our inception in 2009. Mr. Brubaker has also served as: (1) Vice Chairman of GLAD, GAIN, GOOD and LAND since 2004, 2005, 2004 and 2007, respectively; (2) Chief Operating Officer of GLAD, GAIN, GOOD and LAND since 2001, 2005, 2003 and 2007, respectively; and (3) Assistant Secretary of GLAD and GAIN since October 2012. In addition, Mr. Brubaker has served as the Vice Chairman, Chief Operating Officer and a Director of the Adviser Subsidiary since 2006. He also served as President of our Adviser Subsidiary from inception through February 2006, when he assumed duties of Vice Chairman. Mr. Brubaker has also served as Chief Operating Officer of the Administrator Subsidiary since its inception in 2005. In March 1999, Mr. Brubaker founded and, until May 1, 2003, served as Chairman of Heads Up Systems, a company providing processing industries with leading edge technology. From 1996 to 1999, Mr. Brubaker served as Vice President of the paper group for the American Forest & Paper Association. From 1992 to 1995, Mr. Brubaker served as President of Interstate Resources, a pulp and paper company. From 1991 to 1992, Mr. Brubaker served as President of IRI, a radiation measurement equipment manufacturer. From 1981 to 1991, Mr. Brubaker held several management positions at James River Corporation, a forest and paper company, including Vice President of Strategic Planning from 1981 to 1982, Group Vice President of the Groveton Group and Premium Printing Papers from 1982 to 1990 and Vice President of Human Resources Development in 1991. From 1976 to 1981, Mr. Brubaker was Strategic Planning Manager and Marketing Manager of White Papers at Boise Cascade. Previously, Mr. Brubaker was a Senior Engagement Manager at McKinsey & Company from 1972 to 1976. Prior to 1972, Mr. Brubaker was a U.S. Navy Fighter Pilot. Mr. Brubaker holds an M.B.A. from the Harvard Business School and a B.S.E. from Princeton University. We believe that Mr. Brubaker’s management experience qualifies him to serve on our board of directors.

Michael LiCalsi

Mr. LiCalsi has been our General Counsel and Secretary since 2009 and our Executive Vice President of Administration since May 2020. In addition, Mr. LiCalsi has served as General Counsel and Secretary since October 2009 and October 2012, respectively, of our Adviser Subsidiary, our Administrator Subsidiary and each of the Existing Gladstone Funds. Mr. LiCalsi was also appointed President of our Administrator Subsidiary in July 2013. Mr. LiCalsi also serves in several capacities for our Broker-Dealer Subsidiary, serving as a member of its board of managers since 2010, a managing principal since 2011, and Chief Legal Officer and Secretary since 2010. Mr. LiCalsi currently holds his series 7 and 24 licenses at our Broker-Dealer Subsidiary. A graduate of the George Mason University School of Law, where he served as Editor-in-Chief of the George Mason Law Review from 2004 to 2005. Mr. LiCalsi is currently a member of the Virginia State Bar and District of Columbia Bar. Before joining the Gladstone Companies, Mr. LiCalsi served as an Associate Attorney in the Washington, D.C. office of Baker Botts L.L.P., a multinational law firm. From 1996 to 2004, Mr. LiCalsi held various positions at TD Waterhouse Investor Services, Inc. (currently TD Ameritrade, Inc.), including those of regional and national vice president. Mr. LiCalsi holds a B.A. in History from Rutgers College.

Laura Gladstone

Ms. Gladstone has been with The Gladstone Companies since August 2001. She serves as a Managing Director of our New York office where she works with our mezzanine debt and syndicated loan team. Prior to joining the firm, Ms. Gladstone worked as an Associate in equity research at ING Barings, where she was responsible for covering companies in the telecommunications industries. Ms. Gladstone also worked for Salomon Smith Barney as an Assistant Analyst in equity research and HSBC, an international bank, as an analyst in Buenos Aires, Argentina. Ms. Gladstone holds a B.B.A. from The George Washington University. She is the coauthor of two books on lending to small business: Venture Capital Handbook and Venture Capital Investing, both published by Prentice Hall. We believe that Ms. Gladstone’s intimate knowledge of our business and financial industry experience qualify her to serve on our board of directors.

Ms. Gladstone is the daughter of David Gladstone, our Chief Executive Officer, President and Chairman of the Board of Directors.

Melinda H. McClure

Ms. McClure is expected to be appointed to serve as one of our independent directors prior to closing this offering. From February 2018, Ms. McClure was the founding director and CEO of VisionBank (in organization) and became the executive vice president and head of strategic planning for Old Dominion National Bank, a community bank headquartered in the Greater Washington region upon the two firms’ combination in August 2019; a position she retained until July 2021. She is the lead independent director of Independence Realty Trust (NYSE: IRT) and an independent director of Arlington Asset Investment Corp. (NYSE: AAIC). She served from 2006 to 2018 as the principal of Democracy Funding LLC, a registered broker-dealer, and its affiliates focused on providing capital markets and advisory services to government agencies including the United States Department of Treasury and the Federal Deposit Insurance Corporation as well as to private sector financial services and real estate companies. Ms. McClure served on the board of directors of the Bank of Georgetown, a privately held community bank headquartered in Washington, D.C. from its inception in 2005 until its sale to UnitedBank in 2016. While a director of the Bank of Georgetown she served as the chairman of the strategic planning committee, and as a member of the compensation committee. Ms. McClure served in numerous positions at FBR & Co, an investment bank, from 1991 to 2006 including, as senior managing director of investment banking where she focused on providing capital markets and advisory services to middle market financial services and real estate companies. She earned her Bachelor of Arts Degree from the University of Richmond. Ms. McClure was selected to serve on our board because of her extensive leadership experience in the asset management, financial services and real estate industries. We believe that Ms. McClure’s financial industry knowledge and public and private company directorship experience qualify her to serve on our board of directors.

Kevin Cheetham

Mr. Cheetham is expected to be appointed to serve as one of our independent directors prior to closing this offering. Mr. Cheetham served as Chief Financial Officer, Secretary and Treasurer of Custom Ink from 2012 to October 2020, a growth stage company marketing and manufacturing custom apparel and accessories. Mr. Cheetham served from 2010 to 2012 as founding Chief Financial Officer, Secretary and Treasurer of Virtustream, Inc., a cloud computing service provider. Mr. Cheetham served as President of Gladstone Administration, the external management company for the publicly traded Gladstone Funds, from 2006 to 2010. Mr. Cheetham was founding Chief Financial Officer of SynXis Corporation, a travel reservation software company, from 1998 to 2006. Prior to that, Mr. Cheetham was Vice President and Controller of TREEV Corporation (NASDAQ:TREV), a developer and marketer of document management technologies, from 1994 to 1998. Mr. Cheetham served as a Senior Operational Auditor for Mobil Oil Corporation from 1991 to 1994. Mr. Cheetham started his career with Arthur Andersen & Co. in 1986 in New York rising to senior associate. Mr. Cheetham also served on the board of directors of Innovectra Corporation, a provider of web, mobile and social network-based local search solutions for Yellow Pages publishers, from 2003 to 2004. Mr. Cheetham earned his B.B.A. in Accounting from the University of Massachusetts Amherst and is a licensed CPA in the Commonwealth of Virginia and State of New Jersey. Mr. Cheetham was selected to serve on our board because of his extensive leadership experience in financial operations and regulatory compliance. We believe that Mr. Cheetham’s financial industry knowledge, public company regulatory compliance and private company directorship experience qualify him to serve on our board of directors.

Composition of Our Board of Directors

Upon completion of this offering, we expect that                additional Directors who are independent in accordance with the criteria established by the Nasdaq for independent board members will be appointed to our Board of Directors and will serve on the Audit Committee.

Our Board of Directors will be divided into three classes as nearly equal in size as is practicable. The composition of the Board of Directors immediately following completion of this offering will be as follows:

•	Class I, which will initially consist of , and , whose terms will expire at our annual meeting of stockholders to be held in 2022;

•	Class II, which will initially consist of , and , whose terms will expire at our annual meeting of stockholders to be held in 2023; and

•	Class III, which will initially consist of , and , whose terms will expire at our annual meeting of stockholders to be held in 2024.

Upon the expiration of the initial term of office for each class of Directors, each Director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies occurring on the Board of Directors, whether due to death, resignation, removal, retirement, disqualification or for any other reason, and newly created directorships resulting from an increase in the authorized number of Directors, may be filled by a majority of the remaining members of the Board of Directors.

Our Chairman, President and Chief Executive Officer, David Gladstone, and his controlled entities hold 100% of our outstanding Class B Common Stock and will hold approximately     % of the voting power of our outstanding shares following this offering (or     % of the voting power of our outstanding shares following this offering if the underwriters exercise their option in full to purchase additional shares of Class A Common Stock to cover over-allotments). As a result, Mr. Gladstone will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our Directors and the approval of any change in control transaction. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Director Independence

Based upon information requested from and provided by each Director and Director nominee concerning his or her background, employment and affiliations, our Board of Directors has determined that each of Melinda McClure, Kevin Cheetham and                     , each of whom has agreed to become a member of our Board of Directors upon completion of this offering, have no material relationship that would interfere with the exercise of independent judgment and is “independent” within the meaning of the applicable rules of the SEC and as defined in the Nasdaq listing rules.

Controlled Company Exemption

Upon completion of this offering, TGC LTD, an entity wholly-owned by our Chairman, President and Chief Executive Officer, David Gladstone, will continue to hold    % of the voting power of our Class A Common Stock and Class B Common Stock on a combined basis. As a result, we expect to be a “controlled company” within the meaning of applicable Nasdaq corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirement that: (1) a majority of our Board of Directors consist of independent Directors, (2) our Board of Directors have a compensation committee that is comprised entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities and (3) our Board of Directors have a nominating and corporate governance committee that is comprised entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities. We intend to take advantage of these exemptions upon completion of this offering and for as long as we continue to qualify as a “controlled company.” As a result, immediately following this offering we do not expect the majority of our Board of Directors will be independent or that any committees of the Board of Directors will be comprised entirely of independent Directors, other than our Audit Committee. Accordingly, our investors will not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements. In the event that we cease to be a “controlled company” and shares of our Class A Common Stock continue to be listed on the Nasdaq, we will be required to comply with these provisions subject to applicable transition periods.

Board Leadership Structure

Our Board of Directors includes Mr. Gladstone, our Chief Executive Officer, who also serves as Chairman. Our Board of Directors believes that one of its primary functions is to protect stockholders’ interests by providing oversight of management, including the Chief Executive Officer. However, the Board of Directors does not believe that mandating a particular structure, such as designating an independent lead director or having a separate Chairman and Chief Executive Officer, is necessary to achieve effective oversight. Given the dynamic and competitive environment in which we operate, our Board of Directors believes that the appropriate board leadership structure may vary as circumstances change and should be discussed and considered from time to time as needed. The Chairman of the Board of Directors has no greater nor lesser vote on matters considered by the Board of Directors than any other Director, and the Chairman does not vote on any related party transaction.

Our Chairman and Chief Executive Officer positions are currently held by the same person (Mr. Gladstone), due in part to the fact that he is the Director most familiar with the Company’s business and industry and is best situated to lead discussions on important matters affecting the business of the Company. Combining the Chief Executive Officer and Chairman positions provides strong central leadership, creates a firm link between the Company’s management and the Board of Directors and promotes the development and implementation of sound corporate strategy. As a result of the current structure of the Board of Directors, the independent members of the Board of Directors work together to provide independent oversight of the Company’s management and affairs through the committees of the Board of Directors and, when necessary, special meetings of independent Directors.

Role of our Board of Directors in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks that we face, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. We manage risk at multiple levels throughout the organization, including at the fund level directly by the portfolio managers. We manage risk at the investment fund level, placing emphasis on identifying investments that work, investments that do not and the factors that influence performance. This approach is not designed to avoid taking risks, but seeks to ensure that the risks we choose to take are accompanied by appropriate premium opportunities. Managing fund-level risk is an integral component of our investment processes. The Audit Committee also monitors the Company’s major financial risk exposures and the steps management has taken to control such exposures (including management’s risk assessment and risk management policies).

Committees of the Board of Directors

Executive Committee. We have established an executive committee of the Board of Directors, or Executive Committee. The Executive Committee currently consists of Messrs. Gladstone and Brubaker. The Board of Directors has delegated all of the power and authority of the full Board of Directors to the Executive Committee to act when the Board of Directors is not in session.

Upon completion of this offering, our Board of Directors will establish the following committees: the Audit Committee, a compensation committee (the “Compensation Committee”), and a corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”). The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee. Upon completion of this offering, we expect that our Audit Committee will consist of Mses. McClure, Messr. Cheetham and                 . The Audit Committee will have responsibility for (1) appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm, (2) our independent registered public accounting firm’s qualifications and independence, (3) establishing procedures for the receipt and treatment of complaints and employee concerns regarding our financial statements and auditing process, and (4) assisting our Board of Directors in overseeing and maintaining (a) the quality and integrity of our financial statements and (b) our compliance with legal and regulatory requirements. The members of the Audit Committee will meet the independence standards for service on an audit committee of a board of directors pursuant to applicable rules of the SEC and Nasdaq corporate governance rules, including the permitted transition period for newly-reporting issuers.

Compensation Committee. Upon completion of this offering, we expect that our Compensation Committee will consist of Messrs.                 ,                 and                 . The Compensation Committee will be responsible for reviewing and approving the compensation objectives for the Company and establishing the compensation for the Chief Executive Officer and other executives and any employment agreements, severance arrangements and other benefits policies generally. The Compensation Committee will also review all compensation components for the Company’s Chief Executive Officer and other named executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites. In addition to reviewing competitive market values, the Compensation Committee will also examine the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package.

Corporate Governance and Nominating Committee. Upon completion of this offering, we expect that our Corporate Governance and Nominating Committee will consist of Messrs.                ,                 and                 . The Corporate Governance and Nominating Committee will be responsible for, among other things: (1) assisting our Board of Directors in identifying prospective Director nominees and recommending nominees to the Board of Directors; (2) overseeing the evaluation of the Board of Directors and management; (3) reviewing the structure of our Board of Directors’ committees and recommending members of each committee for its approval, and where appropriate, making recommendations regarding the removal of any member of any committee; and (4) developing and recommending a set of corporate governance guidelines.

Compensation Committee Interlocks and Insider Participation

We do not presently have a Compensation Committee. Decisions regarding the compensation of our executive officers have historically been made by Messrs. Gladstone and Brubaker. Upon completion of this offering, the Compensation Committee will consist of Messrs.                ,                and                 .

None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Compensation

Each non-employee Director will receive a quarterly cash retainer of $25,000 for their services on the Board of Directors and the Audit Committee. In addition, in the event a non-employee director serves as the chairperson of the Compensation Committee they will receive an annual fee of $3,000 and each non-employee director will receive an additional $1,000 for each Compensation Committee meeting attended. We will also reimburse our Directors for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. Our employee Directors will not receive any compensation for their service as Directors.

Code of Ethics

In connection with the completion of this offering, we expect our Board of Directors to adopt a code of ethics relating to the conduct of our business by all of our employees, officers and Directors. Our code of ethics will satisfy the requirement that we have a “code of conduct” under applicable corporate governance rules of Nasdaq. The code of ethics will be posted on our website (www.gladstonecompanies.com). We intend to disclose future amendments to certain provisions of this code of business ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our Directors, on our website identified above.

EXECUTIVE COMPENSATION

The services necessary for the operation of our business are provided by our officers and other employees through our Adviser Subsidiary and Administrator Subsidiary.

Our named executive officers for the fiscal year ended June 30, 2021, consisting of our principal executive officer and the next two most highly compensated executive officers were:

•	Mr. Gladstone, our Chairman, President and Chief Executive Officer, who is an employee of and compensated directly by our Adviser Subsidiary;

•	Mr. Brubaker, our Vice Chairman and Chief Operating Officer, who is an employee of and compensated directly by our Adviser Subsidiary; and

•	Mr. Dullum, our Executive Vice President of Private Equity (Buyouts), who is an employee of and compensated directly by our Adviser Subsidiary.

2021 Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our named executive officers for the fiscal year ended June 30, 2021. All compensation in the table below was paid through the Adviser Subsidiary and reflects compensation for services provided to us as well as the Existing Gladstone Funds.

	Year	Salary	Bonus	Nonequity Incentive Plan Compensation	All Other Compensation(1)	Total
David Gladstone(2) President and Chief Executive Officer	2021	$451,000	$771,000	$2,700,279	$30,796	$3,953,075
Terry Brubaker(2) Vice Chairman and Chief Operating Officer	2021	219,000	559,000	1,585,211	30,796	2,394,007
David Dullum(2) Executive Vice President of Private Equity (Buyouts)	2021	420,000	1,679,000	716,177	30,829	2,846,006

(1)	Amounts in this column include 401(k) employer safe harbor contributions and the premiums paid by the Adviser Subsidiary or the Administrator Subsidiary for health insurance.
(2)	Reflects compensation paid to the executive by our Adviser Subsidiary.

Narrative to the Summary Compensation Table

Performance-Based Bonuses

Each of our executive officers is eligible to receive a discretionary performance bonus under our annual bonus program.

Under our discretionary 2021 annual bonus program, each of our named executive officers was eligible to receive a cash payment equal to his or her target incentive, as a percentage of annual base salary, subject to the named executive officer remaining employed by us through the payment date.

The 2021 target incentive for Messrs. Gladstone, Brubaker and Dullum was set at 200% of their respective annual base salary. The compensation committee of the applicable Existing Gladstone Fund determined that the percentage achievement of certain corporate goals was 93% for Mr. Gladstone, 128% for Mr. Brubaker, and

200% for Mr. Dullum. As a result, the board of directors of the Advisor Subsidiary approved a cash payment for each named executive officer in the amounts reflected above in the “Bonus” column of the Summary Compensation Table. Each named executive’s cash bonus payment for 2021 was paid in the first quarter of the 2022 fiscal year.

Non-Equity Incentive Plan

The Adviser Subsidiary is party to certain agreements with certain current and former employees and officers of the Adviser Subsidiary that operate the respective Existing Gladstone Funds whereby substantially all of the incentive fees received by the Adviser Subsidiary from the Existing Gladstone Funds are divided among such employees and officers. The Adviser Subsidiary may retain certain unallocated portions of the incentive fees pursuant to such agreements from time to time in its discretion.

Employment Agreements

Our Adviser Subsidiary is currently a party to employment agreements with each of Messrs. Gladstone and Brubaker dated April 22, 2004 and May 26, 2019, respectively. The employment agreement with Mr. Gladstone had an initial three-year term which automatically renews for additional successive one-year periods unless either the Company or Mr. Gladstone provides three months prior written notice of their intent to terminate the employment agreement. The employment agreement with Mr. Brubaker is at will. The employment agreements provided for an annual base salary of $200,000 and $219,000 for Messrs. Gladstone and Brubaker, respectively, and the opportunity for annual salary increases for Mr. Gladstone based on performance. The annual salary increases received by Mr. Gladstone are reflected in the Summary Compensation Table. As a result of performance-based increases, the annual base salary for Mr. Gladstone is currently $451,000. Messrs. Gladstone and Brubaker are eligible for a discretionary incentive bonus as determined in the sole discretion of the Board of Directors or the Compensation Committee. Under the agreements, Messrs. Gladstone and Brubaker are also entitled to participate in any plan based on the distribution of incentive fees paid to our Adviser Subsidiary by entities it manages or advises.

In the event Mr. Gladstone is terminated without “Cause” (as defined in his employment agreement) or in connection with a “Change in Control” (as defined in his employment agreement) then, subject to his execution of a release of claims and further subject to his continued compliance with his post-termination obligations, he will receive from the Adviser Subsidiary monthly severance payments over a two-year period in an aggregate amount equal to two years of his base salary in effect as of his date of termination plus any discretionary bonus he received during the previous fiscal year.

In addition, each employment agreement contains a covenant not to compete, which covers a term of one year with respect to Mr. Gladstone and two years with respect to Mr. Brubaker beginning on the date of termination of employment by our Adviser Subsidiary. Messrs. Gladstone and Brubaker are also subject to non-solicitation restrictions with respect to our Adviser Subsidiary’s investors, customers and employees during their employment and for the one-year period thereafter.

Health and Welfare and Retirement Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees. We do not provide perquisites or personal benefits to our named executive officers other than those provided generally to all employees.

401(k) Plan

We maintain a tax-qualified retirement plan, the 401(k) Plan, that provides eligible employees in the United States with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) Plan, we provide an annual safe harbor contribution of 3% of each employee’s annual base salary up to the maximum salary allowed by the Internal Revenue Service. All employees are eligible after six months of employment. Under the 401(k) Plan, we may also provide matching and other discretionary contributions. All contributions under the 401(k) Plan vest immediately. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code.

Potential Payments upon Termination or Change in Control

Except as disclosed above, we do not have, nor do we intend to adopt, a formal plan with respect to termination or change in control benefits payable to our named executive officers.

Security Ownership of Management and Certain Securityholders

Our sole stockholder is TGC LTD, which is wholly owned by David Gladstone, our Chairman, President and Chief Executive Officer.

Employee Benefits and Stock Plans

2022 Equity Incentive Plan

Our compensation committee and our stockholders adopted the 2022 Equity Incentive Plan, or the 2022 Plan, in              2022. The 2022 Plan will become effective upon the execution of the underwriting agreement for this offering.

Types of Awards. Our 2022 Plan provides for the grant of incentive stock options, or ISOs, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based awards and other awards, or collectively, awards. ISOs may be granted only to our employees, including our officers, and the employees of our affiliates. All other awards may be granted to our employees, including our officers, our non-employee directors and consultants and the employees and consultants of our affiliates.

Authorized Shares. Initially, the maximum number of shares of our common stock that may be issued under our 2022 Plan will not exceed a number of shares equal to         % of the number of shares outstanding on the date of the initial public offering. In addition, the number of shares of common stock reserved for issuance under our 2022 Plan will automatically increase on January 1 of each year, beginning on                  2022, and continuing through and including January 1, 2032, by         % of the total number of shares of common stock outstanding on December 31 of the immediately preceding calendar year, or a lesser number of shares determined by our board prior to the applicable January 1st. The maximum number of shares that may be issued upon the exercise of ISOs under our 2022 Plan is the same as the overall share reserve for the 2022 Plan.

Shares issued under our 2022 Plan will be authorized but unissued or reacquired shares of common stock. Shares subject to awards granted under our 2022 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under our 2022 Plan. Additionally, shares issued pursuant to awards under our 2022 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under our 2022 Plan.

The maximum number of shares of common stock subject to stock awards granted under the 2022 Plan or otherwise during any period commencing on the date of the company’s annual meeting of stockholders for a particular year and ending on the day immediately prior to the date of the company’s annual meeting of stockholders for the next subsequent year to any non-employee director, taken together with any cash fees paid by us to such non-employee director during such period for service on the board of directors, will not exceed $        in total value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes), or, with respect to the period in which a non-employee director is first appointed or elected to our board of directors, $        .

Plan Administration. Our board, or a duly authorized committee of our board, may administer our 2022 Plan. Our board has delegated concurrent authority to administer our 2022 Plan to the compensation committee under the terms of the compensation committee’s charter. We sometimes refer to the board, or the applicable committee with the power to administer our equity incentive Plans, as the administrator. The administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified awards, and (2) determine the number of shares subject to such awards.

The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under our 2022 Plan.

In addition, subject to the terms of the 2022 Plan, the administrator also has the power to modify outstanding awards under our 2022 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the administrator. The administrator determines the exercise price for a stock option, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of common stock on the date of grant. Options granted under the 2022 Plan vest at the rate specified in the stock option agreement by the administrator.

The administrator determines the term of stock options granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that either an exercise of the option or an immediate sale of shares acquired upon exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (1) cash, check, bank draft or money order, (2) a broker- assisted cashless exercise, (3) the tender of shares of common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the administrator.

Options may not be transferred to third-party financial institutions for value. Unless the administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as NSOs. No ISOs may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations, unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the administrator. Restricted stock awards may be granted in consideration for cash, check, bank draft or money order, services rendered to us or our affiliates or any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the administrator. A restricted stock award may be transferred only upon such terms and conditions as set by the administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested may be forfeited or repurchased by us upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation right grant agreements adopted by the administrator. The administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2022 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.

The administrator determines the term of stock appreciation rights granted under the 2022 Plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. Our 2022 Plan permits the grant of performance-based stock and cash awards. The compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the common stock.

The performance goals may be based on any measure of performance selected by the board of directors. The compensation committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the compensation committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock-based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other Awards. The administrator may grant other awards based in whole or in part by reference to common stock. The administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2022 Plan; (2) the class and maximum number of shares by which the share reserve may increase automatically each year; (3) the class and maximum number of shares that may be issued upon the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding awards.

Corporate Transactions. The following applies to stock awards under the 2022 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the administrator at the time of grant. Under the 2022 Plan, a corporate transaction is generally the consummation of (1) a sale or other disposition of all or substantially all of our assets, (2) a sale or other disposition of at least 50% of our outstanding securities, (3) a merger, consolidation or similar transaction following which we are not the surviving corporation or (4) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

In the event of a corporate transaction, the administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our board of directors may deem appropriate; or

•

make a payment equal to the excess of (A) the value of the property the participant would have received upon exercise of the stock award over (B) the exercise price otherwise payable in connection with the stock award.

Our administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

In the event of a change in control, as defined under our 2022 Plan, awards granted under our 2022 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.

Transferability. A participant may not transfer awards under our 2022 Plan other than by will, the laws of descent and distribution or as otherwise provided under our 2022 Plan.

Plan Amendment or Termination. Our board has the authority to amend, suspend or terminate our 2022 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our compensation committee adopted our 2022 Plan. No awards may be granted under our 2022 Plan while it is suspended or after it is terminated.

2022 Employee Stock Purchase Plan

Our compensation committee and our stockholders adopted our 2022 Employee Stock Purchase Plan (the ESPP) in                2022. The ESPP will become effective upon the execution of the underwriting agreement for this offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP includes two components. One component is designed to allow our eligible U.S. employees to purchase common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment when necessary or appropriate to permit participation by our eligible employees who are foreign nationals or employed outside of the United States while complying with applicable foreign laws.

Authorized Shares. The maximum aggregate number of shares of common stock that may be issued under our ESPP is equal to         % of the number of shares outstanding on the date of our initial public offering. The number of shares of common stock reserved for issuance under our ESPP will automatically increase on January 1 of each calendar year, beginning on                 , 2022 and continuing through and including January 1, 2032, by the lesser of (1)         % of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year or (2) a number of shares determined by our board. Shares subject to purchase rights granted under our ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our ESPP.

Plan Administration. Our board, or a duly authorized committee thereof, will administer our ESPP. Our board has delegated concurrent authority to administer our ESPP to the compensation committee under the terms of the compensation committee’s charter. The ESPP is implemented through a series of offerings with specific terms approved by the administrator and under which eligible employees are granted purchase rights to purchase shares of common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for our eligible employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the ESPP) for the purchase of common stock under the ESPP. Unless otherwise determined by the administrator, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of common stock on the first date of an offering or (b) 85% of the fair market value of a share of common stock on the date of purchase. For the initial offering, which commenced upon the execution and delivery of the underwriting agreement relating to this offering, the fair market value on the first day of the initial offering will be the price at which shares are first sold to the public.

Limitations. Our employees, including executive officers, or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our ESPP if such employee (1) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of common stock, or (2) holds rights to purchase stock under our ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (1) the number of shares reserved under the ESPP, (2) the maximum number of shares by which the share reserve may increase automatically each year, (3) the number of shares and purchase price of all outstanding purchase rights and (4) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of certain corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of 50% of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

ESPP Amendment or Termination. The administrator has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Director Compensation

Historically, we have not had a formalized non-employee director compensation program, and we did not provide any compensation to our non-employee directors during the year ended June 30, 2021. We reimburse our non-employee directors for travel and other necessary business expenses incurred in the performance of their services for us.

We intend to approve and implement a compensation policy for our non-employee directors to be effective on the consummation of this offering. See “Management—Director Compensation.”

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2019 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Expense Sharing Agreement

We are party to an expense sharing agreement with the Adviser Subsidiary and Administrator Subsidiary. Under the expense sharing agreement, we reimburse the Adviser Subsidiary and Administrator Subsidiary for our allocable portion of expenses related to our office facilities, equipment, and clerical, bookkeeping and recordkeeping services at such facilities and certain other administrative services necessary for the operation of our business that are provided to us by our officers and the other employees of the Adviser Subsidiary and such costs are eliminated in consolidation. The expense sharing agreement may be terminated by either party upon 30 days written notice.

Administrative Support Agreement

Sponsor is party to an administrative support agreement with Gladstone Acquisition under which it receives a monthly amount to provide office space, utilities and secretarial and administrative support as may reasonably be required by Gladstone Acquisition. The administrative support agreement went into effect on August 4, 2021 and the Sponsor was billed $48,710 for the six months ended December 31, 2021. The administration support agreement will terminate at the earlier of the consummation by Gladstone Acquisition of an Initial Business Combination or Gladstone Acquisition’s liquidation. The revenue and expense related to this agreement are eliminated in consolidation.

Advisory Agreements

The Adviser Subsidiary is a party to the Advisory Agreements, each as more fully described below, pursuant to which it serves as the investment adviser of each Existing Gladstone Fund, in each case with which certain of our Directors, officers and/or employees are affiliated. Under the terms of the Advisory Agreements, the continuation of which is subject to annual review and approval by the respective boards of such funds, the Adviser Subsidiary earns base management fees based on a percentage of adjusted total assets (in the case of GLAD and GAIN) or the gross cost of tangible real estate (in the case of GOOD and LAND) and performance-based incentive fees. We expect that the material terms of Advisory Agreements with any Future Gladstone Funds, if any, will be broadly consistent with those of the Advisory Agreements described below. Under the terms of the Advisory Agreements, Adviser Subsidiary billed base management and incentive fees (on a gross basis) of $50,511,088 and $50,110,689 for the years ended June 30, 2020 and 2021, respectively, and $23,631,209 and $36,824,327 for the six months ended December 31, 2020 and 2021, respectively. The above amount do not include offsetting credits provided to the Existing Gladstone Funds.

GLAD Advisory Agreement

Under the advisory agreement by and between Adviser Subsidiary and GLAD (the “GLAD Advisory Agreement”), the Adviser Subsidiary is responsible for GLAD’s day-to-day operations and administration, record keeping and regulatory compliance functions. The base management fee pursuant to the GLAD Advisory Agreement is assessed at an annual rate of 1.75% computed on the basis of the average value of GLAD’s gross assets at the end of the two most recently completed quarters (inclusive of the current quarter), which are total assets, including investments made with proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings. The GLAD Advisory Agreement also provides for an incentive fee, which consists of two parts: an income-based incentive fee and a capital gains-based incentive fee. The income-based incentive fee rewards the Adviser Subsidiary if GLAD’s quarterly net investment income (before giving effect to any incentive fee) exceeds 1.75% of GLAD’s net assets (2.0% during the period from April 1, 2020 through March 31, 2021), which is defined as total assets less liabilities and before taking into account any incentive fees payable or contractually due but not payable during the period (the “GLAD hurdle rate”), at the end of the immediately preceding calendar quarter. GLAD pays an income-based incentive fee with respect to its pre-incentive fee net investment income in each calendar quarter as follows: (A) no incentive fee in any calendar quarter in which GLAD’s pre-incentive fee net investment income does not exceed the GLAD hurdle rate; (B) 100% of GLAD’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the GLAD hurdle rate but is less than 2.1875% (2.4375% during the period from April 1, 2020 through March 31, 2021) in any calendar quarter; and (C) 20% of the amount of GLAD’s pre-incentive fee net investment income, if any, that exceeds 2.1875% (2.4375% during the period from April 1, 2020 through March 31, 2021) in any calendar quarter. The second part of the incentive fee is a capital gains incentive fee that is determined and payable in arrears as of the end of each fiscal year (or upon termination of the GLAD Advisory Agreement, as of the termination date), and equals 20% of GLAD’s realized capital gains less our realized capital losses and unrealized depreciation as of the end of the fiscal year.

GAIN Advisory Agreement

The advisory agreement by and between Adviser Subsidiary and GAIN (the “GAIN Advisory Agreement”), the Adviser Subsidiary is responsible for GAIN’s day-to-day operations of managing the investment and reinvestment of its assets. The base management fee is assessed at an annual rate of 2.0% computed on the basis of the value of GAIN’s average gross assets at the end of the two most recently completed quarters (inclusive of the current quarter), which are total assets, including investments made with proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings, and adjusted appropriately for any share issuances or repurchases during the period. The GAIN Advisory Agreement also provides for an incentive fee, which consists of two parts: an income-based incentive fee and a capital gains incentive fee. The income-based incentive fee rewards the Adviser Subsidiaries if GAIN’s quarterly net investment income (before giving effect to any incentive fee) exceeds 1.75% of GAIN’s net assets at the end of the immediately preceding calendar quarter, adjusted appropriately for any share issuances or repurchases during the period (the “GAIN hurdle rate”). GAIN pays the Adviser Subsidiary an income-based incentive fee with respect to its pre-incentive fee net investment income in each calendar quarter as follows: (A) no incentive fee in any calendar quarter in which GAIN’s pre-incentive fee net investment income does not exceed the GAIN hurdle rate (7% annualized); (B) 100% of GAIN’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the GAIN hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and (C) 20% of the amount of GAIN’s pre-incentive fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized). The second part of the incentive fee is a capital gains-based incentive fee that is determined and payable in arrears as of the end of each fiscal year (or upon termination of the GAIN Advisory Agreement, as of the termination date), and equals 20.0% of GAIN’s realized capital gains, less any realized capital losses and unrealized depreciation, calculated as of the end of the preceding calendar year.

GOOD Advisory Agreement

Under the advisory agreement by and between Adviser Subsidiary and GOOD (the “GOOD Advisory Agreement”), Adviser Subsidiary is responsible for GOOD’s daily operations of managing the investment and reinvestment of its assets. The GOOD Advisory Agreement Base Management Fee is payable quarterly in arrears and shall be calculated at an annual rate of 0.425% (0.10625% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate,” defined in the Amended Agreement as the current gross value of GOOD’s property portfolio (meaning the aggregate of each property’s original acquisition price plus the cost of any subsequent capital improvements thereon). The GOOD Advisory Agreement also rewards the Adviser Subsidiary with an incentive fee when GOOD’s quarterly Core FFO (defined at the end of this paragraph), before giving effect to any incentive fee, or pre-incentive fee Core FFO, exceeds 2.0% quarterly, or 8.0% annualized, of adjusted total stockholders’ equity (after giving effect to the base management fee but before giving effect to the incentive fee)(the “hurdle amount”). The Adviser Subsidiary will receive 15.0% of the amount of GOOD’s pre-incentive fee Core FFO that exceeds the hurdle amount. However, in no event shall the incentive fee for a particular quarter exceed by 15.0% (the cap) the average quarterly incentive fee paid by GOOD for the previous four quarters (excluding quarters for which no incentive fee was paid). Core FFO is defined as GAAP net income (loss) available to common stockholders, excluding the incentive fee, depreciation and amortization, any realized and unrealized gains, losses or other non-cash items recorded in net income (loss) available to common stockholders for the period, and one-time events pursuant to changes in GAAP. Further, the GOOD Advisory Agreement provides for a capital gains-based incentive that will be determined by calculating aggregate realized capital gains and aggregate realized capital losses for the applicable time period. For this purpose, aggregate realized capital gains and losses, if any, equals the realized gain or loss calculated by the difference between the sales price of the property (based on the all-in acquisition cost of disposed properties), less any costs to sell the property and the current gross value of the property (which is calculated as the original acquisition price plus any subsequent non-reimbursed capital improvements).

LAND Advisory Agreement

Under the advisory agreement by and between Adviser Subsidiary and LAND (the “LAND Advisory Agreement”), Adviser Subsidiary is responsible for LAND’s daily operations of managing the investment and reinvestment of its assets. The base management fee is equal to 2.0% per annum (0.50% per quarter) of LAND’s total adjusted equity, which was defined as total equity plus total mezzanine equity, if any, each as reported on LAND’s balance sheet, adjusted to exclude unrealized gains and losses and certain other one-time events and non-cash items (“Total Adjusted Equity”) and an incentive fee based on LAND’s funds from operations (“FFO”), which rewarded the Adviser Subsidiary if LAND’s quarterly FFO (before giving effect to any incentive fee and less any dividends paid on preferred stock securities that were not treated as a liability for GAAP purposes) exceeded 1.75% (7.0% annualized) of the prior calendar quarter’s Total Adjusted Equity. The base management fee is payable quarterly in arrears and is calculated at an annual rate of 0.50% (0.125% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate,” which is defined as the gross cost of tangible real estate owned by LAND (including land and land improvements, irrigation and drainage systems, horticulture, farm-related facilities, and other tangible site improvements), prior to any accumulated depreciation, and as shown on LAND’s balance sheet or the notes thereto for the applicable quarter. Further, the LAND Advisory Agreement provides for a capital gains-based incentive that will be determined by calculating aggregate realized capital gains and aggregate realized capital losses for the applicable time period. For this purpose, aggregate realized capital gains and losses, if any, equals the realized gain or loss calculated by the difference between the sales price of the property (based on the all-in acquisition cost of disposed properties), less any costs to sell the property and the current gross value of the property (which is calculated as the original acquisition price plus any subsequent non-reimbursed capital improvements). At the end of the respective fiscal year, if this number is positive, then the capital gain fee payable for such time period shall equal 15.0% of such amount.

Administration Agreements

Our Administrator Subsidiary provides administrative services to us, the Existing Gladstone Funds as well as our Adviser Subsidiary and Broker-Dealer Subsidiary. Pursuant to the Administration Agreements, the continuation of which is subject to annual review and approval by the respective boards of such funds, the Administrator Subsidiary allocates the costs of administrative services and overhead and receives administrative fee payments. Additionally, the Administrator Subsidiary is responsible for producing the financial statements and asset valuations, and handling compliance, legal, and other duties for us, the Existing Gladstone Funds, and our subsidiaries. Under the terms of the Administration Agreements, Administrator Subsidiary billed $5,516,197,

$6,162,669 and $6,081,937 for the years ended June 30, 2020 and 2021, respectively, and $3,002,486, and $3,143,278 for the six months ended December 31, 2020 and 2021, respectively.

Dealer Manager Agreements

The Broker-Dealer Subsidiary was party to a dealer manager agreement with LAND, whereby the Broker- Dealer Subsidiary served as LAND’s exclusive dealer manager in connection with its offering of up to 6,000,000 shares of its 6.00% Series B Cumulative Redeemable Preferred Stock. The Broker-Dealer Subsidiary provided certain sales, promotional and marketing services to LAND in connection with the offering and LAND paid the Broker-Dealer Subsidiary (1) selling commissions of up to 7.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary could reallow the selling commissions to participating broker- dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the dealer manager agreement. The offering terminated on March 5, 2020, which was the date on which all the shares (6,000,000) offered in the primary offering had been sold. The dealer-manager agreement with LAND terminated automatically upon completion of the offering.

The Broker-Dealer Subsidiary is party to a dealer manager agreement with LAND, whereby the Broker- Dealer Subsidiary serves as LAND’s exclusive dealer manager in connection with its offering of up to 26,000,000 shares of its 6.00% Series C Cumulative Redeemable Preferred Stock. The Broker-Dealer Subsidiary provides certain sales, promotional and marketing services to LAND in connection with the offering and LAND pays the Broker-Dealer Subsidiary (1) selling commissions of up to 6.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary may reallow the selling commissions to participating broker-dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the dealer manager agreement. Either party may terminate the dealer manager agreement upon 60 days written notice and shall otherwise terminate at the close of business on the effective date that the offering is completed or terminated.

The Broker-Dealer Subsidiary is party to a dealer manager agreement with GOOD, whereby the Broker- Dealer Subsidiary serves as GOOD’s exclusive dealer manager in connection with its offering of up to 26,000,000 shares of its 6.00% Series F Cumulative Redeemable Preferred Stock. The Broker-Dealer Subsidiary provides certain sales, promotional and marketing services to GOOD in connection with the offering and GOOD pays the Broker-Dealer Subsidiary (1) selling commissions of up to 6.0% of the gross proceeds from sales of the preferred stock and (2) a dealer manager fee of up to 3.0% of the gross proceeds from sales. The Broker-Dealer Subsidiary may reallow the selling commissions to participating broker-dealers in the offering and reduce or eliminate its fees under certain circumstances under the terms of the dealer manager agreement. Either party may terminate the dealer manager agreement upon 60 days written notice and shall otherwise terminate at the close of business on the effective date that the offering is completed or terminated.

For the fiscal year ended June 30, 2021, the Broker-Dealer Subsidiary received gross dealer manager fees of $3.8 million and $0.34 million in connection with the LAND Series C Preferred Stock offering and GOOD Series F Preferred Stock offering, respectively, and net dealer manager fees of $0.95 million and $0.09 million, respectively, after broker-dealer commissions and reallowances. For the six months ended December 31, 2021, the Broker-Dealer Subsidiary received gross dealer manager fees of $3.1 million and $0.6 million in connection with the LAND Series C Preferred Stock offering and GOOD Series F Preferred Stock offering, respectively, and net dealer manager fees of $0.8 million and $0.1 million, respectively, after broker-dealer commissions and reallowances.

Loan Servicing Fees

Certain of GLAD’s and GAIN’s loan investments in their portfolio companies are held in their wholly-owned subsidiaries, respectively Gladstone Business Loan, LLC (“GBL”) and Gladstone Business Investment, LLC (“GBI”). The Adviser Subsidiary services the loans held by GBL and GBI, which are the borrower parties under GLAD’s and GAIN’s line of credit, respectively, until such line of credit’s termination. The Adviser Subsidiary is responsible for the servicing, administration and collection of the loans including all actions necessary to service, administer and collect loans from time to time on behalf of GBL and as GBL’s agent. For example, the Adviser Subsidiary’s loan servicing responsibilities include but are not limited to ensuring payments are made timely, tracking prepayments, verifying loan valuations on a quarterly basis, preparing and confirming accuracy of loan collateral schedules and reporting of the same to the banks managing the applicable credit facility. The respective credit facilities permit GLAD and GAIN to fund additional loans to and investments in their portfolio companies, subject to compliance with conditions and covenants set forth in the credit agreements. In addition, the credit facilities contain covenants that require each of GBL and GBI to maintain their status as a separate legal entities, prohibit certain significant corporate transactions (such as mergers, consolidations, liquidations or dissolutions) and restrict material changes to the Adviser Subsidiary’s credit and collection policies without lenders’ consent. Due to the nature of GLAD and GAIN’s businesses (primarily investments in and loans to portfolio companies), we expect that their need for external financing, including through these lines of credit, will continue. As a result, we expect that the Adviser Subsidiary to continue servicing loans under these agreements for the foreseeable future. In return for the loan servicing described above, the Adviser Subsidiary receives a 1.5% and 2.0% annual fee from GBL and GBI, respectively, payable monthly based on the aggregate outstanding balance of loans pledged under the applicable line of credit. Since the loans are reflected on GLAD and GAIN’s respective balance sheet due to the consolidation of GBL or GBI as wholly-owned subsidiaries, respectively, all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by GLAD and GAIN. Under the terms of the applicable credit agreements, Adviser Subsidiary billed $12,434,520 and $12,869,051 for the years ended June 30, 2020 and 2021, respectively, and $6,390,147 and $6,484,251 for the six months ended December 31, 2020 and 2021, respectively. The credit agreement to which GBL and the Adviser Subsidiary are parties to currently has a revolving period end date of October 31, 2023 and a maturity date of October 31, 2025. The credit agreement to which GBI and the Adviser Subsidiary are parties to currently has a revolving period end date of February 29, 2024 and a maturity date of February 28, 2026.

Indemnification Agreements

Our amended and restated certificate of incorporation that will be in effect on the completion of this offering will contain provisions limiting the liability of directors, and our amended and restated bylaws that will be in effect on the completion of this offering will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect on the completion of this offering will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we will enter into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see “Description of Capital Stock—Limitations of Liability and Indemnification” for additional information.

Registration Rights Agreement

Prior to the consummation of this offering, we intend to enter into the Registration Rights Agreement with the Registration Parties, pursuant to which each Registration Party will be entitled to demand the registration of the sale of certain or all of our Class A Common Stock that it beneficially owns, including any shares of Class A Common Stock received upon exchange of shares of Class B Common Stock. Upon completion of this offering, TGC LTD and David Gladstone are expected to hold                  shares of Class B Common Stock and no shares of Class A Common Stock. Among other things, under the terms of the Registration Rights Agreement:

•

if we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer each Registration Party the opportunity to register the sale of all or part of its shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and

•

Each Registration Party has the right, subject to certain conditions and exceptions, to request that we file (i) registration statements with the SEC for one or more underwritten offerings of all or part of our shares of Class A Common Stock that it beneficially owns and/or (ii) a shelf registration statement that includes all or part of our shares of Class A Common Stock that it beneficially owns as soon as we become eligible to register the sale of our securities on Form S-3 under the Securities Act, and we are required to cause any such registration statements to be filed with the SEC, and to become effective, as promptly as reasonably practicable.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of the Registration Parties, will be paid by us.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

Statement of Policy Regarding Transactions with Related Persons

Upon completion of this offering, we expect the Board of Directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” We expect that the related person transaction policy will require that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel or Chief Compliance Officer any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel or Chief Compliance Officer will then promptly communicate that information to the Board of Directors. No related person transaction will be consummated without the approval or ratification of our Board of Directors or any committee of the Board of Directors consisting exclusively of disinterested Directors. In approving or rejecting any such transaction, we expect that our Board of Directors or the applicable committee will consider the relevant facts and circumstances available and deemed relevant to it. The policy will require that Directors interested in a related person transaction recuse themselves from any vote of a related person transaction in which they have an interest.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock by: (1) each person known to us to beneficially own more than 5% of any class of our outstanding voting securities; (2) each of our Directors and named executive officers; (3) the selling stockholder and (4) all Directors and executive officers of the Company as a group.

The beneficial ownership information is presented on the following bases:

•	as of , 2022;

•	after giving effect to (i) the Reclassification and (ii) the sale of shares of Class A Common Stock by us and the selling stockholder in this offering; and

•

after giving effect to (i) the Reclassification and (ii) the above described issuance, plus the sale of                 shares of Class A Common Stock by us in connection with the underwriters’ overallotment option to purchase additional shares in this offering.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Our calculation of the percentage of beneficial ownership prior to this offering gives effect to the Reclassification and is based on                  shares of our Class A Common Stock and                  shares of our Class B Common Stock outstanding as of                 , 2022. We have based our calculation of the percentage of beneficial ownership after this offering, and assuming completion of the Reclassification, on                  shares of our Class A Common Stock and                  shares of our Class B Common Stock outstanding immediately after the completion of this offering (assuming no exercise of the underwriters’ over-allotment option). We have based our calculation of the percentage of beneficial ownership after this offering, and assuming completion of the Reclassification and the exercise of the underwriter’s over-allotment option, on                  shares of our Class A Common stock and                  shares of our Class B Common Stock outstanding immediately after the completion of this offering. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The address of each beneficial owner set forth below is c/o The Gladstone Companies, 1521 Westbranch Dr., Suite 100, McLean, VA 22102.

	Class A						Class B
Name of Beneficial Owner	No. of Shares Before Offering	% of Combined Voting Power Before Offering	No. of Shares After Offering	% of Combined Voting Power After Offering	No. of Shares After Offering Including Full Exercise of Over- allotment Option	% of Combined Voting Power After Offering, Including Full Exercise of Over-allotment Option	No. of Shares Before Offering	% of Combined Voting Power Before Offering	No. of Shares After Offering	% of Combined Voting Power After Offering	No. of Shares After Offering Including Full Exercise of Over- allotment Option	% of Combined Voting Power After Offering, Including Full Exercise of Over-allotment Option
Directors and named executive Officers
David Gladstone(1)(2)	—	—						100%		100%
Terry Lee Brubaker	—	—					—	—	—	—		—
Michael LiCalsi	—	—					—	—	—	—		—
Michael Malesardi	—	—					—	—	—	—		—
Laura Gladstone	—	—					—	—	—	—		—
Directors and executive officers as a group ( persons)	—	—						100%		100%

*	Less than 0.1%
(1)

The number of shares held by Mr. Gladstone does not reflect the exchange of the                 shares of Class B Common Stock attributed to Mr. Gladstone through his ownership of TGC LTD. See “Description of Capital Stock—Common Stock—Conversion.” As of the date of this prospectus, if all                 shares of Class B Common Stock were exchanged for Class A Common Stock, Mr. Gladstone would beneficially own approximately                shares of Class A Common Stock, representing         % and         % of the Class A Common Stock outstanding after the offering, assuming the underwriters’ overallotment option is not exercised and assuming the underwriters’ overallotment option is exercised in full, respectively.

(2)

Mr. Gladstone is the sole owner of TGC LTD. As a result, Mr. Gladstone may be deemed to own beneficially, and hold sole voting and sole dispositive power with respect to, all                shares of Class B Common Stock.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect on the completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will be in effect on the completion of this offering.

On the completion of this offering, and after giving effect to the Reclassification, our amended and restated certificate of incorporation will provide for two classes of common stock: Class A Common Stock and Class B Common Stock. In addition, our amended and restated certificate of incorporation that will be in effect on the completion of this offering will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board of Directors.

Outstanding Shares

As of December 31, 2021, we had 100 shares of common stock outstanding. As of such date, there were no outstanding shares of preferred stock. Our outstanding common stock was held by one stockholder of record as of December 31, 2021.

Upon the completion of this offering, our authorized capital stock will consist of                 shares, all with a par value of $0.01 per share, of which:

•	shares will be designated as Class A Common Stock;

•	shares will be designated as Class B Common Stock; and

•	shares will be designated as preferred stock.

Our Board of Directors is authorized, without stockholder approval except as required by the listing standards of the Nasdaq, to issue additional shares of our capital stock.

Class A Common Stock and Class B Common Stock

Voting Rights

The Class A Common Stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Holders of our Class B Common Stock are entitled to ten votes per share on any matter submitted to our stockholders. Holders of shares of Class B Common Stock and Class A Common Stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation that will be in effect on the closing of this offering.

Under Delaware law, holders of our Class A Common Stock or Class B Common Stock would be entitled to vote as a separate class if a proposed amendment to our amended and restated certificate of incorporation would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As a result, in these limited instances, the holders of a majority of the Class A Common Stock could defeat any amendment to our amended and restated certificate of incorporation. In addition, holders of our Class A Common Stock would be entitled to vote as a separate class if a proposed amendment to our amended and restated certificate of incorporation would increase or decrease the aggregate number of authorized shares of such class. For example, if a proposed amendment of our amended and restated certificate of incorporation provided for the Class A Common Stock to rank junior to our Class B Common Stock with respect to (1) any dividend or distribution, (2) the distribution of proceeds were we to be acquired or (3) any other right, Delaware law would require the vote of the Class A Common Stock. In this instance, the holders of a majority of Class A Common Stock could defeat that amendment to our amended and restated certificate of incorporation.

In addition, there will be a separate vote of the Class B Common Stock in the following circumstances:

•

If we amend, alter or repeal any provision of the amended and restated certificate of incorporation or the amended and restated bylaws in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock; or

•

If we reclassify any outstanding shares of capital stock of into shares having, or authorize additional securities, including preferred stock, having rights as to dividends or liquidation that are senior to the Class A Common Stock or Class B Common Stock or the right to more than one vote for each share thereof.

•	If we authorize any shares of preferred stock with rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one vote for each share thereof.

Our amended and restated certificate of incorporation that will be in effect on the completion of this offering will not provide for cumulative voting for the election of directors.

Economic Rights

Except as otherwise will be expressly provided in our amended and restated certificate of incorporation that will be in effect on the completion of this offering or required by applicable law, all shares of Class A Common Stock and Class B Common Stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, except as described below.

Dividends and Distributions. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, Holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, substantially identically and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by the company, unless different treatment of the shares of the affected class is approved by the affirmative vote of Holders of a majority of the outstanding shares of such affected class, voting separately as a class.

Pursuant to the terms of our amended and restated certificate of incorporation that will be in effect on the completion of this offering, in the event that we elect to declare and pay a dividend payable in cash to the holders of Class A Common Stock, we may declare and pay a dividend on the Class B Common Stock:

(i)	all in cash, in a per-share amount equal to the per-share amount of the dividend declared and paid on the Class A Common Stock;

(ii)

all in Class A Common Stock, with the amount of Class A Common Stock declared and paid with respect to each share of Class B Common Stock being equal to either (A) the quotient of (i) the cash dividend declared and paid per share on the Class A Common Stock, divided by (ii) the highest closing price of the Class A Common Stock on a national securities exchange, as applicable, in the 10 business days immediately preceding the record date of the dividend or (B) such other amount as may be determined by our Board of Directors in good faith; or

(iii)

in a mix of Class A Common Stock and cash if the sum of the value of the Class A Common Stock and cash to be declared and paid with respect to each share of Class B Common Stock is equal to the value of the cash dividend to be declared and paid on each share of Class A Common Stock (with the value of the Class A Common Stock to be declared and paid with respect to each share of Class B Common Stock being determined for this purpose by the formula set out in (ii) above or in such other method as may be determined by our Board of Directors in good faith).

See the section titled “Cash Dividend Policy” for additional information regarding our current dividend expectations.

Liquidation Rights. On our liquidation, dissolution or winding-up, the holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

Change of Control Transactions. The holders of Class A Common Stock and Class B Common Stock will be treated equally and identically with respect to shares of Class A Common Stock or Class B Common Stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the class treated differently, voting separately as a class, on (a) the closing of the sale, transfer or other disposition of all or substantially all of our assets, (b) the consummation of a merger, reorganization, consolidation or share transfer which results in our voting securities outstanding immediately before the transaction (or the voting securities issued with respect to our voting securities outstanding immediately before the transaction) representing less than a majority of the combined voting power of the voting securities of the company or the surviving or acquiring entity or (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of the outstanding voting power of the company (or the surviving or acquiring entity). However, consideration to be paid or received by a holder of common stock in connection with any such assets sale, merger, reorganization, consolidation or share transfer under any employment, consulting, severance or other arrangement will be disregarded for the purposes of determining whether holders of common stock are treated equally and identically.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other classes will be subdivided or combined in the same manner.

No Preemptive or Similar Rights

Our Class A Common Stock and Class B Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B Common Stock described below.

Conversion

Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. After the completion of this offering, any holder’s shares of Class B Common Stock will convert automatically into Class A Common Stock, on a one-to-one basis, upon the sale or transfer of such share of Class B Common Stock (except for certain transfers described in our amended and restated certificate of incorporation that will be in effect on the completion of this offering, including transfers for tax and estate planning purposes).

Once transferred and converted into Class A Common Stock, the Class B Common Stock may not be reissued.

Fully Paid and Non-Assessable

In connection with this offering, our legal counsel will opine that the shares of our Class A Common Stock to be issued under this offering will be fully paid and non-assessable.

Preferred Stock

On the completion of this offering and under our amended and restated certificate of incorporation that will be in effect on the completion of this offering, our Board of Directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of                  shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Class A Common Stock or Class B Common Stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our Class B Common Stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Corporate Opportunities

Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce, to the fullest extent permitted by Delaware or other applicable law, any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to, or acquired, created or developed by, or that otherwise come into the possession of, any of our non-employee directors, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of our non-employee directors will generally be liable to us for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such non-employee director pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us unless such corporate opportunity is expressly offered to such non-employee Director expressly and solely in his or her capacity as one of our directors. Our amended and restated certificate of incorporation also provides that any person purchasing or otherwise acquiring any interest in any shares of our stock will be deemed to have notice of and consented to these provisions.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws to be in Effect on the Completion of this Offering

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our Directors. Our amended and restated certificate of incorporation and amended and restated bylaws to be effective on the completion of this offering will provide for stockholder actions at a duly called meeting of stockholders or, before the date on which all shares of common stock convert into a single class, by written consent. A special meeting of stockholders may be called by a majority of our Board of Directors, the chair of our Board of Directors or our chief executive officer or a holder of more than 66% of the outstanding shares of Class B Common Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof). Our amended and restated bylaws to be effective on the completion of this offering will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors.

Our amended and restated certificate of incorporation to be effective on the completion of this offering will further provide for a dual-class common stock structure, which provides our current shareholder and our Chairman, President and Chief Executive Officer, David Gladstone, with control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

In accordance with our amended and restated certificate of incorporation to be effective on the completion of this offering, immediately after this offering, our Board of Directors will be divided into three classes with staggered three-year terms.

The foregoing provisions will make it more difficult for another party to obtain control of us by replacing our Board of Directors. Since our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions, including the dual-class structure of our common stock, are intended to preserve our existing control structure after completion of this offering, facilitate our continued expansion and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are Directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if, the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if, all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action brought under Delaware statutory or common law: (1) any derivative claim or action brought on our behalf; (2) any claim or cause of action asserting a breach of fiduciary duty by any of our current or former Director, officer or other employee; (3) any claim or cause of action asserting a claim against us arising out of, or pursuant to, the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (5) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (6) any claim or cause of action asserting a claim against us or any of our Directors, officers or other employees, that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The aforementioned provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a claim or cause of action arising under the Securities Act, unless we consent in writing to the selection of an alternative forum. There is no assurance that a court would enforce the choice of forum provision contained in our amended and restated certificate of incorporation. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Limitations of Liability and Indemnification

On the completion of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation that will be in effect on the completion of this offering will authorize us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws that will be in effect on the completion of this offering will provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws that will be in effect on the completion of this offering will also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We will enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements will provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

We have applied to list our Class A Common Stock on Nasdaq under the symbol “GC”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Canton, Massachusetts 02021.

CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A Common Stock. We cannot predict the effect, if any, future sales of Class A Common Stock, or the availability for future sale of Class A Common Stock, will have on the market price of our Class A Common Stock prevailing from time to time. The sale of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Class A Common Stock.

Upon completion of this offering we will have a total of                 shares of Class A Common Stock outstanding, or                 shares Class A Common Stock assuming the underwriters exercise in full their overallotment option to purchase additional shares of Class A Common Stock. All of the                shares Class A Common Stock sold in this offering, or                shares Class A Common Stock assuming the underwriters exercise in full their overallotment option to purchase additional shares of Class A Common Stock, will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” Under the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

In addition,                Class A Common Stock may be granted under our 2022 Equity Incentive Plan. See “Executive Compensation—2022 Equity Incentive Plan.” We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock or securities convertible into Class A Common Stock issued under or covered by our 2022 Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, any shares of Class A Common Stock registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described below. We expect that the initial registration statement on Form S-8 will cover                shares of Class A Common Stock.

Lock-Up Arrangements

We, TGC LTD and our Directors and executive officers have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of underwriters, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge shares of our Class A Common Stock or securities convertible into or exchangeable or exercisable for shares of our Class A Common Stock. These restrictions will be in effect for a period of                  days , or, with respect to participants in the directed share program who are not our Directors or executive officers,                days, after the date of this prospectus. At any time and without public notice, the underwriters may, in their sole discretion, release some or all of the securities from these lock-up agreements.

Rule 144

In general, under Rule 144 promulgated under the Securities Act, or Rule 144, as currently in effect, a person who is not deemed to be our affiliate for purposes of Rule 144 or to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares of Class A Common Stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares of Class A Common Stock without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the Class A Common Stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those Class A Common Stock without complying with any of the requirements of Rule 144. In general, 90 days after the effective date of the registration statement of which this prospectus forms a part, under Rule 144, as currently in effect, our affiliates or persons selling Class A Common Stock on behalf of our affiliates are entitled to sell, within any three-month period, a number of Class A Common Stock that does not exceed the greater of (1) 1% of the number of Class A Common Stock then outstanding and (2) the average weekly trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 by our affiliates or persons selling Class A Common Stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership, and disposition of our Class A Common Stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not address foreign, state, and local tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. This discussion is limited to Non-U.S. Holders that hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code and the Medicare contribution tax on net investment income. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes, persons that hold our Class A Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy, persons who acquire our Class A Common Stock through the exercise of an option or otherwise as compensation, persons who hold Class A Common Stock that constitutes “qualified small business stock” under Section 1202 of the Code, or “Section 1244 stock” under Section 1244 of the Code, persons that own, or have owned, actually or constructively, more than 5% of our Class A Common Stock, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, partnerships, and other pass-through entities or arrangements and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury Regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is for informational purposes only and is not tax advice. Persons considering the purchase of our Class A Common Stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income, estate, and other tax consequences of acquiring, owning, and disposing of our Class A Common Stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local, or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Class A Common Stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our Class A Common Stock that is for U.S. federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions

Distributions, if any, made on our Class A Common Stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. federal income tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussions below regarding effectively connected income, backup withholding, and foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided to us and/or our paying agent prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us and/or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and such Non-U.S. Holder does not timely file the required certification, such Non-U.S. Holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular U.S. federal income tax rates applicable to U.S. Holders. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our Class A Common Stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our Class A Common Stock, but not below zero, and then will be treated as gain to the extent of any excess amount distributed, and taxed in the same manner as gain realized from a sale or other disposition of Class A Common Stock as described in the next section.

Gain on Disposition of Our Class A Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other taxable disposition of our Class A Common Stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period in our Class A Common Stock. In general, we would be a United States real property holding corporation if our interests in U.S. real property comprise (by fair market value) at least half of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A Common Stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, and constructively, no more than 5% of our Class A Common Stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our Class A Common Stock is regularly traded on an established securities market, as defined in applicable Treasury Regulations. There can be no assurance that our Class A Common Stock will qualify as regularly traded on an established securities market. If a Non-U.S. Holder’s gain on disposition of our Class A Common Stock is taxable because we are a United States real property holding corporation and such Non-U.S. Holder’s ownership of our Class A Common Stock exceeds 5%, such Non-U.S. Holder will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply to a corporate Non-U.S. Holder.

Non-U.S. Holders described in (a) above will be required to pay tax on the net gain derived from the sale at regular U.S. federal income tax rates applicable to U.S. Holders, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax on such gain at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Gain described in (b) above will be subject to U.S. federal income tax at a flat 30% rate, which gain may be offset by certain U.S.-source capital losses (even though a Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any distributions we pay on our Class A Common Stock (even if the payments are exempt from withholding), including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such distributions are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A Common Stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

FATCA withholding currently applies to payments of dividends, if any, on our Class A Common Stock and, subject to the proposed Treasury Regulations described in this paragraph, generally also would apply to payments of gross proceeds from the sale or other disposition of our Class A Common Stock. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Class A Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our Class A Common Stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW FROM ALL FEDERAL, STATE, ESTATE, AND GIFT TAX PERSPECTIVES.

UNDERWRITING

EF Hutton, division of Benchmark Investments, LLC is acting as representative of the underwriters of the offering. We and the selling stockholder have entered into an underwriting agreement dated                 , 2022 with the Representative. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholder have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase from us and the selling stockholder, at the initial public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Class A Common Stock listed next to its name in the following table:

Number of Shares
EF Hutton, division of Benchmark Investments, LLC
Total

The underwriters are committed to purchase all of the shares of Class A Common Stock offered by us and the selling stockholder, other than those covered by the over-allotment option to purchase additional shares of Class A Common Stock described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We and the selling stockholder have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of Class A Common Stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of additional shares of Class A Common Stock (equal to 15% of the Class A Common Stock sold in the offering) at the initial public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. The purchase price to be paid per additional share of Class A Common Stock shall be equal to the initial public offering price of one share, less the underwriting discount.

Discounts, Commissions and Reimbursement

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total
		Without Option	With Option
Initial public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to The Gladstone Companies, Inc.	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The underwriters propose to offer the shares to the public at the initial public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $         per share. If all of the shares offered by us and the selling stockholder are not sold at the initial public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $                .

Directed Share Program

In addition, the underwriters have reserved for sale at the initial public offering price up to                 % of the shares of Class A Common Stock being offered by this prospectus for sale to members of our Board of Directors, officers and employees of us and our affiliates who have expressed an interest in purchasing Class A Common Stock in this offering. Pursuant to the underwriting agreement, the sales will be made by the Representative through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they make will reduce the number of shares available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of Class A Common Stock offered hereby. The underwriters will be entitled to a discount of         % with respect to shares of Class A Common Stock sold pursuant to the directed share program. We and the selling stockholder have agreed to indemnify the underwriters in connection with the directed share program, including for the failure of any participant to pay for its shares of Class A Common Stock.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price will be determined by negotiations among us, the selling stockholder and the representatives of the underwriters. In determining the initial public offering price, we, the selling stockholder and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded Class A Common Stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we, the selling stockholder nor the underwriters can assure investors that an active trading market will develop for the shares of our Class A Common Stock, or that the shares will trade in the public market at or above the initial public offering price.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We, the selling stockholder, our executive officers and directors, and our 5% and greater stockholders have agreed pursuant to “lock-up” agreements not to, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for, with respect to the Company, executive officers and directors and our 5% and greater stockholders a period of 180 days from the date of this prospectus.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Listing

We have applied to list our Class A Common Stock on The Nasdaq Global Select Market under the symbol “GC”.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our securities on The Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us, the selling stockholder or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

In relation to each Member State of the European Economic Area, or each, a Relevant State, no securities have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of the securities shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial

Code (Code monétaire et financier) and Articles 211-1, et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by our Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Each underwriter has represented and agreed that:

a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the shares of Class A Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom.

No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)

in any other circumstances falling within Section 86 of the FSMA, provided that no such offer of the securities shall require the us or any of the representatives to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This prospectus is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other person to whom it can otherwise be lawfully distributed, or all such persons together, Relevant Persons. Any investment or investment activity to which this prospectus relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

LEGAL MATTERS

The validity of the shares of Class A Common Stock will be passed upon for us by Cooley LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough LLP, Washington, D.C.

EXPERTS

The financial statements as of June 30, 2021 and June 30, 2020 and for each of the two years in the period ended June 30, 2021 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A Common Stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Our filings with the SEC, including the registration statement, are available to you for free on the SEC’s internet website at www.sec.gov.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act, and will be required to file reports and other information with the SEC. We intend to make copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, information statements and amendments, if any, to those reports filed or furnished with the SEC, pursuant to Section 13(a) or 15(d) of the Exchange Act available free of charge through our website at www.gladstonecompanies.com as soon as practicable after such reports have been filed or furnished to the SEC. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of The Gladstone Companies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Gladstone Companies, Inc. and its subsidiaries (the “Company”) as of June 30, 2021 and 2020, and the related consolidated statements of operations, of owner’s equity, and of cash flows for each of the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020 and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Washington, D.C.

September 20, 2021

We have served as the Company’s auditor since 2004.

PricewaterhouseCoopers LLP, 655 New York Ave NW, Washington, DC 20001

T: (703) 847 1900, www.pwc.com/us

The Gladstone Companies, Inc.

Consolidated Balance Sheets

As of June 30, 2021 and 2020

	2021	2020
Assets
Cash and cash equivalents	$50,666,339	$46,863,959
Accounts receivable, related parties	11,051,725	8,168,309
Receivable from clearing firm	256,416	134,822
Income taxes receivable	189,764	464,805
Prepaid expenses	1,037,147	1,146,053
Fixed assets less accumulated depreciation of $1,062,462 and $948,464, respectively	201,300	281,327
Intangible assets	152,266	152,266
Deferred tax asset, net	1,552,128	320,745
Right-of-use asset	2,516,078	3,186,688
Security deposit	72,843	66,663

Total assets	$67,696,006	$60,785,637

Liabilities and Owner’s Equity
Accounts payable and accrued expenses	$2,411,865	$2,309,049
Accrued payroll	27,947,136	27,411,907
Deferred revenue	458,958	328,958
Operating lease liability	2,695,720	3,316,913

Total liabilities	33,513,679	33,366,827

Commitments and contingencies (Refer to Note 8)

Owner’s equity
Common stock, $0.01 par value, 3,000 authorized shares, 100 issued and outstanding as of June 30, 2021 and 2020	1	1
Additional paid-in capital	5,049	5,049
Retained earnings	34,177,277	27,413,760

Total owner’s equity	34,182,327	27,418,810

Total liabilities and owner’s equity	$67,696,006	$60,785,637

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Operations

For the Years Ended June 30, 2021 and 2020

	2021	2020
Revenues (Related Party)
Investment advisory and loan servicing fees, net (Refer to Notes 1 and 6)	$25,741,711	$22,363,616
Incentive fees, net (Refer to Notes 1 and 6)	17,940,207	18,735,374
Administration fees	6,081,937	6,162,669
Investment banking fees	6,993,659	6,722,052
Annual review fees	548,675	434,864
Property management fees	348,369	359,317
Securities trade commissions	4,143,449	7,102,719
Other income	19,963	396,301

Total revenues	61,817,970	62,276,912

Operating expenses
Salaries and employee benefits	43,483,583	43,449,146
Rent	889,634	878,137
Depreciation	113,998	135,455
Telecommunications	581,402	514,044
Office expenses	192,789	275,378
Professional services	961,925	738,921
Securities trade costs	4,170,086	7,082,864
Interest expense	(35)	1
Other operating expenses	1,250,830	1,089,542

Total expenses	51,644,212	54,163,488

Income from operations	10,173,758	8,113,424
Dividends from marketable securities	—	93,774
Realized gain on marketable securities	—	48,873
Write-off of offering costs	(762,202)	—

Net income before income taxes	9,411,556	8,256,071

Income tax provision	(2,648,039)	(2,146,323)

Net income	$6,763,517	$6,109,748

Net income per share attributable to common stock - basic and diluted	$67,635.17	$61,097.48

Weighted average shares of common stock outstanding - basic and diluted	100	100

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Changes in Owner’s Equity

For the Years Ended June 30, 2021 and 2020

	Common Stock
	Number of Shares	$0.01 Par Value	Additional Paid-in Capital	Retained Earnings	Total Owner’s Equity
Balance, June 30, 2019	100	1	$5,049	$21,304,012	$21,309,062

Net income	—	—	—	6,109,748	6,109,748

Balance, June 30, 2020	100	1	$5,049	$27,413,760	$27,418,810

Net income	—	—	—	6,763,517	6,763,517

Balance, June 30, 2021	100	1	$5,049	$34,177,277	$34,182,327

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2021 and 2020

	2021	2020
Cash flows from operating activities
Net income	$6,763,517	$6,109,748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	113,998	135,455
Amortization of right-of-use asset from operating leases and operating lease liabilities, net	49,417	67,873
Deferred income tax (benefit) provision	(1,231,383)	2,079,574
Change in assets and liabilities:
(Increase) decrease in accounts receivable, related parties	(2,883,416)	1,093,858
(Increase) decrease in accounts receivable, clearing firm	(121,594)	134,822
Decrease (increase) in prepaid expenses	108,906	(641,235)
(Increase) in security deposits	(6,180)	(4,294)
Increase in accounts payable and accrued expenses	102,816	233,688
Increase in accrued payroll	535,229	4,894,625
Decrease (increase) in income taxes receivable	275,041	(337,946)
Increase (decrease) in deferred revenue	130,000	(251,250)
(Decrease) in deferred compensation	—	(8,576,388)

Net cash provided by operating activities	3,836,351	4,938,530

Cash flows from investing activities
Redemptions of marketable securities	—	8,576,388
Purchases of furniture, fixtures, and equipment	(33,971)	(162,112)

Net cash (used in) provided by investing activities	(33,971)	8,414,276

Net increase in cash	3,802,380	13,352,806
Cash and cash equivalents, beginning of year	46,863,959	33,511,153

Cash and cash equivalents, end of year	$50,666,339	$46,863,959

Supplemental disclosure of cash flow information
Interest paid	$86,255	$1
Income taxes paid	$3,604,380	$404,695
Right-of-use asset from operating leases	$—	$3,186,688
Operating lease liabilities	$—	$(3,316,913)

The accompanying notes are an integral part of these consolidated financial statements.

The Gladstone Companies, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Nature of Business

Description of the Company

The Gladstone Companies, Inc., formerly Gladstone Holding Corporation (“TGC INC”), was incorporated on December 7, 2009. TGC INC is a wholly-owned subsidiary of The Gladstone Companies, Ltd. TGC INC and its subsidiaries are hereafter collectively referred to as the “Company.”

The following chart summarizes the Company’s organizational structure as of June 30, 2021. The Company’s headquarters are in McLean, Virginia (a suburb of Washington, D.C.).

Nature of Business

The Company is a leading alternative asset manager and provider of other administrative and financial services. It currently provides these services to four unconsolidated public investment funds (the “Existing Gladstone Funds”), which are publicly traded, Nasdaq-listed companies invested in alternative asset classes:

1.

Gladstone Capital Corporation (“Capital”), a publicly traded business development company (“BDC”), primarily invests in debt securities of established private lower middle market companies in the United States. Capital was established in 2001 and is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for Federal tax purposes under the Internal Revenue Code of 1986, as amended (“Code”) (Nasdaq: GLAD);

2.

Gladstone Investment Corporation (“Investment”), a publicly traded BDC, primarily invests in debt and equity securities of lower middle market private businesses operating in the United States (including in connection with management buyouts, recapitalizations or, to a lesser extent, refinancings of existing debt facilities). Investment was established in 2005 and, like Capital, is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for Federal tax purposes under the Code (Nasdaq: GAIN);

3.

Gladstone Commercial Corporation (“Commercial”), a publicly traded real estate investment trust under Section 856 of the Code (“REIT”), focuses on acquiring, owning and managing primarily office and industrial properties in the United States. Commercial was established in 2003 and is an externally-managed REIT (Nasdaq: GOOD); and,

4.

Gladstone Land Corporation (“Land”), a publicly traded REIT, focuses on acquiring, owning and leasing farmland and farm-related properties in the United States. Land was established in 2013 and is an externally-managed REIT (Nasdaq: LAND).

The Company generates its revenue from fees earned pursuant to advisory, administrative, broker-dealer and other agreements its subsidiaries have with the Existing Gladstone Funds and to other affiliated entities. These fees are generated through:

•	Gladstone Management Corporation, an investment adviser registered with the SEC (the “Adviser Subsidiary”).

•

Gladstone Securities, LLC, a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”) and insured by the Securities Investor Protection Corporation (SIPC) (the “Broker-Dealer Subsidiary”), which provides distribution, investment banking, due diligence, dealer manager, mortgage placement, and other financial services.

•

Gladstone Administration, LLC (the “Administrator Subsidiary”), which primarily provides administrative services to the Existing Gladstone Funds, including accounting, valuation, legal, compliance, and other services.

The Company consolidates two additional subsidiaries which had no active business activities, Gladstone Participation Fund, LLC (“Participation”) and Gladstone Lending Corporation (“Lending”).

The Company also consolidates Gladstone Sponsor, LLC (“Sponsor”), a Delaware limited partnership formed in January 2021 as a subsidiary of the Company to hold its interest in Gladstone Acquisition Corporation (“Acquisition”). Acquisition is a blank check company formed in Delaware in January 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Acquisition filed a registration statement on Form S-1 with the SEC to register an initial public offering of its securities that was declared effective on August 4, 2021 and which consummated its initial public offering on August 9, 2021, raising proceeds (including the over-allotment) of approximately $107 million. Refer to Note 9 for further details.

COVID-19

As described further in Note 2, Revenue Recognition, our fees and revenues are directly impacted by the performance of the Existing Gladstone Funds. This includes any impacts they or their portfolio companies and assets experience from COVID-19. Not all such impacts attributable to COVID-19 are quantifiable. Changes in the assets or income of the Existing Gladstone Funds, including their ability to deploy capital in new investment opportunities, can impact any of our fee types, particularly investment advisory, incentive and investment banking fees. Reductions in incentive fees that the Company earns result in a corresponding decrease in the amount of incentive compensation that is due under our carried interest incentive compensation plans, partially offsetting the fee impact. Protecting the Company’s employees has been a priority since the onset of the COVID-19 pandemic in early 2020, which continued through our fiscal year ended June 30, 2021, and included having employees transition to a remote working environment. The Company continues to monitor and work with the management teams of the companies to which we provide services to mitigate impacts of the pandemic, and with managing its own workforce as we return to a more normal operating environment. It is difficult to predict the extent to which COVID-19 will continue to impact the Company’s financial condition or results of operations, but the Company believes it has taken appropriate measures to continue managing this risk.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The Company’s consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of TGC INC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company consolidates entities that are determined to be Variable Interest Entities (“VIEs”), where it is deemed to be the primary beneficiary of the entity. The Company is determined to be the primary beneficiary when it has a controlling financial interest in the VIE, which is defined as possessing both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company first evaluates whether it holds a variable interest in an entity. Fees (for example, management and performance-related fees) that are customary and commensurate with the level of services provided, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered a variable interest. The Company factors in all economic interests including proportionate interests through related parties to determine if such interests are considered a variable interest. The Company’s primary interest is through market rate fees. The Company has determined that none of its affiliates or wholly-owned subsidiaries qualify as VIEs.

The Company’s wholly-owned subsidiaries and affiliates qualify as voting interest entities under the voting interest model. Under the voting interest model, it consolidates those entities it controls through a majority voting interest.

For operating entities over which it may exercise significant influence, but which do not meet the requirements for consolidation, the Company will use the equity method of accounting whereby it records its share of the underlying income or losses of these entities. As of June 30, 2021 and 2020, there were no such entities included in the financial statements that were accounted for under the equity method.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

Segment Reporting

The Company manages its operations on an aggregated, single segment basis for purposes of assessing performance and making operating decisions, and, accordingly, has only one reporting and operating segment.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. For the years ended June 30, 2021 and 2020, substantially all revenues and receivables were earned or derived from services provided to affiliated entities or their sub-affiliates.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and investments in money market funds with maturities of three months or less when purchased. Money market funds are valued at the closing price reported by the fund sponsor from an actively traded exchange. These are classified as Level 1 in accordance with Financial

Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements. All the Company’s cash and cash equivalents are held in the custody of United States financial institutions. At times, amounts may exceed federally insured limits. The Company monitors the credit standing of these financial institutions and mitigates risk by depositing funds with major banking institutions.

Intangible Assets

Intangible assets consist of regulatory fees and the purchase price for the broker-dealer license relating to the Broker-Dealer Subsidiary, as well as a website license held by the Company. All the Company’s intangible assets are indefinite life assets and are therefore presented at gross carrying amounts. Intangible assets are tested for impairment annually. There were no impairments for the years ended June 30, 2021 and 2020.

Fixed Assets

Fixed assets are furniture, fixtures and equipment (including computer hardware), software, and leasehold improvements, and are recorded at cost, less accumulated depreciation. Depreciation of furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the respective assets (generally two to five years). Depreciation of improvements to leased properties is computed using the straight-line method based upon the initial term of the applicable lease or the estimated useful life of the improvements, whichever is shorter, and ranges from two to eight years. Routine expenditures for repairs and maintenance are charged to expense when incurred. Major betterments and improvements are capitalized. Upon retirement or disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Consolidated Statements of Operations. The Company evaluates fixed assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be fully recovered. No impairment was recorded for the years ended June 30, 2021 and 2020. The following table summarizes the Company’s fixed assets as of June 30, 2021 and 2020.

	2021	2020
Furniture, fixtures, and equipment	$1,107,855	$1,073,884
Software	41,873	41,873
Leasehold improvements	114,034	114,034

Fixed assets, cost	1,263,762	1,229,791
Less: accumulated depreciation	(1,062,462)	(948,464)

Fixed assets, net book value	$201,300	$281,327

Revenue Recognition

The Company accounts for revenue under ASC 606, Revenue from Contracts with Customers. The following describes the revenue stream, performance obligations and associated timing of revenue recognition. Receivables related to fees are generally due 45 days after the end of the quarter in which they are billed. Receivables related to securities trade commissions are due upon closing.

Investment Advisory and Loan Servicing Fees

Investment advisory fee revenue is earned from services provided by the Adviser Subsidiary to the Existing Gladstone Funds pursuant to the terms of an investment advisory agreement that exists between the Adviser Subsidiary and each of the Existing Gladstone Funds (each, an “Advisory Agreement”). Investment advisory fee revenue is recognized as the advisory services are provided, and any unpaid amounts are classified as accounts receivable, related party. The Company had investment advisory fee receivables of $2,977,965 and $2,500,919 at June 30, 2021 and 2020, respectively. Refer to Note 6 for further details on the terms of the Advisory Agreements.

Certain of Capital’s and Investment’s portfolios of loan investments are held in their respective wholly-owned subsidiaries, Gladstone Business Loan, LLC (“Business Loan”) in the case of Capital, and Gladstone Business Investment, LLC (“Business Investment”) in the case of Investment. Loan servicing fees represent additional amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between Business Loan and its creditor banks and Business Investment and its creditor banks. Since Capital and Investment own these loans indirectly (through their 100% ownership of Business Loan and Business Investment, respectively), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by Capital and Investment. Loan servicing fee revenue is recognized when it is earned, and any unpaid amounts are classified as accounts receivable, related party. The Company had loan servicing fee receivables of $720,561 and $729,163 at June 30, 2021 and 2020, respectively.

Incentive Fees

Incentive fees are earned by the Adviser Subsidiary pursuant to a given Advisory Agreement when an Existing Gladstone Fund meets certain income or realized capital gains thresholds. Refer to Note 6 for further details on the terms of the Advisory Agreements.

The Company does not record capital gains-based incentive fee income as earned until such capital gains are contractually due to the Adviser Subsidiary under the terms of the respective Advisory Agreements with Commercial, Capital, Investment or Land. To the extent that receipt of capital gains-based incentive fees give rise to an obligation under the Adviser Subsidiary’s Capital Gain Carried Interest Plan, the Company records compensation expense when this obligation becomes estimable and probable.

Incentive fees are recognized as income when all contingencies, including realization of specified minimum hurdle rates, have been exceeded. Any calculated amounts above the required minimum hurdle rates, as specified in the Advisory Agreements, is allocated by the Existing Gladstone Funds to the Adviser Subsidiary. The incentive fees are not subject to reversal or clawback under the terms of the Advisory Agreements.

Any unpaid amounts are classified as accounts receivable, related party. The Company had income-based incentive fee receivables of $4,467,950 and $1,955,408 at June 30, 2021 and 2020, respectively.

Administration Fees

The Administrator Subsidiary has entered into administrative agreements with each of the Existing Gladstone Funds and its other affiliates (each, an “Administrative Agreement”), pursuant to which it furnishes such funds and other companies with accounting, valuation, legal, compliance, and other services. Pursuant to the Administrative Agreements, the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates collectively pay the costs and expenses of the Administrator Subsidiary to perform the administrative services, which are primarily rent and the salaries, benefits and expenses of the Administrator Subsidiary’s employees, including the chief financial officer and treasurer, chief compliance officer, chief valuation officer, and general counsel and secretary (and the staffs of all of the foregoing) of each of the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates.

Administration fee revenue is recognized when it is earned, and unpaid amounts are classified as accounts receivable, related party. Refer to Note 6 for details on the administration fees earned. The Company had administration fee receivables of $2,574,508 and $2,709,246 at June 30, 2021 and 2020, respectively.

Investment Banking Fees

Investment banking fees include fees (1) received by the Broker-Dealer Subsidiary for providing investment banking and due diligence services to certain portfolio companies of Capital and Investment, (2) received by the Adviser Subsidiary for providing management or advisory services certain portfolio companies of Capital and Investment and (3) received by the Broker-Dealer Subsidiary for providing mortgage placement services to Commercial and Land. Such fees may be received in advance and, if so, are recorded as deferred revenue in the Consolidated Balance Sheets and are refundable until earned. Due to uncertainty surrounding the collectibility of the certain of these fees, they are recognized when they are collected. To the extent that the Adviser Subsidiary receives any fees directly from a portfolio company of either Capital or Investment for any such services, 100% of such fees are credited against the investment advisory fees otherwise due to the Adviser Subsidiary pursuant to the applicable Advisory Agreement.

Annual Review Fees

Annual review fee income, which is received by the Adviser Subsidiary from certain portfolio companies of Capital and Investment, includes amounts charged for recurring portfolio review and valuation services. Amounts are generally payable to the Adviser Subsidiary quarterly or annually in advance, but due to uncertainty surrounding the collectibility of the fees, they are recognized when they are collected, at which point they are deferred until they have been earned, generally over a period of one year.

Property Management Fees

Property management fee income received by the Adviser Subsidiary includes amounts charged for recurring property management services provided to and paid by the properties and tenants of Commercial. Generally, amounts are payable annually in arrears and are recognized as they are earned.

Securities Trade Commissions

Securities trade commission income includes dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock of its affiliates through the independent broker-dealer network. Fees are generated and earned on a trade-date basis, when the Company’s obligation to its customers is satisfied.

The Broker-Dealer Subsidiary entered into a Dealer Manager agreement with Land, effective February 20, 2020, to serve as exclusive dealer-manager in connection with the primary offering of up to 20,000,000 shares of Land’s 6.0% Series C Cumulative Redeemable Preferred Stock (the “Land Series C Preferred Stock”), and up to 6,000,000 shares of the Land Series C Preferred Stock pursuant to a dividend reinvestment plan (“DRIP”). The offering of the Land Series C Preferred Stock will terminate on the date that is the earlier of (1) June 1, 2025 (unless earlier terminated or extended by Land’s Board of Directors) and (2) the date on which all 20,000,000 shares of the Land Series C Preferred Stock offered in the primary offering are sold. The offering period for the DRIP will terminate on the earlier of (1) the issuance of all 6,000,000 shares of the Land Series C Preferred Stock under the DRIP and (2) the listing of the Land Series C Preferred Stock on the Nasdaq Global Market (“Nasdaq”) or another national securities exchange. Through June 30, 2021, 2,027,335 of the 20,000,000 shares offered in the primary offering and 2,258 of the 6,000,000 shares offered pursuant to the DRIP had been sold. During the year ended June 30, 2021, the Broker-Dealer Subsidiary earned $3,806,556 of income related to this Dealer Manager agreement.

The Broker-Dealer Subsidiary also entered into a Dealer Manager agreement with Commercial, effective February 20, 2020, to serve as exclusive dealer-manager in connection with the primary offering of up to 20,000,000 shares of Commercial’s 6.0% Series F Cumulative Redeemable Preferred Stock (the “Commercial Series F Preferred Stock”), and up to 6,000,000 shares of the Commercial Series F Preferred Stock pursuant to a DRIP. The terms of termination of the offering of the Commercial Series F Preferred

Stock are consistent with those of the Land Series C Preferred Stock described above. Through June 30, 2021, 162,723 of the 20,000,000 and 36 of the 6,000,000 shares of the Commercial Series F Preferred Stock had been sold under the primary offering and DRIP, respectively. During the year ended June 30, 2021, the Broker-Dealer Subsidiary earned $336,893 of income related to this Dealer Manager agreement.

Under each of these dealer manager agreements, the Broker-Dealer Subsidiary provides certain sales, promotional and marketing services in connection with the offerings, and the securities issuer pays the Broker-Dealer Subsidiary (i) selling commissions of up to 6.0% of the gross proceeds from sales of the shares in the offerings and (ii) a dealer manager fee of up to 3.0% of the gross proceeds from sales of the shares in the offerings (the “Dealer Manager Fee”). As the exclusive dealer manager, the Broker-Dealer Subsidiary has primary responsibility for marketing, soliciting, and distributing Land’s Series C Preferred Stock and Commercial’s Series F Preferred Stock. The Broker-Dealer Subsidiary has control over the selection and use of third parties, such as participating dealers or wholesalers, in performing these services and has pricing discretion with these third parties. Therefore, the Broker-Dealer Subsidiary records both dealer manager revenues from the issuers and the associated costs from participating dealers and wholesalers on a gross basis on the Company’s statement of operations. Likewise, amounts due to and due from these transactions are recorded gross on the Company’s statement of financial position.

Fee Credits

Fee credits historically consist of non-contractual, unconditional and irrevocable waivers of loan servicing fees, investment advisory fees and incentive fees otherwise due to the Adviser Subsidiary from the Existing Gladstone Funds under the Advisory Agreements. Such credits are either related to: (1) certain investment banking fees received by the Adviser Subsidiary from portfolio companies of Capital and Investment, (2) loan servicing fees received by the Adviser Subsidiary from Business Loan and Business Investment, (3) a portion of the annual review fees received by the Adviser Subsidiary from certain portfolio companies of Capital and Investment, (4) other amounts granted to allow the Existing Gladstone Funds to comply with the requirements of their credit facilities or maintain the desired level of distributions to their shareholders (see Note 6), and (5) a reduction in the investment advisory fees received in connection with syndicated loan investments held by Capital or Investment. Revenues are presented net of any related fee credits; refer to Note 6 for a reconciliation of the elements of investment advisory and incentive fees.

Income Taxes

The Company accounts for income taxes using the asset and liability method per ASC 740, Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and the tax basis of existing assets and liabilities, measured at prevailing enacted tax rates that are expected to be in effect when these temporary differences are expected to affect taxable income. A valuation allowance will be recognized if, based on the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods and the associated risk that operating loss carry-forwards may expire unused. The Company records interest and penalties to interest expense as incurred.

The Company is also required to determine whether a tax position taken or expected to be taken is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company recognizes interest related to these positions in interest expense.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases: Amendments to the FASB Accounting Standards Codification” (“ASU 2016-02”). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. We adopted ASU 2016-02, as amended, as of June 30, 2020, which resulted in the recording of a right-of-use asset from the operating lease and an operating lease liability of approximately $3.9 million for the lease related to the Company’s primary office space. We elected to combine the lease and non-lease components included in the contract, which included operating expenses and taxes. We adopted the modified retrospective method, where we recorded the cumulative effect of applying the guidance as of June 30, 2020. We also adopted the full suite of practical expedients provided under this guidance, whereby we are not reassessing whether a contract is or contains a lease, the lease classification and the initial direct costs incurred upon onset of our leases. We have also adopted the hindsight practical expedient whereby we can use hindsight to determine the lease term as of the date of implementation. We discounted the future lease payments using a discount rate of 5.2%, which is equivalent to our incremental borrowing rate under our credit agreement as of the date of implementation, using a LIBOR rate expected over the term of the lease.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments–Credit Losses (Topic 326), which modifies the measurement of expected credit losses of certain financial instruments. The Company adopted this ASU on July 1, 2020. The adoption of ASU 2016-13 did not have a material impact on our financial position, results of operations or cash flows.

In March 2020, the FASB issued Accounting Standards Update 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”). ASU 2020-04 provides optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. ASU 2020-04 was effective immediately. The adoption of ASU 2020-04 did not have a material impact on our financial position, results of operations or cash flows.

3.	Revolving Credit Facility

The Adviser Subsidiary maintains a credit facility with Wells Fargo Bank, N.A., with a maturity date of January 15, 2022. Prior to the current extension dated January 15, 2021, the Company guaranteed the entire line of credit which the Adviser Subsidiary had available to it. Under the current extension, the Company was released as a borrower and guarantor and the Advisor Subsidiary became the sole borrower. Interest accrues at LIBOR plus 3.0% and is payable monthly. Availability under the credit facility is $2,000,000.

The credit facility contains various covenants, including a requirement to maintain a zero balance on advances under the credit facility for a period of at least 60 consecutive calendar days during each fiscal year, a requirement for the Adviser Subsidiary to maintain net income after-tax of not less than one dollar calculated on a rolling four quarter basis, and a restriction on the payment of dividends or distributions in excess of 85% of the Advisor Subsidiary’s consolidated net income after taxes for such fiscal year. The Adviser Subsidiary was in compliance with all covenants of the credit facility for the period from October 1, 2019 through June 30, 2021. No borrowings were outstanding under the credit facility as of June 30, 2021 or 2020.

4.	Deferred Compensation Plan and Defined Contribution Plan

From October 2004 until January 2020, the Company maintained a Deferred Compensation Plan (known as the Executive Nonqualified Excess Plan). The Deferred Compensation Plan was a nonqualified plan that permitted participants to defer all or a portion of their base salary and annual bonus. The Deferred Compensation Plan’s assets were fair valued in accordance with ASC 820, Fair Value Measurements. The Deferred Compensation Plan’s obligations were unsecured general obligations of the Company to pay in the future the value of the Deferred Compensation Plan accounts adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the plan.

In October 2018, the Company terminated the Deferred Compensation Plan and ceased permitting participants to make further contributions into the plan.

As of January 3, 2020, all remaining obligations were valued, the trust was liquidated, and the obligations were paid to participants in a subsequent payroll. These payments to participants gave rise to income tax deductions in the Company’s tax return for the year ended June 30, 2021 that were previously recognized as deferred tax assets.

Additionally, the Company sponsors a non-discriminatory defined contribution plan as a fringe benefit to all employees. The assets and associated liabilities of this plan are assets and liabilities of such plan, and not assets and liabilities of the Company. The defined contribution plan allows participants to contribute as much as 75% of their salaries up to the maximum amount allowed under the Employee Retirement Income Security Act of 1974 (“ERISA”). The defined contribution plan allows the Company to make employer contributions, employer discretionary contributions, and safe harbor contributions. During the fiscal years ended June 30, 2021 and 2020, the Company funded safe harbor contributions for calendar years 2021 and 2020 totaling $449,296 and $419,473, respectively. These amounts equaled 3% of each participants’ salary, limited by the maximum contribution allowable per ERISA.

5.	Income Taxes

The Company’s net income is taxed at regular corporate tax rates for both United States Federal and state purposes. The United States Federal corporate tax rate for the fiscal years ended June 30, 2021 and 2020 was 21%.

Significant components of the Company’s deferred tax assets and liabilities as of June 30, 2021 and 2020 are summarized as follows. The Company did not have any deferred tax liabilities.

	2021	2020
Deferred Tax Assets
Accrued compensation	$1,480,880	$259,751
Other	71,248	60,994

Total deferred tax assets	$1,552,128	$320,745

The Company believes it is more likely than not it will generate sufficient taxable income in future periods to realize the deferred tax assets.

The income tax provision consists of the following for the fiscal years ended June 30, 2021 and 2020:

	2021	2020
Current
Federal	$(3,058,196)	$(55,044)
State	(821,226)	(11,706)

Total current	(3,879,422)	(66,750)

Deferred
Federal	962,364	(1,628,613)
State	269,019	(450,960)

Total deferred	1,231,383	(2,079,573)

Income tax provision	$(2,648,039)	$(2,146,323)

Income tax expense from operations differs from taxes computed using the 21% United States Federal statutory tax rate due primarily to state taxes for the fiscal years ended June 30, 2021 and 2020 as follows:

	2021	2020
Federal tax expense, at statutory rate	$(1,976,900)	$(1,711,142)
State income tax expense, net of federal benefit	(437,175)	(410,947)
Prior year adjustments	(27,092)	—
Impact of rate changes resulting from IRS examination	(193,606)	—
Non-deductible expenses	(13,494)	(26,190)
Other, net	228	1,956

Income tax provision	$(2,648,039)	$(2,146,323)

During the fiscal year ended June 30, 2021, the Internal Revenue Service completed an examination of the Company’s income tax return for the fiscal year ended June 30, 2018. The settlement of the examination resulted in an adjustment to the timing of certain bonus expense deductions, deferring them from the fiscal year accrued to the fiscal year paid. While the adjustment was temporary in nature, because of a differential in the Federal income tax rate between the fiscal year ended June 30, 2018 and the fiscal year ended June 30, 2019, the Company recorded additional Federal and state income tax expense of $193,606 in the year ended June 30, 2021 when the audit was settled, as well as $84,699 of interest expense recorded in other operating expenses.

The Company evaluated the tax positions taken on Federal and state tax returns for all open tax years (June 30, 2019—June 30, 2021 for Federal and June 30, 2018 to June 30, 2021 for state) and determined that no uncertain tax position liability exists as of June 30, 2021 or 2020.

6.	Related Party Transactions

The following tables list the investment advisory and loan servicing fees, incentive fees, and irrevocable, unconditional, and non-contractual fee waivers granted by the Adviser Subsidiary to the Existing Gladstone Funds, as further described below:

Revenues – Investment Advisory and Loan Servicing Fees

2021	Capital	Investment	Commercial	Land	Total
Base management fees	$8,308,708	$12,579,125	$5,743,469	$4,953,312	$31,584,614
Loan servicing fees	5,627,535	7,241,516	—	—	12,869,051
Loan servicing fee credit	(5,627,535)	(7,241,516)	—	—	(12,869,051)
Credit for fees received from portfolio companies and other fee waivers	(2,045,148)	(3,464,015)	—	—	(5,509,163)
Fee reduction on senior syndicated loans	(333,740)	—	—	—	(333,740)

Investment advisory and loan servicing fee, net	$5,929,820	$9,115,110	$5,743,469	$4,953,312	$25,741,711

2020	Capital	Investment	Commercial	Land	Total
Base management fees	$7,381,423	$11,830,794	$5,415,101	$3,824,734	$28,452,052
Loan servicing fees	5,618,789	6,815,731	—	—	12,434,520
Loan servicing fee credit	(5,618,789)	(6,815,731)	—	—	(12,434,520)
Credit for fees received from portfolio companies and other fee waivers	(1,693,938)	(3,948,383)	—	—	(5,642,321)
Fee reduction on senior syndicated loans	(446,115)	—	—	—	(446,115)

Investment advisory and loan servicing fee, net	$5,241,370	$7,882,411	$5,415,101	$3,824,734	$22,363,616

Revenues – Incentive Fees

2021	Capital	Investment	Commercial	Land	Total
Incentive fees	$5,573,677	$5,683,916	$4,402,313	$2,866,169	$18,526,075
Incentive fee waiver	(570,202)	—	(15,666)	—	(585,868)

Incentive fee, net	$5,003,475	$5,683,916	$4,386,647	$2,866,169	$17,940,207

2020	Capital	Investment	Commercial	Land	Total
Incentive fees	$5,385,470	$10,386,635	$4,106,361	$2,180,570	$22,059,036
Incentive fee waiver	(3,323,662)	—	—	—	(3,323,662)

Incentive fee, net	$2,061,808	$10,386,635	$4,106,361	$2,180,570	$18,735,374

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

2021	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(2,045,148)	$(3,464,015)	$—	$—	$(5,509,163)
Loan servicing fee credit	(5,627,535)	(7,241,516)	—	—	(12,869,051)
Fee reduction on senior syndicated loans	(333,740)	—	—	—	(333,740)
Incentive fee waiver	(570,202)	—	(15,666)	—	(585,868)

Total credits	$(8,576,625)	$(10,705,531)	$(15,666)	$—	$(19,297,822)

2020	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(1,693,938)	$(3,948,383)	$—	$—	$(5,642,321)
Loan servicing fee credit	(5,618,789)	(6,815,731)	—	—	(12,434,520)
Fee reduction on senior syndicated loans	(446,115)	—	—	—	(446,115)
Incentive fee waiver	(3,323,662)	—	—	—	(3,323,662)

Total credits	$(11,082,504)	$(10,764,114)	$—	$—	$(21,846,618)

The Adviser Subsidiary has entered into an Advisory Agreement with each of the Existing Gladstone Funds.

Through December 31, 2019, the Advisory Agreement with Land provided for (1) an annual base management fee equal to 2% of the Land’s total adjusted stockholders’ equity and (2) an income-based quarterly incentive fee which would be earned if Land’s pre-incentive fee FFO exceeded on a quarterly basis 1.75% of total adjusted stockholder’s equity. The Adviser Subsidiary was entitled to receive 100% of the amount of the pre-incentive fee FFO that exceeded the hurdle rate but was less than 2.1875% of Land’s pre-incentive fee FFO in any calendar quarter. The Adviser Subsidiary was also entitled to receive an incentive fee equal to 20% of the amount of Land’s pre-incentive fee FFO that exceeded 2.1875% in any calendar quarter. Additionally, the Adviser Subsidiary was entitled to receive an annual capital gains-based incentive fee from Land equal to 15% of certain net capital gains realized by Land. Effective January 1, 2020 through June 30, 2021, the Advisory Agreement with Land was amended to provide for (1) an annual base management fee equal to 0.50% (0.125% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate” (as defined in the agreement); (2) an income-based quarterly incentive fee which would be earned if Land’s pre-incentive fee FFO exceeded on a quarterly basis 1.75% of the current calendar quarter’s “Total Adjusted Common Equity” (as defined in the agreement), and (3) an annual capital gains-based incentive fee equal to 15% of certain net capital gains realized by Land. Refer to Note 9 for a description of changes to the base management portion of the Advisory Agreement that occurred subsequent to June 30, 2021. No capital gains incentive fees were earned from Land for the years ended June 30, 2021 and 2020.

Through June 30, 2020, the Advisory Agreement with Commercial provided for (1) an annual base management fee equal to 1.5% of Commercial’s total adjusted stockholders’ equity and (2) an income-based quarterly incentive fee which would be earned if Commercial’s pre-incentive fee core FFO exceeded 2% of Commercial’s total adjusted stockholder’s equity. In the event that the calculation of the income-based quarterly incentive fee yielded an incentive fee for a particular quarter that exceeded by greater than 15% the average quarterly incentive fee paid during the trailing four quarters (averaged over the number of quarters any incentive fee was paid), then such incentive fee would equal 15% of such trailing average quarterly incentive fee. Additionally, the Adviser Subsidiary was entitled to receive an annual capital gains-based incentive fee from Commercial equal to 15% of certain net capital gains realized by Commercial. Effective July 1, 2020, the Adviser Subsidiary amended its Advisory Agreement with Commercial to make the annual base management fee equal to 0.425% (0.10625% per quarter) of the quarter’s average “Gross Tangible Real Estate” (as defined in the agreement). The annual income-based and capital gains-based incentive fees were not amended. No capital gains incentive fees were earned from Commercial for the years ended June 30, 2021 and 2020.

The Adviser Subsidiary has also entered into separate Advisory Agreements with each of Capital and Investment (collectively the “BDCs”). The Advisory Agreements provide for an annual base management fee equal to 2%, in the case of Investment, and 1.75%, in the case of Capital, of the respective BDC’s average gross assets, which is defined as total assets less uninvested cash and cash equivalents resulting from borrowings calculated as of the end of the two most recently completed quarters and appropriately adjusted for any share issuances or repurchases during the applicable calendar quarter.

The Adviser Subsidiary also services the loans held by the BDCs. All loan servicing fees (generally 1.50% of aggregate loan balances under BDC’s credit facilities) paid to the Adviser Subsidiary are treated as reductions directly against the investment advisory fees under the Advisory Agreements. The Adviser Subsidiary’s board of directors voluntarily provide non-contractual, unconditional and irrevocable credits to reduce the investment advisory fees by the full amount of LSFs received by the Adviser Subsidiary. In addition, the investment advisory fee is credited by 100% of certain management service and other fees received by the Adviser Subsidiary from the certain of BDCs’ portfolio companies and a further variable amount of annual review fees received by the Adviser Subsidiary from certain of the BDCs’ portfolio companies.

The Advisory Agreements with the BDCs also include an income based quarterly incentive fee which the Adviser Subsidiary will be entitled to receive if either of the BDCs’ quarterly net investment income (before giving effect to the incentive fee) exceeds a threshold. For Investment, the Adviser Subsidiary is entitled to 100% of net investment income above a threshold of 1.75% of net assets up to a threshold of 2.1875% of net assets and 20% of the net investment income in excess of such 2.1875% threshold. For Capital, the threshold was the same as Investment for the periods from July 1, 2019 through March 31, 2020. On April 14, 2020, Capital amended and restated its existing Advisory Agreement with the Adviser Subsidiary to change the calculation of the incentive fee. The amended Advisory Agreement revised the “hurdle rate” included in the calculation of the Incentive Fee for the period beginning April 1, 2020 through March 31, 2021, increasing the hurdle rate from 1.75% per quarter (7% annualized) to 2.00% per quarter (8% annualized) and increasing the excess Incentive Fee hurdle rate from 2.1875% per quarter (8.75% annualized) to 2.4375% per quarter (9.75% annualized). The calculation of the other fees in the Advisory Agreement remain unchanged. The revised Incentive Fee calculation began with the fee calculations for the quarter ended June 30, 2020. On April 13, 2021, Capital’s Board of Directors approved an additional amendment of the Advisory Agreement which extended the revision to the hurdle rate through the period beginning April 1, 2021 and ending March 31, 2022.

The Advisory Agreements also provide for an annual capital gains-based incentive fee, in which the Adviser Subsidiary will be entitled to receive an annual fee equal to 20% of certain of the BDCs’ realized capital gains, net of realized capital losses and unrealized capital depreciation at the end of the applicable year.

Many of Capital’s loan investments are held directly by its wholly-owned subsidiary, Business Loan. Likewise, many of Investment’s loan investments are held directly by its wholly-owned subsidiary, Business Investment. Business Loan and Business Investment pay the Adviser Subsidiary a loan servicing fee of 1.5% and 2.0%, respectively, per annum, on a monthly basis, on the fair value of the loans directly held thereby. Loan servicing fees represent amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between Business Loan and its creditor banks and Business Investment and its creditor banks. Since Capital and Investment own these loans (through their 100% ownership of Business Loan and Business Investment, respectively), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by Capital and Investment. Loan servicing fee revenue is recognized when earned and unpaid amounts are classified as accounts receivable, related party.

The table below lists the servicing fees earned by the Adviser Subsidiary for servicing Capital’s (thus, Business Loan’s) and Investment’s (thus, Business Investment’s) loan portfolios for the fiscal years ended June 30, 2021 and 2020:

Portfolio:	2021	2020
Business Loan (Capital)	$5,627,535	$5,618,789
Business Investment (Investment)	7,241,516	6,815,731

Total loan servicing fees	$12,869,051	$12,434,520

The following table lists the administration fees earned from the Existing Gladstone Funds and three of its unconsolidated affiliates (David and Lorna Gladstone Foundation, Gladstone International Corporation and The Gladstone Companies, Ltd.) for the fiscal years ended June 30, 2021 and 2020, respectively:

Administration Agreement with:	2021	2020
Capital	$1,415,741	$1,439,586
Commercial	1,452,820	1,681,711
Investment	1,729,360	1,627,138
Land	1,442,367	1,382,576
Gladstone Foundation	12,292	12,933
Gladstone International	15,771	8,857
The Gladstone Companies, Ltd.	13,586	9,868

Total administration fees	$6,081,937	$6,162,669

7.	Calculation of Net Income per Share

The following table sets forth the computation of basic and diluted net income per share of common shares for the fiscal years ended June 30, 2021 and 2020 using the weighted average number of shares outstanding during the periods in accordance with ASC 260-10, Earnings per Share.

	2021	2020
Net income attributable to common shareholders	$6,763,517	$6,109,748

Denominator for average shares of common shares outstanding — basic and diluted	100	100

Net income per share attributable to common shares — basic and diluted	$67,635.17	$61,097.48

8.	Commitments and Contingencies

The Adviser Subsidiary rents office space in multiple locations throughout the United States and has entered into operating leases for its office spaces that extend through April 30, 2025. These rental lease agreements are generally subject to escalation provisions on base rental payments, as well as certain costs incurred by the property owners. The lease for the Company’s primary office space in McLean, Virginia is cancellable by the Adviser Subsidiary upon providing the property owner with three months’ written notice.

The following table summarizes the future lease payments due under cancellable operating leases by fiscal year:

Fiscal Year Ending June 30,	Amount
2022	$766,975
2023	784,936
2024	808,596
2025	690,632

Total contractual repayments	$3,051,139

The remaining lease term is four years and the weighted average discount rate used in determining the operating lease liability is 5.2%.

9.	Subsequent Events

The Company evaluated all events that have occurred subsequent to June 30, 2021 through the date these Consolidated Financial Statements were available for issuance.

Fee Agreement

Effective July 1, 2021, the Adviser Subsidiary amended its Advisory Agreement with Land to make the annual base management fee equal to 0.60% (0.15% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate” (as defined in the Advisory Agreement) beginning with the fee calculation for the three months ended September 30, 2021. The annual income-based and capital gains-based incentive fees were not amended.

Gladstone Acquisition Corporation

On August 9, 2021, Acquisition consummated its initial public offering (the “IPO”) of 10,000,000 units (the “Units”). Each Unit consists of one share of Class A Common Stock, $0.0001 par value per share (the “Common Stock”), and one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000.

Simultaneous with the consummation of the IPO and the issuance and sale of the Units, (i) Acquisition consummated the private placement of 4,200,000 private placement warrants (the “Private Placement Warrants”) to Sponsor, each exercisable to purchase one share of Common Stock at $11.50 per share, subject to adjustment, at a price of $1.00 per Private Placement Warrant, generating total proceeds of $4,200,000 and (ii) the Company consummated the private placement of 200,000 shares of Common Stock (the “Representative Shares”) to EF Hutton, division of Benchmark Investments, LLC, for nominal consideration.

Of the proceeds the Company received from the IPO, the sale of the Private Placement Warrants and the sale of the Representative Shares, $102.0 million, or $10.20 per Unit issued in the IPO, was deposited into a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

Subsequently, on August 10, 2021, the Underwriter exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units (the “Over-Allotment Units”), additional Private Placement Warrants (the “Over-Allotment Private Placement Warrants”) and additional Representative Shares (the “Over-Allotment Representative Shares”) occurred on August 18, 2021. The total aggregate issuance by the Company of 492,480 Over-Allotment Units, 98,496 Over-Allotment Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant and 9,850 Over-Allotment Representative Shares for nominal consideration resulted in total gross proceeds of $5,023,296 (the “Over-Allotment Proceeds”).

The Over-Allotment Proceeds were deposited to the Trust Account and added to the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants and Representative Shares at the IPO; upon closing of the over-allotment in part, there was an aggregate of approximately $107,023,296, or $10.20 per issued and outstanding Unit, in the Trust Account.

The Gladstone Companies, Inc.

Condensed Consolidated Balance Sheets

As of December 31, 2021 (unaudited) and June 30, 2021

	December 31, 2021	June 30, 2021
Assets
Cash and cash equivalents	$43,581,330	$50,666,339
Accounts receivable, related parties	16,420,774	11,051,725
Receivable from clearing firm	501,688	256,416
Income taxes receivable	225	189,764
Prepaid expenses	1,809,857	1,037,147
Cash held in trust account	107,028,738	—
Fixed assets less accumulated depreciation of $1,111,954 and $1,062,462, respectively	167,197	201,300
Intangible assets	152,266	152,266
Deferred tax asset, net	1,552,128	1,552,128
Right-of-use asset	2,178,492	2,516,078
Security deposit	79,344	72,843

Total assets	$173,472,039	$67,696,006

Liabilities, Redeemable Noncontrolling Interest and Owner’s Equity
Accounts payable and accrued expenses	$3,037,735	$2,411,865
Accrued payroll	19,992,347	27,947,136
Income taxes payable	1,164,961	—
Deferred revenue	429,008	458,958
Deferred underwriting discount	3,672,368	—
Operating lease liability	2,373,513	2,695,720

Total liabilities	30,669,932	33,513,679

Commitments and contingencies (Refer to Note 9)

Redeemable noncontrolling interest (Refer to Note 3)	107,023,296	—

Owner’s Equity
Common stock, $0.01 par value, 3,000 authorized shares, 100 issued and outstanding as of December 31, 2021 and June 30, 2021	1	1
Common stock of subsidiary, $0.0001 par value, 200,000,000 authorized shares; 209,850 issued and outstanding (excluding 10,492,480 shares subject to redemption) as of December 31, 2021	21	—
Additional paid-in capital	5,049	5,049
Retained earnings	42,663,195	34,177,277
Noncontrolling interest (Refer to Note 3)	(6,889,455)	—

Total owner’s equity	35,778,811	34,182,327

Total liabilities, redeemable noncontrolling interest and owner’s equity	$173,472,039	$67,696,006

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Gladstone Companies, Inc.

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended December 31, 2021 and 2020 (unaudited)

	Three Months Ended December 31		Six Months Ended December 31
	2021	2020	2021	2020
Revenues (Related Party)
Investment advisory and loan servicing fees, net (Refer to Notes 1 and 7)	$3,890,170	$6,450,903	$11,603,135	$12,469,056
Incentive fees, net (Refer to Notes 1 and 7)	12,672,568	4,957,320	18,168,340	8,142,581
Administration fees	1,667,984	1,510,678	3,143,278	3,002,486
Investment banking fees	6,388,375	1,870,250	8,167,292	3,578,111
Annual review fees	191,875	96,875	325,417	206,821
Property management fees	92,110	92,668	187,322	187,486
Securities trade commissions	2,071,001	1,391,668	3,667,879	2,089,090
Other income	6,753	3,009	10,568	14,756

Total revenues	26,980,836	16,373,371	45,273,231	29,690,387

Operating expenses
Salaries and employee benefits	17,206,781	10,649,333	28,415,092	19,612,227
Rent	226,675	217,262	458,010	435,174
Depreciation	24,292	30,430	49,492	61,107
Telecommunications	149,087	143,038	289,825	290,390
Office expenses	79,622	43,150	146,274	88,785
Professional services	718,393	275,375	1,293,856	573,653
Securities trade costs	1,763,609	1,401,508	3,103,377	2,191,964
Other operating expenses	439,512	323,940	714,991	533,560

Total expenses	20,607,971	13,084,036	34,470,917	23,786,860

Income from operations	6,372,865	3,289,335	10,802,314	5,903,527
Write-off of offering costs	—	(762,202)	—	(762,202)
Other non-operating income	90,677	—	90,677	—

Net income before income taxes	6,463,542	2,527,133	10,892,991	5,141,325

Income tax provision	(1,812,063)	(626,796)	(2,939,976)	(1,503,787)

Net income including noncontrolling interests	4,651,479	1,900,337	7,953,015	3,637,538
Net loss attributable to noncontrolling interest (Refer to Note 3)	(247,769)	—	(532,903)	—

Net income attributable to common stock	$4,899,248	$1,900,337	$8,485,918	$3,637,538

Net income per share attributable to common stock - basic and diluted	$48,992.48	$19,003.37	$84,859.18	$36,375.38

Weighted average shares of common stock outstanding - basic and diluted	100	100	100	100

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Gladstone Companies, Inc.

Condensed Consolidated Statements of Changes in Owner’s Equity

For the Six Months Ended December 31, 2021 and 2020 (unaudited)

	Class A Common Stock		Class A Common Stock, Gladstone Acquisition
	Number of Shares	$0.01 Par Value	Number of Shares	$0.0001 Par Value		Additional Paid-in Capital	Retained Earnings	Noncontrolling Interest	Total Equity
Balance, June 30, 2020	100	$1	—	$		$5,049	$27,413,760	$—	$27,418,810

Net income attributable to common stock	—	—	—		—	—	1,737,201	—	1,737,201

Balance, September 30, 2020	100	1	—		—	5,049	29,150,961	—	29,156,011

Net income attributable to common stock	—	—	—		—	—	1,900,337	—	1,900,337

Balance, December 31, 2020	100	$1	—		$—	$5,049	$31,051,298	$—	$31,056,348

Balance, June 30, 2021	100	$1	—		$—	$5,049	$34,177,277	$—	$34,182,327

Net income attributable to common stock	—	—	—		—	—	3,586,670	(285,134)	3,301,536
Issuance of representative shares and public warrants in Gladstone Acquisition IPO, net of offering costs	—	—	209,850		21	3,632,884	—	—	3,632,905
Accretion of carrying value of Class A Common Stock to redemption value (Refer to Note 3)	—	—	—		—	(3,632,884)	—	(6,265,875)	(9,898,759)

Balance, September 30, 2021	100	1	209,850		21	5,049	37,763,947	(6,551,009)	31,218,009

Net income attributable to common stock	—	—	—		—	—	4,899,248	(247,769)	4,651,479
Impact of overallotment option and partial exercise						(90,677)			(90,677)
Accretion of carrying value of Class A Common Stock to redemption value (Refer to Note 3)	—	—	—		—	90,677	—	(90,677)	—

Balance, December 31, 2021	100	$1	209,580		$21	$5,049	$42,663,195	$(6,889,455)	$35,778,811

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Gladstone Companies, Inc.

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended December 31, 2021 and 2020 (unaudited)

	2021	2020
Cash flows from operating activities
Net income including noncontrolling interests	$7,953,015	$3,637,538
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	49,492	61,107
Amortization of right-of-use asset from operating leases and operating lease liabilities, net	15,379	26,568
Deferred income tax (benefit)	—	(777,788)
Other non-operating income	(90,677)	—
Change in assets and liabilities:
(Increase) in accounts receivable, related parties	(5,369,049)	(2,974,649)
(Increase) in accounts receivable, clearing firm	(245,272)	(244,916)
(Increase) decrease in prepaid expenses	(772,710)	752,027
(Increase) in security deposits	(6,501)	—
Increase in accounts payable and accrued expenses	625,870	18,486
(Decrease) in accrued payroll	(7,954,789)	(15,236,261)
Decrease in income taxes receivable	189,539	464,780
Increase in income taxes payable	1,164,961	194,214
(Decrease) increase in deferred revenue	(29,950)	53,750

Net cash (used in) by operating activities	(4,470,692)	(14,025,144)

Cash flows from investing activities
Investment of Gladstone Acquisition initial public offering proceeds into trust account	(107,023,296)	—
Interest earned on trust account	(5,437)	—
Purchases of furniture, fixtures, and equipment	(15,389)	(7,144)

Net cash (used in) by investing activities	(107,044,122)	(7,144)

Cash flows from financing activities
Proceeds from initial public offering of Gladstone Acquisition	107,023,296	—
Payment of initial public offering costs	(2,593,491)	—

Net cash provided in financing activities	104,429,805	—

Net decrease in cash	(7,085,009)	(14,032,288)
Cash and cash equivalents, beginning of period	50,666,339	46,863,959

Cash and cash equivalents, end of period	$43,581,330	$32,831,671

Supplemental disclosure of cash flow information
Interest paid	$—	$84,897
Income taxes paid	$1,589,701	$1,622,581
Right-of-use asset from operating leases	$—	$3,186,688
Operating lease liabilities	$—	$3,316,913
Deferred underwriting discount payable	$3,672,368	$—
Issuance of Representative Shares to underwriter for services performed	$2,098,500	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

The Gladstone Companies, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)

1.	Organization and Nature of Business

Description of the Company

The Gladstone Companies, Inc., formerly Gladstone Holding Corporation (“TGC INC”), was incorporated on December 7, 2009. TGC INC is a wholly-owned subsidiary of The Gladstone Companies, Ltd. TGC INC and its subsidiaries are hereafter collectively referred to as the “Company.”

The following chart summarizes the Company’s organizational structure as of December 31, 2021. The Company’s headquarters are in McLean, Virginia (a suburb of Washington, D.C.).

Nature of Business

The Company is an independent alternative asset manager and provider of other administrative and financial services. It currently provides these services to four unconsolidated public investment funds (the “Existing Gladstone Funds”), which are publicly traded, Nasdaq-listed companies invested in alternative asset classes:

1.

Gladstone Capital Corporation (“Capital”), a publicly traded business development company (“BDC”), primarily invests in debt securities of established private lower middle market companies in the United States. Capital was established in 2001 and is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for Federal tax purposes under the Internal Revenue Code of 1986, as amended (“Code”) (Nasdaq: GLAD);

2.

Gladstone Investment Corporation (“Investment”), a publicly traded BDC, primarily invests in debt and equity securities of lower middle market private businesses operating in the United States (including in connection with management buyouts, recapitalizations or, to a lesser extent, refinancings of existing debt facilities). Investment was established in 2005 and, like Capital, is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a BDC under the 1940 Act. In addition, it has elected to be treated as a RIC for Federal tax purposes under the Code (Nasdaq: GAIN);

3.

Gladstone Commercial Corporation (“Commercial”), a publicly traded real estate investment trust under Section 856 of the Code (“REIT”), focuses on acquiring, owning and managing primarily office and industrial properties in the United States. Commercial was established in 2003 and is an externally-managed REIT (Nasdaq: GOOD); and,

4.

Gladstone Land Corporation (“Land”), a publicly traded REIT, focuses on acquiring, owning and leasing farmland and farm-related properties in the United States. Land was established in 2013 and is an externally-managed REIT (Nasdaq: LAND).

The Company generates its revenue from fees earned pursuant to advisory, administrative, broker-dealer and other agreements its subsidiaries have with the Existing Gladstone Funds and to other affiliated entities. These fees are generated through:

•	Gladstone Management Corporation, an investment adviser registered with the SEC (the “Adviser Subsidiary”).

•

Gladstone Securities, LLC, a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”) and insured by the Securities Investor Protection Corporation (SIPC) (the “Broker-Dealer Subsidiary”), which provides distribution, investment banking, due diligence, dealer manager, mortgage placement, and other financial services.

•

Gladstone Administration, LLC (the “Administrator Subsidiary”), which primarily provides administrative services to the Existing Gladstone Funds, including accounting, valuation, legal, compliance, and other services.

The Company consolidates two additional subsidiaries which had no active business activities, Gladstone Participation Fund, LLC (“Participation”) and Gladstone Lending Corporation (“Lending”).

The Company also consolidates Gladstone Sponsor, LLC (“Sponsor”), a Delaware limited partnership formed in January 2021 as a subsidiary of the Company to hold its equity interest in Gladstone Acquisition Corporation (“Gladstone Acquisition”). Gladstone Acquisition is a blank check company formed in Delaware in January 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Gladstone Acquisition filed a registration statement on Form S-1 with the SEC to register an initial public offering of its securities that was declared effective on August 4, 2021 and which consummated its initial public offering on August 9, 2021, raising proceeds (including the over-allotment) of approximately $107 million. As of December 31, 2021, Sponsor held a 19.69% economic interest in Gladstone Acquisition. Sponsor receives $10,000 per month from Gladstone Acquisition under an Administrative Support Agreement.

COVID-19

As described further in Note 2, Revenue Recognition, our fees and revenues are directly impacted by the performance of the Existing Gladstone Funds. This includes any impacts they or their portfolio companies and assets experience from COVID-19. Not all such impacts attributable to COVID-19 are quantifiable. Changes in the assets or income of the Existing Gladstone Funds, including their ability to deploy capital in new investment opportunities, can impact any of our fee types, particularly investment advisory, incentive and investment banking fees. Reductions in incentive fees that the Company earns result in a corresponding decrease in the amount of incentive compensation that is due under our carried interest incentive compensation plans, partially offsetting the fee impact. Protecting the Company’s employees has been a priority since the onset of the COVID-19 pandemic in early 2020, which continued through our fiscal year ended June 30, 2021, and included having employees transition to a remote working environment. The Company continues to monitor and work with the management teams of the companies to which we provide services to mitigate impacts of the pandemic, and with managing its own workforce as we return to a more normal operating environment. It is difficult to predict the extent to which COVID-19 will continue to impact the Company’s financial condition or results of operations, but the Company believes it has taken appropriate measures to continue managing this risk.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The Company’s condensed consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The Company’s condensed consolidated financial statements include the accounts of TGC INC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company consolidates entities that are determined to be Variable Interest Entities (“VIEs”) as defined by Accounting Standards Codification (“ASC”) Topic 810, Consolidation, where it is deemed to be the primary beneficiary of the entity. The Company is determined to be the primary beneficiary when it has a controlling financial interest in the VIE, which is defined as possessing both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The Company first evaluates whether it holds a variable interest in an entity. Fees (for example, management and performance-related fees) that are customary and commensurate with the level of services provided, and where the Company does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered a variable interest. The Company factors in all economic interests including proportionate interests through related parties to determine if such interests are considered a variable interest. The Company’s primary interest in the Existing Gladstone Funds is through market rate fees.

In determining the accounting treatment of Sponsor’s economic interest in Gladstone Acquisition, the Company concluded that Gladstone Acquisition is a VIE. While Sponsor beneficially owns only 19.69% of the economic interest of Gladstone Acquisition, Sponsor is the primary beneficiary of Gladstone Acquisition as it has, through its economic interest, the right to receive benefits or the obligation to absorb losses from Gladstone Acquisition, as well as the power to direct a majority of the activities that significantly impact Gladstone Acquisition’s economic performance, including partnering transaction target identification. As such, Gladstone Acquisition is fully consolidated into our financial statements. Refer to Note 3 for further information.

The Company has determined that none of its other affiliates or wholly-owned subsidiaries qualify as VIEs.

The Company’s wholly-owned subsidiaries and affiliates qualify as voting interest entities under the voting interest model. Under the voting interest model, it consolidates those entities it controls through a majority voting interest.

Interim Financial Information

Our interim financial statements are prepared in accordance with GAAP for interim financial information. Accordingly, certain disclosures accompanying annual financial statements prepared in accordance with GAAP are omitted. The year-end balance sheet data presented herein was derived from audited financial statements but does not include all disclosures required by GAAP. In the opinion of our management, all adjustments, consisting solely of normal recurring accruals necessary for the fair statement of financial statements for the interim period, have been included. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes thereto included in our audited financial statements for the year ended June 30, 2021. The results of operations for the interim period presented are not necessarily indicative of the results that may be expected for other interim periods or for the full fiscal year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could materially differ from those estimates.

Segment Reporting

The Company manages its operations on an aggregated, single segment basis for purposes of assessing performance and making operating decisions, and, accordingly, has only one reporting and operating segment.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously-reported net income, equity, or net change in cash and cash equivalents.

Fixed Assets

Fixed assets are furniture, fixtures and equipment (including computer hardware), software, and leasehold improvements, and are recorded at cost, less accumulated depreciation. Depreciation of furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the respective assets (generally two to five years). Depreciation of improvements to leased properties is computed using the straight-line method based upon the initial term of the applicable lease or the estimated useful life of the improvements, whichever is shorter, and ranges from two to eight years. Routine expenditures for repairs and maintenance are charged to expense when incurred. Major betterments and improvements are capitalized. Upon retirement or disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the Condensed Consolidated Statements of Operations. The Company evaluates fixed assets for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be fully recovered. No impairment was recorded for the six months ended December 31, 2021 and year ended June 30, 2021. The following table summarizes the Company’s fixed assets as of December 31, 2021 and June 30, 2021.

	December 31, 2021	June 30, 2021
Furniture, fixtures, and equipment	$1,123,244	$1,107,855
Software	41,873	41,873
Leasehold improvements	114,034	114,034

Fixed assets, cost	1,279,151	1,263,762
Less: accumulated depreciation	(1,111,954)	(1,062,462)

Fixed assets, net book value	$167,197	$201,300

Warrant Instruments

The Company accounts for the public warrants issued in connection with the Gladstone Acquisition IPO in accordance with the guidance contained in ASC 815, “Derivatives and Hedging”. The public warrants do meet the criteria for equity treatment. Therefore, the warrants are included as part of equity on the condensed consolidated balance sheet. As of December 31, 2021, there were 5,246,240 public warrants outstanding. Refer to Note 3 for further information on the warrants.

Revenue Recognition

The Company accounts for revenue under ASC 606, Revenue from Contracts with Customers. The following describes the revenue stream, performance obligations and associated timing of revenue recognition. Receivables related to fees are generally due 45 days after the end of the quarter in which they are billed. Receivables related to securities trade commissions are due upon closing.

Investment Advisory and Loan Servicing Fees

Investment advisory fee revenue is earned from services provided by the Adviser Subsidiary to the Existing Gladstone Funds pursuant to the terms of an investment advisory agreement that exists between the Adviser Subsidiary and each of the Existing Gladstone Funds (each, an “Advisory Agreement”). Investment advisory fee revenue is recognized as the advisory services are provided, and any unpaid amounts are classified as accounts receivable, related party. The Company had investment advisory fee receivables of $661,115 and $2,977,965 at December 31, 2021 and June 30, 2021, respectively. Refer to Note 7 for further details on the terms of the Advisory Agreements.

Certain of Capital’s and Investment’s portfolios of loan investments are held in their respective wholly-owned subsidiaries, Gladstone Business Loan, LLC (“Business Loan”) in the case of Capital, and Gladstone Business Investment, LLC (“Business Investment”) in the case of Investment. Loan servicing fees represent additional amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between Business Loan and its creditor banks and Business Investment and its creditor banks. Since Capital and Investment own these loans indirectly (through their 100% ownership of Business Loan and Business Investment, respectively), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by Capital and Investment. Loan servicing fee revenue is recognized when it is earned, and any unpaid amounts are classified as accounts receivable, related party. The Company had loan servicing fee receivables of $762,117 and $720,561 at December 31, 2021 and June 30, 2021, respectively.

Incentive Fees

Incentive fees are earned by the Adviser Subsidiary pursuant to a given Advisory Agreement when an Existing Gladstone Fund meets certain income or realized capital gains thresholds. Refer to Note 7 for further details on the terms of the Advisory Agreements.

The Company does not record capital gains-based incentive fee income as earned until such capital gains are contractually due to the Adviser Subsidiary under the terms of the respective Advisory Agreements with Commercial, Capital, Investment or Land. To the extent that receipt of capital gains-based incentive fees give rise to an obligation under the Adviser Subsidiary’s Capital Gain Carried Interest Plan, the Company records compensation expense when this obligation becomes estimable and probable.

Incentive fees are recognized as income when all contingencies, including realization of specified minimum hurdle rates, have been exceeded. Any calculated amounts above the required minimum hurdle rates, as specified in the Advisory Agreements, is allocated by the Existing Gladstone Funds to the Adviser Subsidiary. The incentive fees are not subject to reversal or clawback under the terms of the Advisory Agreements.

Any unpaid amounts are classified as accounts receivable, related party. The Company had income-based incentive fee receivables of $7,363,345 and $4,467,950 at December 31, 2021 and June 30, 2021, respectively, and capital gains-based incentive fee receivables of $5,309,223 at December 31, 2021.

Administration Fees

The Administrator Subsidiary has entered into administrative agreements with each of the Existing Gladstone Funds and its other affiliates (each, an “Administrative Agreement”), pursuant to which it furnishes such funds and other companies with accounting, valuation, legal, compliance, and other services. Pursuant to the Administrative Agreements, the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates collectively pay the costs and expenses of the Administrator Subsidiary to perform the administrative services, which are primarily rent and the salaries, benefits and expenses of the Administrator Subsidiary’s employees, including the chief financial officer and treasurer, chief compliance officer, chief valuation officer, and general counsel and secretary (and the staffs of all of the foregoing) of each of the Existing Gladstone Funds and the Administrator Subsidiary’s other affiliates.

Administration fee revenue is recognized when it is earned, and unpaid amounts are classified as accounts receivable, related party. Refer to Note 7 for details on the administration fees earned. The Company had administration fee receivables of $1,969,940 and $2,574,508 at December 31, 2021 and June 30, 2021, respectively.

Investment Banking Fees

Investment banking fees include fees (1) received by the Broker-Dealer Subsidiary for providing investment banking and due diligence services to certain portfolio companies of Capital and Investment, (2) received by the Adviser Subsidiary for providing management or advisory services certain portfolio companies of Capital and Investment and (3) received by the Broker-Dealer Subsidiary for providing mortgage placement services to Commercial and Land. Such fees may be received in advance and, if so, are recorded as deferred revenue in the Condensed Consolidated Balance Sheets and are refundable until earned. Due to uncertainty surrounding the collectibility of the certain of these fees, they are recognized when they are collected. To the extent that the Adviser Subsidiary receives any fees directly from a portfolio company of either Capital or Investment for any such services, 100% of such fees are credited against the investment advisory fees otherwise due to the Adviser Subsidiary pursuant to the applicable Advisory Agreement.

Annual Review Fees

Annual review fee income, which is received by the Adviser Subsidiary from certain portfolio companies of Capital and Investment, includes amounts charged for recurring portfolio review and valuation services. Amounts are generally payable to the Adviser Subsidiary quarterly or annually in advance, but due to uncertainty surrounding the collectibility of the fees, they are recognized when they are collected, at which point they are deferred until they have been earned, generally over a period of one year.

Property Management Fees

Property management fee income received by the Adviser Subsidiary includes amounts charged for recurring property management services provided to and paid by the properties and tenants of Commercial. Generally, amounts are payable annually in arrears and are recognized as they are earned.

Securities Trade Commissions

Securities trade commission income includes dealer manager and broker-dealer commissions received by the Broker-Dealer Subsidiary pursuant to its role in distributing certain shares of preferred stock of its affiliates through the independent broker-dealer network. Fees are generated and earned on a trade-date basis, when the Company’s obligation to its customers is satisfied.

Fee Credits and Waivers

Fee credits or waivers have historically reduced the investment advisory fees or incentive fees due to the Adviser Subsidiary from the Existing Gladstone Funds under the Advisory Agreements. Any such fee credits or waivers are non-contractual, unconditional, and irrevocable. Fee credits generally consist of: (1) certain investment banking fees received by the Adviser Subsidiary from portfolio companies of GLAD and GAIN, (2) loan servicing fees received by the Adviser Subsidiary from certain subsidiaries of GLAD and GAIN, (3) a portion of the annual review fees received by the Adviser Subsidiary from portfolio companies of GLAD and GAIN, and (4) business advisory or management services fees received by the Adviser Subsidiary from portfolio companies of GLAD and GAIN. Fee waivers are typically granted to maintain the desired level of distributions to the Existing Gladstone Funds’ stockholders or as a reduction in the investment advisory fees charged in connection with syndicated loan investments held by GLAD and GAIN.

Income Taxes

The Company accounts for income taxes using the asset and liability method per ASC 740, Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and the tax basis of existing assets and liabilities, measured at prevailing enacted tax rates that are expected to be in effect when these temporary differences are expected to affect taxable income. A valuation allowance will be recognized if, based on the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods and the associated risk that operating loss carry-forwards may expire unused. The Company records interest and penalties to interest expense as incurred.

The Company is also required to determine whether a tax position taken or expected to be taken is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company recognizes interest related to these positions in interest expense.

Recent Accounting Pronouncements

As of December 31, 2021, there were no recent accounting pronouncements which have not been adopted that would have a significant impact on the Company’s financial reporting.

3.	Noncontrolling Interest

On August 9, 2021, Gladstone Acquisition consummated its initial public offering (the “IPO”) of 10,000,000 units (the “Units”). Each Unit consists of one share of Class A Common Stock, $0.0001 par value per share (the “Common Stock”), and one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $100,000,000.

Simultaneous with the consummation of the IPO and the issuance and sale of the Units, (i) Gladstone Acquisition consummated the private placement of 4,200,000 private placement warrants (the “Private Placement Warrants”) to Sponsor, each exercisable to purchase one share of Common Stock at $11.50 per share, subject to adjustment, at a price of $1.00 per Private Placement Warrant, generating total proceeds of $4,200,000 and (ii) the Company consummated the private placement of 200,000 shares of Common Stock (the “Representative Shares”) to EF Hutton, division of Benchmark Investments, LLC, for nominal consideration. The private placement warrants issued to the Sponsor have been eliminated in consolidation.

Of the proceeds the Company received from the Gladstone Acquisition IPO, $102.0 million, or $10.20 per Unit issued in the IPO, was deposited into a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

Subsequently, on August 10, 2021, the Underwriter exercised the over-allotment option in part, and the closing of the issuance and sale of the additional Units (the “Over-Allotment Units”), additional Private Placement Warrants (the “Over-Allotment Private Placement Warrants”) and additional Representative Shares (the “Over-Allotment Representative Shares”) occurred on August 18, 2021. The total aggregate issuance by the Company of 492,480 Over-Allotment Units, 98,496 Over-Allotment Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant and 9,850 Over-Allotment Representative Shares for nominal consideration resulted in total gross proceeds of $5,023,296 (the “Over- Allotment Proceeds”).

The Over-Allotment Proceeds were deposited to the Trust Account and added to the net proceeds from the IPO; upon closing of the over-allotment in part, there was an aggregate of approximately

$107,023,296, or $10.20 per issued and outstanding Unit, in the Trust Account.

The Trust Account proceeds are in U.S. treasury securities. In connection with the trust account, the Company reported “Cash held in trust account” of $107,028,738 on the Condensed Consolidated Balance Sheet at December 31, 2021 and “Investment of Gladstone Acquisition initial public offering proceeds into trust account” on the Condensed Consolidated Statement of Cash Flows for the six months ended December 31, 2021.

As further described in Note 2, Consolidation, the Company evaluated the accounting treatment of the Company’s equity interest in Gladstone Acquisition and concluded that Gladstone Acquisition is a VIE. Sponsor is the primary beneficiary of Gladstone Acquisition as it has, through its economic interest, the right to receive benefits or the obligation to absorb losses from Gladstone Acquisition, as well as the power to direct a majority of the activities that significantly impact Gladstone Acquisition’s economic performance, including target identification. As such, Gladstone Acquisition is fully consolidated into the Company’s financial statements.

The public stockholders’ ownership of Gladstone Acquisition equity represents a noncontrolling interest (“NCI”) to the Company, which is classified outside of permanent shareholders’ equity as the Gladstone Acquisition Class A Common Stock is redeemable at the option of the public stockholders in certain circumstances. The carrying amount of the redeemable NCI is equal to the greater of (i) the initial carrying amount, increased or decreased for the redeemable NCI’s share of Gladstone Acquisition’s net income or loss and distributions or (ii) the redemption value. The public stockholders of Gladstone Acquisition Class A Common Stock will be entitled in certain circumstances to redeem their shares of Gladstone Acquisition Class A Common Stock for a pro rata portion of the amount in the trust account at $10.20 per share of Gladstone Acquisition Class A Common Stock held, plus any pro rata interest earned on the funds held in the trust account and not previously released to Gladstone Acquisition to pay taxes. As of December 31, 2021, the carrying amount of the redeemable NCI was recorded at its redemption value of $107,023,296.

The following table reflects the change in the noncontrolling interest for the six months ended December 31, 2021:

Beginning Balance, June 30, 2021	$—
Impact of Gladstone Acquisition IPO	107,023,296
Offering costs related to Class A Redeemable Shares	(5,823,649)
Net loss attributable to noncontrolling interest	(532,903)
Adjustment to redemption value	6,356,552

Ending Balance, December 31, 2021	$107,023,296

In connection with the Gladstone Acquisition IPO, Gladstone Acquisition incurred offering costs of $6,265,859, of which $2,593,491 were paid from the IPO proceeds. The remaining $3,672,368 were deferred underwriting commissions that will become payable to the underwriters solely in the event that Gladstone Acquisition completes a partnering transaction and were included in “Deferred underwriting discount” on the Condensed Consolidated Balance Sheet at December 31, 2021.

As of December 31, 2021, the Company beneficially owned 19.69% of the equity of Gladstone Acquisition and the net income and net assets of Gladstone Acquisition were consolidated within the Company’s financial statements. The remaining 80.31% of the consolidated net income and net assets of Gladstone Acquisition, representing the percentage of economic interest in Gladstone Acquisition held by the public stockholders of Gladstone Acquisition through their ownership of Gladstone Acquisition equity, were allocated to redeemable NCI. All transactions between Gladstone Acquisition and Sponsor, as well as related financial statement impacts, eliminate in consolidation.

4.	Revolving Credit Facility

The Adviser Subsidiary maintains a $2,000,000 credit facility with Wells Fargo Bank, N.A., with a maturity date of January 15, 2023. Interest accrues at the secured overnight financing rate (“SOFR”) plus 2.50% and is payable monthly.

The credit facility contains various covenants, including a requirement to maintain a zero balance on advances under the credit facility for a period of at least 60 consecutive calendar days during each fiscal year, a requirement for the Adviser Subsidiary to maintain net income after-tax of not less than one dollar calculated on a rolling four quarter basis, and a restriction on the payment of dividends or distributions in excess of 85% of the Adviser Subsidiary’s consolidated net income after taxes for such fiscal year. The Adviser Subsidiary was in compliance with all covenants of the credit facility for the periods being reported in these condensed consolidated financial statements. No borrowings were outstanding under the credit facility as of December 31, 2021 or June 30, 2021.

5.	Defined Contribution Plan

The Company sponsors a non-discriminatory defined contribution plan as a fringe benefit to all employees. The assets and associated liabilities of this plan are assets and liabilities of such plan, and not assets and liabilities of the Company. The defined contribution plan allows participants to contribute as much as 75% of their salaries up to the maximum amount allowed under the Employee Retirement Income Security Act of 1974 (“ERISA”). The defined contribution plan allows the Company to make employer contributions, employer discretionary contributions, and safe harbor contributions. As of December 31, 2021 and June 30, 2021, the Company had accrued safe harbor contributions totaling $457,000 and $228,500, respectively. These amounts equaled a prorated expected annual contribution of three percent of each participants’ salary, limited by the maximum contribution allowable per ERISA.

6.	Income Taxes

The Company’s net income is taxed at regular corporate tax rates for both United States Federal and state purposes. The United States Federal corporate tax rate for the six months ended December 31, 2021 and 2020 was 21%.

Income tax expense from operations differs from taxes computed using the 21% United States Federal statutory tax rate due primarily to state taxes for the six months ended December 31, 2021 and 2020. Additionally, during the fiscal year ended June 30, 2021, the Internal Revenue Service completed an examination of the Company’s income tax return for the fiscal year ended June 30, 2018. The settlement of the examination resulted in an adjustment to the timing of certain bonus expense deductions, deferring them from the fiscal year accrued to the fiscal year paid. While the adjustment was temporary in nature, because of a differential in the Federal income tax rate between the fiscal year ended June 30, 2018 and the fiscal year ended June 30, 2019, the Company recorded additional Federal and state income tax expense of $193,606 in the three months ended September 30, 2020 when the audit was settled, which increased the effective tax rate by 2.1%, and also recorded $84,699 of related interest expense in other operating expenses during that period.

The Company evaluated the tax positions taken on Federal and state tax returns for all open tax years (June 30, 2019—December 31, 2021 for Federal and June 30, 2018 to December 31, 2021 for state) and determined that no uncertain tax position liability exists as of December 31, 2021 or June 30, 2021.

7.	Related Party Transactions

The following tables list the investment advisory and loan servicing fees, incentive fees, and irrevocable, unconditional, and non-contractual fee waivers granted by the Adviser Subsidiary to the Existing Gladstone Funds for the three and six months ended December 31, 2021 and 2020:

Revenues—Investment Advisory and Loan Servicing Fees

Three Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Base management fees	$2,520,158	$3,629,730	$1,513,325	$1,835,903	$9,499,116
Loan servicing fees	1,461,729	1,767,276	—	—	3,229,005
Loan servicing fee credit	(1,461,729)	(1,767,276)	—	—	(3,229,005)
Credit for fees received from portfolio companies and other fee waivers	(1,868,750)	(3,682,075)	—	—	(5,550,825)
Fee reduction on senior syndicated loans	(58,121)	—	—	—	(58,121)

Investment advisory and loan servicing fee, net	$593,287	$(52,345)	$1,513,325	$1,835,903	$3,890,170

Three Months Ended December 31, 2020	Capital	Investment	Commercial(1)	Land	Total
Base management fees	$2,003,274	$3,116,268	$1,429,165	$1,129,764	$7,678,471
Loan servicing fees	1,347,627	1,786,003	—	—	3,133,630
Loan servicing fee credit	(1,347,627)	(1,786,003)	—	—	(3,133,630)
Credit for fees received from portfolio companies and other fee waivers	(352,000)	(788,500)	—	—	(1,140,500)
Fee reduction on senior syndicated loans	(87,068)	—	—	—	(87,068)

Investment advisory and loan servicing fee, net	$1,564,206	$2,327,768	$1,429,165	$1,129,764	$6,450,903

(1)

On July 14, 2020, GOOD amended and restated its existing Advisory Agreement with the Adviser Subsidiary to change the calculation of the base management fee from an annual rate of 1.5% of Total Equity (as defined in the Advisory Agreement in effect at such time) to an annual rate of 0.425% of Gross Tangible Real Estate (as defined in the current Advisory Agreement) commencing with the quarter ended December 31, 2020.

Revenues – Incentive Fees

The following tables reflect the components (by Existing Gladstone Fund) of incentive fees for the three months ended December 31, 2021 and 2020:

Three Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$2,090,873	$2,197,222	$1,319,264	$1,755,986	$7,363,345
Capital gains-based incentive fees	—	5,309,223	—	—	5,309,223
Incentive fee waiver	—	—	—	—	—

Incentive fee, net	$2,090,873	$7,506,445	$1,319,264	$1,755,986	$12,672,568

Three Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$1,366,450	$2,001,924	$1,000,358	$799,984	$5,168,716
Capital gains-based incentive fees	—	—	—	—	—
Incentive fee waiver	(211,396)	—	—	—	(211,396)

Incentive fee, net	$1,155,054	$2,001,924	$1,000,358	$799,984	$4,957,320

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

The following tables reflect the components (by Existing Gladstone Fund) of credits granted by us against investment advisory and loan servicing fees and incentive fees for the three months ended December 31, 2021 and 2020:

Three Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(1,868,750)	$(3,682,075)	$—	$—	$(5,550,825)
Loan servicing fee credit	(1,461,729)	(1,767,276)	—	—	(3,229,005)
Fee reduction on senior syndicated loans	(58,121)	—	—	—	(58,121)
Incentive fee waiver	—	—	—	—	—

Total credits	$(3,388,600)	$(5,449,351)	$—	$—	$(8,837,951)

Three Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(352,000)	$(788,500)	$—	$—	$(1,140,500)
Loan servicing fee credit	(1,347,627)	(1,786,003)	—	—	(3,133,630)
Fee reduction on senior syndicated loans	(87,068)	—	—	—	(87,068)
Incentive fee waiver	(211,396)	—	—	—	(211,396)

Total credits	$(1,998,091)	$(2,574,503)	$—	$—	$(4,572,594)

Revenues – Investment Advisory and Loan Servicing Fees

Six Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Base management fees	$4,881,143	$7,205,089	$2,985,804	$3,583,951	$18,655,987
Loan servicing fees	2,922,638	3,561,613	—	—	6,484,251
Loan servicing fee credit	(2,922,638)	(3,561,613)	—	—	(6,484,251)
Credit for fees received from portfolio companies and other fee waivers	(2,316,625)	(4,611,634)	—	—	(6,928,259)
Fee reduction on senior syndicated loans	(124,593)	—	—	—	(124,593)

Investment advisory and loan servicing fee, net	$2,439,925	$2,593,455	$2,985,804	$3,583,951	$11,603,135

Six Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Base management fees	$3,998,424	$6,105,016	$2,847,294	$2,207,674	$15,158,408
Loan servicing fees	2,857,141	3,533,006	—	—	6,390,147
Loan servicing fee credit	(2,857,141)	(3,533,006)	—	—	(6,390,147)
Credit for fees received from portfolio companies and other fee waivers	(650,773)	(1,859,092)	—	—	(2,509,865)
Fee reduction on senior syndicated loans	(179,487)	—	—	—	(179,487)

Investment advisory and loan servicing fee, net	$3,168,164	$4,245,924	$2,847,294	$2,207,674	$12,469,056

Revenues – Incentive Fees

Six Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$3,617,799	$3,955,119	$2,584,929	$2,701,270	$12,859,117
Capital gains-based incentive fees	—	5,309,223	—	—	5,309,223
Incentive fee waiver	—	—	—	—	—

Incentive fee, net	$3,617,799	$9,264,342	$2,584,929	$2,701,270	$18,168,340

Six Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Income-based incentive fees	$2,721,693	$2,001,924	$2,127,904	$1,621,280	$8,472,801
Capital gains-based incentive fees	—	—	—	—	—
Incentive fee waiver	(330,220)	—	—	—	(330,220)

Incentive fee, net	$2,391,473	$2,001,924	$2,127,904	$1,621,280	$8,142,581

Credits to Investment Advisory and Loan Servicing Fees and Incentive Fees

Six Months Ended December 31, 2021	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(2,316,625)	$(4,611,634)	$—	$—	$(6,928,259)
Loan servicing fee credit	(2,922,638)	(3,561,613)	—	—	(6,484,251)
Fee reduction on senior syndicated loans	(124,593)	—	—	—	(124,593)
Incentive fee waiver	—	—	—	—	-

Total credits	$(5,363,856)	$(8,173,247)	$—	$—	$(13,537,103)

Six Months Ended December 31, 2020	Capital	Investment	Commercial	Land	Total
Credit for fees received from portfolio companies and other fee waivers	$(650,773)	$(1,859,092)	$—	$—	$(2,509,865)
Loan servicing fee credit	(2,857,141)	(3,533,006)	—	—	(6,390,147)
Fee reduction on senior syndicated loans	(179,487)	—	—	—	(179,487)
Incentive fee waiver	(330,220)	—	—	—	(330,220)

Total credits	$(4,017,621)	$(5,392,098)	$—	$—	$(9,409,719)

The Adviser Subsidiary has entered into an Advisory Agreement with each of the Existing Gladstone Funds.

Through December 31, 2019, the Advisory Agreement with Land provided for (1) an annual base management fee equal to 2% of the Land’s total adjusted stockholders’ equity and (2) an income-based quarterly incentive fee which would be earned if Land’s pre-incentive fee FFO exceeded on a quarterly basis 1.75% of total adjusted stockholder’s equity. The Adviser Subsidiary was entitled to receive 100% of the amount of the pre-incentive fee FFO that exceeded the hurdle rate but was less than 2.1875% of Land’s pre-incentive fee FFO in any calendar quarter. The Adviser Subsidiary was also entitled to receive an incentive fee equal to 20% of the amount of Land’s pre-incentive fee FFO that exceeded 2.1875% in any calendar quarter. Additionally, the Adviser Subsidiary was entitled to receive an annual capital gains-based incentive fee from Land equal to 15% of certain net capital gains realized by Land. Effective January 1, 2020 through June 30, 2021, the Advisory Agreement with Land was amended to provide for (1) an annual base management fee equal to 0.50% (0.125% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate” (as defined in the agreement); (2) an income-based quarterly incentive fee which would be earned if Land’s pre-incentive fee FFO exceeded on a quarterly basis 1.75% of the current calendar quarter’s “Total Adjusted Common Equity” (as defined in the agreement), and (3) an annual capital gains-

based incentive fee equal to 15% of certain net capital gains realized by Land. No capital gains incentive fees were earned from Land for the periods ended December 31, 2021 and 2020. Effective July 1, 2021, the Adviser Subsidiary amended its Advisory Agreement with Land to make the annual base management fee equal to 0.60% (0.15% per quarter) of the prior calendar quarter’s “Gross Tangible Real Estate” (as defined in the Advisory Agreement) beginning with the fee calculation for the six months ended December 31, 2021. The annual income-based and capital gains-based incentive fees were not amended.

The Adviser Subsidiary Advisory Agreement with Commercial is based on an annual base management fee equal to 0.425% (0.10625% per quarter) of the quarter’s average “Gross Tangible Real Estate” (as defined in the agreement). The annual income-based and capital gains-based incentive fees were not amended. No capital gains incentive fees were earned from Commercial for the periods ended December 31, 2021 and 2020.

The Adviser Subsidiary has also entered into separate Advisory Agreements with each of Capital and Investment (collectively the “BDCs”). The Advisory Agreements provide for an annual base management fee equal to 2%, in the case of Investment, and 1.75%, in the case of Capital, of the respective BDC’s average gross assets, which is defined as total assets less uninvested cash and cash equivalents resulting from borrowings calculated as of the end of the two most recently completed quarters and appropriately adjusted for any share issuances or repurchases during the applicable calendar quarter.

The Adviser Subsidiary also services the loans held by the BDCs. All loan servicing fees (generally 1.50% of aggregate loan balances under the BDC’s credit facilities) paid to the Adviser Subsidiary are treated as reductions directly against the investment advisory fees under the Advisory Agreements. The Adviser Subsidiary’s board of directors voluntarily provide non-contractual, unconditional and irrevocable credits to reduce the investment advisory fees by the full amount of loan servicing fees received by the Adviser Subsidiary. In addition, the investment advisory fee is credited by 100% of certain management service and other fees received by the Adviser Subsidiary from certain of the BDCs’ portfolio companies and a further variable amount of annual review fees received by the Adviser Subsidiary from certain of the BDCs’ portfolio companies.

The Advisory Agreements with the BDCs also include an income based quarterly incentive fee which the Adviser Subsidiary will be entitled to receive if either of the BDCs’ quarterly net investment income (before giving effect to the incentive fee) exceeds a threshold. For Investment, the Adviser Subsidiary is entitled to 100% of net investment income above a threshold of 1.75% of net assets up to a threshold of 2.1875% of net assets and 20% of the net investment income in excess of such 2.1875% threshold. For Capital, the threshold was the same as Investment for the periods from July 1, 2019 through March 31, 2020. On April 14, 2020, Capital amended and restated its existing Advisory Agreement with the Adviser Subsidiary to change the calculation of the incentive fee. The amended Advisory Agreement revised the “hurdle rate” included in the calculation of the Incentive Fee for the period beginning April 1, 2020 through March 31, 2021, increasing the hurdle rate from 1.75% per quarter (7% annualized) to 2.00% per quarter (8% annualized) and increasing the excess Incentive Fee hurdle rate from 2.1875% per quarter (8.75% annualized) to 2.4375% per quarter (9.75% annualized). The calculation of the other fees in the Advisory Agreement remain unchanged. The revised Incentive Fee calculation began with the fee calculations for the quarter ended June 30, 2020. On April 13, 2021, Capital’s Board of Directors approved an additional amendment of the Advisory Agreement which extended the revision to the hurdle rate through the period beginning April 1, 2021 and ending March 31, 2022.

The Advisory Agreements also provide for an annual capital gains-based incentive fee, in which the Adviser Subsidiary will be entitled to receive an annual fee equal to 20% of certain of the BDCs’ realized capital gains, net of realized capital losses and unrealized capital depreciation at the end of the applicable year.

Many of Capital’s loan investments are held directly by its wholly-owned subsidiary, Business Loan. Likewise, many of Investment’s loan investments are held directly by its wholly-owned subsidiary, Business Investment. Business Loan and Business Investment pay the Adviser Subsidiary a loan servicing fee of

1.5% and 2.0%, respectively, per annum, on a monthly basis, on the fair value of the loans directly held thereby. Loan servicing fees represent amounts earned by the Adviser Subsidiary for acting as the servicer pursuant to the terms of the line of credit agreements between Business Loan and its creditor banks and Business Investment and its creditor banks. Since Capital and Investment own these loans (through their 100% ownership of Business Loan and Business Investment, respectively), all loan-servicing fees earned by the Adviser Subsidiary are credited directly against the investment advisory fees otherwise due and payable to the Adviser Subsidiary by Capital and Investment. Loan servicing fee revenue is recognized when earned and unpaid amounts are classified as accounts receivable, related party.

The table below lists the servicing fees earned by the Adviser Subsidiary for servicing Capital’s (thus, Business Loan’s) and Investment’s (thus, Business Investment’s) loan portfolios for the three and six months ended December 31, 2021 and 2020:

	Three Months Ended		Six Months Ended
Portfolio:	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Business Loan (Capital)	$1,461,729	$1,347,627	$2,922,638	$2,857,141
Business Investment (Investment)	1,767,276	1,786,003	3,561,613	3,533,006

Total loan servicing fees	$3,229,005	$3,133,630	$6,484,251	$6,390,147

The following table lists the administration fees earned from the Existing Gladstone Funds and three of its unconsolidated affiliates (David and Lorna Gladstone Foundation, Gladstone International Corporation and The Gladstone Companies, Ltd.) for the three and six months ended December 31, 2021 and 2020, respectively:

	Three Months Ended		Six Months Ended
Administration Agreement with:	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Capital	$378,806	$354,727	$757,723	$711,481
Commercial	431,646	403,563	790,460	795,716
Investment	437,044	375,921	778,512	759,512
Land	410,553	363,434	800,258	717,006
Gladstone Foundation	5,326	5,416	7,436	7,676
Gladstone International	3,881	4,273	6,960	6,889
The Gladstone Companies, Ltd.	728	3,344	1,929	4,206

Total administration fees	$1,667,984	$1,510,678	$3,143,278	$3,002,486

Sponsor is party to an administrative support agreement with Gladstone Acquisition under which it receives a monthly amount to provide office space, utilities and secretarial and administrative support as may reasonably be required by Gladstone Acquisition. The administrative support agreement went into effect on August 4, 2021, $48,710 was billed for the six months ended December 31, 2021, which was eliminated in consolidation.

8.	Calculation of Net Income per Share

The following table sets forth the computation of basic and diluted net income per share of common stock for the three and six months ended December 31, 2021 and 2020 using the weighted average number of shares outstanding during the periods in accordance with ASC 260-10, Earnings per Share.

	Three Months Ended		Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income attributable to common stock	$4,899,248	$1,900,337	$8,485,918	$3,637,538

Denominator for average shares of common stock outstanding—basic and diluted	100	100	100	100

Net income per share attributable to common stock—basic and diluted	$48,992.48	$19,003.37	$84,859.18	$36,375.38

9.	Commitments and Contingencies

The Adviser Subsidiary rents office space in multiple locations throughout the United States and has entered into operating leases for its office spaces that extend through April 30, 2025. These rental lease agreements are generally subject to escalation provisions on base rental payments, as well as certain costs incurred by the property owners. The lease for the Company’s primary office space in McLean, Virginia is cancellable by the Adviser Subsidiary upon providing the property owner with three months’ written notice.

The following table summarizes the future lease payments due under cancellable operating leases as of December 31, 2021:

Fiscal Year Ending June 30,	Amount
2022	$384,891
2023	784,936
2024	808,596
2025	690,632

Total contractual repayments	$2,669,055

As of December 31, 2021, the remaining lease term was 3.5 years and the weighted average discount rate used in determining the operating lease liability was 5.2%.

The Company can become subject to legal proceedings and actions arising in the normal course of business. As of December 31, 2021, there were no litigations, claims or assessments raised against the Company.

10.	Subsequent Events

The Company evaluated all events that have occurred subsequent to December 31, 2021 through February 18, 2022, the date these Condensed Consolidated Financial Statements were available for issuance, and determined that there have been no events that require disclosure.

                 Shares

Class A Common Stock

PRELIMINARY PROSPECTUS

Book-running Manager

EF HUTTON

division of Benchmark Investments, LLC

Until                , 2022 (25 days after the date of this prospectus), all dealers that effect transactions in our Class A Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant (except any expenses incurred by the selling stockholder) in connection with the issuance and distribution of the Class A Common Stock being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the SEC, FINRA and Nasdaq.

Filing Fee—SEC	$	*
Fee—FINRA		8,000
Listing Fee—Nasdaq		*
Fees and Expenses of Transfer Agent		*
Fees and Expenses of Counsel		*
Printing Expenses		*
Fees and Expenses of Accountants		*
Miscellaneous Expenses		*
Total	$	*

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect on the completion of this offering will permit indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect on the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of The Gladstone Companies, Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of The Gladstone Companies, Inc. At present, there is no pending litigation or proceeding involving a director or officer of The Gladstone Companies, Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, under the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us and our officers and directors against liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Not applicable.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a). Exhibits:

Exhibit Index

1.1	Form of Underwriting Agreement#

3.1	Certificate of Incorporation of The Gladstone Companies, Inc., as currently in effect#

3.2	Amended and Restated Certificate of Incorporation of The Gladstone Companies, Inc., to be in effect immediately prior to the completion of the offering#

3.3	Bylaws of The Gladstone Companies, Inc., as currently in effect#

3.4	Amended and Restated Bylaws of The Gladstone Companies, Inc., to be in effect immediately prior to the completion of the offering#

4.1	Form of Class A Common Stock Certificate*

4.2	Form of Registration Rights Agreement between The Gladstone Companies, Ltd., David Gladstone and The Gladstone Companies, Inc.#

5.1	Opinion of Cooley LLP*

10.1	Employment Agreement between Gladstone Management Corporation and David Gladstone dated as of April 22, 2004#

10.2	Employment Agreement between Gladstone Management Corporation and Terry L. Brubaker dated as of May 26, 2019#

10.3	Third Amended and Restated Investment Advisory and Management Agreement between the Registrant and Gladstone Management Corporation, dated as of April 13, 2021#

10.4	Administration Agreement between Gladstone Capital Corporation and Gladstone Administration LLC dated as of October 1, 2006#

10.5	Investment Advisory and Management Agreement between Gladstone Investment Corporation and Gladstone Management Corporation dated as of June 22, 2005#

10.6	Administration Agreement between Gladstone Investment Corporation and Gladstone Administration LLC dated as of June 22, 2005#

10.7	Fifth Amended and Restated Investment Advisory Agreement between Gladstone Commercial Corporation and Gladstone Management Corporation dated as of January 8, 2019#

10.8	Sixth Amended and Restated Investment Advisory Agreement between Gladstone Commercial Corporation and Gladstone Management Corporation dated as of July 14, 2020#

10.9	Administration Agreement between Gladstone Commercial Corporation and Gladstone Administration LLC dated as of January 1, 2007#

10.10	Fifth Amended and Restated Investment Advisory Agreement between Gladstone Land Corporation and Gladstone Management Corporation dated as July 13, 2021#

10.11	Second Amended and Restated Administration Agreement between Gladstone Land Corporation and Gladstone Administration LLC dated as of February 1, 2013#

10.12	Administration Agreement by and between The Gladstone Companies, Inc., The Gladstone Companies, Ltd. and Gladstone Administration LLC dated as of December 1, 2019#

10.13	Expense Sharing Agreement by and between The Gladstone Companies, Ltd., The Gladstone Companies, Inc. and Gladstone Management Corporation dated as of September 11, 2020#

10.14	2022 Equity Incentive Plan+#

10.15	2022 Employee Stock Purchase Plan+#

10.16	Form of Indemnification Agreement to be entered into by and between the Registrant and each director and executive officer+#

21.1	Subsidiaries of The Gladstone Companies, Inc.#

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Cooley LLP (included as part of Exhibit 5.1)*

24.1	Power of Attorney (included on signature page to this registration statement)

99.1	Consent of Melinda H. McClure to be named as a Director nominee#

99.2	Consent of Kevin Cheetham to be named as a Director nominee#

107	Filing Fee Table#

*	To be filed by amendment
+	Indicates a management contract or compensatory plan.
#	Previously filed
(b)	Financial Statement Schedules. No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17.	UNDERTAKINGS

(1)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)	The undersigned Registrant hereby undertakes that:

(A)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, in the Commonwealth of Virginia, on the 18th day of April, 2022.

THE GLADSTONE COMPANIES, INC.

By:	/s/ David Gladstone
Name: David Gladstone Title: Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Gladstone David Gladstone	Chairman, President, and Chief Executive Officer (Principal Executive Officer)	April 18, 2022

/s/ Michael J. Malesardi Michael J. Malesardi	Chief Financial Officer (Principal Financial and Accounting Officer)	April 18, 2022

* Terry Lee Brubaker	Vice Chairman, Chief Operating Officer, and Director	April 18, 2022

* Laura Gladstone	Director	April 18, 2022

*By	/s/ David Gladstone
David Gladstone
Attorney-in-fact

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